     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999


                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         GENESIS MICROCHIP INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NOVA SCOTIA, CANADA                          5065                                 NONE
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                      200 TOWN CENTRE BOULEVARD, SUITE 400
                        MARKHAM, ONTARIO CANADA L3R 8G5
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 PAUL M. RUSSO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         GENESIS MICROCHIP INCORPORATED
                              1871 LANDINGS DRIVE
                            MOUNTAIN VIEW, CA 94043
                                 (650) 934-4261
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

     FRANCIS S. CURRIE, ESQ.                     I. ERIC ERDMAN                     ANDREI M. MANOLIU, ESQ.
    ANTON T. COMMISSARIS, ESQ.     VICE PRESIDENT, FINANCE AND ADMINISTRATION         JAMES R. JONES, ESQ.
 WILSON SONSINI GOODRICH & ROSATI     CHIEF FINANCIAL OFFICER AND SECRETARY            COOLEY GODWARD LLP
     PROFESSIONAL CORPORATION            GENESIS MICROCHIP INCORPORATED                5 PALO ALTO SQUARE
        650 PAGE MILL ROAD            200 TOWN CENTRE BOULEVARD, SUITE 400            3000 EL CAMINO REAL
       PALO ALTO, CA 94304              MARKHAM, ONTARIO, CANADA L3R 8G5              PALO ALTO, CA 94306
          (650) 493-9300                         (905) 470-2742                          (650) 233-4500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    Upon completion of the merger described in this registration statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
        TITLE OF EACH CLASS                                         PROPOSED            PROPOSED MAXIMUM
         OF SECURITIES TO                 AMOUNT TO BE          MAXIMUM OFFERING       AGGREGATE OFFERING          AMOUNT OF
           BE REGISTERED                 REGISTERED(1)          PRICE PER SHARE             PRICE(2)          REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------------------

Common Shares......................        4,500,000                $0.34178               $1,538,017               $427.57
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of common shares of the registrant which may be issued to former stockholders of Paradise Electronics, Inc. pursuant to the merger described in this registration statement.

(2) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, the registration fee has been calculated based on the book value of Paradise as of December 31, 1998, assuming conversion of the outstanding preferred stock of Paradise.


(3) The amount of the registration fee includes $307.61 previously paid with
    Schedule 14A filed on February 26, 1999 in connection with the proposed merger.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         GENESIS MICROCHIP INCORPORATED

                      200 TOWN CENTRE BOULEVARD, SUITE 400
                        MARKHAM, ONTARIO, CANADA L3R 8G5
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON                   , 1999

To the shareholders of Genesis Microchip Incorporated:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Genesis
Microchip Incorporated, will be held on             , 1999, at 11:30 a.m., local
time, at Genesis' headquarters at 200 Town Centre Boulevard, Suite 400, Markham, Ontario, Canada L3R 8G5.

     At the Genesis special meeting you will be asked to consider and vote upon the following matters:

     1. The issuance of Genesis common shares to the stockholders of Paradise Electronics, Inc., pursuant to an agreement and plan of reorganization, among Genesis, Paradise, and Rainbow Acquisition Corporation, providing for the merger of Paradise and Rainbow, including the issuance of Genesis common shares pursuant to currently outstanding options, warrants and other rights to purchase Paradise common stock that will be assumed by Genesis. Upon completion of the merger, Paradise will be a wholly-owned subsidiary of Genesis.

     2. Any other matters that are properly brought before the special meeting.

     THIS PROPOSAL IS DESCRIBED MORE FULLY IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.


     GENESIS SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 30, 1999, ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE GENESIS SPECIAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING AND ARE CORDIALLY INVITED TO ATTEND THE GENESIS SPECIAL MEETING IN PERSON.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Paul M. Russo
                                          Chairman of the Board

Markham, Ontario, Canada
            , 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE GENESIS SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO BE SURE THAT YOUR VOTE COUNTS. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           PARADISE ELECTRONICS, INC.

                              1999 CONCOURSE DRIVE
                           SAN JOSE, CALIFORNIA 95131
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON                   , 1999

To the stockholders of Paradise Electronics, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Paradise
Electronics, Inc., will be held on             , 1999 at 11:30 a.m., local time,
at 1999 Concourse Drive, San Jose, California 95131.

     At the Paradise special meeting you will be asked to consider and vote on the following matters:

     1. To approve and adopt an agreement and plan of reorganization by and among Paradise, Genesis Microchip Incorporated, and Rainbow Acquisition Corporation, and the merger of Paradise with Rainbow.

     2. Any other matters that are properly brought before the special meeting.

     THIS PROPOSAL IS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     PARADISE STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 31, 1999 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE PARADISE SPECIAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING AND ARE CORDIALLY INVITED TO ATTEND THE PARADISE SPECIAL MEETING IN PERSON.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Alexander S. Lushtak
                                          Chairman of the Board

San Jose, California
            , 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE PARADISE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO BE SURE THAT YOUR VOTE COUNTS. NO POSTAGE IS NEEDED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

The information in this proxy statement/prospectus is not complete and may be changed. Genesis may not issue its common shares in the merger until the Registration Statement containing this proxy statement/ prospectus is declared effective by the Securities and Exchange Commission. This proxy statement/ prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION DATED APRIL 23, 1999


 PROSPECTUS AND PROXY STATEMENT           PROXY STATEMENT
OF GENESIS MICROCHIP INCORPORATED  OF PARADISE ELECTRONICS, INC.

     A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT


     The boards of directors of Genesis Microchip Incorporated and Paradise Electronics, Inc. have approved a merger agreement that would merge Paradise with a subsidiary of Genesis. Upon completion of the merger, it is anticipated that each Paradise stockholder will receive 0.1726 Genesis common shares for each share of Paradise common stock held. Upon release from an escrow fund, each Paradise stockholder may receive up to 0.0192 additional Genesis common shares for each share of Paradise common stock held.



     A total of 4,500,000 Genesis common shares are reserved for issuance in the merger. It is anticipated that 3,975,168 shares will be issued on the closing of the merger. It is anticipated that 397,517 shares will be placed into an escrow fund. It is anticipated that 524,832 shares will be reserved for issuance upon exercise of outstanding Paradise options. All outstanding warrants of Paradise are expected to be exercised prior to the merger.


     The Genesis board of directors has called a special meeting of the Genesis shareholders to vote on the issuance of Genesis common shares in the merger on:

                      --------------------, 1999, at 11:30 a.m.
   at Genesis' corporate offices, 200 Town Centre Blvd., Suite 400, Markham,
                            Ontario, Canada L3R 8G5

     The Paradise board of directors has called a special meeting of the Paradise stockholders to vote on the merger and the merger agreement on:

                      --------------------, 1999, at 11:30 a.m.
   at Paradise's corporate offices, 1999 Concourse Drive, San Jose, CA 95131


     Whether or not you plan to attend your company's special meeting, please complete, sign and mail the attached Paradise proxy card to Paradise, or the attached Genesis proxy card to Genesis. Only stockholders who held shares of Paradise capital stock on March 31, 1999, or shareholders who held Genesis common shares at the close of business on April 30, 1999, will be entitled to vote.



     YOU ARE URGED TO READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9. THE "RISK FACTORS" SECTION DESCRIBES RISKS THAT YOU SHOULD CONSIDER BEFORE VOTING.


     Genesis' common shares trade on the Nasdaq National Market under the symbol GNSS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE GENESIS COMMON SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated                     , 1999, and
was first sent to Genesis shareholders and Paradise stockholders on or about
               , 1999.

TABLE OF CONTENTS


                                                                PAGE
                                                              ---------
Summary of the Proxy Statement/Prospectus...................          1
Selected Historical Condensed Financial Information and
  Comparative Per Share Data................................          5
Selected Unaudited Pro Forma Combined Condensed Financial
  Information...............................................          7
Comparative Per Share Data..................................          8
Risk Factors................................................          9
Market Price Information....................................         14
Where You Can Find More Information.........................         15
Statements Regarding Forward-Looking Information............         15
Trademarks..................................................         16
Genesis' Solicitation for Shareholder Approval at Special
  Meeting...................................................         17
Paradise's Solicitation for Stockholder Approval at Special
  Meeting...................................................         19
The Merger..................................................         21
Terms of the Merger.........................................         40
Other Agreements in Connection with the Merger..............         49
Genesis Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................         50
Genesis Business............................................         56
Genesis Management..........................................         61
Share Ownership of Management, Directors and Principal
  Shareholders of Genesis...................................         65
Transactions Between Genesis and its Directors, Officers or
  Principal Shareholders....................................         67
Paradise Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................         69
Paradise Business...........................................         73
Security Ownership of Management, Directors and Principal
  Stockholders of Paradise..................................         74
Paradise Management.........................................         77
Dissenters' Rights..........................................         80
Description of Genesis Share Capital........................         82
Comparison of Rights of Holders of Genesis Common Shares and
  Paradise Common Stock.....................................         85
Unaudited Pro Forma Combined Financial Statements...........         93
Legal Matters...............................................         98
Experts.....................................................         98
Shareholder Proposals.......................................         98
Index to Financial Statements...............................        F-1
Annex A -- The Agreement and Plan of Reorganization.........        A-1
Annex B -- Appraisal Rights Delaware General Corporation Law
  Section 262...............................................        B-1
Annex C -- Dissenter's Rights California Corporation Code
  Chapter 13................................................        C-1
Annex D -- Genesis Voting Agreement.........................        D-1
Annex E -- Paradise Voting Agreement........................        E-1
Annex F -- Opinion of NationsBanc Montgomery Securities
  LLC.......................................................  Annex F-1

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS


     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus and the documents to which we have referred you. See "Where You Can Find More Information" on page 14. The merger agreement is attached as Annex A to this proxy statement/ prospectus. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.


                                 THE COMPANIES

GENESIS MICROCHIP INCORPORATED
200 Town Centre Boulevard, Suite 400
Markham, Ontario, Canada L3R 8G5
Telephone: 905-470-2742


     Genesis designs, develops and markets integrated circuits or chips that process digital video and graphic images. Genesis' integrated circuits are used primarily in flat panel computer monitors and other digital display applications.


PARADISE ELECTRONICS, INC.
1999 Concourse Drive
San Jose, CA 95131
Telephone: 408-325-8790


     Paradise designs, develops and markets analog and digital mixed-signal integrated circuits for controlling flat panel monitors.


                QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q: WHY ARE WE PROPOSING TO MERGE? (PAGE 21)


A: Genesis and Paradise want to merge to create a combined company that can deliver low-cost integrated circuits that process both analog and digital images for digital display applications. By combining Paradise's analog and digital mixed-signal capabilities and its ability to integrate them on a single chip, with Genesis' strengths in high-quality digital image processing, the combined company intends to offer cost-effective and technologically advanced integrated circuits.


Q: WHAT WILL PARADISE STOCKHOLDERS RECEIVE IN THE MERGER? (PAGE 40)


A: Upon completion of the merger, we anticipate that Paradise stockholders will receive 0.1726 Genesis common shares for each share of Paradise common stock they held. Upon release from an escrow fund, each Paradise stockholder may receive up to 0.0192 additional Genesis common shares for each share of Paradise common stock held.


     Following the merger, former Paradise stockholders will own approximately 21.5% of Genesis' common shares.

                         SUMMARY OF THE PROPOSED MERGER

STRUCTURE OF THE MERGER (PAGE 40)

     Genesis, Paradise and a subsidiary of Genesis, have entered into a merger agreement which provides that Paradise will become a wholly-owned subsidiary of Genesis. Following the merger, Paradise stockholders will have an equity stake in Genesis.

BOARD RECOMMENDATION TO PARADISE STOCKHOLDERS (PAGE 24)

     After careful consideration, Paradise's board of directors unanimously determined the merger to be fair to you and in your best interests and approved the merger. Paradise's board of directors unanimously recommends that you vote for the merger.

PARADISE STOCKHOLDERS' MEETING (PAGE 19)

     The Paradise board of directors has called a special meeting of the Paradise stockholders to vote on the merger. Paradise is soliciting proxies from its stockholders prior to the meeting. Each holder of Paradise capital stock is entitled to one vote per share owned on March 31, 1999, the record date.

PARADISE STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER (PAGE 19)

     The vote of Paradise stockholders holding at least one share more than 90% of the outstanding shares of Paradise capital stock at the special meeting is required to approve the merger, unless Genesis otherwise agrees. Directors, executive officers and certain principal stockholders of Paradise beneficially owning 57.9% of the outstanding shares of Paradise common stock and 85.5% of the outstanding shares of Paradise preferred stock, as of the record date, have signed voting agreements and irrevocable proxies obligating them to vote for the merger.

REVOCABILITY OF PARADISE PROXIES (PAGE 20)

     You may revoke your proxies at any time prior to the Paradise stockholders' meeting by signing a new proxy or by attending the meeting in person and voting. Merely attending the meeting will not revoke a proxy.

THE ESCROW FUND (PAGE 46)
     At the time of the merger, Genesis will place 10% of the Genesis common shares to be issued at the closing of the merger into the escrow fund for up to one year.

     The escrow fund is similar to a security deposit. Paradise has made representations to Genesis in the merger agreement. If any of these representations turn out to be incorrect, Genesis may be compensated from the escrow fund.

     The Genesis common shares in the escrow fund will be distributed to Paradise stockholders when the escrow fund expires.


RESALE OF THE GENESIS COMMON SHARES RECEIVED IN THE MERGER (PAGE 39)


     All of Paradise's stockholders, other than Paradise's executive officers, directors and stockholders who own more than 10% of Paradise's outstanding capital stock, will generally be able to resell the Genesis common shares they receive in the merger. Paradise's executive officers, directors and significant stockholders will be able to resell their common shares only if they comply with securities laws, and with requirements relating to the accounting treatment of the merger.

LISTING OF GENESIS' COMMON SHARES (PAGE 39)

     The Genesis common shares issued in the merger will be listed on the Nasdaq National Market.

PROCEDURE FOR EXCHANGING PARADISE STOCK CERTIFICATES (PAGE 41)

     After the merger, Genesis' exchange agent will deliver a letter of transmittal to each Paradise stockholder with instructions regarding the surrender of Paradise stock certificates. You should not surrender your stock certificates until you receive the letter of transmittal from Genesis' exchange agent.

DISSENTERS' RIGHTS (PAGE 80)

     As a Paradise stockholder, you need not vote for the merger, and you have the right to dissent to the merger and request an appraisal of the value of your Paradise capital stock.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES (PAGE 28)


     The merger will be tax-free to Paradise stockholders for United States and Canadian federal income tax purposes. It is a condition to the merger that legal opinions be given to this effect.


THE INTERESTS OF PARADISE OFFICERS AND DIRECTORS IN THE MERGER MAY BE DIFFERENT FROM THE INTERESTS OF PARADISE STOCKHOLDERS (PAGE 26)

     When considering the recommendation of Paradise's board of directors, you should be aware that, Paradise's officers and directors have interests in the merger that are different from, or in addition to, your interests.

     In particular:

     - Alexander S. Lushtak and Lawrence G. Finch, current Paradise directors, will become directors of Genesis,

     - Jeffrey Diamond, Paradise's Chief Executive Officer, will become an Executive Vice President of Genesis,

     - Sanjeev Renjen and Wendy Beneviste, each Paradise officers, will become vice presidents of Genesis, and

     - one-half of the unvested shares under the stock option and purchase agreements of Sanjeev Renjen will vest.

     As a result, Paradise's directors and officers may have been more likely to recommend and approve the merger than you would be.

BOARD RECOMMENDATIONS TO GENESIS SHAREHOLDERS (PAGE 23)

     After careful consideration, Genesis' board of directors unanimously determined the merger to be fair to you and in your best interests and approved the merger. Genesis' board of directors unanimously recommends that you vote for the issuance of Genesis common shares in the merger.

OPINION OF GENESIS' FINANCIAL ADVISOR (PAGE 32)

     Genesis' financial advisor, NationsBanc Montgomery Securities LLC, performed a detailed financial analysis of the merger and on January 21, 1999 gave its oral opinion, subsequently confirmed in writing, that the exchange ratio in the merger was fair to Genesis from a financial point of view as of that date.


GENESIS SHAREHOLDERS' MEETING (PAGE 17)



     The Genesis board of directors has called a special meeting of Genesis shareholders to vote on the merger. Genesis is soliciting proxies from its shareholders prior to the shareholders' meeting. Each holder of Genesis common shares is entitled to one vote per share owned on April 30, 1999, the record date.



GENESIS SHAREHOLDER VOTE REQUIRED TO APPROVE THE ISSUANCE OF GENESIS COMMON SHARES IN THE MERGER (PAGE 17)



     The vote of Genesis shareholders holding a majority of votes cast on the proposal is required to approve the merger. Directors, executive officers and a principal shareholder of Genesis beneficially owning 16.5% of the outstanding Genesis common shares on March 31, 1999 have signed voting agreements obligating them to vote for the merger.



REVOCABILITY OF GENESIS PROXIES (PAGE 18)


     You may revoke your proxies at any time prior to the Genesis shareholders' meeting by executing a new proxy or by attending the meeting in person and voting. Merely attending the meeting will not revoke a proxy.

COMPLETION OF THE MERGER (PAGE 40)


     We expect to complete the merger soon after the Genesis shareholders and Paradise stockholders approve the merger and the other conditions to the merger have been met. We hope to complete the merger before the end of Genesis' fiscal year end on May 31, 1999.



CONDITIONS TO COMPLETION OF THE MERGER (PAGE 44)


     The merger will not be completed unless the closing conditions contained in the merger agree-ment are met. Genesis and Paradise may each waive any closing condition that is for its benefit.


NO OTHER NEGOTIATIONS FOR A MERGER ARE PERMITTED (PAGE 43)

     Genesis and Paradise have each agreed not to be involved in discussions regarding a business combination with any other party.

TERMINATION OF THE MERGER AGREEMENT (PAGE 45)

     Genesis and Paradise may agree to terminate the merger whether or not the Genesis shareholders or the Paradise stockholders have approved it. In addition, either company may terminate the merger if it is not completed before June 30, 1999, or if specified events occur before that date.


BREAK-UP FEES IF THE MERGER IS NOT COMPLETED (PAGE 47)


     Genesis and Paradise may be obligated to pay the other $5,000,000 if the merger is not completed.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 39)

     Genesis and Paradise intend the merger to be treated as a "pooling of interests" for accounting and financial reporting purposes. Pooling of interests means that the two companies are to be treated as if they had always been combined.

WHO CAN HELP ANSWER YOUR QUESTIONS

     If you are a Paradise stockholder and you have questions about the merger you should contact:

Jeffrey Diamond
President and
Chief Executive Officer
Paradise Electronics, Inc.
1999 Concourse Drive
San Jose, CA 95131
408-325-8790

     If you are a Genesis shareholder and you have questions about the merger you should contact:

I. Eric Erdman
Vice President, Finance and Administration
Chief Financial Officer and Secretary
Genesis Microchip Incorporated
200 Town Centre Boulevard, Suite 400
Markham, Ontario Canada L3R 8G5
(905) 470-2742


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 15)



     Genesis and Paradise have each made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends" or similar words or expressions are intended to identify forward-looking statements. For more information about factors that could cause Genesis' and Paradise's actual results to differ from these expectations, you should read the "Risk Factors" section beginning on page 9.

                    SELECTED HISTORICAL CONDENSED FINANCIAL
                   INFORMATION AND COMPARATIVE PER SHARE DATA

     The tables on the following pages present selected historical condensed financial information and comparative per share data for Genesis and Paradise. This information has been derived from their respective consolidated financial statements and notes, certain of which are included in this proxy statement/prospectus, beginning on page F-1.

     The financial information of Genesis, except for the interim financial information dated February 28, 1999 and 1998, has been derived from audited consolidated financial statements. The financial information of Paradise has been derived from audited consolidated financial statements.

     All unaudited financial information presented has been derived from unaudited consolidated financial statements, and in the opinion of Genesis' and Paradise's management reflects all normal recurring adjustments necessary for a fair presentation.

              GENESIS SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                                       YEAR ENDED MAY 31,                    FEBRUARY 28,
                                                         -----------------------------------------------   -----------------
                                                          1994      1995      1996      1997      1998      1998      1999
                                                         -------   -------   -------   -------   -------   -------   -------
                                                                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Products.............................................  $    84   $   283   $ 1,381   $ 4,164   $14,941   $ 9,440   $25,078
  Design services and other............................      304       241       143       363       806       766     1,363
                                                         -------   -------   -------   -------   -------   -------   -------
        Total revenues.................................      388       524     1,524     4,527    15,747    10,206    26,441
Cost of revenues.......................................      118       107       434     2,983     4,819     2,936    10,654
                                                         -------   -------   -------   -------   -------   -------   -------
Gross profit...........................................      270       417     1,090     1,544    10,928     7,270    15,787
                                                         -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Research and development.............................    1,279     1,119     2,097     2,644     3,648     2,522     4,008
  Selling, general and administrative..................      696     1,511     2,665     4,245     4,842     3,451     6,232
                                                         -------   -------   -------   -------   -------   -------   -------
        Total operating expenses.......................    1,975     2,630     4,762     6,889     8,490     5,973    10,240
                                                         -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations..........................   (1,705)   (2,213)   (3,672)   (5,345)    2,438     1,297     5,547
Interest income (expense)..............................      (50)     (101)     (143)      147       675       188     1,409
                                                         -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes......................   (1,755)   (2,314)   (3,815)   (5,198)    3,113     1,485     6,956
Provision for income taxes.............................       --        --        --        --        --        --        --
                                                         -------   -------   -------   -------   -------   -------   -------
Net income (loss)......................................  $(1,755)  $(2,314)  $(3,815)  $(5,198)  $ 3,113   $ 1,485   $ 6,956
                                                         =======   =======   =======   =======   =======   =======   =======
Earnings (loss) per share:
  Basic................................................  $ (0.41)  $ (0.48)  $ (0.63)  $ (0.70)  $  0.33   $  0.18   $  0.49
  Diluted..............................................  $ (0.41)  $ (0.48)  $ (0.63)  $ (0.70)  $  0.26   $  0.13   $  0.46
Weighted average number of common shares outstanding:
  Basic................................................    4,270     4,824     6,071     7,463     9,559     8,168    14,131
  Diluted..............................................    4,270     4,824     6,071     7,463    12,204    11,367    15,040

                                                                                MAY 31,
                                                              -------------------------------------------   FEBRUARY 28,
                                                               1994     1995     1996     1997     1998         1999
                                                              ------   ------   ------   ------   -------   ------------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $1,332   $  893   $1,533   $3,687   $35,904     $36,096
Working capital.............................................   1,579    1,708    1,689    6,903    41,004      49,283
Total assets................................................   2,388    2,543    5,200    9,613    47,446      57,712
Total long-term debt, net of current portion................   1,843    2,214    1,406      794       655         597
Shareholders' equity........................................      68      (91)   1,322    7,621    44,151      53,065

              PARADISE SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PERIOD FROM             YEAR ENDED
                                                           JUNE 17, 1996           DECEMBER 31,
                                                            (INCEPTION)         ------------------
                                                        TO DECEMBER 31, 1996     1997       1998
                                                        --------------------    -------    -------
STATEMENTS OF OPERATIONS DATA:
Revenues..............................................         $   --           $     2    $ 3,803
Cost of revenues......................................             --                --      1,048
                                                               ------           -------    -------
Gross profit..........................................             --                 2      2,755
                                                               ------           -------    -------
Operating expenses:
  Research and development............................            265             1,311      3,946
  Selling, general and administrative.................             76               817      2,467
                                                               ------           -------    -------
          Total operating expenses....................            341             2,128      6,413
                                                               ------           -------    -------
Operating loss........................................           (341)           (2,126)    (3,658)
Interest income.......................................             13                60          3
                                                               ------           -------    -------
Net loss..............................................         $ (328)          $(2,066)   $(3,655)
                                                               ======           =======    =======
Basic and diluted net loss per share..................         $(0.03)          $ (0.20)   $ (0.32)
Shares used in computing basic and diluted net loss
  per share...........................................          9,809            10,283     11,472

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1997       1998
                                                                -------    -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 4,523    $ 1,615
Working capital.............................................      4,243        834
Total assets................................................      5,286      4,478
Total long-term debt, net of current portion................         --        373
Redeemable convertible preferred stock......................      6,669      6,669
Stockholders' equity (net capital deficiency)...............     (1,692)    (5,131)

                          SELECTED UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     The selected unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of Genesis and of Paradise, beginning on page F-1 of this proxy statement/prospectus and the unaudited pro forma combined financial statements beginning on page 93. Information for the year ended May 31, 1996 has not been presented since Paradise commenced operations on June 17, 1996.

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 NINE MONTHS ENDED
                                                          YEAR ENDED MAY 31,       FEBRUARY 28,
                                                          -------------------    -----------------
                                                            1997       1998       1998      1999
                                                          --------   --------    -------   -------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Products..............................................  $ 4,164    $15,182     $ 9,452   $31,696
  Design services and other.............................      363        806         766     1,363
                                                          -------    -------     -------   -------
          Total revenues................................    4,527     15,988      10,218    33,059
Cost of revenues........................................    2,983      4,869       2,936    12,302
                                                          -------    -------     -------   -------
Gross profit............................................    1,544     11,119       7,282    20,757
                                                          -------    -------     -------   -------
Operating expenses:
  Research and development..............................    2,888      6,210       4,017     7,592
  Selling, general and administrative...................    4,833      6,137       4,307     8,465
                                                          -------    -------     -------   -------
          Total operating expenses......................    7,721     12,347       8,324    16,057
                                                          -------    -------     -------   -------
Income (loss) from operations...........................   (6,177)    (1,228)     (1,042)    4,700
Interest income.........................................      184        773         116     1,337
                                                          -------    -------     -------   -------
Income (loss) before income taxes.......................   (5,993)      (455)       (926)    6,037
Provision for income taxes..............................       --         --          --        --
                                                          -------    -------     -------   -------
Net income (loss).......................................  $(5,993)   $  (455)    $  (926)  $ 6,037
                                                          =======    =======     =======   =======
Earnings (loss) per share:
  Basic.................................................  $ (0.63)   $ (0.04)    $ (0.09)  $  0.34
  Diluted...............................................    (0.63)     (0.04)      (0.09)     0.31
Weighted average number of common shares outstanding:
  Basic.................................................    9,447     11,634      10,271    17,984
  Diluted...............................................    9,447     11,634      10,271    19,239

                                                              FEBRUARY 28,
                                                                  1999
                                                              ------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $38,000
Working capital.............................................     47,101
Total assets................................................     62,695
Total long-term debt, net of current portion................        946
Shareholders' equity........................................     51,694

                           COMPARATIVE PER SHARE DATA


     Set out below are the historical earnings (loss) per share and book value per share data of Genesis, the historical loss per share and book value per share data of Paradise, the unaudited pro forma combined per share data of Genesis and the unaudited pro forma equivalent per share data of Paradise. This data should be read in conjunction with the Genesis and Paradise audited consolidated financial statements, the unaudited interim consolidated financial statements and the unaudited pro forma combined financial statements, including the related notes, that are included in this proxy statement/prospectus.



                                                                              NINE MONTHS ENDED
                                                        YEAR ENDED                 OR AS OF
                                                     OR AS OF MAY 31,            FEBRUARY 28,
                                                --------------------------    ------------------
                                                 1996      1997      1998      1998       1999
                                                ------    ------    ------    -------    -------
Historical -- Genesis:
  Basic earnings (loss) per share.............  $(0.63)   $(0.70)   $ 0.33    $ 0.18     $ 0.49
  Diluted earnings (loss) per share...........   (0.63)    (0.70)     0.26      0.13       0.46
  Book value per share (at period end)........                        3.20                 3.68
Historical -- Paradise(1):
  Basic loss per share........................      --    $(0.08)   $(0.33)   $(0.21)    $(0.08)
  Diluted loss per share......................      --     (0.08)    (0.33)    (0.21)     (0.08)
  Book value per share (at period end)........                        0.16                 0.12
Pro forma combined basic earnings (loss) per
  share:
  Pro forma combined basic earnings (loss) per
     Genesis share............................  $(0.63)   $(0.63)   $(0.04)   $(0.09)    $ 0.34
  Equivalent pro forma basic earnings (loss)
     per Paradise share(2)....................  $(0.12)   $(0.12)   $(0.01)   $(0.02)    $ 0.07
Pro forma combined diluted earnings (loss) per
  share:
  Pro forma combined diluted earnings (loss)
     per Genesis share........................  $(0.63)   $(0.63)   $(0.04)   $(0.09)    $ 0.31
  Equivalent pro forma diluted earnings (loss)
     per Paradise share(2)....................  $(0.12)   $(0.12)   $(0.01)   $(0.02)    $ 0.06
Pro forma combined book value per share:
  Pro forma book value per Genesis share......                      $ 2.69               $ 2.82
  Equivalent pro forma book value per Paradise
     share(2).................................                      $ 0.52               $ 0.54


---------------

(1) The historical per share information of Paradise included under the heading "Year Ended or As of May 31, 1997" is for the period June 17, 1996 (inception) to May 31, 1997.



(2) The equivalent Paradise pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the estimated exchange ratio of 0.1918 Genesis common share for each share of Paradise common stock. This ratio assumes that, prior to the merger, all Paradise warrants are exercised, and all Paradise preferred stock is converted into Paradise common stock.

                                    RISK FACTORS

     In deciding on the proposals in this joint proxy statement/prospectus, you should carefully consider the risks described below, elsewhere in this joint proxy statement/prospectus and in the documents that Genesis has incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. See "Forward-Looking Statements." The matters described below are cautionary statements identifying important factors regarding such forward-looking statements, including risks and uncertainties that could cause actual results to differ materially and adversely from those in such forward-looking statements.

DECREASES IN THE TRADING PRICE OF GENESIS' COMMON SHARES WILL REDUCE THE VALUE RECEIVED BY PARADISE STOCKHOLDERS IN THE MERGER


     Upon completion of the merger, it is expected that each share of Paradise common stock will be exchanged for 0.1918 Genesis common shares. The exchange ratio will not change if the price of Genesis common shares changes after the date of this proxy statement/prospectus. Any decrease in the market price of Genesis common shares after the date of this proxy statement/prospectus will reduce the dollar value to be received by Paradise stockholders in the merger. Paradise cannot terminate the merger solely because of changes in the market price of Genesis common shares. The market price of Genesis common shares has in the past fluctuated greatly and will likely continue to fluctuate in the future.



THE INTENDED BENEFITS OF THE MERGER WILL NOT BE REALIZED IF PARADISE AND GENESIS ARE UNABLE TO INTEGRATE KEY COMPLEMENTARY TECHNOLOGIES



     The merger will not be successful unless Genesis effectively combines its operations with those of Paradise and quickly integrates the two companies' technologies. The combined company may be unable to effectively integrate the advanced image processing technologies developed by Genesis with the single-chip integrated circuit architecture developed by Paradise and still achieve the required low-cost, high-volume manufacture of integrated image processing solutions.



THE MANUFACTURING CHALLENGES FACED BY THE COMBINED COMPANY'S RELIANCE ON OUTSIDE MANUFACTURERS MAY BE MADE MORE DIFFICULT BY THE DIFFERENT OUTSIDE MANUFACTURING RELATIONSHIPS GENESIS AND PARADISE ESTABLISHED PRIOR TO THE MERGER



     Neither Genesis nor Paradise has its own fabrication facilities, assembly or testing operations. Instead, each relies on others to manufacture all of its products. Genesis has its products manufactured by IBM, United Semiconductor Corporation, Chip Express Corporation and Samsung Semiconductor, Inc. Paradise has its products manufactured by Taiwan Semiconductor Manufacturing Company. Each of these manufacturers use different production processes that may not be readily adaptable to the designs developed by the combined company. Genesis and Paradise will continue to rely upon their outside suppliers to fabricate, assemble and test all of their products. No single product is sourced from more than one supplier. There are many risks associated with the combined company's dependence upon outside manufacturing, assembly and testing operations including:


     - reduced control over manufacturing and delivery schedules of products,

     - reduced control over quality assurance,

     - difficulty of management of manufacturing costs and quantities,

     - potential lack of adequate capacity during periods of excess demand, and

     - potential unauthorized use of intellectual property.


     Genesis and Paradise each depends upon outside manufacturers to fabricate silicon wafers on which their integrated circuits are imprinted. These wafers must be of acceptable quality and in sufficient quantity be delivered to assembly and testing subcontractors on time for packaging into final products. Genesis has at times experienced delivery delays and long manufacturing lead times. We can not assure you that the combined company's manufacturers will devote adequate resources to the production of the combined company's products or deliver sufficient quantities of finished products on time or at an acceptable cost. The lead time necessary to establish a strategic relationship with a new manufacturing partner is considerable and the combined company would be unable to readily obtain an alternative source of supply for any of its products if this proves necessary. The occurrence of these manufacturing difficulties could have a material and adverse effect on the combined company's business, financial condition and results of operations.


     As a result of the merger the combined company will develop new products that combine its technologies on a single integrated circuit. Any new products will need to be made by one of its manufacturers and will need to work within that manufacturer's design process. Because these new products will combine both companies' technological strengths on a single chip, they will be inherently more complex. We cannot assure you that any of these new products will be readily adaptable to a particular manufacturing process. This could result in delays and increased costs in the manufacture of these products. These costs and delays could significantly diminish the intended benefits of the merger and have a material adverse affect on the combined company's business, financial condition and results of operation.



THE COMBINED COMPANY FACES INTENSE COMPETITION FROM LARGE COMPANIES WITH GREATER RESOURCES AND FROM START-UP COMPANIES FOCUSED ON THE COMBINED COMPANY'S MARKETS



     Genesis and Paradise compete with both large companies and start-up companies, including Macronix International Co., Ltd., Philips Semiconductors, a division of Philips Electronics N.V., Silicon Image, Inc., Arithmos, Inc., Pixelworks Inc., and Sage Inc. Each of Genesis and Paradise anticipate that as the markets for their products develop, competition from diversified electronic and semiconductor companies and from venture backed start-up companies focused on these markets will intensify. Competitors are likely to include companies with greater financial and other resources than the combined company. Increased competition could have a material and adverse effect on the combined company's business, financial condition and results of operations by, for example, increasing pressure on its profit margins or causing it to lose customers.


THE COMBINED COMPANY'S SUCCESS WILL DEPEND ON THE GROWTH OF THE FLAT PANEL COMPUTER MONITOR MARKET AND OTHER CONSUMER ELECTRONICS MARKETS

     The combined company's ability to generate increased revenues will depend on the growth of the flat panel computer monitor market. This market is at an early stage of development. The combined company's continued growth will also depend upon emerging consumer electronics markets, such as home theater, DVD, flat screen and digital television, and HDTV. The potential size of these markets and the timing of their development is uncertain and will depend in particular upon:

     - a significant reduction in the costs of products in the respective markets,

     - the availability of components required by such products, and

     - the emergence of competing technologies.

     For the nine months ended February 28, 1999, 61% of Genesis' revenues and all of Paradise's revenues were derived from sales to customers in the flat panel computer monitor market. This and other potential markets may not develop as expected, which would have a material and adverse effect on the combined company's business, financial condition and results of operations.


THE COMBINED COMPANY MUST CONTINUE TO ADD FEATURES TO ITS SINGLE-CHIP PRODUCTS WHICH WILL REQUIRE IT TO RAPIDLY DEVELOP NEW TECHNOLOGIES TO SATISFY ITS CUSTOMERS OR LOSE THEIR BUSINESS


     The combined company must develop new products and enhance its existing products with improved technologies to meet rapidly evolving customer requirements and industry standards. The combined company will need to design products for customers that continually require higher functionality at lower costs. This will require the combined company to continue to add features to its products and to include all of these on a single chip. For example, in the flat panel computer market, Genesis provides a scaling chip to change the size of the image shown on the display which was used in conjunction with other companies' analog to digital converter chip. One of the intended benefits of the merger is to integrate these functions onto a single chip solution while maintaining high image quality. The development process for these advances is lengthy and will require the combined company to accurately anticipate technological innovations and market trends. The combined company may be unable to successfully develop new products or product enhancements with continually evolving features. Any new products or product enhancements may not be accepted in new or existing markets. If the combined company fails to develop and introduce new products or product enhancements with added functionality on a single chip, that failure will have a material and adverse effect on the combined company's business, financial condition and results of operations.


THE COMBINED COMPANY'S PRODUCTS MAY NOT BE ACCEPTED IN THE FLAT PANEL COMPUTER MONITOR MARKET AND OTHER CONSUMER ELECTRONICS MARKETS


     The combined company's success in the flat panel computer monitor market, as well as the markets for home theater, DVD, flat panel and digital television, and HDTV, will depend upon the extent to which manufacturers of those products incorporate the combined company's integrated circuits into their products. Genesis and Paradise have only recently begun shipping their products in quantity to manufacturers of flat panel computer monitors. Genesis has only recently begun shipping limited commercial quantities of products to manufacturers in the other developing consumer electronics markets. Paradise has not yet shipped any products in these consumer electronics markets. The combined company's ability to sell products in these markets will depend upon demand for the functionality provided by the combined company's products. For example, if, as has been proposed by some computer industry participants, the image processing functions performed by the combined company's products are incorporated within the computer rather than the flat panel computer monitor, the combined company would be subject to direct competition from graphics integrated circuit suppliers, many of which have resources greater than those of the combined company. The failure of the combined company's products to be accepted in the flat panel computer monitor market in particular would have a material and adverse effect on the combined company's business, financial condition and results of operations.



A LARGE PERCENTAGE OF GENESIS' AND PARADISE'S REVENUES COME FROM SALES TO A SMALL NUMBER OF CUSTOMERS AND ANY CUSTOMER CAN STOP PURCHASING PRODUCTS AT ANY TIME



     The markets for the combined company's products are highly concentrated. Genesis' and Paradise's sales are made to a limited number of customers. In particular, sales by Genesis to Samsung Electronics Co., Ltd. accounted for 20% and sales to Philips Electronics Industries (Taiwan) Ltd. accounted for 10% of Genesis' total revenues for the nine months ended February 28, 1999. Sales by Paradise to Fujitsu America, Inc. accounted for 66% of its total revenues for the year ended December 31, 1998. Genesis and Paradise each expect that a small number of customers will continue to account for a large amount of the combined company's total revenues. All of Genesis' and Paradise's sales are made on the basis of purchase orders rather than long-term agreements so that any customer could cease purchasing products at any time without penalty. For example, In Focus Systems, Inc., Genesis' largest customer in its second largest market segment, projection monitors, stopped placing orders in May 1998 in order to reduce its inventory levels. This would have had a significant impact on the first quarter of fiscal 1999 without the offsetting growth in the flat panel computer monitor market. The decision by any customer to decrease or cease using the combined company's products would have a material and adverse effect on the combined company's business, financial condition and results of operations.


PARADISE IS AN EARLY STAGE COMPANY AND MAY NOT BE PROFITABLE IN THE NEAR FUTURE

     Paradise is an early stage company founded in 1996 and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by such companies. Paradise has a limited operating history. Paradise shipped its first products in May 1998. Although Paradise has achieved revenue growth from May 1998 to date, this growth may not continue. Paradise has increased its operating expenses in connection with its growth in revenues. Through the end of calendar year 1998, Paradise has not yet had a profitable year. Paradise has incurred significant net losses since it began business. While Paradise first achieved profitability in the fourth quarter of 1998, it may not continue to achieve profitability in the future. As of December 31, 1998, Paradise had an accumulated deficit of approximately $6.0 million. Paradise's limited operating history makes it difficult to predict its future results.


THE MERGER MAY RESULT IN THE LOSS OF KEY PARADISE EMPLOYEES



     The combined company might lose some of Paradise's key employees following the merger. Genesis and Paradise have different corporate cultures and Paradise employees may not want to work for a larger, publicly-traded company instead of a smaller, start-up company. Competition for qualified management, engineering and technical employees among competitors is intense. Competitors may recruit employees prior to the merger and during integration, as is common in high technology mergers. As a result, employees of Paradise or the combined company could leave with little or no prior notice. Genesis and Paradise cannot assure you that the combined company will be able to retain and integrate Paradise employees to develop and use the combined company's technology following the merger.



     If the combined company is unable to retain and integrate Paradise key employees, its business, financial condition and results of operations would be materially and adversely affected.


IT MAY BE DIFFICULT FOR SHAREHOLDERS TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS BECAUSE GENESIS IS INCORPORATED IN CANADA

     The enforcement by shareholders of civil liabilities under the federal securities laws of the United States may be adversely affected because:

     - Genesis is incorporated under the laws of Nova Scotia, Canada,


     - Some of its directors and officers are residents of Canada,


     - Some of the experts named in the registration statement are residents of Canada, and

     - A substantial portion of Genesis' assets are located outside the United States.


     As a result, it may be difficult for holders of Genesis common shares to serve a legal claim within the United States upon directors and officers of Genesis or experts named in the registration statement of which this proxy statement/prospectus is a part, who are not residents of the United States. It may also be difficult to satisfy any judgments of courts of the United States based upon civil liabilities under the federal securities laws of the United States.



GENESIS' ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER A POTENTIAL ACQUISITION OF GENESIS WHICH SHAREHOLDERS MAY REGARD AS FAVORABLE TO THEM



     The authorized capital of Genesis consists of 1,000,000,000 common shares and 1,000,000,000 special shares issuable in one or more series. As of March 31, 1999, 14,478,536 common shares and no special shares were issued and outstanding. Genesis' board of directors has the authority to issue special shares and to determine the price, designation, rights, preferences, privileges, restrictions and conditions including voting and dividend rights, of these shares without any further vote or action by the shareholders. The rights of the holders of Genesis common shares will be subject to, and may be adversely affected by, the rights of holders of any special shares that may be issued in the future. The issuance of special shares could make it more difficult for a third party to acquire a majority of the outstanding voting shares of Genesis. Genesis has no present plans to issue any special shares. Genesis has adopted a shareholder rights plan with respect to its common shares which is specifically designed to make an unsolicited, non-negotiated takeover attempt more difficult. Genesis also has a board of directors with three-year staggered terms, which may make an unsolicited, non-negotiated takeover attempt more difficult.

IF PARADISE DOES NOT PREVAIL IN THE DEFENSE OF ITS LITIGATION WITH ARITHMOS, INC., THE COMBINED COMPANY MAY BE UNABLE TO USE TECHNOLOGIES CLAIMED BY ARITHMOS AND MAY BE REQUIRED TO PAY SUBSTANTIAL COMPENSATION TO ARITHMOS



     In September 1998, Arithmos, Inc., which had been engaged in merger discussions with Paradise, filed an action against Paradise claiming misappropriation of trade secrets, unfair business practices, trade libel, negligent misrepresentation, and breach of contract of three separate agreements stemming from the failed merger discussions between the two companies. The action is currently in the discovery stage. If Paradise does not prevail in the Arithmos litigation the combined company may be unable to use technologies claimed by Arithmos and may be required to pay substantial compensation to Arithmos.



THE WAIVER OF ONE OR MORE CLOSING CONDITIONS FOR THE BENEFIT OF GENESIS OR PARADISE COULD ADVERSELY AFFECT THE VALUE OF GENESIS COMMON SHARES UPON COMPLETION OF THE MERGER



     A waiver of a closing condition, such as the receipt of an opinion of counsel that the merger will be a tax-free reorganization or the receipt of a letter from independent auditors agreeing that the merger can be accounted for as a pooling of interests, could mean that a desired attribute of the transaction will be foregone in order to complete the merger. The loss of a desired attribute could result in a decline in the value of Genesis common shares either for former Paradise stockholders or for all Genesis shareholders.



A DECISION BY PARADISE OR GENESIS NOT TO WAIVE A CLOSING CONDITION FOR ITS BENEFIT COULD RESULT IN A DELAY IN COMPLETING THE MERGER AND A DELAY IN COMPLETING THE MERGER COULD ADVERSELY AFFECT THE VALUE OF GENESIS COMMON SHARES



     If Genesis or Paradise decides not to waive a condition to closing and the merger is delayed, then the value of Genesis common shares could decline in the interim. For example, a decline could occur because of changing market conditions or the performance of Genesis or Paradise. A delay could also increase uncertainty regarding whether the merger will close and increased uncertainty could lead to a reduction in the value of Genesis common shares. In particular, if Paradise does not obtain the favorable vote of the holders of 95% of its shares, Genesis may delay the closing until sufficient time has passed, which could be up to 40 days, so that holders of no more than 5% of the Paradise capital stock may exercise dissenters' rights under California law.

                            MARKET PRICE INFORMATION

     Genesis' common shares traded on the Nasdaq National Market under the symbol "GNSSF" from February 24, 1998 until February 5, 1999, and have traded under the symbol "GNSS" since February 8, 1999. The following table sets forth the high and low closing prices for Genesis common shares as reported by the Nasdaq National Market:

                                                               HIGH        LOW
                                                              -------    -------
1998 CALENDAR YEAR
  First Quarter (From February 24, 1998)....................  $16.875    $12.000
  Second Quarter............................................  $14.813    $ 7.938
  Third Quarter.............................................  $ 9.438    $ 6.125
  Fourth Quarter............................................  $24.250    $ 8.250
1999 CALENDAR YEAR
  First Quarter.............................................  $35.000    $22.000

     There is no established trading market for Paradise capital stock.

     As of March 31, 1999, Genesis estimates that there were approximately 220 holders of record of Genesis common shares and a substantially greater number of beneficial owners. As of March 31, 1999, there were 59 holders of record of Paradise capital stock.

     To date, Genesis has not declared or paid dividends on its common shares. The board of directors of Genesis presently intends to retain all earnings for use in Genesis' business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, Genesis' loan facility restricts the payment of dividends when borrowings are outstanding. To date, Paradise has not declared or paid dividends on it capital stock. The board of directors of Paradise presently intends to retain all earnings for use in Paradise's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future.

     The table below sets forth the high and low sales prices per share of Genesis common shares on the Nasdaq National Market on January 21, 1999, the last full trading day prior to the signing of the merger agreement and also the last full trading day prior to the public announcement of the signing of the merger agreement. Also set forth is the implied equivalent value of one share of Paradise common stock on each date assuming an exchange ratio of 0.1918 shares of Genesis common shares for each share of Paradise common stock and the conversion of all Paradise preferred stock into Paradise common stock.

                                                                                    APPROXIMATE
                                                               GENESIS COMMON        PARADISE
                                                                   SHARES           EQUIVALENT
                                                              -----------------   ---------------
                                                               HIGH       LOW      HIGH     LOW
                                                              -------   -------   ------   ------
January 21, 1999............................................  $33.188   $28.625   $6.365   $5.490
March 31, 1999..............................................  $25.000   $23.750   $4.795   $4.555

     As the table above indicates, fluctuations in the market price of Genesis common shares affect the value of the Paradise shares for which they are exchanged. Between January 21, 1999 and March 31, 1999, the value of a share of Paradise common stock had it been exchanged for Genesis common shares at the exchange ratio listed above, would have fluctuated between $6.868 and $4.005.

     The table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger and the merger agreement. Because the number of shares of Genesis to be issued to the holders of Paradise common stock is fixed, changes in the market price of Genesis common shares will affect the dollar value of Genesis common shares to be received by stockholders and holders of options and warrants of Paradise in the merger. Stockholders are urged to obtain current market quotations for Genesis common shares, and to review carefully the other information contained in this proxy statement/prospectus, prior to considering whether to approve the merger and the merger agreement.

                      WHERE YOU CAN FIND MORE INFORMATION

     Genesis files annual, quarterly and current reports and other information with the Securities and Exchange Commission. Copies of annual, quarterly and current reports and other information filed by Genesis may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza                 Citicorp Center                 Seven World Trade Center
Room 1024                       500 West Madison Street         13th Floor
450 Fifth Street, N.W.          Suite 1400                      New York, NY 10048
Washington, D.C. 20549          Chicago, Illinois 60661

     Annual, quarterly and current reports and other information concerning Genesis may be inspected at:

          The National Association of Securities Dealers
          1735 K Street, N.W.
          Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports and other information regarding Genesis. The address of the SEC Website is http://www.sec.gov.

     Genesis filed a registration statement on Form S-4 to register the Genesis common shares to be issued to Paradise stockholders in the merger with the Securities and Exchange Commission. This proxy statement/prospectus is a part of that registration statement. As allowed by the Securities and Exchange Commission's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.


     Genesis began filing periodic reports on Forms 10-Q and 10-K pursuant to
Section 13(a) of the Securities Exchange Act of 1934, as amended, after the end of its third fiscal quarter ended February 28, 1999.


     Genesis has supplied all information contained in this proxy statement/prospectus relating to Genesis, and Paradise has supplied all information relating to Paradise.

     Neither Genesis nor Paradise has authorized anyone to give any information regarding the solicitation of proxies or the offering of Genesis common shares that is different from what is contained in this proxy statement/prospectus. This is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer or solicitation. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any time after the date of this proxy statement/prospectus, and neither the delivery of this proxy statement/prospectus to Paradise stockholders or to Genesis shareholders, nor the issuance of Genesis common shares in the merger should create any implication to the contrary.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION


     This proxy statement/prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These laws do not apply to Paradise. The forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Genesis and Paradise believes that the expectations reflected in such forward-looking statements are reasonable, neither can give any assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein, including, without limitation, in the "Risk Factors" beginning on page 9. All forward-looking statements are expressly qualified in their entirety by these factors and all related cautionary statements. Neither Genesis nor Paradise undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

     Genesis with its logo(R) is a registered trademark of Genesis, and AIM(TM), DICE(TM), GenScale(TM) and ImEngine(TM) are trademarks of Genesis. This proxy statement/prospectus also refers to other trademarks of Genesis and trademarks of other companies.

       GENESIS' SOLICITATION FOR SHAREHOLDER APPROVAL AT SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     A special meeting of the shareholders of Genesis will be held at the principal executive offices of Genesis, 200 Town Centre Blvd., Suite 400,
Markham, Ontario, L3R 8G5 Canada on             , 1999, at 11:30 a.m., local
time.

PURPOSE OF THE SPECIAL MEETING

     Holders of Genesis common shares on the record date are being asked to consider and vote upon the approval of the issuance of Genesis common shares in the merger.

VOTING BY PROXY

     The proxy card accompanying this proxy statement/prospectus is solicited on behalf of the board of directors of Genesis. Please complete, date and sign the proxy card and promptly return it to Genesis in the enclosed envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no direction is indicated on the proxy card, your shares will be voted FOR the issuance of Genesis common shares in the merger. You are urged to mark the box on the proxy to indicate how to vote your shares.

     Genesis' management is not aware of any matters to be voted on at the special meeting other than the issuance of Genesis common shares in the merger. If other matters properly come before the special meeting, the proxyholders will vote on them in accordance with their judgment.

SHAREHOLDER RECORD DATE AND QUORUM FOR THE SPECIAL MEETING


     Only holders of record of Genesis common shares at the close of business on April 30, 1999, the record date, are entitled to notice of the special meeting and to vote at the special meeting. On March 31, 1999, there were 14,478,536 Genesis common shares issued and outstanding. On that date, such shares were held by approximately 220 holders of record.


     Two persons, being shareholders, proxyholders or representatives of corporate shareholders, present and entitled to vote and holding or representing not less than a majority of the total number of Genesis common shares issued and outstanding as of the record date, will constitute a quorum for the transaction of business at the special meeting.

VOTE REQUIRED FOR APPROVAL OF ISSUANCE OF GENESIS COMMON SHARES IN THE MERGER

     Because the number of Genesis common shares to be issued in the merger will exceed 20% of the number of Genesis common shares outstanding prior to the merger, approval by Genesis' shareholders of the issuance of Genesis common shares is required under the Nasdaq National Market rules. Under these rules, the proposal to issue Genesis common shares pursuant to the merger agreement must be approved by a majority of the total votes cast at the special meeting at which a quorum is present. If a properly executed proxy is returned and the shareholder has abstained from voting on adoption of the merger agreement, the Genesis common shares represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the issuance of Genesis common shares. Similarly, if an executed proxy is returned by a broker holding Genesis common shares in street name which indicates that the broker does not have discretionary authority to vote on the issuance of Genesis common shares, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the issuance of Genesis common shares. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the issuance of Genesis common shares requires the affirmative vote of at least a majority of total votes cast on the proposal at the special meeting, abstentions, failures to vote and broker non-votes will not count as a vote on the proposal. Each Genesis shareholder on the record date is entitled to cast one vote per share.


     On March 31, 1999, directors and executive officers of Genesis beneficially owned and were entitled to vote 1,062,765 Genesis common shares. These shares represented approximately 7.4% of the outstanding voting shares on that date. Each director and executive officer of Genesis has agreed to vote the shares owned by him for the issuance of Genesis common shares in the merger. Additionally the holders of 1,273,313 Genesis common shares have also agreed to vote their shares for the issuance of Genesis common shares in the merger. These shares represented approximately 8.8% of the outstanding voting shares on March 31, 1999.


REVOCABILITY OF PROXIES


     You may revoke your proxy at any time prior to the shareholders' meeting by executing a new proxy or by attending the meeting in person and voting. Merely attending the meeting will not revoke your proxy. Genesis hopes to close the merger prior to its fiscal year end of May 31, 1999.


EXPENSES RELATED TO SOLICITATION OF SHAREHOLDER APPROVAL

     All expenses of Genesis' solicitation of shareholder approval, including the cost of mailing this proxy statement/prospectus to you, will be borne by Genesis. In addition to solicitation by use of the mails, proxies may be solicited from you by directors, officers and employees of Genesis or Paradise in person or by telephone, facsimile or other means of communication. Genesis or Paradise directors, officers and employees will not receive additional compensation for their solicitation, but they may be reimbursed for reasonable out-of-pocket expenses.

RECOMMENDATION OF GENESIS BOARD OF DIRECTORS

     The Genesis board of directors has unanimously approved the merger, the merger agreement and the issuance of Genesis common shares in the merger and has determined that the merger, the merger agreement and the issuance of Genesis common shares in the merger are fair to, and in the best interests of, Genesis and its shareholders. THE GENESIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ISSUANCE OF GENESIS COMMON SHARES IN THE MERGER.

      PARADISE'S SOLICITATION FOR STOCKHOLDER APPROVAL AT SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     A special meeting of the stockholders of Paradise will be held at the principal executive offices of Paradise Electronics, Inc., 1999 Concourse Drive,
San Jose, CA 95131 on             , 1999, at 11:30 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

     Holders of shares of Paradise common stock and preferred stock are being asked to consider and vote upon the adoption and approval of the merger and the merger agreement.

VOTING BY PROXY

     The proxy card accompanying this proxy statement/prospectus is solicited on behalf of the board of directors of Paradise. Please complete, date and sign the proxy card and promptly return it to Paradise in the enclosed envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the special meeting of the stockholders in accordance with the instructions indicated on the proxies. If no direction is indicated on the proxy card, your shares will be voted FOR the merger and the merger agreement.

     At the special meeting, only shares affirmatively voted in favor of the merger and the merger agreement will be counted as favorable votes. The failure to vote in person or by proxy or the abstention from voting on the merger and the merger agreement will have the same effect as a vote against such matters.

     Paradise's management is not aware of any matters to be voted on at the special meeting other than the merger and the merger agreement. If other matters should properly come before the special meeting, the proxyholders will vote in accordance with their judgment.

STOCKHOLDER RECORD DATE AND QUORUM FOR THE SPECIAL MEETING

     Only holders of record of shares of Paradise common or preferred stock at the close of business on March 31, 1999, the record date, are entitled to notice of the special meeting and to vote at the special meeting.

     On the record date, there were 12,252,755 shares of Paradise common stock issued and outstanding and entitled to vote at the special meeting, held by 47 holders of record.

     On the record date, there were 8,256,522 shares of Paradise preferred stock issued and outstanding and entitled to vote at the special meeting, held by 17 holders of record.

     The required quorum for the transaction of business at the special meeting is a majority of the shares of capital stock issued and outstanding as of the record date, which shares may be present in person or represented by proxy.

VOTE REQUIRED FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT

     As a matter of law, adoption and approval of the merger and merger agreement at the special meeting will require the affirmative vote of a majority of the outstanding shares of common stock and a majority of the outstanding shares of preferred stock. It is a condition to Genesis' obligation to complete the merger that at least one share more than 90% of the outstanding shares of capital stock vote in favor of the merger and the merger agreement. The common stock and preferred stock will effectively have one vote per share on the merger and merger agreement.

     As of March 31, 1999, directors and executive officers of Paradise beneficially owned and were entitled to vote 6,340,215 shares of Paradise common stock and 4,513,407 shares of Paradise preferred stock. These shares represented approximately 57.9% of the outstanding shares of Paradise common stock and 85.5% of the outstanding shares of Paradise preferred stock on the record date. Each director and executive officer has agreed to vote the common and preferred stock owned by him for the adoption and approval of the merger and the merger agreement.

     Additionally, the holders of 6,843,317 shares of Paradise common stock and 4,537,743 shares of Paradise preferred stock have also agreed to vote their shares to adopt and approve the merger and the merger agreement. As of March 31, 1999, these shares represented approximately 55.9% of the outstanding shares of Paradise common stock and 55.0% of the outstanding shares of Paradise preferred stock.

REVOCABILITY OF PROXIES

     You may revoke your proxies at any time prior to the Paradise stockholders meeting by executing a new proxy or by attending the meeting in person and voting. Merely attending the meeting will not revoke a proxy.

EXPENSES RELATED TO SOLICITATION OF STOCKHOLDER APPROVAL

     All expenses of Paradise's solicitation of stockholder approval, including the cost of mailing this proxy statement/prospectus to you, will be borne by Paradise. In addition to solicitation by use of the mails, written consents and proxies may be solicited from you by directors, officers and employees of Paradise or Genesis in person or by telephone, facsimile or other means of communication. Paradise or Genesis directors, officers and employees will not receive additional compensation for their solicitation, but they may be reimbursed for reasonable out-of-pocket expenses.

RECOMMENDATION OF PARADISE BOARD OF DIRECTORS

     The Paradise board of directors has unanimously approved the merger and the merger agreement, and has determined that the merger and the merger agreement are fair to, and in the best interests of, Paradise and its stockholders. THE PARADISE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT.

                                   THE MERGER

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER


     The primary market for Genesis' products is the flat panel computer monitor market. Flat panel computer monitors are replacing the cathode ray tube or CRT monitors because of their advantages in space, power consumption, emissions and image quality. CRTs, like TVs, are based on analog technology. Flat panel monitors are based on digital technology. For a computer user to be able to unplug a CRT, plug in a flat panel monitor and have it work, the analog signal being sent to the monitor must be converted to a digital signal required by the flat panel monitor. These analog to digital converters are known as ADCs. Also, virtually all CRTs sold today are "multisync." This means the CRT has electronics built in to allow any application being run by the user to be displayed on the full screen of the monitor. For example, if the computer is running a VGA (640-by-480 pixels) application for a monitor that can display XGA (1024-by-768 pixels) resolution, the monitor can automatically display the VGA picture on a full XGA screen. Flat panel monitors are built differently. They do not have built in electronics to perform the multisync function. Therefore, using the same example, where the computer is running a VGA application for an XGA flat panel monitor, a scaling function is required to scale the VGA application to fill up an XGA screen. Genesis provides a chip to the market that performs the scaling function. The quality of the Genesis scaling is considered to be the best in the industry. Genesis does not provide the ADC, so a Genesis based solution requires two chips, the Genesis scaling chip and another vendor's ADC. Paradise has a single-chip solution including both the scaling function and the ADC but with a lower scaling quality than that of Genesis' chips. By combining Genesis and Paradise, the combined company will get the best of both technologies and can provide superior products to its customers.


     Paul M. Russo, Genesis' chairman and chief executive officer, first contacted Alexander S. Lushtak, Paradise's chairman, on November 25, 1998 to determine Mr. Lushtak's interest in pursuing merger discussions. Mr. Russo and Mr. Lushtak met in San Francisco for lunch on November 30, 1998. Discussions were positive and it was decided to arrange a meeting with Sigma Partners, a major Paradise venture capital stockholder.

     Mr. Russo and Mr. Lushtak met with Lawrence G. Finch, a director of Paradise and a member of Sigma Partners in the offices of Sigma Partners on December 4, 1998. Considerable time was spent discussing the value of Genesis' image manipulation technologies and how the combined company would be greater than the sum of the two separate companies.

     Mr. Russo presented the Paradise merger opportunity at the December 11, 1998, meeting of the Genesis board of directors held in Markham, Ontario. The Genesis board of directors authorized Mr. Russo to continue discussions with Paradise.

     On December 28, 1998, Mr. Russo, Stephen Solari and Hamid Farzaneh, each executive officers of Genesis, and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Genesis' legal counsel, met with Mr. Lushtak, Mr. Diamond, the chief executive officer of Paradise and Robert Tillman, a director of Paradise, at the offices of Wilson Sonsini Goodrich & Rosati, in Palo Alto, California. The meeting was held to further discuss the possibility of a business combination between the two companies. At this meeting representatives of each company executed a mutual confidentiality and non-disclosure agreement.

     On January 4, 1999, the Genesis board of directors convened by telephonic conference call to discuss the overall strategy of combining the two companies and an appropriate valuation of Paradise.

     On January 5, 1999, Mr. Russo, Mr. Solari, Mr. Farzaneh, William A. Welling, a director of Genesis, representatives of Genesis' legal counsel, Wilson Sonsini Goodrich & Rosati, and representatives of Genesis' financial adviser, NationsBanc Montgomery Securities LLC, met with Mr. Lushtak, Mr. Diamond and Mr. Tillman of Paradise and representatives of its legal counsel, Cooley Godward LLP. The meeting was designed to address issues related to the merger, including an appropriate valuation of Paradise. At the meeting, Genesis proposed to issue 4,250,000 Genesis common shares for all outstanding Paradise capital stock, options and warrants. Paradise indicated that an offer of 4,250,000 shares was not acceptable and suggested that 4,500,000 shares would be acceptable. Genesis management agreed to consider 4,500,000 shares and to respond at a later date.


     On January 8, 1999, the Genesis board of directors convened again by telephonic conference call. After further presentations from Genesis' legal and financial advisors, including a review of the board's fiduciary duties in evaluating the transaction, the board of directors authorized Genesis' management to continue its discussions with Paradise on the basis of the terms outlined in the various meetings between the parties. It was decided to offer 4,500,000 Genesis common shares for all outstanding Paradise capital stock, options and warrants.

     On January 12, 1999, Genesis' executive management together with Paradise's executive management and their respective legal and financial advisors met at the offices of Wilson Sonsini Goodrich & Rosati for an extensive legal and financial due diligence meeting. At the meeting the parties agreed on a valuation of Genesis and Paradise which would result in Genesis issuing 4,500,000 common shares in the merger as consideration for all of Paradise's outstanding capital stock, options and warrants. The parties also agreed to other principal terms of the merger, including:

     - that the merger be accounted for as a "pooling of interests",

     - mutual non-solicitation,

     - break-up fees,

     - a 10% escrow of Genesis' shares to be issued to Paradise stockholders, and

     - voting agreements.

     The process by which the two companies determined the appropriate valuation of Paradise was as follows:

     - The Genesis and Paradise management teams compared the actual and forecasted sales for the two companies for the period from December 1, 1998 through February 28, 1999, a period corresponding to the current Genesis quarter at the time of the negotiations. Despite the fact that the negotiations took place in early January 1999, both management teams felt that the forecasted revenues through February 28, 1999 would be very close to final results, since these forecasted revenues were substantially based upon firm customer orders on hand. Given the rapid growth of both companies and the uncertainties of the market, neither management team felt that it was appropriate to look further back or further forward in time than the current quarter.

     - The Genesis and Paradise management teams then determined a number of shares that would be issued to Paradise stockholders for them to receive a share of the combined company proportional to Paradise's revenue contribution to the combined company.

     - The Genesis and Paradise management teams then discounted this number of shares to a modest extent based on the following factors:

        -- Approximately $36 million in cash on Genesis' balance sheet versus a minimal cash balance on Paradise's balance sheet,

        -- Genesis' greater size,

        -- Genesis' position as a public company versus Paradise's position as a private company.

     - The two management teams considered comparable valuations in other mergers but concluded that such comparable valuations were only marginally relevant. Both management teams felt that the two companies were highly similar in their businesses and that basing the valuation of Paradise on its revenue contribution to the combined company was the most fair approach.

     - The two management teams considered comparable valuations of other public companies but concluded that the only public company truly comparable to Paradise was Genesis itself because it was in the same business. Both management teams observed that had Paradise attempted an initial public offering, the investment community would likely have priced such an offering off the market performance of Genesis' common shares.

     On January 15, 1999, the Genesis board of directors convened by telephonic conference call with their legal and financial advisors to go over the proposed terms of the merger. The board of directors' deliberations included discussion of the legal and financial terms of the merger as well as the proposed management of the combined company. Genesis' management and its legal and financial advisors reported on the results of their due diligence investigation conducted to date, and responded to questions asked by the board of directors about the merger, interpretation issues, management of the combined company following the merger, and due diligence. Genesis' legal advisors reviewed the board of directors' fiduciary duties in evaluating the proposed transaction. Representatives of NationsBanc Montgomery gave a presentation concerning the financial terms of the merger. At the conclusion of the discussions, the Genesis board of directors agreed that management should continue to proceed with negotiation of the proposed combination and to prepare definitive agreements.

     From January 12, 1999, through January 22, 1999, Genesis conducted due diligence of Paradise, which included examining financial reports, personnel records, and customer contracts. During this time, each company's legal and financial advisors exchanged due diligence documents and drafts of definitive agreements and met to conduct due diligence on the business of the other company.

     On January 19, 1999, the Paradise board of directors met. Management and legal counsel made oral due diligence presentations of Genesis and the proposed terms of the merger. Management and legal counsel responded to questions regarding the proposed transaction. The board of directors deliberated on the terms of the proposed transaction, including the amount of the consideration and the integration and management of the combined company.

     On January 21, 1999, the Paradise board of directors convened by telephonic conference call to consider and vote upon the merger and the merger agreement. Management and legal counsel responded to questions regarding the proposed merger. After discussion, the Paradise board of directors unanimously approved and adopted the merger and the merger agreement.

     On January 21, 1999, the Genesis board of directors convened by telephonic conference call with their legal and financial advisors to consider and vote upon the proposed merger and related transactions. At this meeting, Genesis' management reported on the results of its due diligence investigation and the terms of the proposed merger. Management responded to questions on the terms of the proposed merger. Genesis' financial and legal advisors reviewed the terms of the merger agreement and related documents. NationsBanc Montgomery made a presentation on the financial terms of the merger and delivered its oral opinion, subsequently delivered in writing, that the exchange ratio was fair from a financial point of view to Genesis as of that date. A copy of this opinion is annexed to this proxy statement/prospectus, and shareholders are urged to carefully review the opinion. After discussion, the Genesis board of directors unanimously approved the merger agreement, and the related transactions.

     On January 22, 1999, the definitive merger agreement was signed and Genesis and Paradise publicly announced their intent to merge.

RECOMMENDATION OF GENESIS' BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     On December 11, 1998, January 4, 1999, January 8, 1999, January 15, 1999, and January 21, 1999, the Genesis board of directors held meetings in which all directors participated. At each meeting, the board of directors weighed the relative merits of the proposed merger with Paradise and concluded that the merger with Paradise was in the best interests of Genesis and its shareholders. By unanimous vote, the Genesis board of directors approved the issuance of Genesis common shares in the merger, the merger, and the merger agreement on January 21, 1999, and authorized Genesis' officers to solicit Genesis shareholders' approval of the issuance of Genesis common shares in the merger.

     In approving the merger and the merger agreement, the Genesis board of directors determined that the combined company, would have the potential to realize long-term improved operating and financial results and a stronger competitive position. The Genesis board of directors identified additional potential benefits of the merger, including:

     - Combining Paradise's mixed-signal analog to digital technologies and its ability to integrate these on a single chip with Genesis' strengths in high-quality image scaling,

     - Applying Paradise's low-cost integration technologies to allow the combined company to offer cost-effective products in price sensitive markets, including the flat panel computer monitor market and other consumer electronics markets as they emerge,

     - The depth of management strength of the combined company,

     - The positive effect of the merger on Genesis employees and existing customers, and

     - The proposed terms of the merger, including that 4,500,000 Genesis common shares would be issued to Paradise stockholders, option holders and warrant holders in the merger.

     The Genesis board of directors identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - The possibility of management disruption associated with the merger and the risk that key technical and management personnel of Genesis or Paradise might not choose to remain employed by the combined company after the merger,

     - The risk that the merger might have a negative impact on Genesis' earnings per share,

     - The risk that the potential benefits sought in the merger might not be fully realized,

     - The possibility that the merger would not be consummated,

     - The difficulty of managing separate operations at different geographic locations, and


     - The other risks described under "Risk Factors" on page 9 of this proxy statement/prospectus.


     The Genesis board of directors believes that these negative factors are outweighed by the potential benefits of the merger.


     In reaching its decision to approve the merger, the Genesis board of directors did not assign any relative or specific weights to the various factors considered, and individual directors may have given different weights to different factors. Genesis' board of directors based its position and recommendation upon the information as a whole presented to it.


RECOMMENDATION OF PARADISE'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     On January 21, 1999, Paradise's board of directors held a meeting with all directors participating. The Paradise board of directors weighed the relative merits of the proposed merger with Genesis and concluded that the sale of Paradise to Genesis was in the best interests of Paradise and its stockholders. By unanimous vote, the Paradise board of directors approved the merger agreement, and authorized Paradise's officers to solicit Paradise stockholders' approval of the merger agreement.

     The following are reasons why the Paradise board of directors believes the merger will be beneficial to Paradise and its stockholders:

     - The combination of the technologies and product development resources of Paradise and Genesis should enable Paradise to respond more effectively to the rapid technological change in mixed-signal integrated circuits for controlling flat panel displays in both flat panel computer monitor and television applications, and the technical know-how and design capabilities of the designers who design for Paradise will allow Genesis to develop a new line of mixed-signal integrated circuits,

     - Paradise stockholders will receive shares traded in an active trading market, the Nasdaq National Market, permitting the stockholders to obtain liquidity for their investments, in contrast to the illiquid nature of their present holdings of Paradise capital stock,

     - Genesis' financial resources should fund Paradise's continued operations without the additional equity or debt financing that could be needed if Paradise remained independent; equity financing could be dilutive to the current stockholder and debt financing could result in burdensome interest and principal repayment requirements,

     - The merger is expected to provide Paradise with an expanded customer base and product development resources to support its current marketing, sales and distribution efforts; an expanded customer base could facilitate the sale of Paradise products to persons that had not previously purchased any; more product development resources could mean more rapid development or additional new products, many of Genesis' products are marketed, distributed and sold in applications and market segments not currently served by Paradise,

     - The merger will provide Paradise with a publicly traded security to serve as a currency for strategic transactions, including acquisitions and strategic partnerships; with the ability to use Genesis common stock as a currency, acquisitions can be accomplished without the use of limited cash as the purchase price, and

     - The merger will result in Paradise having access to an expanded base of intellectual property; with expanded intellectual property, it may be possible to use Genesis intellectual property with Paradise intellectual property to create new products neither could create alone.

     In addition to the reasons set forth above, the Paradise board of directors consulted with Paradise's management, legal counsel and accountants and reviewed a number of other factors relevant to the merger, including:

     - Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of Paradise and Genesis,

     - The historical price and volume trading data for the Genesis common shares as well as the composition of Genesis' shareholder base,

     - Other alternatives available to Paradise in the short and long-term to achieve Paradise's funding, liquidity and other strategic objectives, including the availability of public and private financing and business combinations; these alternatives were not viewed as probable or more attractive than the merger,

     - Paradise's belief that the management styles and corporate cultures of the two companies would be complementary,

     - The expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes to Paradise's stockholders; a tax-free reorganization would enable the stockholders of Paradise to defer an obligation to pay taxes until the time when their shares were sold in the market for cash,

     - Oral presentations from management and legal counsel concerning the specific terms of the merger agreement and related documents, including the obligations of Paradise and Genesis not to solicit or encourage other acquisition proposals, the circumstances under which either Genesis or Paradise can terminate the merger agreement and the closing conditions to the merger,

     - The fact that the consideration to be paid to Paradise stockholders represents a significant premium over the price paid by investors between May 21, 1997, and November 21, 1997, for the purchase of Paradise preferred stock, and

     - The business and financial prospects for Paradise if it were to remain independent, taking into account Paradise's continued losses from operations, its current position in the market and its size and resources as compared to its competitors; these items indicated that it was possible that Paradise might have difficulty in achieving the growth in revenue and the profitability that would lead to increasing value for the capital stock of Paradise.

     The Paradise board of directors identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - The possibility of management disruption associated with the merger and the risk that key technical and management personnel of Genesis or Paradise might not choose to remain employed by Genesis or Paradise after the merger; disruption or loss of employees could adversely affect the combined company's ability to bring new products to the market or to generate substantial revenues from existing or new products,

     - The possibility that the merger might adversely affect Genesis' or Paradise's relationship with certain of their respective customers,

     - The risk that the potential benefits of the merger might not be realized,

     - The possibility that the merger might preclude other potential strategic transactions by Paradise; since Paradise would be under the control of Genesis and would not be able to make independent decisions and since some persons might not be inclined to engage in a transaction with Paradise once it became a part of Genesis,

     - The possibility that the merger would not be consummated, and

     - The other risks described above under "Risk Factors."

     The Paradise board of directors believes that these factors are outweighed by the potential benefits of the merger.

     In reaching its decision to approve the merger agreement, the Paradise board of directors did not assign any relative or specific weights to the various factors considered, and individual directors may have given differing weights to different factors. Rather, the Paradise board of directors based its position and recommendations upon the information as a whole presented to it.

INTERESTS OF PARADISE DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendation of the Paradise board of directors to vote for the merger and merger agreement, the Paradise stockholders should be aware that some directors and officers of Paradise will become directors and officers of Genesis. Messrs. Finch and Lushtak, directors of Paradise, will become directors of Genesis, appointed for terms ending at the third annual meeting following their appointment. Jeffrey Diamond, President and Chief Executive Officer, Wendy Benveniste, Vice President of Operations, and Sanjeev Renjen, Vice President of IC Design, of Paradise will become officers of Genesis after the merger. Mr. Diamond will serve as Executive Vice President. Ms. Benveniste will be Vice President of Operations, and Dr. Renjen will be Vice President of Engineering. As a consequence of the merger, one-half of the unvested shares under the stock option and stock purchase agreements of Dr. Renjen will vest in accordance with the original terms of his employment with Paradise. Assuming the merger closes on March 31, 1999, 200,000 shares of common stock will vest under Mr. Renjen's option. These arrangements present the Paradise directors and officers with potential conflicts of interest.

     As of March 31, 1999, the directors and officers of Paradise and their affiliates owned and were entitled to vote 6,843,317 shares of Paradise common stock and 4,537,743 shares of Paradise preferred stock. These shares represented approximately 55.9% of the outstanding Paradise common stock and 55.0% of the outstanding Paradise preferred stock on March 31, 1999. The directors and officers of Paradise have agreed to vote in favor of the approval and adoption of the merger agreement and the merger.

MATERIAL TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. and Canadian federal income tax considerations of the merger that are generally applicable to U.S. resident holders of Paradise capital stock exchanging their Paradise capital stock for Genesis common shares, as well as material U.S. federal income tax and Canadian tax consequences of ownership of Genesis common shares. It does not purport to be a complete description of all potential tax consequences affecting the decision whether to vote to approve the merger.

     Stockholders of Paradise should be aware that the following U.S. discussion does not deal with all tax considerations that may be relevant to Paradise stockholders in light of their particular circumstances, such as stockholders who:

     - are dealers in securities,

     - are foreign persons who are banks, and insurance companies or tax exempt organizations,

     - are subject to alternative minimum tax,

     - hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction, or

     - acquired their Paradise capital stock through stock option or stock purchase programs or in other compensatory transactions.

     The following discussion does not address the tax consequences relevant for those Paradise stockholders who:

     - receive in the merger more than 50% of both the total voting power and total value of Genesis common shares who either are officers or directors of Paradise, or

     - own 5% or more of either the total voting power or total value of Paradise capital stock immediately prior to the merger; or

     - own, actually or constructively, 5% or more of either the total voting power or total value of all capital stock of Genesis before or immediately after the merger.

     The following Canadian tax discussion only addresses Paradise stockholders who:

     - for purposes of the Income Tax Act (Canada) (the "ITA"):

     - are not, have not been and will not be or be deemed to be resident in Canada at any time while they held or hold Paradise capital stock or Genesis common shares,

     - deal at arm's length with Genesis,

     - will hold their Genesis common shares as capital property,

     - do not hold their Paradise capital stock or Genesis common shares in or in the course of carrying on a business in Canada, and

     - do not fall within the definition of a "financial institution" for the purposes of the mark-to-market rules, and

     - for purposes of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital (the "1980 Convention"):

     - are residents of the United States and not residents of Canada, and

     - do not hold their Paradise capital stock or Genesis common shares as part of the business property of a permanent establishment in Canada or in connection with a fixed base in Canada.

     In addition, the following discussion does not address the tax consequences of the merger under foreign, other than Canadian, state, local, provincial or territorial tax laws. The following discussion of U.S. tax consequences only applies to Paradise stockholders who hold shares of Paradise capital stock as capital assets. Finally, the following discussion of U.S. tax consequences does not address the tax consequences of transactions occurring prior to or after the merger whether or not such transactions are in connection with the merger including, without limitation, the exercise of options or rights to purchase Paradise capital stock in anticipation of the merger. ACCORDINGLY, PARADISE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND ANY INFORMATION REPORTING REQUIREMENTS ASSOCIATED WITH THE MERGER.

     The following is based on the current provisions of the Canadian ITA, the current published administrative and assessing practices of Revenue Canada, and the 1980 Convention and amendments thereto. It is also based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change. The Internal Revenue Service (the "IRS") or Revenue Canada could still adopt contrary positions. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions in this discussion. Any of these changes or interpretations could be applied retroactively and could affect the tax consequences of the merger as described in this discussions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

     Neither Genesis nor Paradise has requested a ruling from the IRS in connection with the merger. Genesis and Paradise have each received opinions from their respective counsel that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The tax opinions are subject to assumptions and qualifications and are based in part on the truth and accuracy of representations of Genesis, Rainbow Sub and Paradise, including representations in certificates delivered to counsel by the respective companies' management. It is a condition to the completion of the merger that Genesis and Paradise will receive closing tax opinions consistent with the opinions already received. The merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code with each of Genesis, Rainbow Sub and Paradise qualifying as a "party to the reorganization" under Section 368(b) of the Internal Revenue Code, in which case the following U.S. Federal income tax consequences will result, subject to the limitations and qualifications referred to in this discussion and in the tax opinions:

     - The holders of Paradise capital stock will recognize no gain or loss upon the receipt of Genesis common shares solely in exchange for their Paradise capital stock in the merger except to the extent, if any, of cash received instead of fractional shares,

     - The aggregate tax basis of the Genesis common shares received by the Paradise stockholders, including any fractional shares of the Genesis common shares not actually received, in the merger will be the same as the aggregate tax basis of the Paradise capital stock surrendered in exchange,

     - The holding period of the Genesis common shares received by each Paradise stockholder in the merger will include the holding period of the Paradise capital stock surrendered in exchange,

     - Cash payments received by Paradise stockholders instead of a fractional share will be treated as if a fractional share of Paradise capital stock had been issued in the merger and then redeemed by

       Paradise. A Paradise stockholder receiving cash instead of a fractional share will recognize gain or loss upon such payment, measured by the difference, if any, between the amount of cash received and the basis in the fractional share. The gain or loss will be capital gain or loss,


     - A Paradise stockholder who exercises dissenters' rights with respect to a share of Paradise capital stock and receives payments for the stock in cash will generally recognize gain or loss, measured by the difference between the stockholder's basis in the stock and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code, nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code (collectively, a "Dividend Equivalent Transaction"). The gain or loss will be capital gain or loss. A sale of Paradise capital stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of the exercise, the shareholder exercising dissenters' rights owns no Genesis common shares or Paradise capital stock, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code, and

     - None of Genesis, Rainbow Sub or Paradise will recognize gain or loss solely as a result of the merger.

     For U.S. federal income tax purposes, holders of Paradise capital stock will be treated as having received the escrow shares upon the completion of the merger. Accordingly, until the escrow shares are released, the interim basis of the Genesis common shares received by holders of Paradise capital stock will be determined as though the maximum number of Genesis common shares were received by Paradise stockholders. Because the number of escrow shares to be released to Paradise or any other beneficiary is based upon the value of the Genesis common shares at the time of the merger, Paradise stockholders will not recognize gain or loss upon the release of escrow shares to Genesis or any other beneficiary. The basis of any forfeited shares will be added to the adjusted basis of the remaining Genesis common shares received in the merger by Paradise stockholders. No gain or loss will be recognized and no amount will be included in the income of the Paradise stockholders by reason of any release of escrow shares to the Paradise stockholders.

     A successful IRS challenge to the reorganization status of the merger would result in significant adverse tax consequences to the Paradise stockholders. A Paradise stockholder would recognize gain or loss equal to the difference between the stockholder's basis in each share and the fair market value, as of the time of the merger, of the Genesis common shares received in exchange. In that case, a Paradise stockholder's aggregate basis in the Genesis common shares so received would equal its fair market value, and the stockholder's holding period for the shares would begin the day after the merger.

     Paradise stockholders will not be subject to tax under the ITA on the exchange of Paradise capital stock for Genesis common shares.

     Any Paradise stockholder that receives Genesis common shares in exchange for shares of Paradise capital stock in the merger may be required to file a notice providing certain information relating to the merger on IRS Form 926 with its U.S. federal income tax return for the taxable year of the merger. Each Paradise stockholder is advised to consult its tax adviser with respect to the requirements of the notice. Failure by a Paradise stockholder to file such notice when required may result in the merger being a taxable event for the Paradise stockholder.

     Even if the merger qualifies as a tax-free reorganization, a Paradise stockholder receiving shares of Genesis common shares would recognize gain to the extent that the shares were received in exchange for services or property other than solely Paradise capital stock. All or a portion of the gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Paradise stockholder was treated as receiving consideration other than Genesis common shares in exchange for Paradise capital stock.

U.S. TAXATION OF GENESIS

     Under the 1980 Convention, Genesis will not be subject to U.S. income tax unless it engages in a trade or business in the United States through a permanent establishment. Genesis currently does not directly have operations in the United States. Genesis expects to be able to conduct its business activities in a manner that will not result in it being considered to be engaged in a trade or business or to have a permanent establishment in the United States. Genesis does have a wholly-owned U.S. subsidiary, Genesis Microchip Corp., which is engaged in a U.S. trade or business and is, therefore, subject to U.S. taxation.

U.S. TAXATION OF HOLDERS OF GENESIS COMMON SHARES

     TAXATION OF DIVIDENDS. For U.S. federal income tax purposes, the gross amount of any dividend paid, to the extent of the current or accumulated earnings and profits of Genesis, will be included in gross income and treated as foreign source dividend income. Dividends paid in excess of the earnings and profits will be applied against and will reduce the shareholders' basis in the Genesis common shares and, to the extent in excess of the basis, will be treated as gain from the sale or exchange of the Genesis common shares. The dividend will not be eligible for the dividends-received deduction available for certain deductions received from U.S. corporations. The amount includible in income will be the U.S. dollar value of the payment on the date of payment regardless of whether the payment is, in fact, converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency fluctuations during the period beginning on the date any dividend is paid and ending on the date the payment is converted into U.S. dollars will be treated as ordinary income or loss.

     Generally, a shareholder will have the option of claiming any amount of Canadian tax withheld at source on the distribution of dividends on the Genesis common shares as either a deduction from adjusted gross income, or as a dollar-for-dollar credit against the shareholder's U.S. federal income tax liability. If the shareholder elects to claim a credit for the Canadian tax, the election will be binding for all foreign taxes paid or accrued by the shareholder for the taxable year. Shareholders should consult with their own tax advisers with regard to the availability of a U.S. foreign tax credit and the application of the U.S. foreign tax credit limitations to their particular situations.

     TAXATION OF CAPITAL GAINS. Subject to the discussion below under the heading, "Passive Foreign Investment Company Considerations," a shareholder will be liable for U.S. federal income tax on gains related to Genesis common shares to the same extent as any other gains from sales or disposition of shares. That is, a shareholder will recognize taxable gain or loss on any sale, exchange or other disposition of Genesis common shares in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale, exchange or other disposition and the shareholder's adjusted tax basis in the shares. The tax basis of a share of Genesis common shares will equal its initial cost to the shareholder, as reduced by any dividends on the Genesis capital stock treated as a return of capital. The gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than twelve months are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     The following section was prepared and reviewed by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     Genesis will be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes if it satisfies either of the following two tests:

     - 75% or more of its gross income is passive income, or

     - on average for the taxable year, 50% or more of its assets by value or, if Genesis so elects, by adjusted basis produce or are held for the production of passive income.

     Genesis does not believe that it satisfies (or, after the completion of this merger, will satisfy) either of the tests for PFIC status. If Genesis is a PFIC for any taxable year, Genesis shareholders would be required to either:

     - pay an interest charge together with tax calculated at maximum ordinary income rates on certain "excess distributions", defined to include gain on a sale or other disposition of Genesis common shares, or

     - if a qualified electing fund election is made by a Genesis shareholder, to include in their taxable income certain undistributed amounts of Genesis' income.

     Each Genesis shareholder should consult its own tax adviser regarding the advisability of making the qualified electing fund election.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

     Noncorporate Paradise stockholders may generally be subject to information reporting, backup withholding requirements at a rate of 31% on cash payments received instead of a fractional share interest in Genesis common shares. Backup withholding will not apply to a stockholder who, before payment:

     - furnishes Form W-9 with a correct taxpayer identification number to Genesis certifying that it is not subject to backup withholding,

     - provides a certificate of foreign status to Genesis on Form W-8, or

     - is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS. Amounts withheld under these rules will be creditable against the holder's U.S. federal income tax liability, provided the correct information is provided to the IRS. Paradise stockholders will also be required to retain records and file with their federal income tax returns a statement setting forth facts relating to the merger.

GENERAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Paradise stockholders will not be subject to tax under the ITA on the exchange of Paradise capital stock for Genesis common shares.

CANADIAN TAXATION OF GENESIS

     Canadian corporations are taxed on their world-wide income. They are subject to a Canadian federal income tax of 29%. In addition, Canadian corporations are subject to tax by each Canadian province in which the corporation has a permanent establishment, at an approximate provincial tax rate of 16%. The result is that a corporation resident in Canada will generally pay a combined federal and provincial rate of approximately 45%. Dividends received from foreign affiliates engaged in an active business in a treaty country such as the United States are not taxed in Canada. These dividends may be subject to the withholding tax applied by the foreign country, at a rate which may vary according to the 1980 Convention.

CANADIAN TAXATION OF HOLDERS OF GENESIS COMMON SHARES

     TAXATION OF DIVIDENDS. Amounts paid or credited as, on account of, instead of payment of, or in satisfaction of, dividends to a shareholder will generally be subject to Canadian non-resident withholding tax. Withholding tax will also apply to amounts which are deemed to be paid or credited as dividends. The withholding tax is levied at a rate of 25%, which may be reduced pursuant to the terms of the 1980 Convention. Under the 1980 Convention, the rate of Canadian non-resident withholding tax on the gross amount of dividends beneficially owned by a Genesis shareholder is 15%. However, where the beneficial owner of such dividends is a company which owns at least 10% of the voting shares of Genesis, the rate of such withholding is 5%.

     TAXATION OF CAPITAL GAINS. A shareholder will not be subject to tax under the ITA in respect of any disposition of Genesis common shares unless, at the time of such disposition, such Genesis common shares constitutes "taxable Canadian property" of the shareholder for purposes of the ITA. In general, the Genesis common shares will not constitute "taxable Canadian property" if the shares are listed on a prescribed stock exchange for the purposes of the ITA at the time the shares are disposed of by a shareholder. However, the Genesis common shares will constitute "taxable Canadian property" if, at any time during the five year period immediately preceding a disposition of the shares, 25% or more of the issued shares of any class or series of Genesis, or an interest therein or an option in respect thereof, were owned by:

     - the shareholder,

     - persons with whom the shareholder did not deal at arm's length, or

     - the shareholder and persons with whom the shareholder did not deal at arm's length.

The Genesis common shares are currently listed on a prescribed stock exchange for the purposes of the ITA.

     Under the 1980 Convention, gains derived by the shareholder from the disposition of Genesis common shares that constitute "taxable Canadian property" will generally not be taxable in Canada unless the value of the Genesis common shares is derived principally from real property situated in Canada.

OPINION OF GENESIS' FINANCIAL ADVISOR

     In January 1999, the board of directors of Genesis retained NationsBanc Montgomery to deliver a fairness opinion in connection with the acquisition of Paradise. NationsBanc Montgomery is a nationally recognized investment banking firm. It is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Genesis selected NationsBanc Montgomery to deliver a fairness opinion on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the merger and its reputation in the semiconductor device industry and investment community and its historical investment banking relationship with Genesis.

     On January 21, 1999, NationsBanc Montgomery delivered to the Genesis board of directors an oral opinion, subsequently confirmed in writing as of the same date, that the exchange ratio was fair to Genesis from a financial point of view as of that date. The exchange ratio was determined pursuant to negotiations between Genesis and Paradise and not pursuant to recommendations from NationsBanc Montgomery. No limitations were imposed by the Genesis board of directors on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion. NationsBanc Montgomery was not requested to, nor did it advise Genesis with respect to alternatives to the merger or Genesis' underlying decision to proceed with or effect the merger.

     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE GENESIS BOARD OF DIRECTORS IS ATTACHED HERETO AS ANNEX F. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. NATIONSBANC MONTGOMERY'S OPINION IS DIRECTED TO THE GENESIS BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. NATIONSBANC MONTGOMERY'S OPINION ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO TO GENESIS ONLY FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE GENESIS BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, NATIONSBANC MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE NATIONSBANC MONTGOMERY OPINION.

     NationsBanc Montgomery:

     - reviewed financial and other data with respect to Paradise, including the financial statements for calendar year 1998 and financial and operating data relating to Paradise made available to NationsBanc Montgomery from published sources and from the internal records of Paradise;

     - reviewed the financial terms and conditions of the January 20, 1999 draft of the Agreement and Plan of Reorganization;

     - reviewed publicly available information concerning the trading of, and the trading market for, Genesis common shares, and analyzed the capitalization of Paradise;

     - compared Paradise from a financial point of view with publicly traded semiconductor device companies which NationsBanc Montgomery deemed to be relevant;

     - considered the financial terms, to the extent publicly available, of selected recent business combinations involving semiconductor device companies which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the merger;

     - reviewed Paradise's and Genesis' relative contributions to the combined company under selected financial measures, based on their respective historical results and forecasts, in the case of the financial forecasts for Genesis, by NationsBanc Montgomery's research analysts;

     - considered the valuation of Paradise based on discounted cash flow analyses;

     - reviewed pro forma effects of the merger on Genesis, including the impact of the merger on earnings per share estimates of Genesis provided by NationsBanc Montgomery's research analysts;

     - reviewed and discussed with representatives of the management of Paradise and Genesis information of a business and financial nature, including financial forecasts and related assumptions, regarding Paradise and Genesis, furnished to NationsBanc Montgomery by them, or, in the case of the financial forecasts for Genesis, by NationsBanc Montgomery's research analysts; and

     - made inquiries regarding and discussed the merger, the January 20, 1999 draft merger agreement and other matters related thereto with Genesis' counsel.

     NationsBanc Montgomery reviewed the January 20, 1999 draft of the merger agreement in its preparation of its opinion. While Genesis and Paradise had the opportunity to agree to materially add, delete or alter material terms of the merger agreement prior to its execution, the final merger agreement was substantially similar to the January 20, 1999 draft of the merger agreement.

     NationsBanc Montgomery did not independently verify the above information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Genesis obtained by NationsBanc Montgomery from its research analysts and the financial forecasts for Paradise, NationsBanc Montgomery assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. With Genesis' consent, NationsBanc Montgomery further assumed that resolution of any litigation between Paradise and Arithmos, Inc., would not result in any material adverse effect on the value of Genesis' common shares or Paradise. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those forecasts. NationsBanc Montgomery assumed that there were no material changes in Paradise's or Genesis' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery relied on advice of counsel and independent accountants to Genesis as to all legal and financial reporting matters with respect to Genesis, the merger and the January 20, 1999 draft merger agreement. NationsBanc Montgomery assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities

Act, the Exchange Act and all other applicable Canadian federal, Canadian provincial, U.S. federal and U.S. state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, whether contingent or otherwise, of Paradise or Genesis. NationsBanc Montgomery had not been furnished with any appraisals regarding any of the assets or liabilities of Paradise or Genesis. Genesis informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the merger will be recorded as a pooling of interests transaction under generally accepted accounting principles. NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of the date of its opinion. Accordingly, although subsequent developments may affect NationsBanc Montgomery's opinion, NationsBanc Montgomery did not assume any obligation to update, revise or reaffirm its opinion. NationsBanc Montgomery further assumed that the merger will be consummated in accordance with the terms described in the January 20, 1999 draft merger agreement, without any further amendments and without waiver by Genesis of any of the conditions to its obligations.


     While Paradise is an early growth stage company, NationsBanc Montgomery assumed that Paradise could experience significant growth within the next several years based on a number of factors, including:


     - the sizeable market opportunity presented by flat panel displays;

     - the relatively small number of companies with competing solutions;

     - Paradise's strong technological capabilities;

     - Paradise's intellectual property portfolio;

     - Paradise's ability to get two products into volume production;

     - Paradise's trend of improving financial results over recent periods; and

     - the experience and track record of Paradise's management with respect to managing start-up companies through periods of rapid growth.


     Using the financial forecasts of Paradise provided by Paradise's management and further developed by NationsBanc Montgomery with the consent and assistance of Paradise management, NationsBanc Montgomery assumed that Paradise would achieve profitability by the end of the first calendar quarter of 1999. Paradise informed NationsBanc Montgomery that Paradise did achieve profitability by the end of the first calendar quarter of 1999.



     NationsBanc Montgomery noted, however, that its assumptions with respect to Paradise were not wholly contingent on Paradise's ability to achieve profitability.


     The following is a brief summary of the report presented by NationsBanc Montgomery to the Genesis board of directors on January 21, 1999 in connection with its opinion. Some of the summaries of financial analyses performed by NationsBanc Montgomery include information presented in tabular format. In order to fully understand the financial analyses performed by NationsBanc Montgomery, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by NationsBanc Montgomery.

     COMPARABLE COMPANY ANALYSIS. Based on public and other available information, NationsBanc Montgomery calculated multiples of aggregate value. NationsBanc Montgomery defined these as:

     - equity value plus debt less cash and cash equivalents to estimated calendar year 1999 revenues, and

     - earnings before interest and taxes and equity value to estimated calendar year 1999 net income.

     These multiples were calculated for eleven companies in the semiconductor device industry whose securities are publicly traded and that NationsBanc Montgomery believes have operations and market valuations similar to what might be expected for Paradise:

     - Altera Corporation;

     - ATI Technologies Inc.;

     - Broadcom Corporation;

     - Galileo Technology Ltd.;

     - Genesis;

     - Level One Communications Inc.;

     - MMC Networks Inc.;

     - NeoMagic Corporation;

     - PMC-Sierra Inc.;

     - TransSwitch Corporation; and

     - Xilinx Inc.

     This analysis indicated the following multiples:

----------------------------------------------------------------------------------------------------------
  Aggregate value to:                                     Range of multiples       Mean         Median
----------------------------------------------------------------------------------------------------------
  Estimated calendar year 1999 revenues                     1.1x to 19.8x          8.3x          8.4x
----------------------------------------------------------------------------------------------------------
  Estimated calendar year 1999 earnings before              8.0x to 93.9x          33.4x        29.0x
  interest and taxes
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
  Equity value to:                                        Range of multiples       Mean         Median
----------------------------------------------------------------------------------------------------------
  Estimated calendar year 1999 net income                  13.7x to 141.3x         47.6x        37.3x
----------------------------------------------------------------------------------------------------------

     While the comparable company analysis compared Paradise to eleven companies in the semiconductor device industry, NationsBanc Montgomery did not include every company that could be considered to be a participant in the same industry. Paradise is an early growth stage company with a narrow product focus, and consequently, larger, established companies with significantly greater assets and revenues were determined by NationsBanc Montgomery to be inappropriate as a basis for comparison.

     NationsBanc Montgomery noted that the consideration to be paid by Genesis in connection with the merger implied multiples of 6.0x estimated calendar year 1999 revenues, 31.0x estimated calendar year 1999 earnings before interest and taxes, and 31.1x estimated calendar year 1999 net income for Paradise.

     COMPARABLE TRANSACTIONS ANALYSIS. Based on public and other available information, NationsBanc Montgomery calculated the multiples of aggregate value to last twelve months revenues and last quarter annualized revenues for the target company implied in ten comparable acquisitions of companies in the semiconductor device industry announced between October 20, 1995 and November 9, 1998 and which represented either acquisitions of early growth stage companies by established companies or strategic acquisitions for the primary purpose of acquiring access to a particular technology or product or both:

     - the acquisition of Jato Technologies Inc. by Level One Communications Inc., announced on November 9, 1998;

     - the acquisition of Chromatic Research Inc. by ATI Technologies Inc., announced on October 21, 1998;

     - the acquisition of Acclaim Communications Inc. by Level One Communications Inc., announced on June 25, 1998;

     - the acquisition of Rendition Inc. by Micron Technology Inc., announced on June 22, 1998;

     - the acquisition of ComCore Semiconductor Inc. by National Semiconductor Corporation, announced on April 24, 1998;

     - the acquisition of Integrated Telecom Technology Inc. by PMC-Sierra Inc., announced on April 16, 1998;

     - the acquisition of CommQuest Technologies by IBM Corporation, announced on February 11, 1998;

     - the acquisition of Amati Communications by Texas Instruments Inc., announced on November 19, 1997;

     - the acquisition of Mediamatics Inc. by National Semiconductor Corporation, announced on March 10, 1997; and

     - the acquisition of NexGen Microsystems by Advanced Micro Devices Inc., announced on October 20, 1995.

     This analysis yielded the following multiples, after excluding the Acclaim Communications Inc./Level One Communications Inc. transaction, which was so far outside the range of other transactions that it was deemed to be inappropriate for inclusion:

----------------------------------------------------------------------------------------------------------
  Aggregate value to:                                     Range of multiples       Mean         Median
----------------------------------------------------------------------------------------------------------
  Last twelve months revenues                               4.6x to 30.5x          17.7x        17.8x
----------------------------------------------------------------------------------------------------------
  Last quarter annualized revenues                          4.6x to 21.4x          12.1x        10.3x
----------------------------------------------------------------------------------------------------------

     The consideration to be paid by Genesis is connection with the merger implied multiples of 38.3x last twelve months revenues and 13.5x last quarter annualized revenues for Paradise.

     No company or transaction used in the comparable company or comparable transactions analyses is identical to Genesis, Paradise or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies which Genesis, Paradise and the merger are being compared. While the comparable transactions analysis was performed with respect to the acquisition of Paradise by Genesis, Paradise is an early growth stage company. Consequently, comparisons made between the acquisition of Paradise and acquisitions of established companies by significantly larger acquirors in the same industry were determined by NationsBanc Montgomery to be not meaningful on a last twelve months revenues basis and significantly less meaningful on a last quarter annualized revenues basis.

     CONTRIBUTION ANALYSIS. Using the financial forecasts for Genesis developed by NationsBanc Montgomery research analysts and the financial forecasts of Paradise provided by Paradise's management and further developed by NationsBanc Montgomery with the consent and assistance of Paradise management, NationsBanc Montgomery reviewed the estimated contribution of each of Genesis and Paradise to the total revenues, operating income and net income on a last quarter annualized basis and for each of the estimated calendar years 1999 and 2000 of the combined company. NationsBanc Montgomery then compared the estimated contributions of Genesis and Paradise to the pro forma share ownership of the combined company to be owned by the stockholders of each of Genesis and Paradise, assuming consummation of the merger as described in the January 20, 1999 draft merger agreement. This analysis indicated that Genesis's stockholders would own approximately 76.6% of the combined company. This analysis also indicated that Genesis and Paradise would each contribute:

-----------------------------------------------------------------------------------------------------
                                                                   Genesis             Paradise
-----------------------------------------------------------------------------------------------------
  Last quarter annualized revenues                                  76.3%               23.7%
-----------------------------------------------------------------------------------------------------
  Last quarter annualized operating income                           100%                  0%
-----------------------------------------------------------------------------------------------------
  Last quarter annualized net income                                 100%                  0%
-----------------------------------------------------------------------------------------------------
  Estimated calendar year 1999 revenues                             66.6%               33.4%
-----------------------------------------------------------------------------------------------------
  Estimated calendar year 1999 operating income                     72.3%               27.7%
-----------------------------------------------------------------------------------------------------
  Estimated calendar year 1999 net income                           65.7%               34.3%
-----------------------------------------------------------------------------------------------------
  Estimated calendar year 2000 revenues                             64.2%               35.8%
-----------------------------------------------------------------------------------------------------
  Estimated calendar year 2000 operating income                     69.4%               30.6%
-----------------------------------------------------------------------------------------------------
  Estimated calendar year 2000 net income                           70.3%               29.7%
-----------------------------------------------------------------------------------------------------

     DISCOUNTED CASH FLOW ANALYSIS. NationsBanc Montgomery applied a discounted cash flow analysis to the financial cash flow forecasts for Paradise for calendar years 1999 through 2003, as estimated by Paradise management and further developed by NationsBanc Montgomery with the consent and assistance of Paradise management. NationsBanc Montgomery first calculated the present values of the forecasted free cash flows. Second, NationsBanc Montgomery estimated the present value of the terminal value, calculated by applying current market valuation multiples to Paradise's estimated calendar year 2003 revenue and net income. NationsBanc Montgomery then calculated the implied equity values for Paradise using a terminal value based on multiples of estimated calendar year 2003 revenues:

-----------------------------------------------------------------------------------------------
                  Terminal multiple of      Terminal multiple of      Terminal multiple of
                     7.6x estimated            8.4x estimated            9.2x estimated
  Discount         calendar year 2003        calendar year 2003        calendar year 2003
  Rate                  revenues                  revenues                  revenues
-----------------------------------------------------------------------------------------------
  20.0%              $331.3 million            $365.7 million            $400.2 million
-----------------------------------------------------------------------------------------------
  25.0%               262.5 million             289.6 million             316.7 million
-----------------------------------------------------------------------------------------------
  30.0%               210.3 million             231.7 million             253.2 million
-----------------------------------------------------------------------------------------------

     NationsBanc Montgomery also calculated the implied equity values for Paradise using a terminal value based on multiples of estimated calendar year 2003 net income:

-----------------------------------------------------------------------------------------------
                  Terminal multiple of      Terminal multiple of      Terminal multiple of
                    37.3x estimated           42.5x estimated           47.6x estimated
  Discount       calendar year 2003 net    calendar year 2003 net    calendar year 2003 net
  Rate                   income                    income                    income
-----------------------------------------------------------------------------------------------
  20.0%              $214.8 million            $241.6 million            $268.5 million
-----------------------------------------------------------------------------------------------
  25.0%               170.9 million             192.0 million             213.0 million
-----------------------------------------------------------------------------------------------
  30.0%               137.4 million             154.1 million             170.9 million
-----------------------------------------------------------------------------------------------

     The range of discount rates of 20.0% to 30.0% was selected by NationsBanc Montgomery based on its prior experience with respect to the valuation of investment opportunities, with consideration given to the risk inherent in an early growth stage company such as Paradise. NationsBanc Montgomery established the range of multiples for calculating the implied equity values derived from estimated calendar year 2003 revenues by taking the median multiple of aggregate value to estimated calendar year 1999 revenues indicated in the comparable company analysis and establishing the range between 10% below the median multiple and 10% above the median multiple. NationsBanc Montgomery established the range of multiples for calculating the implied equity values derived from estimated calendar year 2003 net income by establishing the range between the mean and median equity value to estimated calendar year 1999 net income multiples indicated in the comparable company analysis.

     NationsBanc Montgomery noted that the equity value of Paradise implied by the merger was $146.3 million.

     ACCRETION/DILUTION ANALYSIS. Using the financial forecasts for Genesis developed by NationsBanc Montgomery research analyses and the financial forecasts of Paradise provided by Paradise's management and further developed by NationsBanc Montgomery with the consent and assistance of Paradise management, NationsBanc Montgomery compared estimated earnings per share on a stand-alone basis for Genesis to the estimated earnings per share of the combined company for calendar years 1999 and 2000. Based on those forecasts and assuming consummation of the merger on the terms set forth in the January 20, 1999 draft merger agreement, NationsBanc Montgomery noted that the merger would be accretive to earnings per share in calendar years 1999 and 2000.

     While the foregoing summary describes all analyses and examinations that NationsBanc Montgomery considered to be material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the above summary must be considered as a whole and that selecting portions of its analyses or the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses in its presentation to the Genesis board of directors. NationsBanc Montgomery did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that it was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of Paradise.

     In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genesis or Paradise. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of NationsBanc Montgomery's analysis of the financial fairness of the exchange ratio to Genesis and were provided to the Genesis board of directors in connection with the delivery of NationsBanc Montgomery's opinion. The analyses are not meant to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     NationsBanc Montgomery's opinion and presentation to the Genesis board of directors were among the many factors taken into consideration by the Genesis board of directors in making its determination to approve the merger.

     In the NationsBanc Montgomery engagement letter, Genesis agreed to pay NationsBanc Montgomery a fixed fee upon delivery of its opinion letter. The Genesis board of directors was aware of this fee structure and took it into account in considering NationsBanc Montgomery's opinion and in approving the merger. The NationsBanc Montgomery engagement letter also calls for Genesis to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses. Genesis has also agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, NationsBanc Montgomery actively trades the equity securities of Genesis for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in Genesis' securities. NationsBanc Montgomery also acted as underwriter in connection with public offerings of Genesis' securities and has performed investment banking services for Genesis.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF PARADISE AND GENESIS

     The Genesis common shares to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for Genesis common shares issued to any person who is an "affiliate" of either Genesis or Paradise at the time of the special meeting. Persons who may be affiliates include individuals or entities that control, are controlled by, or are under common control of either Genesis or Paradise and may include some officers and directors, as well as principal shareholders. Affiliates may not sell their Genesis common shares acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares,

     - an exemption under paragraph (d) of Rule 145 under the Securities Act, or

     - any other applicable exemption under the Securities Act.

     Genesis' registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of Genesis common shares to be received by affiliates in the merger.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a "pooling of interests" business combination. It is a condition of the merger that Genesis be advised by its independent auditors that they concur with Genesis' conclusion that the transactions contemplated by the merger agreement can properly be accounted for as a "pooling of interests" business combination. Under the "pooling of interests" method of accounting, each company's historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include each company's operating results for the entire fiscal year in which the merger is completed. The historical reported operating results will be combined and restated as the operating results of the combined company.

LISTING ON NASDAQ NATIONAL MARKET OF GENESIS' COMMON SHARES TO BE ISSUED IN THE MERGER

     Genesis intends that the common shares to be issued in the merger will be approved for listing on the Nasdaq National Market.

                              TERMS OF THE MERGER

     The description of the terms of the merger in this part of the proxy statement/prospectus is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated in this document by reference. You are encouraged to read the entire merger agreement for a more detailed description of the merger.

THE MERGER

     Paradise will become a wholly-owned subsidiary of Genesis in the merger. The closing of the merger will take place promptly following approval of the issuance of Genesis common shares in the merger by Genesis' shareholders, the approval of the merger and the merger agreement by Paradise's stockholders and the satisfaction or waiver of the other conditions in the merger agreement. The closing of the merger should occur prior to Genesis' fiscal year end of May 31, 1999.

MERGER CONSIDERATION


     The total number of Genesis common shares to be issued in the merger to Paradise stockholders and option holders will be 4,500,000 Genesis common shares. The exchange ratio, which determines the amount of shares each Paradise stockholder will receive in the merger, is expected to be 0.1918 Genesis common shares for each share of Paradise capital stock. Of the 0.1918 shares, about
0.1726 shares will be issued at completion of the merger and about 0.0192 shares will be deposited in an escrow fund. The actual exchange ratio may be reduced if Paradise grants more options or warrants or issues more shares of its capital stock prior to the merger, or may increase, if shares are repurchased or warrants or options lapse unexercised prior to the merger.


DIRECTORS AND OFFICERS OF PARADISE AFTER THE MERGER

     Upon the closing of the merger, the current directors and officers of Rainbow Acquisition Corporation, who are each current directors or officers of Genesis, will become the directors and officers of Paradise.

CERTIFICATE OF INCORPORATION AND BYLAWS OF PARADISE AFTER THE MERGER

     The Certificate of Incorporation and Bylaws of Rainbow Sub as in effect immediately prior to the merger will become the Certificate of Incorporation and Bylaws of Paradise upon the closing of the merger.

PARADISE STOCK OPTIONS

     In the merger, each outstanding option or right to purchase shares of Paradise common stock will be assumed by Genesis and remain outstanding. Each Paradise option will be exercisable for Genesis common shares. The number of Genesis common shares issuable upon exercise of a Paradise option and the exercise price of a Paradise option will be adjusted to reflect the exchange ratio of Genesis common shares for Paradise common stock in the merger.

CONVERSION OF PARADISE CAPITAL STOCK AS A RESULT OF THE MERGER

     Each share of Paradise capital stock outstanding immediately prior to the merger (other than any shares held by a holder who has demanded and perfected dissenters' rights for such shares will be canceled and be converted automatically into the right to receive a number of Genesis common shares. No fractional Genesis common shares will be issued in the merger. Instead, any Paradise stockholder who would have been entitled to receive a fractional common share, after aggregating all fractional shares of Genesis common stock, will be entitled to receive cash instead of that fractional share based on the market value of Genesis common shares.

     Holders of Paradise preferred stock are expected to elect to convert their shares of preferred stock into Paradise common stock prior to the merger and will receive Genesis common shares for each share of

Paradise common stock they hold. While not a condition of the merger, Paradise preferred stockholders who have signed voting agreements have agreed to vote in favor of the conversion of their preferred stock into common stock of Paradise. With the consent of the holders of a majority of the preferred stock, all holders will have their preferred stock automatically converted into common stock. Absent automatic conversion, each preferred stockholder of Paradise who does not convert its preferred stock will receive a number of Genesis common shares based on the original price per share that it paid for its preferred stock, plus an amount equal to any declared but unpaid dividends on the preferred stock. Because the original Paradise preferred stock price per share is in each case lower than the dollar value amount expected to be received by holders of Paradise common stock in the merger, it is likely that all holders of Paradise preferred stock will in any event convert their shares into common stock.

PROCEDURE FOR CONVERTING PARADISE CAPITAL STOCK INTO GENESIS COMMON SHARES

     Promptly after the closing of the merger, Paradise stockholders will receive a letter of transmittal from Genesis' exchange agent containing instructions about how Paradise stock certificates are to be surrendered. Upon surrender of Paradise stock certificates, Genesis will issue certificates representing the appropriate number of Genesis common shares, subject to the escrow provisions of the merger agreement.

Exchange Agent

     Promptly after the merger, Genesis will deposit with ChaseMellon Shareholder Services, LLC as the exchange agent, for the benefit of Paradise stockholders, Genesis common share certificates to be issued in the merger.

Exchange Procedures

     Once a Paradise stockholder has returned his Paradise stock certificate to ChaseMellon, together with all of the other documents required, the Paradise stockholder will receive a share certificate representing Genesis common shares, less the ten percent portion placed in the escrow fund.

     No dividends or other distributions on Genesis common shares that are declared or made after the merger will be paid on unsurrendered Paradise stock certificates until they are surrendered to the exchange agent.

     The exchange agent will provide instructions for exchanging Paradise certificates that have been lost, stolen or destroyed. The exchange agent will also provide instructions for registering the Genesis common shares to be received in a different name than the surrendered Paradise stock certificate.

     PARADISE STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER. PARADISE STOCKHOLDERS SHOULD NOT RETURN THEIR CERTIFICATES WITH THEIR PROXY.

FORM S-8 FILING TO REGISTER PARADISE OPTIONS ASSUMED BY GENESIS

     Genesis has agreed to file with the Securities and Exchange Commission, promptly after the merger closes, a registration statement on Form S-8 to register the Genesis common shares issuable as a result of the exercise of Paradise options assumed by Genesis in the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by Paradise in favor of Genesis. These representations and warranties relate to Paradise's business, including:

     - Organization and good standing as a corporation,

     - Capital structure,

     - Ownership of subsidiaries,

     - Authorization, signature, delivery and enforceability of the merger agreement and related agreements,

     - Absence of conflict with, default under or violation of agreements and laws by reason of the execution or performance of the merger agreement,

     - Absence of need for waivers or consents from any governmental entity or third party prior to the signature or delivery of the merger agreement,

     - Accuracy of financial statements,

     - Absence of undisclosed liabilities,

     - Absence of certain changes in the business,

     - Tax matters,

     - Absence of certain restrictions on business activities,

     - Title to property and absence of liens and encumbrances,

     - Ownership of intellectual property and related matters,

     - Absence of certain types of agreements, contracts and commitments,

     - Interested party transactions,

     - Compliance with laws,

     - Litigation matters,

     - Insurance,

     - Minute books,

     - Environmental matters,

     - Absence of brokers' or finders' fees in connection with the merger,

     - Employee matters and benefit plans,

     - Governmental authorizations and licenses,

     - Pooling of interests,

     - Absence of material misstatements or omissions in connection with the merger, and

     - Board of directors approvals for the merger.

     No claim on the representations and warranties of Paradise may be made by Genesis after the first to occur of the date of the first audit of the financial statements reflecting any combined operations of Genesis and Paradise after the closing of the merger or the date which is one year after the closing of the merger. Paradise stockholders have an indemnification obligation to Genesis for breaches of the representations and warranties.

     The merger agreement also contains customary representations and warranties made by Genesis and Rainbow. These representations and warranties relate to Genesis' business, including:

     - Organization and good standing as a company,

     - Authorization, execution, delivery and enforceability of the merger agreement and related agreements,

     - Absence of conflict with, default under or violation of agreements and laws by reason of the execution or performance of the merger agreement,

     - Absence of need for waivers or consents from any governmental entity or third party prior to signature and delivery of the merger agreement,

     - Capital structure,

     - Accuracy of SEC documents and financial statements,

     - Absence of material changes in Genesis' business,

     - Litigation matters,

     - Employee matters and benefit plans,

     - Tax matters,

     - Absence of material restrictions on business activities,

     - Ownership of Intellectual Property and related matters,

     - Nova Scotia continuance,

     - Financial advisor's fairness opinion,

     - Pooling of interests,

     - Absence of brokers' fees or finders' fees in connection with the merger,

     - Absence of material misstatements or omissions in connection with the merger,

     - Board of directors approvals for the merger, and

     - Environmental matters.

     The representations and warranties of Genesis and Rainbow end on the closing of the merger.

CONDUCT OF PARADISE'S AND GENESIS' BUSINESS PENDING THE MERGER

     Each of Paradise and Genesis has agreed to carry on its business in its usual manner until the closing of the merger. Each of Paradise and Genesis has committed to use all commercially reasonable efforts consistent with past practices:

     - To preserve intact its present business organization,

     - To keep available the services of its present officers and key employees, and

     - To preserve its relationships with customers, suppliers, distributors, licensors, licensees and others.

     Each of Paradise and Genesis has also agreed not to take, without the other's prior consent, actions that could adversely affect their business prior to the closing. A complete list of these actions is set out in Section 4.1 and
4.2 of the merger agreement, which is included as Annex A to this proxy statement/prospectus.

NO SOLICITATION BY PARADISE OR GENESIS OF OTHER OFFERS

     Each of Genesis and Paradise has agreed not to solicit, initiate discussions, encourage or engage in negotiations with, disclose any non-public information or otherwise assist any person relating to a possible acquisition of either party. If the board of directors of either party receives an unsolicited proposal, that it believes would result in a transaction more favorable to its securityholders from a financial point of view than the merger, then the board of directors of the party receiving the proposal may take other actions as are consistent with its fiduciary obligations.

CONDITIONS TO COMPLETION OF THE MERGER

     There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories, and are summarized below.

     The Obligations of Each Party to Complete the Merger are Subject to the Following Conditions:

     - The Paradise stockholders and the Genesis shareholders will have approved the necessary resolutions in connection with the merger,

     - No court order or other legal restraint or prohibition preventing the completion of the merger will be in effect,

     - Paradise and Genesis will each have received written opinions from their tax counsel that the merger will be a tax-free reorganization,

     - Genesis will have received a letter from its independent auditors agreeing that the merger can be accounted for as a pooling of interests, and

     - The Genesis common shares to be issued in the merger will have been authorized for listing on the Nasdaq National Market.

     Any of the above conditions may be waived by Paradise or Genesis.

     The Obligations of Paradise to Complete the Merger are Subject to the Following Conditions:

     - The representations and warranties of Genesis and Rainbow in the merger agreement will be true and correct in all material respects, except where any breach of such representations and warranties would not result in a material adverse effect on Genesis,

     - Genesis and Rainbow will have performed and complied in all material respects with all agreements and covenants required to be performed by them prior to the merger,

     - All consents, waivers, or orders required to be obtained by Genesis or Rainbow to complete the merger will have been obtained except where failure to obtain them would not have a material adverse effect,

     - Paradise will have received a legal opinion from each of Ontario, Nova Scotia and United States legal counsel to Genesis,

     - No event will have had or would reasonably be expected to have a material adverse effect on Genesis and its subsidiaries taken as a whole,

     - Genesis' board of directors will consist of seven members, including Alexander S. Lushtak and Lawrence G. Finch of Paradise, following the resignation of two current Genesis directors, and

     - Genesis will have given Paradise an officer's certificate of Genesis stating that, as of the date of the merger, all representations and warranties made by Genesis and Rainbow in the merger agreement are true and correct in all material respects and all covenants and obligations of the merger agreement to be performed by Genesis on or prior to the merger have been so performed in all material respects.

     Any of the above conditions may be waived by Paradise.

     The Obligations of Genesis and Rainbow to Complete the Merger are Subject to the Following Conditions:

     - The representations and warranties of Paradise in the merger agreement will be true and correct in all material respects, except where any breach of the representations and warranties would not result in a material adverse effect on Paradise,

     - Paradise will have performed and complied in all material respects with all covenants and obligations of the merger agreement required to be performed by it prior to the merger,

     - All consents, waivers, assignments and approvals required to be obtained by Paradise to complete the merger will have been obtained except where failure to obtain them would not have a material adverse effect,

     - Genesis will have received a legal opinion from legal counsel to Paradise,

     - Affiliates of Paradise will have entered into an affiliate agreement with Genesis,

     - Key employees of Paradise will have entered into a non-competition agreement with Genesis,

     - The directors of Paradise in office prior to the closing of the merger will have resigned as directors of Paradise at such time,

     - Holders of no more than 5% of the outstanding shares of Paradise capital stock will have exercised dissenters' rights under applicable law in connection with the merger,

     - Paradise stockholders holding at least one share more than 90% of Paradise's capital stock will have approved the merger and merger agreement,

     - No event will have had or would reasonably be expected to have a material adverse effect on Paradise, and

     - Paradise will have provided Genesis with an officer's certificate stating that, as of the date of the merger, all representations and warranties made by Paradise in the merger agreement are true and correct in all material respects and all covenants and obligations of the merger agreement to be performed by Paradise on or before that date have been so performed in all material respects.

     Any of the above conditions may be waived by Genesis.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated:

     - By Genesis and Paradise, if they mutually agree,

     - By Genesis if any governmental entity prohibits Genesis' or Paradise's ownership or operation of all or any portion of the business of Paradise, or requires Genesis or Paradise to dispose of or hold separately all or a portion of the business or assets of Paradise or Genesis as a result of the merger, or

     - By Genesis or Paradise if:

     -- The merger has not occurred by June 30, 1999, unless the party seeking to terminate the merger agreement has acted or failed to act in such a manner as to result in the failure of the merger to occur on or before such date but only so long as the other party is prepared to consummate the merger immediately,

     -- There is a final nonappealable order of a Federal or state court in effect preventing the merger,

     -- There is any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the merger by any governmental entity that would make completion of the merger illegal,

     -- The party seeking to terminate is not in material breach of its obligations under the merger agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of the other party and such breach has not been cured within 15 business days after written notice to the other party and as a result of such breach there occurs or would result in a failure to satisfy certain closing conditions,

     -- If an event having a material adverse effect on the party which is not seeking to terminate will have occurred after the date of the merger agreement,

     -- The Genesis shareholders or the Paradise stockholders do not vote for the required approvals for the merger, or

     -- The board of directors of the party which is not seeking to terminate recommends that its stockholders accept another, superior proposal for the acquisition of their company or if the board of directors withholds, withdraws or modifies in an unfavorable manner to the other party its recommendation in favor of adoption and approval of the merger.

ESCROW FUND AND INDEMNIFICATION


     The Genesis common shares to be held in escrow will automatically be contributed to the escrow fund on behalf of each holder of Paradise capital stock at the time of the merger. The number of escrow shares will approximately equal 10% of the aggregate number of Genesis common shares to be issued at the closing of the merger. Each former Paradise stockholder will contribute proportionately to the escrow fund based on share ownership. The escrow fund will be available to compensate Genesis and its affiliates for losses incurred by them, including any claim made by a third party or for which Genesis would otherwise be liable as a result of any breach of a representation, warranty or covenant of Paradise contained in the merger agreement. Each former Paradise stockholder will contribute proportionately to any shares delivered from the escrow fund to Genesis based on share ownership.


     Genesis may not receive any shares from the escrow fund unless and until, and then only to the extent that losses exceed in the aggregate $500,000. The escrow shares may not be used to satisfy any liabilities that may result from the Arithmos litigation.

     Former Paradise stockholders with Genesis common shares in escrow will have voting rights with respect to the escrow shares while in escrow, and will receive dividends, if any, attributable to the escrow shares.

     The escrow fund and the indemnity will terminate at the earlier of one year after the closing date of the merger or the issuance of the first independent auditors' report on the financial statements of the combined company. After the merger, the escrow shares and the indemnity will be Genesis' exclusive remedy to recover any losses it suffers by reason of the breach of any representation, warranty or covenant of Paradise. Genesis' remedy will not be limited in the case of fraud by Paradise.

     By approving the merger agreement, Paradise stockholders will have consented to the appointment of Robert R. Tillman, a director of Paradise, to act as the stockholder representative on behalf of Paradise stockholders, to:

     - authorize or direct delivery of escrow shares in satisfaction of claims brought by Genesis, and

     - to agree to, to negotiate and to enter into settlements and compromises with respect to claims on the escrow fund.

     Paradise stockholders are encouraged to read Article VII of the merger agreement for a more detailed explanation of the indemnity and escrow fund and their rights and obligations with respect to the escrow shares.

EMPLOYMENT MATTERS

     Each employee of Paradise who remains an employee of the combined company after the merger will be eligible to receive salary and benefits consistent with Genesis' standard human resource policies.

FEES AND EXPENSES

     Regardless of whether the merger is completed, all fees and expenses incurred by a party in connection with the merger will generally be payable by the party incurring such fees and expenses.

BREAK-UP FEES

     Under certain circumstances, if the merger agreement is terminated, then either Genesis or Paradise may be required to pay certain break-up fees to the other party. Specifically, if, in the absence of a material adverse effect on Paradise, the merger agreement is terminated and the Genesis board of directors has either:

     - withheld, withdrawn or modified in a manner adverse to Paradise its recommendation that Genesis shareholders approve the issuance of the Merger Consideration,

     - recommended that its shareholders approve a superior proposal with respect to Genesis, or

     - failed to hold a shareholder meeting by June 30, 1999,

     then Genesis must pay Paradise $5,000,000 within one business day of the earlier of a termination of the merger agreement or a negative vote by the shareholders of Genesis. Further, if, other than in a case described by the immediately preceding sentence,

     - there is a competing acquisition bid with respect to Genesis that is publicly disclosed and not withdrawn,

     - the shareholders of Genesis vote down the issuance of the Genesis common shares to be issued in connection with the merger (a "Genesis Negative Vote"), and

     - within 12 months of such Genesis Negative Vote, Genesis consummates or agrees to an acquisition with the party that made such competing acquisition bid, or within six months of such Genesis Negative Vote, Genesis consummates, or agrees to an acquisition with any other party, and there has been no material adverse effect on Genesis prior to such Genesis Negative Vote, then Genesis must pay to Paradise $5,000,000 within one business day.

     Similarly, if, in the absence of a material adverse effect on Genesis, the merger agreement is terminated and the Paradise board of directors has either:

     - withheld, withdrawn or modified in a manner adverse to Genesis its recommendation that the Paradise stockholders approve the merger and the merger agreement,

     - recommended that its stockholders approve a superior proposal with respect to Paradise, or

     - failed to hold a stockholder meeting by June 30, 1999,

     then Paradise must pay Genesis $5,000,000 within one business day of the earlier of a termination of the merger agreement or a negative vote by the stockholders of Paradise. Further, if other than in a case described by the immediately preceding sentence,

     - there is a competing acquisition bid with respect to Paradise that is publicly disclosed and not withdrawn,

     - the stockholders of Paradise vote down the merger (a "Paradise Negative Vote"), and

     - within 12 months of such Paradise Negative Vote, Paradise consummates or agrees to an acquisition with the party that made such competing acquisition bid, or within six months of such Paradise Negative Vote, Paradise consummates or agrees to an acquisition with any other party, and there has been no material adverse affect on Paradise prior to the Paradise Negative Vote, then Paradise must pay to Genesis $5,000,000 within one business day.

OTHER COVENANTS OF THE MERGER

     The merger agreement contains covenants and agreements that are customary in transactions of this nature. The principal covenants and agreements are as follows:

     - Genesis and Paradise have agreed to prepare and file with the Securities and Exchange Commission this proxy statement/prospectus for the solicitation and approval of the shareholders of Genesis and the stockholders of Paradise, to approve and vote on the required resolutions in connection with the merger,

     - Genesis and Paradise have agreed to comply with applicable laws and the rules and regulations of the Securities and Exchange Commission, to respond promptly to any comments of the Securities and Exchange Commission and to have the registration statement on Form S-4 declared effective under the Securities Act promptly after it is filed,

     - Genesis and Paradise have agreed to use all commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to Genesis' shareholders and Paradise's stockholders promptly after the registration statement on Form S-4 is declared effective under the Securities Act,

     - Genesis agreed to hold a shareholders' meeting for Genesis and Paradise agreed to hold a stockholders' meeting for Paradise to vote on the merger agreement and related transactions promptly after the Registration Statement on Form S-4 is declared effective,

     - If any event related to Genesis or Paradise occurs or if Genesis or Paradise becomes aware of any information that should be disclosed in an amendment to the registration statement or the proxy statement/prospectus, then Genesis or Paradise, as applicable, will inform the other and will cooperate with each other in filing an amendment with the Securities and Exchange Commission and, if appropriate, in mailing such amendment to the shareholders of Genesis or to the stockholders of Paradise,

     - Genesis and Paradise have agreed to consult with each other before issuing any press release or public statement concerning the merger,

     - After the merger, Genesis will take action to allow eligible employees of Paradise who become employees of the combined company to participate in the combined company's customary benefit programs at customary levels, and

     - Paradise and Genesis have each agreed to use its best efforts to ensure that the merger will be accounted for as a pooling of interests.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT.

     We may amend the merger agreement before completion of the merger.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement. If any of either of our conditions or other obligations are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies is appropriate.

GOVERNMENTAL APPROVALS FOR THE MERGER.

     All required governmental approvals to complete the merger have been obtained except for the filing of a certificate of merger with the Secretary of State of Delaware.

                 OTHER AGREEMENTS IN CONNECTION WITH THE MERGER

NON-COMPETITION AGREEMENTS OF KEY PARADISE EMPLOYEES

     Key employees of Paradise have entered into non-competition agreements with Genesis which will restrict their ability to compete with Genesis if they voluntarily leave the combined company's employ.

AFFILIATE AGREEMENTS

     Each director, each executive officer and one Genesis shareholder have entered into agreements restricting sales and other transactions reducing their risk of investment in the Genesis common shares held by them to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes.

     Each director, each executive officer and Paradise affiliate stockholders have entered into similar agreements for the Genesis common shares to be received by them in the merger to comply with federal securities and tax laws and to help ensure that the merger will be treated as a pooling of interests for accounting and financial reporting purposes.

VOTING AGREEMENTS

     Each director, each executive officer and one Genesis shareholder have entered into voting agreements with Genesis and Paradise that obligate them to vote in favor of the issuance of Genesis common shares in the merger.

     Each director, each executive officer and Paradise principal stockholders have entered into a voting agreement with Genesis and Paradise that obligate them to vote in favor of the merger and the merger agreement.

           GENESIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENESIS OVERVIEW

     Genesis designs, develops and markets integrated circuits that process digital video and graphic images. Genesis also supplies reference boards and designs that incorporate its proprietary integrated circuits. Genesis is focused on the development and marketing of image processing solutions targeted at the flat panel computer monitor market and at other potential mass markets. Genesis markets and sells its products through authorized distributors and directly to customers with the support of regional sales representatives. Average selling prices to distributors are typically less than average selling prices to direct customers. Average selling prices and product margins of Genesis' products are typically highest during the initial months following product introduction and decline over time. Genesis recognizes revenues from product sales when they are shipped. Product returns and allowances are estimated and provided for at the time of sale. To date, Genesis has not experienced any significant product returns.

     In addition to product sales, Genesis derives revenues from providing design services. These services are aimed at assisting Genesis' customers to develop products that include Genesis' products in their designs. Genesis may also receive revenues from license fees and royalties, although to date these amounts have been immaterial. Genesis intends to explore opportunities for licensing its technology to other integrated circuit suppliers outside of Genesis' target markets.

     Genesis' costs of finished products from its semiconductor suppliers have historically been negotiated at fixed prices on an annual basis, and have not been dependent on the suppliers' manufacturing yields. If Genesis cancels a purchase order to a supplier, it must pay cancellation penalties based on the status of the work in process. Genesis has a limited ability to reschedule its purchase orders and, therefore, Genesis must place purchase orders for products before it receives purchase orders from its own customers. This restricts Genesis' ability to react to fluctuations in demand for its products and may cause Genesis to have either too much or not enough of a particular product. For example, in the fiscal year ended May 31, 1997, Genesis recorded provisions totaling $1.3 million for declines in inventory value and for write downs of excess inventory. Genesis has recently signed agreements with suppliers in Asia. Under the terms of those agreements, Genesis has shorter lead time requirements for the placing of its orders with the suppliers, although Genesis is now dependent on the manufacturers' yields.

     Genesis earns investment tax credits under the provisions of the Income Tax Act (Canada) because it carries out qualifying research and development activities in Canada. These tax credits are earned at a rate of 20% of those qualifying expenditures. The tax credits earned may only be applied to reduce income taxes payable.

     Genesis has losses and deductions available to reduce future years' taxable income in both Canada and the United States. Most of these aggregate losses and deductions have no time limitation on them. Genesis does not anticipate paying any income taxes until the benefit of these losses and deductions has been fully utilized. Details of these losses and deductions can be found in Note 9 to Genesis' Consolidated Financial Statements included in this proxy statement/prospectus.


     Genesis carries out a significant portion of its operations in Canada. Although virtually all revenues and costs of sales are denominated in U.S. dollars, a portion of Genesis' operating expenses are denominated in Canadian dollars. Accordingly, Genesis' operating results are affected by changes in the exchange rate between the Canadian and U.S. dollars. Any future strengthening of the Canadian dollar against the U.S. dollar could negatively impact Genesis' operating results by increasing its operating expenses. Genesis does not presently engage in any hedging or other transactions intended to manage the risks relating to foreign currency exchange rate fluctuations, other than natural hedges that occur as a result of holding both Canadian dollar denominated assets and Canadian dollar denominated liabilities. Genesis may in the future undertake hedging or other such transactions if management determines that it is necessary to offset exchange rate risks. To date, net exchange gains and losses on Canadian dollar denominated assets and liabilities have not been material.

     Effective June 1, 1998, Genesis changed its functional currency from the Canadian dollar to the U.S. dollar. This was done based on management's review and weighting of numerous factors influencing the determination of the currency of the primary economic environment in which Genesis operates. A key factor considered by management was the increased significance of U.S. dollar denominated revenues and expenditures in relation to Genesis' Canadian dollar denominated transactions. In addition, commencing with Genesis' IPO financing in February of 1998, Genesis' financing is now denominated primarily in U.S. dollars.


RESULTS OF OPERATIONS

NINE MONTHS ENDED FEBRUARY 28, 1999 COMPARED TO NINE MONTHS ENDED FEBRUARY 28, 1998

     Total Revenues. Total revenues for the nine months ended February 28, 1999 increased to $26.4 million from $10.2 million in the same period of 1998, an increase of 159.1%. The increase in total revenues is primarily due to increased demand for Genesis' products in the flat panel computer monitor market.


     Revenues from the flat panel monitor market segment increased to $16.2 million or 61.2% of total revenues in the nine months ended February 28, 1999 from $3.1 million or 30.0% of total revenues in the nine months ended February 28, 1998. This increase was a result of both increasing share in that market as well as overall growth of the market segment, partially offset by declining average selling prices. As the share of any market increases, the ability to grow in that market segment will be limited by the overall growth rate of the market segment.


     The overall growth of the flat panel monitor market segment has been positively impacted by significant reductions in retail selling prices of the end products, which have declined from approximately $2,500 in early calendar 1998 to under $1,000 in early calendar 1999. This decline was primarily as a result of reductions in the cost of LCD panels used in flat panel monitors, caused by improved manufacturing yields for the panels and by the devaluation of currencies in the countries, principally in Asia, where LCD panels are manufactured. It is unlikely that this rate of decline in retail selling prices will continue. There have been reports of a lack of current capacity to manufacture a sufficient number of LCD panels to meet the demand for flat panel computer monitors. A lack of supply of LCD panels could reduce the rate of growth of the flat panel monitor market by limiting product availability, or by causing the retail price of flat panel monitors to increase such that demand would be reduced.

     Genesis began shipping resale products called analog to digital converters, or ADC's, in fiscal 1999. These products were sold to flat panel monitor customers who had difficulty in sourcing them directly from the manufacturer. Genesis arranged to procure and supply these ADC's in order to assist its customers into production so that they would also purchase Genesis' proprietary parts. Genesis intends to discontinue the sales of these ADC's. For the nine months ended February 28, 1999, total revenue from sales of ADC's was $610,000. Genesis has also indicated that certain other proprietary products will be discontinued. These discontinued proprietary products are being replaced by new proprietary products, and no material impact on revenues is expected as a result of this replacement.


     Revenues from Genesis' second largest market segment, the projection systems market, decreased to $5.5 million or 21.0% of total revenues in the nine months ended February 28, 1999, from $5.7 million or 55.4% of total revenues in the nine months ended February 28, 1998. This decline in revenue was primarily a result of lower unit shipments by Genesis into that market. Genesis' customers reduced their requirements because their own customers in turn reduced their inventory levels due to increased price competition among the various projection systems manufacturers. The reduction in shipments occurred primarily in the first quarter of Genesis' fiscal year, with unit shipments increasing sequentially in each of the second and third quarters of fiscal 1999.


     As a result of the factors described above, Genesis does not expect to sustain the past rate of revenue growth in future periods.

     Gross Profit. Gross profit for the nine months ended February 28, 1999 increased to $15.8 million from $7.3 million in the same period in 1998, representing 59.7% of total revenues in the 1999 period and 71.2% of total revenues in the 1998 period. The decrease in gross profit percentage was attributable both to higher sales volumes coupled with lower average selling prices, and to a less favorable mix of products sold. The reduction in average selling prices resulted in a decline in the gross profit percentage of 6.4% and the change in product mix resulted in a decline of 5.1%.


     In the nine months ended February 28, 1999, Genesis began increasing shipments of its gmFC1 product. This product has a lower gross profit percentage than Genesis' other products. Genesis also began to sell lower margin resale ADC products in the 1999 fiscal year. As a result, Genesis' overall gross profit percentage declined in the nine months ended February 28, 1999. Genesis expects to discontinue sales of the resale ADC products.



     As unit shipments into the flat panel monitor market continue to grow, Genesis expects a continued decline in its average selling prices. In order to maintain its gross margins, Genesis intends to continue to introduce new, lower cost versions of its products. For example, Genesis recently introduced the gmZ2 as a replacement for the gmZ1, and the gmFC1A as a replacement for the gmFC1. These chips are sold primarily into the flat panel monitor market. In addition, Genesis intends to introduce additional features into subsequent generations of its products to increase their value to customers.


     As a result of these factors, Genesis believes that overall gross margins will not continue the same rate of decline in the future.

     Research and Development. Research and development expenses include costs associated with research and development personnel, development tools and prototyping costs, less investment tax credits and government assistance. Research and development expenses for the nine months ended February 28, 1999 increased to $4.0 million from $2.5 million in the same period in the previous year. These expenses represented 15.2% of total revenues in the 1999 period and 24.7% of total revenues in the 1998 period. The increase in absolute dollars in the nine months ended February 28, 1999 over the same period in 1998 reflects greater personnel costs associated with an expansion in Genesis' research and development activities and increased prototype and pre-production expenses of new products. Genesis expects to continue to make substantial investments in its research and development activities and anticipates that research and development expenses will continue to increase in absolute dollars. The decline in research and development expenses as a percentage of total revenues resulted from the rate of growth in total revenues exceeding the rate of growth of research and development expenses.

     Selling, General and Administrative. Selling, general and administrative expenses consist of personnel and related overhead costs for selling, marketing, customer support, finance, human resources and general management functions and of commissions paid to regional sales representatives. Selling, general and administrative expenses were $6.2 million in the nine months ended February 28, 1999 and $3.5 million in the same period in the previous year. These expenses represented 23.6% of total revenues in the 1999 period and 33.8% of total revenues in the 1998 period. The dollar increase in selling, general and administrative expenses reflects increased personnel costs related to increased selling, administrative and customer support activities and to increased commissions associated with higher sales volumes. Genesis expects selling, general and administrative expenses to increase in absolute dollars due to the addition of administrative, marketing, selling and customer support personnel and due to continued expansion of Genesis' international operations. The decline in selling, general and administrative expenses as a percentage of total revenues resulted from the rate of growth in total revenues exceeding the rate of growth of selling, general and administrative expenses.

     Interest Income. Interest income in the nine months ended February 28, 1999 was $1.4 million, compared with $188,000 in the same period in the previous year. The increase in interest income was primarily due to the additional balances of cash and cash equivalents held by Genesis because of its initial public offering in February 1998. Future interest income will depend on the amount of funds available to invest and on future interest rates.

     Provision for Income Taxes. There was no provision for income taxes in the nine month periods ended February 28, 1999 or 1998 because Genesis had investment tax credits, non-capital losses or unclaimed research and development expenditures available to reduce taxes payable or taxable income.

FISCAL YEARS ENDED MAY 31, 1998, 1997 AND 1996


     Total Revenues. Total revenues for the year ended May 31, 1998 increased to $15.7 million from $4.5 million in the previous year, an increase of 247.8%. Total revenues for fiscal 1997 increased by 197.0% over total revenues of $1.5 million in fiscal 1996. The increase in total revenues in fiscal 1998 over fiscal 1997 is primarily due to the introduction and market acceptance of new products, principally the gmVLD8 and gmZ1 products that were introduced in fiscal 1997, as well as the gmFC1 product that was introduced in the third quarter of fiscal 1998. These products were principally sold into the projection system market and into the flat panel monitor market. Total revenues in fiscal 1998 were also positively impacted by an increase in design services activities. The increase in total revenues in fiscal 1997 over fiscal 1996 resulted primarily from greater market acceptance of Genesis' GenScale products and to a lesser extent from the introduction of Genesis' gmVLD8 and gmZ1 products in fiscal 1997. Genesis does not expect to sustain this rate of revenue growth in future periods.


     Gross Profit. Gross profit for fiscal 1998 increased to $10.9 million from $1.5 million in fiscal 1997 and from $1.1 million in fiscal 1996. This represented 69.4% of total revenues in fiscal 1998, 34.1% of total revenues in fiscal 1997 and 71.5% of total revenues in fiscal 1996. The increase in gross profit was attributable to higher sales volumes and a more favorable mix of products sold. Gross profit was positively impacted in fiscal 1998 by higher gross margins of Genesis' AIM product line and, to a lesser extent, by lower average component costs. Inventory write downs of $1.3 million in the 1997 fiscal year resulted in a decline in gross margins for that year, and were related to older products that had been replaced by newer products and to surplus inventory levels of other products. Gross margins may decline in future periods as Genesis enters higher volume markets. This is expected to occur as a result of customers seeking volume discounts on purchases from Genesis, and as a result of potentially increased competition in these higher volume markets.

     Research and Development. Research and development expenses for the year ended May 31, 1998 increased to $3.6 million from $2.6 million in the previous fiscal year and from $2.1 million in fiscal 1996. This represented 23.2% of total revenues in fiscal 1998, 58.4% of total revenues in fiscal 1997 and 137.6% of total revenues in fiscal 1996. The increases in absolute dollars in fiscal years 1998 and 1997 reflect greater personnel costs associated with an expansion in Genesis' research and development activities and increased prototype and pre-production expenses of new products. Genesis expects to continue to make substantial investments in its research and development activities and anticipates that research and development expenses will continue to increase in absolute dollars. The decline in research and development expenses as a percentage of total revenues resulted from the rate of growth in total revenues exceeding the rate of growth of research and development expenses.

     Selling, General and Administrative. Selling, general and administrative expenses were $4.8 million in fiscal 1998, $4.2 million in fiscal 1997 and $2.7 million in fiscal 1996. This represented 30.7% of total revenues in fiscal 1998, 93.8% of total revenues in fiscal 1997 and 174.9% of total revenues in fiscal 1996. The dollar increases in selling, general and administrative expenses reflect increased personnel costs related to increased selling, customer support and administrative activities and reflect increased commissions associated with higher sales volumes. Genesis expects selling, general and administrative expenses to increase in absolute dollars due to the addition of marketing, selling, customer support and administrative personnel and to continued expansion of its international operations. The decline in selling and marketing expenses as a percentage of total revenue resulted from the increase in total revenues for the period. The decline in selling, general and administrative expenses as a percentage of total revenues resulted from the rate of growth in total revenues exceeding the rate of growth of selling, general and administrative expenses.

     Interest Income (Expense). Interest income in fiscal 1998 was $675,000 compared with $147,000 in fiscal 1997 and with interest expense of $143,000 in fiscal 1996. The increase in interest income in fiscal 1998 was primarily due to the additional balances of cash and cash equivalents held by Genesis because of its initial public offering in February 1998. The increase in interest income in fiscal 1997 over fiscal 1996 was primarily due to raising additional funds in a private equity financing in July 1996. Future interest income will depend on the amount of funds available to invest and on future interest rates.

     Provision for Income Taxes. There was no provision for income taxes in the year ended May 31, 1998 because Genesis had investment tax credits, non-capital losses or unclaimed research and development expenditures available to reduce taxes payable or taxable income. There was no provision for income taxes in fiscal 1997 or 1996 because Genesis had a net loss in each year.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents were $36.1 million at February 28, 1999, $35.9 million at May 31, 1998, $3.7 million at May 31, 1997 and $1.5 million at May 31, 1996. Net cash used in operations was $470,000 for the nine months ended February 28,1999. Genesis generated net cash from operations of $2.1 million in fiscal 1998. Net cash used in operations was $5.7 million in fiscal 1997 and $4.0 million in fiscal 1996. Net cash used in operations in the nine months ended February 28, 1999 was primarily a result of cash invested in accounts receivable and inventory exceeding cash generated from the net income and from increases in accounts payable and accrued liabilities. Net cash generated from operations in fiscal 1998 consisted primarily of net income plus increases in accounts payable and accrued liabilities, partially offset by increases in accounts receivable and inventory. In fiscal 1997 and 1996, net cash used in operations was primarily a result of the net loss and cash invested in accounts receivable and inventory exceeding cash generated from increases in accounts payable and accrued liabilities. Increases in accounts receivable and inventory are generally a result of growth in the business. Increased revenue results in a need to grant larger amounts of credit to customers and therefore to carry larger accounts receivable. It also results in a need to stock additional quantities of products to meet increased customer demands. Increases in accounts payable and accrued liabilities are a result of increases in operating expenses and increased purchases from manufacturers of Genesis' products.

     Net cash used in investing activities was approximately $1.3 million in the nine months ended February 28, 1999, $1.4 million in fiscal 1998, $1.0 million in fiscal 1997 and $303,000 in fiscal 1996, for the purchase of capital assets. Continued expansion of Genesis' business may require higher levels of capital equipment purchases. Genesis has no significant capital spending or purchase commitments other than purchase commitments made in the ordinary course of business.

     Net cash provided by financing activities was $1.9 million in the nine months ended February 28, 1999. This was primarily the result of funds received for the purchase of shares under Genesis' share purchase and stock option plans. Net cash provided by financing activities was $31.5 million in fiscal 1998, primarily a result of raising $31.7 million in net proceeds from Genesis' initial public offering of its Common Shares in February 1998. Net cash provided by financing activities was $8.8 million in fiscal 1997 and $4.9 million in fiscal 1996, which included $10.9 million in fiscal 1997 and $5.0 million in fiscal 1996 of net proceeds from private equity financing. Genesis had no net repayments of debt financing in the nine months ended February 28, 1999, and had net repayments of debt financing of $62,000 in fiscal 1998, $2.0 million in fiscal 1997 and $64,000 in fiscal 1996.

     Since inception, Genesis has satisfied its liquidity needs primarily through sales of equity securities and, to a lesser extent, through long-term debt and bank indebtedness for working capital purposes. Genesis believes that its existing cash balances together with any cash generated from its operations will be sufficient to meet Genesis' capital requirements on a short-term basis.

     On a long-term basis, Genesis may be required to raise additional capital to fund investments in operating assets such as accounts receivable or inventory to assist in the growth of the business, or for capital assets such as land, buildings or equipment. Because Genesis does not have its own semiconductor manufacturing facility, it may be required to make deposits to secure supply in the event there is a shortage of manufacturing capacity in the future. Although Genesis currently has no plans to raise additional funds for such uses, Genesis could be required, or could elect, to seek to raise additional capital in the future. In addition, from time to time Genesis evaluates acquisitions of businesses, products or technologies that complement Genesis' business. Any such transactions, if consummated, may use a portion of Genesis' working capital or require the issuance of equity securities that may result in further dilution to Genesis' shareholders.

YEAR 2000 COMPLIANCE


     Many businesses face issues relating to the inability of some computer systems to correctly recognize dates starting January 1, 2000. Genesis has evaluated its products and believes that they will function in the year 2000. Although Genesis' management does not expect year 2000 compliance to have a material impact on its business or future results of operations, Genesis cannot be sure that there will not be interruptions of operations or other limitations of system functionality. Genesis cannot be sure that it or the combined company will not incur significant costs to avoid such interruptions or limitations. In addition, Genesis currently does not have complete information about the year 2000 compliance status of all of its suppliers and customers. In the event that any of Genesis' significant suppliers or customers do not successfully achieve year 2000 compliance in a timely way, its or the combined company's business, financial condition or results of operations could be adversely affected.



     Genesis uses a number of computer software programs, including operating systems, financial and administrative systems and other information technology or IT systems, as well as a number of non-IT systems, typically embedded technologies, in its internal operations. To the extent that Genesis' IT and non-IT systems are unable to appropriately interpret the upcoming calendar year 2000, modification or replacement of such systems will be necessary. Genesis has established a committee to identify the IT and non-IT systems that are not Year 2000 compliant. The committee will also review the IT and non-IT systems of Genesis' suppliers and major customers to determine whether or not their systems are Year 2000 compliant. Genesis has been communicating with its suppliers and major customers regarding this issue. The committee is currently reviewing potential Year 2000 issues and their impact, as well as investigating possible methods of remediation. Genesis intends to implement remediation programs by the middle of 1999 and to be fully Year 2000 compliant shortly thereafter. The Year 2000 Committee intends to incorporate the review and potential remediation of Paradise's Year 2000 issues into its plans and schedules. Genesis' costs to date related to Year 2000 compliance have not been material, and while the total estimated costs of remediation have not yet been determined, Genesis anticipates that any future costs will not be material. Genesis is not yet certain as to what a reasonably likely worst case Year 2000 scenario will be. This issue will be reviewed by Genesis' Year 2000 committee. Consequently, Genesis has not yet established a contingency plan to handle such a scenario, although it plans to by mid-1999.


     Given the information known at this time about Genesis' systems, coupled with Genesis' ongoing efforts to upgrade or replace critical business systems as necessary, it is currently anticipated that known Year 2000 compliance costs will not have a material adverse impact on Genesis' business, financial condition and results of operations. However, Genesis is still analyzing its IT and non-IT systems, as well as those of its suppliers and major customers and, to the extent they are not fully Year 2000 compliant, there can be no assurance that the costs necessary to update or replace such systems or the potential systems or business interruptions that could occur would not have a material adverse effect on Genesis' business, financial condition and results of operations.

                                GENESIS BUSINESS

OVERVIEW

     Genesis designs, develops and markets integrated circuits that process digital video and graphic images. Genesis' integrated circuits process images so that they can be viewed on specific displays, with a particular focus on digital display systems such as flat panel computer monitors or flat panel televisions.

     The transition from analog display systems, such as televisions and computer monitors that use cathode ray tubes to digital display systems that use a fixed matrix of pixels to represent an image, requires sophisticated digital image processing solutions. Genesis' products solve resolution, format and frame refresh rate conversion problems while maintaining critical image information and improving perceived image quality. Genesis' products utilize patented algorithms and integrated circuit architectures as well as advanced integrated circuit design and system design expertise. Genesis' technologies include shrink (reducing the number of pixels), zoom (increasing the number of pixels), de-interlace (converting the display format), synchronize (coordinating different pixel rates or image frame refresh rates) and warp (creating image special effects).

     Genesis began developing its image processing technologies and products in order to serve specialized markets such as medical imaging applications and avionics, where there is a requirement for high-quality images. As larger markets for display products have developed, such as projection systems and flat panel computer monitors, Genesis has leveraged its image processing technologies and expertise to develop products targeting those markets.

MARKETS, APPLICATIONS AND CUSTOMERS

     Genesis' target markets include the following:


     - Flat Panel Computer Monitors. Flat panel computer monitors are increasingly replacing monitors that use cathode ray tubes. Genesis commenced commercial shipments of its products to the flat panel computer monitor market in the fourth quarter of calendar 1997. For the nine month period ended February 28, 1999 the flat panel computer monitor market represented 61% of Genesis' total revenues. Companies whose flat panel computer monitors incorporate Genesis' products include: IBM, Dell, Apple, Sony, Philips, Samsung and ViewSonic.


     - Digital Projection Systems. Genesis' products give digital projection systems the flexibility to display a variety of images from personal computer and video sources while maintaining image quality. Genesis has established itself as a principal supplier to leaders in this market. Digital projection system manufacturers using Genesis' products include:
       In Focus Systems, Sharp, Hitachi, and Texas Instruments.

     - Advanced Image Processing. Genesis' products continue to address niche imaging markets that require a high level of performance and image quality and are not necessarily cost sensitive. These markets include aerospace, broadcasting, document management, medical imaging, scan converters, surveillance, video compression, video conferencing, video editing, video walls and workstations. Some of Genesis' customers in these markets include Silicon Graphics, Sonic Solutions, Avid Technology and Scitex Corporation.

     - Potential Consumer Electronics Markets. Genesis intends to leverage its technologies to create products for consumer electronics markets as they develop. These potential markets include home theater, DVD, flat panel and digital television, and HDTV. Genesis has secured a number of design wins with leading manufacturers in these markets.

PRODUCTS

     The following are Genesis' current integrated circuit products:


--------------------------------------------------------------------------------------------------------------------
                                                                                                         PRODUCTION
  APPLICATIONS                     PRODUCT       PRODUCT FEATURES                MARKETS                 RELEASE(1)
--------------------------------------------------------------------------------------------------------------------
 GENSCALE SERIES
--------------------------------------------------------------------------------------------------------------------
 Digital Image Manipulation        gm865x1       High-quality, single-channel,   Aerospace, broadcast,     Q4 1995
  (Still, Video & Computer                       real-time digital image         document management,
  Graphics)                                      shrink and zoom                 medical imaging
--------------------------------------------------------------------------------------------------------------------
 Digital Image Manipulation       gm833x2*       High-quality, two-channel       Surveillance, digital     Q4 1995
  (Still & Video)                                real- time digital image        projection systems,
                                                 shrink and zoom                 video editing, video
                                                                                 walls, workstations
--------------------------------------------------------------------------------------------------------------------
 Digital Image Manipulation       gm833x3*       High-quality, three-channel,    Digital television,       Q4 1995
  (Still & Computer Graphics)                    real- time digital image        scan converters,
                                                 shrink and zoom                 workstations, digital
                                                                                 projection systems,
                                                                                 aerospace, medical
                                                                                 imaging
                                  gm833x3F       High speed version of gm833x3                             Q1 1996
--------------------------------------------------------------------------------------------------------------------
 HALF-BAND FILTER SERIES
--------------------------------------------------------------------------------------------------------------------
 Digital Half-Band Filter          gm2242        High-quality, single-channel,   Broadcast, video          Q3 1995
                                                 digital filter                  editing
--------------------------------------------------------------------------------------------------------------------
 VIDEO DE-INTERLACING SERIES
--------------------------------------------------------------------------------------------------------------------
 Digital Video De-Interlacing      gmVLD8*       High-quality, real-time         DVDs, home theater,       Q3 1996
                                  gmVLD10*       digital video de-interlacer     Digital television,       Q3 1996
                                                                                 scan converters,
                                                                                 digital projection
                                                                                 systems, video walls,
                                                                                 broadcast, video
                                                                                 editing
--------------------------------------------------------------------------------------------------------------------
 Digital Video De-Interlacing      gmVLX1A       High-quality real-time                                    Q1 1997
                                                 digital video de-interlacer
                                                 with shrink and zoom
--------------------------------------------------------------------------------------------------------------------
 ADVANCED IMAGE MANIPULATION
  SERIES
--------------------------------------------------------------------------------------------------------------------
 Digital Video and Graphics         gmZ1*        Integrated high-quality three   Digital projection        Q3 1997
  Manipulation                                   channel, real-time digita1      systems, flat panel
                                                 image zoom and digital video    monitors, digital
                                                 de-interlacing with display     televisions, home
                                                 synchronization capability,     theatre
                                                 resolutions up to XGA
                                    gmZ2         Replacement for gmZ1,                                     Q4 1998
                                                 enhanced mode detect,
                                                 resolutions up to XGA
                                    gmZ3         Replacement for gmZ1 enhanced                             Q1 1999
                                                 mode detect, resolutions up
                                                 to SXGA
--------------------------------------------------------------------------------------------------------------------
 FRAME REFRESH RATE CONVERSION
  SERIES
--------------------------------------------------------------------------------------------------------------------
 Digital Video and Graphics        gmFC1*        High speed DRAM based frame     Digital projection        Q2 1998
  Frame Refresh Rate Converter                   rate converter with direct      systems, flat panel
                                                 interface to the gmZ1 video     monitors, digital
                                                 de-interlacer                   televisions, video
                                                                                 walls, home theater
                                   gmFC1A        Replacement for gmFC1                                     Q1 1999
--------------------------------------------------------------------------------------------------------------------


(1) Calendar quarters.

 * Customers have been notified that production of these parts will be discontinued.

RESEARCH AND DEVELOPMENT

     Genesis' research and development efforts are performed within the following three specialized groups:

     - Algorithm Development Group: focuses on developing silicon-efficient and high-quality image processing technologies.

     - Product Development Group: focuses on reducing its customers' time-to-market, achieving first time silicon success and reducing the development time of Genesis' products.

     - System Engineering Group: concentrates on producing evaluation boards and manufacture-ready reference designs which facilitate the integration of Genesis' products into the products of its customers.

     Genesis works closely with industry leaders to design products with improved performance and functionality. For example, Genesis' gmZ1 product was designed in cooperation with Apple Computer and In Focus Systems.

     As of March 31, 1999, Genesis had 66 full-time employees engaged in research and development. Expenditures for research and development for the nine months ended February 28, 1999, net of investment tax credits and government assistance, were $4.0 million, for the fiscal year ended May 31, 1998 were $3.6 million, and for the fiscal year ended May 31, 1997, were $2.6 million.

SALES AND MARKETING

     Genesis sells and markets its products primarily through authorized regional sales representatives and through authorized distributors. Genesis' sales and marketing personnel work closely with customers, industry leaders, sales representatives and authorized distributors to define product features, performance, price and market timing of new products. In North America, Taiwan and Korea, Genesis sells its products to customers primarily through technically-trained sales representatives. In Europe and Japan, Genesis sells its products through authorized distributors. Genesis provides technical support and design assistance directly to customers who are themselves equipment manufacturers, regardless of the sales channels used. Genesis focuses on developing long-term customer relationships with both system manufacturers and equipment manufacturers.

     Genesis provides direct service and support to its customers through its offices in Canada and the United States. Genesis' sales representatives in Taiwan and Korea also provide service to customers. In addition, Genesis' distributors provide ongoing support and service functions. In particular, Genesis' Japanese distributor, Kanematsu Semiconductor Corporation, has a dedicated team, including field application engineering, focused on selling and supporting Genesis' products. Genesis provides support through both on-site customer service and remote support from various facilities. Genesis generally provides a one year warranty for all of its products.


     Genesis' sales are derived from a limited number of customers, with the top five customers accounting for 51% of total revenues during the nine months ended February 28, 1999, 56% during fiscal 1998, and 35% during fiscal 1997. In particular, sales to Samsung Electronics Co., Ltd. accounted for 20% of total revenues and sales to Philips Electronics Industries (Taiwan) Ltd. accounted for 10% of total revenues during the nine months ended February 28, 1999.


     As of March 31, 1999, Genesis employed a sales and marketing force of 33 people. This sales and marketing organization includes 13 field applications engineers who assist customers to incorporate Genesis' integrated circuits into their products.

MANUFACTURING

     Genesis' products are manufactured by third parties with state-of-the-art fabrication equipment and technology. This approach enables Genesis to focus on product design and development, minimizes capital expenditures and provides Genesis access to advanced manufacturing facilities. Currently, Genesis' products are being fabricated, assembled and tested by IBM, USC, Chip Express and Samsung.

     As semiconductor manufacturing technologies advance, manufacturers typically retire their older manufacturing processes in favor of newer processes. When this occurs, the manufacturer generally provides notice to its customers of its intent to discontinue a process, and its customers will either retire the affected part or design a newer version of the part which can be manufactured on the more advanced process. Consequently, Genesis' products may become unavailable from their current manufacturers if the processes on which they are produced are discontinued. This has occurred in the past year, when IBM retired its 0.8 micron manufacturing process so that parts manufactured on that process are no longer available. Genesis must manage the transition to new parts from the older parts. Genesis has commitments from its suppliers to provide two years notice of any discontinuances of their manufacturing processes in order to assist in managing these types of product transitions.

     No individual product is procured from more than one supplier. In the past, IBM supplied most of Genesis' products. With the recent introduction of new products such as the gmZ2 and the gmFC1A, each of which are being procured from different sources in Asia, IBM will cease to be the dominant supplier of Genesis' products.

INTELLECTUAL PROPERTY AND LICENSES

     Genesis seeks to protect its technology through a combination of patents, copyrights, trade secret laws, trademark registrations, confidentiality procedures and licensing arrangements. Genesis has been issued nine patents in the United States and two in Europe, each covering aspects of algorithms, design or architectures. These patents expire from 2011 to 2014. In addition, Genesis has six patent applications pending in the United States Patent and Trademark Office, two pending Canadian patent applications, nine pending Japanese patent applications, nine pending Korean patent applications, and seven pending European patent applications. To supplement its proprietary technology, Genesis has licensed perpetual, assignable, exclusive, worldwide rights to use several patents held by third parties.

COMPETITION

     The markets in which Genesis operates are intensely competitive and are characterized by rapid technological change, evolving industry standards and declining average selling prices. Genesis faces competition from both large companies and start-up companies, including Macronix International Co., Ltd., Philips Semiconductors, a division of Philips Electronics NV, Silicon Image Inc., Arithmos Inc., Pixelworks Inc. and Sage Inc. Genesis believes that the principal competitive factors in its markets are:

     - product design and performance,
     - price of products,
     - functionality and features of products,
     - time to market of products, and
     - quality and speed of customer support provided to customers.

BACKLOG

     Genesis' customers typically order products by way of purchase orders that may be canceled without significant penalty. These purchase orders are subject to price negotiations and to changes in quantities of products and delivery schedules in order to reflect changes in customer requirements and manufacturing availability. A large portion of Genesis' sales are made pursuant to short lead time orders. In addition, Genesis' actual shipments depend on the manufacturing capability of Genesis' suppliers and the availability of products from such suppliers. As a result of the foregoing factors, Genesis does not believe the backlog at any given time is a meaningful indicator of future revenues.

EMPLOYEES

     As of March 31, 1999, Genesis employed a total of 131 full-time employees, including 66 in research and development, 33 in sales and marketing, 15 in manufacturing operations and 17 in finance and administration. Genesis employs a number of temporary and part-time employees as well as consultants on a contract basis. Genesis' employees are not represented by a collective bargaining organization. Genesis believes that its relations with its employees are satisfactory.

FACILITIES

     Genesis leases its corporate headquarters, which are located in Markham, Ontario, Canada. Genesis also leases a sales, marketing and customer support office in Mountain View, California. Genesis believes its existing facilities are adequate to meet its needs in Canada for the immediate future and that future growth can be accomplished by leasing additional or alternative space on commercially reasonable terms. In the United States, following the merger, Genesis and Paradise intend to relocate to a combined facility in the Santa Clara County, California area.

LEGAL PROCEEDINGS

     As of the date of this prospectus/proxy statement, Genesis is not a party to any material legal proceeding.

                               GENESIS MANAGEMENT

     The following table lists Genesis' current executive officers and directors. Messrs. Ferguson and Rohrer intend to resign upon closing of the merger.

            NAME               AGE                            POSITION
            ----               ---                            --------
Paul M. Russo................  56    Chairman of the Board and Chief Executive Officer
Stephen J. Solari............  42    President and Chief Operating Officer
Peter Dakin..................  57    Vice President, Manufacturing Operations
I. Eric Erdman...............  41    Vice President, Finance and Administration, Chief
                                     Financial Officer and Secretary
Hamid Farzaneh...............  50    Vice President, Worldwide Sales
Brian S. Campbell(1).........  37    Director
James E. Donegan.............  53    Director
George A. Duguay(1)(2).......  46    Director
A. David Ferguson(2).........  39    Director
Ronald A. Rohrer.............  59    Director
William H. Welling(2)........  65    Director

---------------
(1) Member of the compensation committee

(2) Member of the audit committee

     Paul M. Russo is a co-founder of Genesis and has served as Chief Executive Officer and as a director since its inception in January 1987. Mr. Russo has served as Chairman of the Board of Genesis since November 1995, and served as President of Genesis from its inception to November 1995. Mr. Russo served as General Manager of General Electric Corporation's Microelectronics Center from October 1983 to December 1985 and as Senior Manager in their Industrial Electronics Group from 1980 to September 1983. Mr. Russo was Manager of RCA's Microsystems Research Group from 1976 to 1980 and was a member of the technical staff at RCA's David Sarnoff Research Center from 1970 to 1976. Mr. Russo holds a B.Eng. degree in Engineering Physics from McGill University and M.S. and Ph.D. degrees in Electrical Engineering and Computer Science from the University of California at Berkeley.

     Stephen J. Solari joined Genesis in January 1997 as Vice President, Marketing and Business Development. Mr. Solari has served as President since December 1998, and as Chief Operating Officer since August 1998. Mr. Solari served as Director of Marketing for Video CD at C-Cube Microsystems, a semiconductor company, from January 1996 to November 1996. Mr. Solari served as Marketing Manager at Phillips Semiconductors, B.V., a semiconductor company, from August 1990 to January 1996. Mr. Solari holds a B.S. degree in Electrical Engineering and an M.B.A. degree from the University of California at Berkeley.

     Peter Dakin is a co-founder of Genesis and has served as Vice President, Manufacturing Operations of Genesis since May 1994. Mr. Dakin served as the Director of Procurement and Sourcing for the Semiconductor Division at Mitel Corporation, a telecommunications company, from May 1991 to May 1994. Mr. Dakin holds a B.S. degree in Physics from Carleton University.

     I. Eric Erdman joined Genesis in July 1995 as Director, Finance and Administration. He has served as Vice President, Finance and Administration since July 1996, Chief Financial Officer since December 1997 and as Secretary since October 1995. Mr. Erdman served as a Director of Genesis from October 1995 to September 1996. Mr. Erdman was Controller of Vistar Telecommunications Inc., a telecommunications company, from August 1993 to July 1995. He served as Controller of COM DEV Ltd., a satellite communications devices company, from October 1991 to August 1993. Mr. Erdman holds a B. Math. degree from the University of Waterloo, and is a member of both the Canadian Institute of Chartered Accountants and of the American Institute of Certified Public Accountants.

     Hamid Farzaneh joined Genesis in September 1994 and has served as Vice President, Worldwide Sales of Genesis since January 1997 and from September 1994 to June 1995. Mr. Farzaneh served as Vice President, Sales and Marketing from June 1995 to January 1997. Mr. Farzaneh served as Vice President, Sales and Marketing of ASAT Corporation, an IC subcontract assembly company, from February 1990 to September 1994. Mr. Farzaneh holds a B.S. degree in Mechanical Engineering and an M.S. degree in Industrial Engineering from the Institut National des Sciences Appliquees in Lyon, France and an M.B.A. degree from Golden Gate University.

     Brian S. Campbell has served as a Director of Genesis since July 1996. Mr. Campbell has served as a Director of Yorkton Securities Inc., a Canadian investment banking firm, since February 1996. Mr. Campbell served as a Vice President of Midland Walwyn Capital Inc., a Canadian investment banking firm, from May 1992 to February 1996. Mr. Campbell also serves as a member on the board of directors of Linmor Technologies Inc., a network management software company. Mr. Campbell holds a Bachelor of Electrical Engineering degree from the University of Waterloo and an M.B.A. degree from the University of Western Ontario.

     James E. Donegan has served as a Director of Genesis since September 1997. Mr. Donegan has served as the Chairman of the Board, President and Chief Executive Officer of Sipex Corporation, a semiconductor company, since 1985. Mr. Donegan holds a B.A. degree from Villanova University.

     George A. Duguay has served as a Director of Genesis since May 1993. Mr. Duguay has served as the President and partner of Duguay and Ringler Corporate Services, which provides bookkeeping and corporate secretarial services, since May 1985.

     A. David Ferguson has served as a Director of Genesis since September 1996. Mr. Ferguson serves as a Vice President and Director of The VenGrowth Investment Fund Inc., a Canadian venture capital fund. Mr. Ferguson served as a Managing Director of Cohen & Ferguson Translink Inc., a corporate merger and acquisition firm, from January 1990 to August 1994. Mr. Ferguson also serves on the board of directors of Andaurex Industries Inc., an engineering firm. Mr. Ferguson holds a Bachelor of Commerce degree from the University of Manitoba and an M.B.A. degree from the University of Western Ontario.

     Ronald A. Rohrer has served as a Director of Genesis since November 1994. Mr. Rohrer is a semiconductor industry consultant. Mr. Rohrer served as a professor at Carnegie Mellon University from September 1985 to August 1996. Mr. Rohrer holds a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology and M.S. and Ph.D. degrees in Electrical Engineering from the University of California at Berkeley.

     William H. Welling has served as a Director of Genesis since November 1993. Mr. Welling has served as Managing Partner of Venture Growth Associates, an investment firm since 1983. Mr. Welling serves as Chief Executive Officer and Chairman of the Board of Xiox Corp., a telecommunications company, and as a director of Western Micro Technology, Inc., a distributor of computer systems and products. Mr. Welling holds a B.S. degree in Mechanical Engineering from Marquette University.

GENESIS EXECUTIVE COMPENSATION

     The following table contains information for the last three fiscal years about compensation paid to Genesis' Chief Executive Officer and to its four other most highly compensated executive officers as of May 31, 1998, the end of Genesis' last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          SECURITIES
                                         FISCAL                           UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS      OPTIONS      COMPENSATION
      ---------------------------        ------    --------    -------    ----------    ------------
Paul M. Russo..........................   1998     $163,627    $90,000      51,000           $--
  Chief Executive Officer                 1997      153,108         --      30,000           --
                                          1996      146,117         --          --           --
Stephen J. Solari......................   1998      130,500     50,000      26,000           --
  President and Chief Operating Officer   1997       53,333         --      50,000           --
                                          1996           --         --          --           --
Hamid Farzaneh.........................   1998      144,500     55,000      20,000           --
  Vice President, Worldwide Sales         1997      130,167         --      32,500           --
                                          1996      124,250         --       5,000           --
Lance Greggain(1)......................   1998       99,636     28,220      17,000           --
  Vice-President Research and             1997       83,313         --      15,000           --
  Chief Technology Officer                1996       79,086      2,202          --           --
Peter Dakin............................   1998       91,933     34,000      22,000           --
  Vice-President, Manufacturing           1997       89,159         --      10,000           --
     Operations                           1996       85,548         --          --           --


---------------
(1) Mr. Greggain ceased employment with Genesis on June 4, 1998.

GENESIS OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock option grants made during fiscal 1998 to Genesis' Chief Executive Officer and to its four other most highly compensated executive officers as of May 31, 1998, the end of Genesis' last fiscal year. No stock appreciation rights were granted to these individuals during the fiscal year.

                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL
                                                                                          REALIZABLE VALUE
                                                                                             AT ASSUMED
                                             % OF TOTAL                                   ANNUAL RATES OF
                                NUMBER OF     OPTIONS                                 STOCK PRICE APPRECIATION
                                SECURITIES   GRANTED TO                                FOR OPTION TERM(1)(2)
                                UNDERLYING   EMPLOYEES      EXERCISE                  ------------------------
                                 OPTIONS     IN FISCAL       PRICE       EXPIRATION
             NAME               GRANTED(#)      YEAR      ($/SHARE)(1)      DATE        5%($)         10%($)
             ----               ----------   ----------   ------------   ----------   ----------    ----------
Paul M. Russo.................    16,000        3.9%         $6.48         6/2/04      $ 42,208      $ 98,363
                                  35,000        8.5           9.00        12/1/07       198,102       502,029
Stephen J. Solari.............    20,000        4.9           6.48         6/2/04        52,760       122,954
                                   6,000        1.5           9.00        12/1/07        33,960        86,062
Hamid Farzaneh................     8,000        2.0           6.48         6/2/04        21,104        49,181
                                  12,000        2.9           9.00        12/1/07        67,921       172,124
Lance Greggain(3).............    10,000        2.4           6.48         6/2/04        26,380        61,477
                                   7,000        1.7           9.00        12/1/07        39,620       100,406
Peter Dakin...................    13,500        3.3           6.48         6/2/04        35,613        82,994
                                   8,500        2.1           9.00        12/1/07        48,110       121,921

---------------
(1) All the options that expire on June 2, 2004 were granted on June 2, 1997 under Genesis' 1987 Stock Option Plan with the exercise price payable in Canadian dollars. The above exercise prices represent the equivalent US$ exercise prices on the date of the grant. Those options have a maximum term of seven years, subject to earlier termination upon the executive's cessation of service with Genesis. All the options that expire on December 1, 2007 were granted on December 1, 1997 under Genesis' 1997 Employee Stock Option Plan with the exercise price payable in U.S. dollars. Those options have a maximum term of ten years, subject to earlier termination upon the executive's cessation of service with Genesis. Prior to Genesis' IPO, the board of directors considered numerous factors in determining the fair market value of Genesis common shares underlying the grant of stock options. These factors included the pricing of equity securities issued by Genesis to outside investors in arm's length transactions, the financial and operating performance of Genesis and the progress made by Genesis in establishing itself in the semiconductor industry, the assessment of future business risks, and the likelihood of achieving a liquidity event, such as an initial public offering.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There is no assurance that the actual stock price appreciation over the option terms will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common shares appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) Mr. Greggain ceased employment with Genesis on June 4, 1998.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table contains information about option exercises and option holdings during fiscal 1998 for Genesis' Chief Executive Officer and its four other most highly compensated executive officers as of May 31, 1998, the end of Genesis' last fiscal year.

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                 SHARES                   UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS/SARS
                                ACQUIRED                 AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(1)
                                  UPON      VALUE     ---------------------------   ---------------------------
             NAME               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               --------   --------   -----------   -------------   -----------   -------------
Paul M. Russo.................   40,000    $201,544     109,375        66,625       $1,040,044      $344,548
Stephen J. Solari.............       --          --      16,666        59,334          145,927       431,214
Hamid Farzaneh................       --          --      69,079        38,421          604,856       247,631
Lance Greggain(2).............   30,000     158,356      37,187        24,813          394,239       150,831
Peter Dakin...................       --          --      39,791        27,209          348,410       153,850

---------------
(1) The value of an "in-the-money" stock option represents the difference between the aggregate estimated fair market value of the underlying stock and the aggregate exercise price of the stock option. The estimated fair market value of Genesis' common shares is based on the reported closing price of $12 3/16 per share on the Nasdaq National Market on May 29, 1998, the last day of trading before the end of Genesis' 1998 fiscal year.

(2) Mr. Greggain ceased employment with Genesis on June 4, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee of the Genesis board of directors was, at any time since the formation of Genesis, an officer or employee of Genesis. No interlocking relationship exists between Genesis' board of directors or compensation committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during the past fiscal year.

                    SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS
                     AND PRINCIPAL SHAREHOLDERS OF GENESIS

     The following table contains information regarding the beneficial ownership of Genesis' common stock as of March 31, 1999, for:

     - each director of Genesis,

     - Genesis' Chief Executive Officer and each of its four other most highly compensated executive officers during the fiscal year ended May 31, 1998,

     - all directors and executive officers of Genesis as a group, and

     - all persons known by Genesis to be beneficial owners of more than five percent of the outstanding shares of Genesis common stock.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934 and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 31, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power or shares such powers with his or her spouse, over the shares shown as beneficially owned.

     The number of exercisable options is shown in the first column of the table, and is included in the number of common shares beneficially owned shown in the second column.

     The number and percentage of shares beneficially owned is computed on the basis of 14,478,536 Genesis common shares outstanding on March 31, 1999 and on the basis of 3,975,168 Genesis common shares to be issued on completion of the merger.


                                       NUMBER OF                         PERCENTAGE OF     PERCENTAGE OF
                                        COMMON          NUMBER OF         OUTSTANDING       OUTSTANDING
                                        SHARES            COMMON             COMMON           COMMON
                                       ISSUABLE           SHARES             SHARES           SHARES
                                      PURSUANT TO      BENEFICIALLY      OWNED PRIOR TO     OWNED AFTER
          BENEFICIAL OWNER              OPTIONS           OWNED              MERGER           MERGER
          ----------------            -----------    ----------------    --------------    -------------
Fidelity Management & Research
  Company...........................         --         1,413,600              9.8%             7.7%
  82 Devonshire Street
  Boston, MA 02109
Rocco A. Schiralli(1)...............         --         1,273,313              8.8%             6.9%
  121 Harrington Sound Road
  Smith's Parish
  Bermuda
Resolve Limited.....................         --         1,041,501              7.2%             5.6%
  c/o CIBC Trust Company
  (Channel Islands) Limited
  St. Peter Port, Guernsey
  Channel Islands
Driehaus Capital Management, Inc....         --           789,409              5.5%             4.3%
  25 East Erie Street
  Chicago, IL 60611
Knight, Bain, Seath & Holbrook
  Capital Management Inc............         --           757,100              5.2%             4.1%
  1 Toronto Street, Suite 708
  Toronto, Ontario
  M5C 2V6

                                       NUMBER OF                         PERCENTAGE OF     PERCENTAGE OF
                                        COMMON          NUMBER OF         OUTSTANDING       OUTSTANDING
                                        SHARES            COMMON             COMMON           COMMON
                                       ISSUABLE           SHARES             SHARES           SHARES
                                      PURSUANT TO      BENEFICIALLY      OWNED PRIOR TO     OWNED AFTER
          BENEFICIAL OWNER              OPTIONS           OWNED              MERGER           MERGER
          ----------------            -----------    ----------------    --------------    -------------
DIRECTORS AND EXECUTIVE OFFICERS(A):
Paul M. Russo(2)....................     21,978           576,555              4.0%             3.1%
Brian S. Campbell...................     14,937            14,937                *                *
James E. Donegan....................      5,833             5,833                *                *
George A. Duguay....................      5,416             5,416                *                *
A. David Ferguson(3)................     14,937           423,937              2.9%             2.3%
Ronald A. Rohrer....................      1,625             1,625                *                *
William H. Welling..................     43,500            83,820                *                *
Stephen J. Solari...................     40,874            49,896                *                *
Hamid Farzaneh(4)...................     70,843           109,103                *                *
Peter Dakin(5)......................     16,956            32,042                *                *
All directors and executive officers
  as a group (11 persons)...........    248,607         1,326,872              9.0%             7.1%

---------------
 *  Less than one percent

(a) Excludes Mr. Lance Greggain, who ceased employment with Genesis on June 4, 1998.

(1) Includes (i) 1,228,313 common shares held by companies which are wholly owned by various trusts established for the benefit of Mr. Schiralli and his family, including 1,041,501 shares held by Resolve Limited and (ii) 45,000 common shares held by Mr. Schiralli's spouse. Mr. Schiralli does not exercise dispository or voting control over the various trusts, however Mr. Schiralli can appoint a new trustee for these trusts at any time.

(2) Includes 56,300 common shares held by Mr. Russo's spouse and children.

(3) Includes 409,000 common shares held by The VenGrowth Investment Fund Inc. of which Mr. Ferguson is an officer.

(4) Includes 21,473 common shares held by Mr. Farzaneh's spouse and children.

(5) Includes 187 common shares issuable pursuant to options exerciseable within 60 days after March 31, 1999 and 5,086 common shares held by Mr. Dakin's spouse.

     TRANSACTIONS BETWEEN GENESIS AND ITS DIRECTORS, OFFICERS OR PRINCIPAL
                                  SHAREHOLDERS


TRANSACTIONS WITH YORKTON

     On July 31, 1996, Genesis completed a private placement of 17,800,000 warrant units of Genesis at a price of CDN$0.90 per unit for total gross proceeds of CDN$16.0 million. The sale of the units was arranged by Yorkton Securities Inc. as underwriter. Brian S. Campbell, a director of Yorkton, became a director of Genesis subsequent to this transaction. As consideration for services, Genesis paid Yorkton an underwriting fee of CDN$1,041,000 and granted to Yorkton a non-assignable option to purchase 213,600 common shares at an exercise price of CDN$9.00 (US$6.18) per common share. These options were exercised in full in June 1998.

     On February 24, 1998, Genesis common shares commenced trading on the Nasdaq National Market following Genesis' initial public offering. A wholly-owned subsidiary of Yorkton acted as one of the lead underwriters in the offering. The underwriters, including Yorkton, received $2,654,795 in commissions and fees for Genesis' initial public offering.

LOAN FROM THE ROYAL BANK OF CANADA TO PAUL RUSSO AND GENESIS GUARANTEE OF THE
LOAN

     On October 31, 1997, Mr. Russo arranged to borrow up to approximately CDN$1.4 million from the Royal Bank of Canada for the purpose of repaying his debt to Rocco A. Schiralli, a principal Genesis shareholder. This obligation was evidenced by a promissory note. Interest was payable monthly, and the principal became due on demand. The loan was guaranteed by Genesis and reduced Genesis' ability to borrow under its credit facility with the Royal Bank of Canada to the extent of Mr. Russo's outstanding loan balance. In exchange for Genesis' guarantee of his loan, Mr. Russo pledged to Genesis 100,000 common shares. On December 16, 1998, the Royal Bank of Canada released Genesis from its guarantee and Genesis released Mr. Russo from his pledge agreement.

LOANS BY GENESIS TO OFFICERS

     On October 25, 1996, Genesis loaned CDN$150,000 to Mr. Russo for personal financial purposes. This obligation was evidenced by a promissory note. No interest was payable on the loan and Genesis could not demand payment of the principal amount of the loan until the occurrence of certain events. Once this amount became payable on demand, interest accrued on the principal amount at 1% above the prime rate of the Royal Bank of Canada. Mr. Russo, Genesis and Weir & Foulds, Ontario legal counsel to Genesis, entered into a pledge agreement dated October 25, 1996 whereby Mr. Russo pledged 25,000 common shares as security for his obligation.

     On July 25, 1997, Mr. Russo borrowed an additional CDN$80,000 from Genesis in order to purchase shares of Genesis. This obligation was evidenced by a promissory note. No interest was payable on this loan and the principal amount of the loan became due in accordance with its terms. Mr. Russo entered into a pledge agreement with Weir & Foulds and Genesis dated July 25, 1997 pursuant to which he pledged 40,000 common shares of Genesis as security for his obligation.

     On October 28, 1998, the above two loans were repaid and Mr. Russo's shares were released from escrow.

     On July 25, 1997, Lance Greggain borrowed CDN$50,000 from Genesis in order to purchase shares of Genesis. This obligation was evidenced by a promissory note. No interest was payable on this loan and the principal amount of the loan became due in accordance with its terms. Mr. Greggain entered into a pledge agreement with Weir & Foulds and Genesis dated July 25, 1997 pursuant to which he pledged 30,000 common shares of Genesis as security for his obligation. On September 18, 1998, the loan was repaid and Mr. Greggain's shares were released from escrow.

CONSULTING ARRANGEMENTS WITH DIRECTORS

     Genesis has contracted with Messrs. Rohrer and Welling, both directors of Genesis, to provide consulting services for a fourteen month term commencing September 1998. Under the terms of the agreements, each of Mr. Rohrer and Mr. Welling will provide up to three days of service each month at a flat rate of $7,500 per month plus expenses. Genesis may request additional services which are to be charged at a rate of $2,500 per day. As of March 31, 1999, Genesis had paid each of Messrs. Rohrer and Welling consulting fees of $77,500 under these agreements.

                 PARADISE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, the factors set forth in "Risk Factors" beginning on page 9 of this proxy statement/prospectus.


OVERVIEW

     Paradise develops and markets analog and digital mixed signal integrated circuits for controlling flat panel displays or monitors. Paradise was founded in June 1996 and from that time until May 1998, Paradise devoted most of its effort to developing its initial products for the flat panel display market. Its first product, the Bridge 80, was introduced in May 1998 and its second product, the Bridge 120, was introduced in September 1998.

     The market for flat panel displays is in an early stage of its development, both for use with computers as a replacement for the current cathode ray tube or CRT monitor, similar to the picture tubes contained in current televisions, and for use in the future in thin profile televisions. Flat panel displays are, in part, replacing the traditional CRT desktop monitors and televisions. Flat panel displays occupy less space than CRTs and lower both power consumption and radiation emission. Flat panel displays are digital devices and desktop CRT monitors are analog devices. For a desktop personal computer user to unplug a CRT monitor and plug in a flat panel monitors, sophisticated interface electronics are required in the flat panel monitors. In the past, manufacturers have solved this problem by using multiple components. Each of Paradise's products is a single integrated circuit that serves as the controller and interface, eliminating the need for multiple components.

     Paradise markets and sells its products directly to customers with the support of regional sales representatives. Paradise recognizes revenues from product sales when they are shipped. Product returns and allowances are estimated and provided for at the time of sale. To date, Paradise has not experienced any significant product returns.

     Paradise's costs of finished products from its semiconductor suppliers have historically been negotiated at fixed prices per wafer on a quarterly basis, where Paradise has borne the risk of manufacturing yields. Under agreements with its foundry, Taiwan Semiconductor Manufacturing Company, Paradise is obligated to provide rolling six-month forecasts of anticipated monthly purchases and to place purchase orders which become binding approximately two months prior to shipment. If Paradise cancels a purchase order, it must pay cancellation penalties based on the status of the work in process. Paradise has a limited ability to make adjustments to its forecasts and, therefore, Paradise must make forecasts and place purchase orders for products several months before it receives purchase orders from its own customers. This restricts Paradise's ability to react to fluctuations in demand for its products and may cause Paradise to have either too much or not enough of a particular product. However, to date Paradise has not experienced any significant write downs of inventory.

     Paradise has net operating loss carryforwards available to reduce future years' taxable income in the United States. Paradise does not anticipate paying any income taxes until the benefit of these losses has been fully utilized. Details of these losses can be found in Note 6 to Paradise's Consolidated Financial Statements included in this proxy statement/prospectus.

RESULTS OF OPERATIONS

     Revenues. Revenues for the year ended December 31, 1998 increased to $3.8 million from $2,000 in the previous year. For fiscal 1996, which commenced with Paradise's inception on June 17, 1996, there were no revenues. The increase in total revenues in fiscal 1998 over fiscal 1997 is primarily due to the introduction and market acceptance of Paradise's first products, the Bridge 80 and Bridge 120. Paradise does not expect to maintain the rate of revenue growth that occurred from fiscal 1997 to fiscal 1998.

     Gross Profit. Gross profit for fiscal 1998 increased to $2.8 million from $2,000 in fiscal 1997 and zero in fiscal 1996. Gross profit represented 72.4% of revenues in fiscal 1998. Paradise expects its gross profit percentages to decline somewhat over time. The gross profit in fiscal 1998 resulted from the introduction and shipment of Bridge 80 and Bridge 120 devices.

     Research and Development. Research and development expenses for fiscal 1998 increased to $3.9 million from $1.3 million in the previous fiscal year and from $265,000 in fiscal 1996. Paradise is an early stage company, and its research and development expenses exceeded its revenues in each fiscal year since its inception. The increases in absolute dollars in fiscal years 1998 and 1997 reflect greater personnel costs associated with an expansion in Paradise's research and development activities and increased prototype and pre-production expenses of new products. Paradise expects to continue to make substantial investments in its research and development activities and anticipates that research and development expenses will continue to increase in absolute dollars. If revenue growth continues, research and development expense will decline as a percentage of revenue.

     General and Administrative. General and administrative expenses were $1.5 million in fiscal 1998, $641,000 in fiscal 1997 and $71,000 in fiscal 1996. The increases in general and administrative expenses in 1998 and 1997 reflect increased personnel costs related to increased administrative activities and increased legal and accounting expenses. Paradise expects general and administrative expenses to increase in absolute dollars due to the addition of administrative personnel. In fiscal 1998, general and administrative expenses represented 40.4% of revenues, where in fiscal 1997 and 1996 they exceeded revenues. Paradise expects general and administrative expenses to decline as a percentage of revenues if revenue growth continues.

     Sales and Marketing. Sales and marketing expenses were $931,000 in fiscal 1998, as compared to $176,000 in fiscal 1997 and $5,000 in fiscal 1996. The increase in sales and marketing expenses in fiscal 1998 as compared to fiscal 1997 related to increased personnel costs and to the commencement of sales commissions and other sales expenses directly related to revenues. The increase in sales and marketing expenses in fiscal 1997 as compared to fiscal 1996 reflected increased personnel costs with the establishment of a sales and marketing department. In fiscal 1998, sales and marketing expenses represented 24.5% of revenues, where in fiscal 1997 and 1996 they exceeded revenues. Paradise expects sales and marketing expenses to decline as a percentage of revenues if revenue growth continues.

     Interest Income and Expense. Interest income in fiscal 1998 was $112,000 compared with $60,000 in fiscal 1997 and $13,000 in fiscal 1996. The increases in interest income are primarily due to the higher average balances of cash and cash equivalents held in succeeding years. Interest expense in fiscal 1998 consisted of interest incurred on Paradise's October 1998 issuance of $1.0 million of convertible notes payable and on amounts borrowed under Paradise's lease line of credit. No such borrowings occurred during 1997 or 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception through December 31, 1998, Paradise met its liquidity needs primarily through private sales of equity securities (including redeemable convertible preferred stock) for aggregate proceeds of $7.5 million, before deduction of issuance costs, convertible notes payable aggregating $1.0 million and $518,000 of borrowings under its $800,000 equipment term loan.

     Paradise established an $800,000 equipment term loan with Silicon Valley Bank, dated November 13, 1997. This agreement allowed Paradise to borrow at an interest rate of 8% per annum until November 13, 1998. Repayment of the borrowings began when the drawdown amount exceeded $400,000. The amounts borrowed are to be repaid over 48 months. Borrowings are secured by Paradise's assets. At March 15, 1999, $481,523 was outstanding on the loan.


     In October 1998, Paradise entered into a $1.0 million convertible note payable agreement with several of its stockholders. Principal and interest are due in April 1999. As of December 31, 1998, total principal and interest due were $1,000,000 and $14,118, respectively. Interest accrues at a rate of 8% per year. Paradise expects that the principal and accrued interest will be paid at the closing of the merger.

     In October 1998, Paradise entered into an agreement with Silicon Valley Financial Services whereby the Paradise can sell its receivables for 80% of the face amount of each receivable, up to $1,500,000 at any one time. As of December 31, 1998, there were no purchased accounts receivable outstanding and Paradise has not sold any receivable under this arrangement to date.

     Paradise has used cash in operating activities of $5.8 million since its inception through December 31, 1998. Cash used in operating activities in 1998, 1997 and 1996 was $3.9 million, $1.8 million and $192,000, respectively. In 1998, 1997 and 1996, cash used in investing activities was $653,000, $503,000 and $388,000, respectively. Investment activities in 1998, 1997 and 1996 consisted primarily of the purchase of property, plant and equipment. Cash provided by financing activities in 1998, 1997 and 1996 was $1.6 million, $5.2 million and $2.1 million, respectively. Cash provided by financing activities consisted primarily of proceeds from borrowings from equity investors in 1998 and private sales of preferred stock and units in 1996 and 1997.

     At December 31, 1998, Paradise had approximately $1.6 million in cash and cash equivalents.

     Paradise's cash equivalents are subject to market risk, primarily interest rate and credit risk. Paradise's investments are managed by outside professional managers within guidelines established by Paradise. The guidelines, which include security type, credit quality and maturity, are intended to limit market risk by restricting Paradise's investments to high quality debt instruments with short-term maturities. Due to the relatively short-term duration of Paradise's investments at December 31, 1998, a 1% (100 basis point) increase in short-term interest rates would not have a significant impact on the market value of Paradise's cash equivalents. At December 31, 1998 cash equivalents consisted principally of short-term money market funds and commercial paper and were stated at cost which approximates fair value.

     In addition, as of December 31, 1998, Paradise has not declared any dividends on its outstanding preferred stock.

     Paradise believes that its cash balances will be sufficient to satisfy its cash requirements at least through December 1999. Paradise can not offer any assurance, however, that it will not require additional financing prior to such time. Paradise would seek any additional funds through the sale of public or private equity or debt financing or from other sources. The sale of any additional equity or debt securities could result in additional dilution to Paradise stockholders. Additional financing may not be available to Paradise on acceptable terms, or at all, when required by Paradise.

YEAR 2000

     The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year (the "Year 2000 Issue"). Computer programs that have such date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Paradise is heavily dependent upon the proper functioning of its own computer or data-dependent systems. This includes, but is not limited to, its systems in information, business, finance and operations. Any failure or malfunctioning on the part of these or other systems could adversely affect Paradise in ways that are not currently known, discernible, quantifiable or otherwise anticipated by Paradise.

     Paradise has not to date formally analyzed the Year 2000 Issue with respect to its systems, its suppliers or customers, and does not expect to do so prior to the merger, as many of its systems may be replaced following the merger. Paradise believes, without investigation, that a number of its systems are Year 2000 compliant, as they were acquired since Paradise's inception in 1996.

     Paradise believes that its products do not contain any Year 2000 Issues, as its products do not contain any date registers.

     To date, Paradise has not incurred significant costs associated with its efforts to become Year 2000 compliant. Furthermore, Paradise believes that future costs associated with its Year 2000 compliance efforts will not be material.

     Paradise is currently working with its suppliers of products and services to determine the extent to which the suppliers' operations and the products and services they provide are Year 2000 capable. Paradise has made inquiries of its major suppliers and has received responses to its initial inquiries. Paradise expects to monitor its suppliers regarding Year 2000 issues. Paradise has not done anything to ensure Year 2000 compliance from its customers. The operations of Paradise's key suppliers and customers could be adversely affected in the event they do not successfully and timely achieve Year 2000 compliance. Paradise's business and results of operations could experience material adverse effects if its key suppliers were to experience Year 2000 issues that caused them to delay manufacturing or shipment of key components to Paradise. In addition, Paradise's results of operations could be materially adversely affected if any of Paradise's key customers encounter Year 2000 issues that cause them to delay or cancel substantial purchase orders or delivery of Paradise's product.

     There can be no assurance that Paradise will be able to address the Year 2000 Issue in a timely manner or to upgrade any or all of its major systems, if necessary. In addition, there can be no assurance that any such upgrades will effectively address the Year 2000 Issue. If required upgrades are not completed timely or are not successful, Paradise may be unable to conduct its business, which would have a material impact on the operations of Paradise. Furthermore, there can be no guarantee that the systems of other companies on which Paradise's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Paradise's systems, would not have a material adverse effect on Paradise.

RECENT FINANCIAL ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. FAS 133 is effective for fiscal years beginning after June 15, 1999 and Paradise believes that the adoption of FAS 133 will not have a significant impact on Paradise's financial position, operating results, or cash flows.

                               PARADISE BUSINESS

     Paradise was founded in June 1996. Paradise develops and markets analog and digital mixed signal integrated circuits for controlling flat panel monitors. The market for flat panel monitors is in an early stage of its development, both for use with computers as a replacement for the current CRT monitor, and for use in the future in thin profile televisions.

     Flat panel monitors are, in part, replacing the traditional CRT desktop monitors and televisions. Flat panel displays occupy less space than CRTs and lower both power consumption and radiation emission. Flat panel monitors are digital devices and desktop CRT monitors are analog devices. For a desktop personal computer user to unplug a CRT monitor and plug in a flat panel monitor, sophisticated interface electronics are required in the flat panel monitors. In the past, manufacturers have solved this problem by using multiple components.

     Paradise believes it has developed a better solution to this problem -- a single integrated circuit that makes a flat panel monitor behave like a traditional CRT. The controller chip, when mated with a liquid crystal display panel, allows a personal computer or workstation user to unplug the standard CRT monitor and replace it with a flat panel monitor. No changes to the computer system's hardware or software are required. The new monitor works like a CRT monitor, while retaining the benefits of flat liquid crystal display size, weight, and visual quality.

     Paradise intends to take advantage of the sales potential of both flat panel monitors being retrofitted to the current computer systems installed base and flat panel displays being bundled with new computer systems. Paradise's first product offering, the Bridge series, is a controller family which converts the analog output of a computer system graphics device to the digital signals which are appropriate for flat panel monitors. Paradise's current products are not useful in televisions.

     Paradise believes that it has achieved one of the highest levels of integration in its market segment. Paradise has integrated all of the flat panel monitor interface electronics into a single chip solution. Paradise's intellectual property portfolio includes three patents and 16 patent applications.

     Paradise's current products, the Bridge 80 and Bridge 120, are in volume production. These chips provide flat panel display manufacturers with a low cost method for obtaining compatibility with existing graphics card and chip output.

     Paradise does not operate a wafer fabrication facility. Its products are manufactured using industry standard fabrication technology by an unrelated silicon wafer foundry. Paradise currently uses Taiwan Semiconductor Manufacturing Company as its foundry. After wafers are processed by the foundry, Paradise manages the wafer sorting, packaging, final test and shipment to the customer. At present, Paradise outsources the bulk of this work to minimize capital expenditures and headcount.

     Paradise focuses its sales and marketing efforts on liquid crystal display manufacturers, large monitor manufacturers and major personal computer manufacturers. Paradise sells its products through a direct sales force which concentrates on the personal computer manufacturers, and a network of independent sales representatives in the Pacific Rim. Paradise centers a large part of its marketing activities around industry trade shows and scientific conferences on flat panel displays. In fiscal year 1998, one customer, Fujitsu America Inc., accounted for 66% of net sales.

     In September 1998, Arithmos, Inc., a potential merger partner of Paradise, filed an action against Paradise claiming misappropriation of trade secrets, unfair business practices, trade libel, negligent misrepresentation, and breach of contract of three separate agreements stemming from a failed merger between the two companies. The action is currently in the discovery stage. There can be no assurance that Paradise would prevail in such litigation or any damages payable by Paradise will not have a material adverse effect on the Paradise business, financial condition or results of operations.

                SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND
                       PRINCIPAL STOCKHOLDERS OF PARADISE

     The following table contains information regarding the beneficial ownership of Paradise's capital stock as of March 31, 1999 for

     - each director of Paradise,

     - each executive officer of Paradise,

     - all directors and executive officers of Paradise as a group, and

     - all persons (or groups of affiliated persons) known by Paradise to be beneficial owners of more than five percent of the outstanding shares of a class of Paradise capital stock.

     The number and percentage of shares beneficially owned is completed on the basis of:

     - 12,252,755 shares of Paradise common stock outstanding on March 31, 1999 (not including common stock warrants and shares of common stock subject to options currently exercisable, or exercisable within 60 days after February 1, 1999),

     - 8,256,522 shares of Paradise preferred stock outstanding on March 31, 1999,

     - an exchange ratio of 0.1918 Genesis common shares for each share of Paradise capital stock, and

     - 18,453,704 Genesis common shares outstanding after the merger

                                        SHARES OF PARADISE CAPITAL STOCK BENEFICIALLY OWNED             GENESIS
                                     ----------------------------------------------------------      COMMON SHARES
                                                                                       PERCENT    BENEFICIALLY OWNED
                                          COMMON STOCK           PREFERRED STOCK        OF ALL     AFTER THE MERGER
                                     ----------------------   ----------------------   PARADISE   -------------------
        NAME AND ADDRESS OF          NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF   CAPITAL    NUMBER OF
         BENEFICIAL HOLDER            SHARES       CLASS       SHARES       CLASS       STOCK      SHARES     PERCENT
-----------------------------------  ---------   ----------   ---------   ----------   --------   ---------   -------
Alta V Limited Partnership.........   296,880        2.4%     2,315,619      28.1%       12.7%     501,077       2.7%
One Embarcadero Center
Suite 4050
San Francisco, CA 94111
Garret Gruener(1)..................   296,880        2.4%     2,315,619      28.1%       12.7%     501,077       2.7%
c/o Alta Partners
One Embarcadero Center
Suite 4050
San Francisco, CA 94111
Robin S. Han.......................  2,233,333      18.2%           --         --        10.9%     428,353       2.3%
13575 Lomond Court
Saratoga, CA 94957
Lawrence G. Finch(2)...............   150,000        1.2%     2,047,788      24.8%       10.8%     421,535       2.3%
c/o Sigma Partners
2884 Sand Hill Road, #121
Menlo Park, CA 94025
Alexander S. Lushtak...............  1,683,333      13.8%      150,000        1.8%        8.9%     351,633       1.9%
c/o Paradise Electronics, Inc.
1999 Concourse Drive
San Jose, CA 95131
Sigma Partners III, L.P.(3)........        --         --      1,747,788      21.2%        8.5%     335,225       1.8%
2884 Sand Hill Road
Suite 121
Menlo Park, CA 94025
August Capital L.P. ...............        --         --      1,627,434      19.7%        7.9%     342,141       1.7%
2480 Sand Hill Road
Suite 101
Menlo Park, CA 94025
Alexander J. Eglit.................  1,600,000      13.0%           --         --         7.8%     306,880       1.7%
647 Highland Avenue
Half Moon Bay, CA 94019
Robert R. Tillman(4)...............  1,533,334      12.5%           --         --         7.4%     294,093       1.6%
14 Sunshine Road
Sausalito, CA 94965

                                        SHARES OF PARADISE CAPITAL STOCK BENEFICIALLY OWNED             GENESIS
                                     ----------------------------------------------------------      COMMON SHARES
                                                                                       PERCENT    BENEFICIALLY OWNED
                                          COMMON STOCK           PREFERRED STOCK        OF ALL     AFTER THE MERGER
                                     ----------------------   ----------------------   PARADISE   -------------------
        NAME AND ADDRESS OF             NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF    CAPITAL   NUMBER OF
         BENEFICIAL HOLDER                SHARES       CLASS       SHARES       CLASS       STOCK      SHARES    PERCENT
-----------------------------------     ---------   ----------   ---------   ----------   --------   ---------   -------
Jeffrey Diamond(5)..................... 1,283,334       10.2%           --         --         6.2%     246,143       1.3%
c/o Paradise Electronics, Inc.
1999 Concourse Drive
San Jose, CA 95131
Technology Venture Investors IV........        --         --       894,000       10.8%        4.4%     171,469         *
2480 Sand Hill Road
Suite 101
Menlo Park, CA 94025
John D. Lattanzi.......................   616,000        5.0%           --         --         3.0%     118,148         *
c/o Paradise Electronics, Inc.
1999 Concourse Drive
San Jose, CA 95131
Venture Tek Management, L.L.C. ........        --         --       442,477        5.4%        2.2%      84,867         *
Yuyu Bldg. 358-9
Shindang-dong
Jung-gu
Seoul 100-450
Republic of Korea

Wendy L. Benveniste(6).................   300,000        2.4%           --         --         1.5%      57,560         *
Tzo Yao Chan(7)........................   270,000        2.2%           --         --         1.3%      51,786         *
Chieh Chang(8).........................   233,334        1.9%           --         --           *       44,753         *
Alex Daly..............................   100,000          *            --         --           *       19,180         *
Patrick Delaney(9).....................   240,000        1.9%           --         --         1.8%      46,032         *
Sanjeev Renjen(10).....................   400,000        3.2%           --         --         1.9%      76,720         *
All directors and executive
officers as a group (11 persons)(11)... 6,340,215       52.6%    4,513,407       54.9%       52.8%   2,110,492      11.4%

---------------
  *  Less than 1%

 (1) Consists of 296,880 shares of Paradise common stock and 2,315,619 shares of Paradise preferred stock held by Alta V Limited Partnership. Mr. Gruener is a general partner of Alta V Limited Partnership. Mr. Gruener disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

 (2) Includes 1,370,790 shares of Paradise preferred stock held by Sigma Partners III, L.P., 339,246 shares of Paradise preferred stock held by Sigma Associates III, L.P. and 37,752 shares of Paradise preferred stock held by Sigma Investors III, L.P. Mr. Finch is a general partner of the general partner of all three aforementioned Sigma entities. Mr. Finch disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

 (3) Consists of 1,370,790 shares of Paradise preferred stock held by Sigma Partners III, L.P., 339,246 shares of Paradise preferred stock held by Sigma Associates III, L.P. and 37,752 shares of Paradise preferred stock held by Sigma Investors III, L.P. Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P. are under common ownership and control.

 (4) Consists of 1,350,000 shares of Paradise common stock held by Mr. Tillman as Trustee of the Alexander S. Lushtak Irrevocable Gift Trust DTD 11/20/92 and 183,334 shares of Paradise common stock held by Mr. Tillman as Trustee of the Robert R. Tillman Living Trust dated September 23, 1991. Mr. Tillman disclaims beneficial ownership of 1,350,000 shares held as Trustee of the Alexander S. Lushtak Irrevocable Gift Trust DTD 11/20/92.

 (5) Includes 350,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (6) Includes 112,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (7) Includes 150,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (8) Includes 150,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (9) Includes 45,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

(10) Includes 200,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

(11) Includes 1,007,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

                              PARADISE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of March 31, 1999, with respect to each executive officer and director of Paradise who will serve as an executive officer or director of Genesis following the Merger:

                 NAME                   AGE            POSITION WITH GENESIS
                 ----                   ---            ---------------------
Lawrence G. Finch.....................  64     Director
Alexander S. Lushtak..................  60     Director
Wendy Benveniste......................  47     Vice President of Operations
Jeffrey Diamond.......................  46     Executive Vice President
Sanjeev Renjen........................  44     Vice President of Engineering

     Lawrence G. Finch has been a venture capitalist and general partner of the general partner of various Sigma Partners funds since 1987. Mr. Finch is a director of Splash Technology Holdings and International Network Services.

     Alexander S. Lushtak is a founder of Paradise and has been the Chairman of the Board of Directors of Paradise since 1996. From 1993 to 1996 he was the founder and Chairman of the Board of Directors of Accent Inc., a voice recognition chip company.

     Wendy Benveniste has served as Vice President of Operations of Paradise since 1998. From 1994 to 1998, she was the Vice President of Business Operations of the Graphics Business Unit at Cirrus Logic.

     Jeffrey Diamond has served as President and Chief Executive Officer of Paradise since 1998. From 1996 to 1998, he was a director of and advisor to Paradise and its predecessor. From 1992 to 1996, he was Vice President of Business Development for the Graphics Business Unit at Cirrus Logic.

     Sanjeev Renjen has served as Vice President of Engineering of Paradise since 1998. Dr. Renjen was formerly Vice President of Engineering at C-Cube Microsystems from 1995 to 1998 and Vice President of System Products at Alliance Semiconductor from 1993 to 1995.

DIRECTOR COMPENSATION

     Directors at Paradise do not receive any cash compensation for their service as members of the board of directors and are not reimbursed for expenses incurred for any board of directors meeting attended.

CERTAIN TRANSACTIONS

     On October 27, 1998, Paradise completed a financing in which it sold and issued a total of $1.0 million worth of convertible promissory notes, and warrants to purchase up to 221,239 shares of Paradise common stock to existing stockholders of Paradise. The notes bear interest at a rate of 8% per annum and become fully due and payable after 180 days, unless Paradise sells shares of its Series D preferred stock with total proceeds of at least $2,000,000 on or prior to that time, in which case the notes automatically convert into shares of Series D preferred stock at a conversion rate equal to the per share price of the Series D preferred stock. Each warrant has an exercise price of $0.25 per share and can be exercised at any time within 5 years. Paradise expects that the notes will remain unpaid and continue to accrue interest until the merger occurs at which time Genesis will pay the notes the full. The notes do not contain any acceleration or conversion clauses that would be triggered by the merger.

     Mr. Finch, a director of Paradise, is a general partner of the general partner of Sigma Partners III, L.P. and its affiliates, which purchased notes and warrants from Paradise. Sigma Partners III, L.P. and its affiliates purchased an aggregate of $308,869 worth of notes and warrants to purchase up to 68,334 shares of Paradise common stock in the financing.

     Paradise will provide notice to each of the warrant holders that, prior to the merger, the warrant holders must exercise their rights under the warrants or the warrants will expire. Because the warrants have economic value, Paradise expects that the warrants will be exercised prior to the merger.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding executive compensation paid by Paradise for the fiscal year ended December 31, 1998 to Messrs. Diamond and Renjen and Ms. Benveniste.

                           SUMMARY COMPENSATION TABLE

                                                                                    SECURITIES
                                                                                    UNDERLYING
                NAME AND PRINCIPAL POSITION                   SALARY      BONUS       OPTIONS
                ---------------------------                   -------    -------    -----------
Jeffrey B. Diamond(1).......................................  $50,760         --      400,000
  President and Chief Executive Officer
Sanjeev Renjen(2)...........................................   52,500    $25,000      400,000
  Vice President of Engineering
Wendy Benveniste(3).........................................   89,648         --      225,000
  Vice President of Operations

---------------
(1) Mr. Diamond became an employee and President and Chief Executive Officer of Paradise in September 1998.

(2) Dr. Renjen became an employee and Vice President of Engineering of Paradise in August 1998.

(3) Ms. Benveniste became an employee and Vice President of Operations of Paradise in February 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains certain information concerning the grant of options to purchase Paradise Common Stock to the above listed individuals during the fiscal year ended December 31, 1998:

                               INDIVIDUAL GRANTS

                                                                                                        POTENTIAL
                                                                                                    REALIZABLE VALUE
                                                                                                       AT ASSUMED
                                       NUMBER OF         % OF                                        ANNUAL RATES OF
                                       SECURITIES       TOTAL                                          STOCK PRICE
                                       UNDERLYING      OPTIONS                                        APPRECIATION
                                        OPTIONS       GRANTED TO     EXERCISE                        FOR OPTION TERM
                                        GRANTED      EMPLOYEES IN      PRICE        EXPIRATION      -----------------
                NAME                      (#)       FISCAL YEAR(1)   ($/SH)(5)         DATE          5%($)    10%($)
                ----                   ----------   --------------   ---------   ----------------   -------   -------
Jeffrey B. Diamond...................    50,000(2)        2.0          0.15         07/13/2008       4,717    11,953
                                         50,000(2)        2.0          0.15         09/14/2008       4,717    11,953
                                        300,000(2)       11.8          0.15         10/20/2008      28,300    71,718
Sanjeev Renjen.......................   400,000(3)       15.7          0.15         09/14/2008      37,734    95,625
Wendy Benveniste.....................   225,000(4)        8.8          0.15         02/09/2008      21,225    53,789

---------------
(1) Based on an aggregate of 2,545,000 shares granted to employees and directors of and consultants to Paradise in 1998.

(2) Twenty five percent of 50,000 options granted on July 14, 1998 vested on February 1, 1999 and the remainder thereafter vests in equal monthly installments over a three-year period. Twenty five percent of 50,000 options granted on September 15, 1998 vests on July 1, 1999 and the remainder thereafter vests in equal monthly installments over a three-year period. Twenty five percent of 300,000 options granted on October 20, 1998 vests on September 1, 1999 and the remainder thereafter vests in equal monthly installments over a three-year period.

(3) Twenty five percent of the option shares vests on August 3, 1999 (the first anniversary from the vesting commencement date) and the remainder vests thereafter in equal monthly installments over a three-year period. One-half of the unvested shares will vest upon the closing of the Merger in accordance with the original terms of Dr. Renjen's employment with Paradise.

(4) Fifty percent of the option shares vests on February 2, 1999 and the remainder vests on February 2, 2000.

(5) Exercise prices were determined by the Paradise board of directors. Factors considered in establishing exercise prices included the timing of Paradise's first product releases, its results of operations, prior and anticipated sales of preferred stock to investors, the preferential rights of preferred stock, and valuation of comparable companies.

                         AGGREGATE OPTION EXERCISES IN
               1998 AND DECEMBER 31, 1998 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of options to purchase Paradise Common Stock during the fiscal year ended December 31, 1998, and the number and value of securities underlying unexercised options held by Jeffrey B. Diamond, Sanjeev Renjen and Wendy Benveniste at December 31, 1998.

                                                                      NUMBER OF          VALUE OF UNEXERCISED
                                                                SECURITIES UNDERLYING        IN-THE-MONEY
                                                                 UNEXERCISED OPTIONS         OPTIONS/SARS
                                        SHARES                  AT FISCAL YEAR END(#)      AT FY-END($)(1)
                                     ACQUIRED UPON    VALUE     ----------------------   --------------------
                                       EXERCISE      REALIZED   VESTED       UNVESTED    VESTED     UNVESTED
                                     -------------   --------   -------      ---------   -------    ---------
Jeffrey B. Diamond.................     350,000      $157,501      0          350,000       0        122,500
  President and Chief Executive
Officer
Sanjeev Renjen.....................          --           --       0          400,000       0        140,000
  Vice President, Engineering
Wendy Benveniste...................     112,500       39,375       0          112,500       0         39,750
  Vice President, Operations

---------------
(1) The value of an "in-the-money" stock option represents the difference between the aggregate estimated fair value of the underlying stock and the aggregate exercise price of the stock option. The estimated fair value of the Paradise common stock on December 31, 1998 was $0.50, determined by the board of directors in consideration of the factors described in (5) above and taking into account the fact that by December 31, 1998, Paradise's monthly revenues had increased significantly.

                               DISSENTERS' RIGHTS

     Stockholders of record of Paradise on the record date have the right to dissent from the merger and to obtain an appraisal by a court of the value of their shares. If the dissenting stockholder complies with certain statutory provisions and the merger is consummated, the stockholder will be entitled to receive cash compensation equal to the fair market value of their shares. The fair market value of the shares will be determined as of the day before the announcement of the merger, excluding any appreciation or depreciation as a result of the merger. Any stockholder of Paradise must follow the procedures set forth in Chapter 13 of the California Corporations Code or Section 262 of the Delaware General Corporation Law in order to perfect its rights. A brief summary of the procedures to perfect rights under Chapter 13 and Section 262 is set forth below.

CALIFORNIA LAW

     To exercise dissenters' rights under California law, a Paradise stockholder must:

     - not vote any of the shares in favor of the merger,

     - make written demand upon Paradise or its transfer agent within 30 days after the date on which the notice of approval of the merger by Paradise stockholders was mailed, setting forth in the demand the number and class of shares that Paradise must purchase and a statement by such stockholder as to what he believes the fair market value of such shares to have been, and

     - submit for endorsement, within 30 days after the date on which the notice of approval of the merger by the Paradise stockholders is mailed, at the principal office of Paradise or at the office of the transfer agent, the stock certificates with a statement regarding which of the shares are dissenting shares.

     Within ten days after the date of the approval of the merger, Paradise will mail a notice of the approval of the merger to each Paradise stockholder who has not voted to approve the merger. A brief description of the procedure to be followed if the stockholder wishes to exercise dissenters rights and a statement of the price determined to represent the fair market value of the dissenting shares will be mailed with the notice. If the stockholder and Paradise agree upon the price and that the shares qualify as dissenting shares, the dissenting stockholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If the stockholder and Paradise fail to agree on the fair market value of the shares or whether the shares qualify as dissenting shares, the stockholder or Paradise may file a complaint with the court within six months after the date on which notice of the approval of the merger, is mailed to stockholders. If no complaint is filed within the six month period, the dissenters' rights of the dissenting stockholders will cease.

     If a complaint is filed by the dissenting stockholder or Paradise, a California Superior Court will determine if the stockholder is entitled to dissenters' rights and will determine the fair market value of the dissenting shares to be paid, with interest at the legal rate of interest from the date of judgment.

     If Chapter 5 of the California Corporations Code prevents the payment of the fair market value of the dissenting shares, a dissenting stockholder will be a creditor of Paradise for the amount that it otherwise would have received in repurchase of the dissenting shares, plus interest at the legal rate on judgments until the date of payment. The creditor will be subordinate to all other creditors in any liquidation proceeding and the debt will be payable when permissible under the provisions of Chapter 5 of the California Corporations Code.

DELAWARE LAW

     To exercise appraisal rights under Delaware law, a Paradise stockholder must:

     - deliver a written demand for appraisal prior to the vote on the merger,

     - continuously hold the dissenting shares from the date the demand was made through the Effective Time, and

     - not vote to approve the merger.

     Within ten days after the Effective Time, Paradise will mail to the dissenting stockholders a notice setting forth the Effective Time.

     Within 120 days after the Effective Time, Paradise or the dissenting stockholder may file a petition with the Delaware Court of Chancery demanding a determination of the value of the dissenting shares of the dissenting stockholder. Within 120 days after the Effective Time, upon written request, the dissenting stockholder is entitled to receive from Paradise, a statement setting forth the aggregate number of dissenting shares not voted in favor of the merger, for which demands for appraisal have been received and the aggregate number of holders of such dissenting shares. If no petition is filed by either Paradise or the dissenting stockholder within such 120 day period, the appraisal rights of the dissenting stockholder will cease.

     In the event Paradise or the dissenting stockholder files a petition for appraisal, the Court of Chancery will determine if the stockholder is entitled to appraisal rights and will appraise the dissenting shares, determining their fair value together with a fair rate of interest, if any, to be paid.

     The receipt of payment for its stock by the dissenting stockholder may result in the recognition of gain or loss for Federal income tax purposes.

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW AND CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH CHAPTER AND SECTION, COPIES OF WHICH ARE ATTACHED HERETO AS ANNEX B AND ANNEX C. PARADISE STOCKHOLDERS WHO ARE CONSIDERING DISSENTING SHOULD CONSULT LEGAL COUNSEL.

     Under the Agreement, there is a condition to closing that the holders of no more than 5% of the Paradise capital stock will be entitled to demand appraisal of their shares pursuant to Chapter 13 of the California Corporations Code or
Section 262 of the Delaware General Corporation Law. Consequently, unless the holders of at least 95% of the Paradise capital stock vote in favor of the merger or affirmatively waive their dissenters rights, Genesis will not be obligated to close until after the expiration of the 30 day period during which a shareholder may make a written demand for purchase under California law, and then only if no more than 5% of the holders of Paradise capital stock have demanded appraisal of their shares under California or Delaware law. Genesis may waive the condition to closing in order to effect the merger prior to the expiration of the 30 day period.

                      DESCRIPTION OF GENESIS SHARE CAPITAL

     The following summary of material provisions of the common shares and special shares does not purport to be complete and is qualified in its entirety by, the provisions of Genesis' Memorandum and Articles of Association which are included as an exhibit to the registration statement that includes this proxy statement/prospectus.

AUTHORIZED AND ISSUED SHARE CAPITAL

     The authorized capital of Genesis consists of 1,000,000,000 common shares and 1,000,000,000 special shares, issuable in series, both without par value. As of March 31, 1999, 14,478,536 common shares and no special shares were issued and outstanding.

COMMON SHARES

     Holders of Genesis common shares are entitled to one vote for each common share held at all Genesis shareholder meetings, except for meetings where only holders of another specified class or series of shares are entitled to vote separately. Holders of common shares are entitled to dividends only when and if declared by the board of directors. The board of directors can declare dividends out of legally available funds subject to any preferences of any special shares issued in the future. Holders of Genesis common shares are not entitled to cumulative voting rights. In the event of any liquidation, dissolution or winding up of Genesis, the holders of common shares will be entitled to be distributed ratably the assets of Genesis remaining after payment of debts and liabilities, subject to any preferences that might be applicable to any special shares issued in the future. Holders of the common shares have no preemptive, subscription, redemption or conversion rights. All outstanding common shares are, and the common shares to be issued in the merger will be, fully paid and non-assessable.

SPECIAL SHARES

     The board of directors is authorized to issue up to 1,000,000,000 special shares from time to time in one or more series, to fix the number of special shares in a series and to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of a series, without further vote or action by the shareholders. No series of special shares may have a priority over any other series of special shares with respect to dividends or liquidation rights. The special shares may have voting rights superior to the common shares or other series of special shares and may rank senior to the common shares as to dividends and as to the distribution of assets in the event of liquidation, dissolution or winding-up of Genesis. Genesis has no present plans to issue any series of special shares.

SHAREHOLDER RIGHTS PLAN

     Genesis adopted a shareholder rights plan effective as of December 19, 1997. The objective of the shareholder rights plan is to ensure that all shareholders of Genesis are treated equally and fairly in connection with any takeover bid for Genesis. The shareholder rights plan is designed to discourage discriminatory or unfair takeover bids for Genesis and to give the board of directors time, if appropriate, to pursue alternatives to maximize shareholder value in the event of an unsolicited takeover bid for Genesis.

     The shareholder rights plan will encourage a company making a takeover bid for Genesis to take steps to avoid the potential for substantial dilution of that company's share position in Genesis by approaching the board of directors to negotiate or by doing a permitted bid which requires that:

     - the offer must be made for all voting shares and must be made by way of a takeover bid circular to all holders of Genesis' voting shares,

     - the company making the offer must not beneficially own more than 10% of the outstanding voting shares,

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

     - the offer must be outstanding for a minimum of 90 days (and up to 120 days in the event that a competing permitted bid emerges) to permit shareholders of Genesis to properly assess the bid, allow competing bids to emerge and give the board of directors sufficient time to review the offer, seek or formulate alternatives and communicate its recommendation to shareholders of Genesis,

     - the offer must provide that voting shares may only be taken up and paid for if more than 50% of the voting shares held by shareholders other than the offeror have been deposited or tendered and not withdrawn,

     - when the offer has been made, no further voting shares may be acquired by the offeror except pursuant to the permitted bid, and

     - if the consideration offered is not payable entirely in cash, a fairness opinion must be provided to the shareholders of Genesis in connection with the offer.

     The permitted bid provisions of the shareholder rights plan are designed to ensure that, in any take-over bid, all shareholders are treated equally, receive the maximum value for their investment and are given adequate time to properly assess the take-over bid on a fully informed basis.

     The dilutive effects of the shareholder rights plan are triggered by a person acquiring beneficial ownership of 20% of more of the outstanding voting shares of Genesis which is referred to as a "Flip-in Event". When a Flip-in Event occurs each right (except for rights beneficially owned by the acquiring person or transferees of the acquiring person), becomes a right to purchase from Genesis that number of common shares having an aggregate market price on the occurrence of such Flip-in Event equal to twice the exercise price (as defined in the shareholder rights plan) for an amount in cash equal to the exercise price. The shareholder rights plan provides for adjustments to the number of rights outstanding, the number of common shares that can be acquired pursuant to each right and the exercise price (or a combination of the foregoing) in certain circumstances including, consolidations or subdivisions of the common shares, the payment of dividends, or the exchange of existing common shares for other shares or securities of Genesis.

     The issuance of common shares pursuant to the merger will not cause a Flip-in Event to occur.


AMENDMENT OF SHAREHOLDERS' RIGHTS



     In accordance with the provisions of the Companies Act (Nova Scotia), the amendment of rights of holders of a class of shares, including common shares, requires the approval of two-thirds of the votes cast by the holders of such shares voting at a special meeting of such holders. Pursuant to Genesis' articles of association, a quorum for a meeting of Genesis' shareholders occurs when at least two persons entitled to vote are present at a meeting and they are shareholders, proxyholders or representatives of corporate shareholders, and they hold or represent at least a majority of the total number of Genesis issued shares. Where a quorum is not present at a scheduled shareholder meeting, the articles of association of Genesis require, except in the case of a meeting convened on requisition of shareholders, that the meeting be adjourned to next week. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may hold the meeting.



     Voting at a meeting of Genesis shareholders is by show of hands, unless the chairman, a shareholder or a proxyholder entitled to vote at the meeting requests that a vote be taken by poll. Unless a poll is demanded, a declaration by the chairman that the resolution has been carried and an entry in the minutes of the meeting to that effect is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.


     Where the rights of common shares may be amended, holders of common shares have the right under the Companies Act (Nova Scotia) to dissent from such amendment and require Genesis to pay them the then fair value of the common shares.

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

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING HOLDERS OF COMMON SHARES

Exchange Controls

     Canada has no system of exchange controls. There is no law, government decree or regulation in Canada restricting the export or import of capital or affecting the payment of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements.

Investment Canada Act

     There is no limitation imposed by Canadian law or by the memorandum and articles of association of Genesis on the right of a non-resident to hold or vote common shares or special shares of Genesis with voting rights, other than as provided in the Investment Canada Act, including by the World Trade Organization Agreement Implementation Act (Canada). The Investment Canada Act prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a "Canadian," as defined in the Investment Canada Act, unless, after review, the minister responsible for the Investment Canada Act is satisfied that the investment is likely to be of net benefit to Canada. An investment in common shares or special shares of Genesis by a non-Canadian would generally be reviewable under the Investment Canada Act, if it were an investment to acquire control of Genesis, and the value of the assets of Genesis were CDN$5.0 million or more. An investment in common shares or special shares of Genesis by an investor who is a "WTO Investor" under the Investment Canada Act would be reviewable under the Investment Canada Act if it were an investment to acquire control of Genesis, and the value of the assets of Genesis equalled or exceeded CDN$184.0 million. A non-Canadian would be deemed to acquire control of Genesis for purposes of the Investment Canada Act if such person acquired a majority of the voting shares of Genesis. The acquisition of less than a majority, but at least one-third of the voting shares of Genesis, would be presumed to be an acquisition of control of Genesis, unless it could be established that Genesis was not controlled in fact by the acquiror through the ownership of voting shares. The United States is a member of the World Trade Organization.

     Certain transactions involving voting shares of Genesis would be exempt from the Investment Canada Act, as amended, including:

     - an acquisition of Genesis voting share if the acquisition were made in connection with the person's business as a trader or dealer in securities,

     - an acquisition of control of Genesis in connection with the realization of a security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act, and

     - an acquisition of control of Genesis by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control in fact of Genesis, through the ownership of voting interests, remains unchanged.

TRANSFER AGENT, EXCHANGE AGENT AND REGISTRAR

     The transfer agent and registrar for Genesis common shares and the exchange agent in the merger, is ChaseMellon Shareholder Services L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, NJ, 07660.

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

          COMPARISON OF RIGHTS OF HOLDERS OF GENESIS COMMON SHARES AND
                             PARADISE COMMON STOCK

     Genesis is incorporated in Nova Scotia, Canada and Paradise is incorporated in the State of Delaware, United States of America. Following the closing of the merger, Genesis will continue to be governed by the Companies Act (Nova Scotia) and Paradise will continue to be governed by the Delaware General Corporation Law. Stockholders of Paradise will hold Genesis common shares rather than Paradise common stock. Therefore, their rights will be governed by the Companies Act (Nova Scotia), and the provisions of the Genesis memorandum and articles of association, rather than the Paradise certificate of incorporation and bylaws. This section of the proxy statement/prospectus sets out the material differences in rights that a person will have following the merger when he holds Genesis common shares rather than Paradise shares.

NO CUMULATIVE VOTING FOR ELECTION OF GENESIS DIRECTORS


     The Companies Act (Nova Scotia) does not specifically regulate cumulative voting and the Genesis memorandum and articles of association do not provide for cumulative voting. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option. The Paradise certificate of incorporation does not provide for cumulative voting, but under California law, the Paradise stockholders are currently entitled to cumulative voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all his votes for a single candidate or may allocate them among as many candidates as he may choose. Cumulative voting increases the probability that a minority shareholder will be able to elect a director. Paradise stockholders will lose this right when they become shareholders of Genesis following the merger. Even without cumulating votes, Paradise stockholders can elect directors with a plurality of the votes as opposed to Genesis shareholders which require a majority of votes to elect a director.



     Except in the case of a vacancy, each director of Genesis is elected for a three-year term by majority vote at shareholder meetings. Since Genesis shareholders do not have the right to cumulate votes, the holders of a majority of the shares present at any Genesis shareholder's meeting held to elect directors have the power to elect all the directors to be elected at that meeting, and no person can be elected without the support of holders of a majority of the shares voting at the meeting.



ALTERED QUORUM AND PER CAPITA VOTING PROCEDURE



     Pursuant to Genesis' articles of association, a quorum for a meeting of Genesis' shareholders occurs when at least two persons entitled to vote are present at a meeting and they are shareholders, proxy holders or representatives of corporate shareholders, and they hold or represent at least a majority of the total number of Genesis issued shares. Where a quorum is not present at a scheduled shareholder meeting, the articles of association of Genesis require, except in the case of a meeting convened on requisition of shareholders, that the meeting be adjourned to next week. If, at the meeting held the following week, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may hold the meeting.



     Voting at a meeting of Genesis shareholders is by show of hands, unless the chairman, a shareholder or a proxyholder entitled to vote at the meeting requests that a vote be taken by poll. Unless a poll is demanded, a declaration by the chairman that the resolution has been carried and an entry in the minutes of the meeting to that effect is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor or against such resolution.



     According to Paradise's bylaws, the presence of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, the meeting shall not transact any business. All action taken by the holders of a majority of the vote cast, including abstentions, at any meeting at which a quorum is present shall be valid and binding upon Paradise, provided, however, that directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting.



     The Paradise board of directors is entitled to make rules or regulations for the conduct of meetings of stockholders as they deem necessary.



     Therefore, when Paradise stockholders become Genesis shareholders following the merger, they will be subject to substantially similar quorum and voting requirements.


GREATER POWER TO CALL SPECIAL MEETING OF SHAREHOLDERS


     Under the Companies Act (Nova Scotia) special meetings of shareholders must be called by the directors on the request of the shareholders entitled to cast not less than five percent of the votes at the special meeting, or on the requisition of not less than ten percent of the shareholders. The Genesis memorandum and articles of association provide that special meetings of the shareholders may be called by the President, a vice president or the directors. Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The Paradise bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, the President, the board of directors by a majority of the authorized directors or by the stockholders entitled to cast at least ten percent of the votes at the special meeting. Therefore, when Paradise stockholders become Genesis shareholders following the merger, they will gain the right to call a special meeting by the request of a fewer number of shareholders.


MORE STRINGENT REQUIREMENTS FOR SHAREHOLDER ACTION WITHOUT A MEETING


     Under the Companies Act (Nova Scotia), a resolution in writing and signed by every shareholder who would be entitled to vote on the resolution at a meeting is as valid as if it were passed by such shareholders at a meeting and satisfies all the requirements of the Companies Act (Nova Scotia) concerning meetings of shareholders. Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Paradise bylaws contain a provision for stockholder action without a meeting. Therefore, when Paradise stockholders become Genesis shareholders following the merger, it will become more difficult for them to take action without a meeting. Genesis shareholders must be unanimous in order to take action without a meeting.


SIZE OF THE BOARD OF DIRECTORS


     Genesis shareholders may elect any number of directors permitted by the memorandum and articles of association. The Genesis memorandum and articles of association specify the number of directors will be not less than five nor more than eleven. The Paradise certificate of incorporation provides that the holders of each series of preferred stock will be entitled to elect a director, the holders of common stock will be entitled to elect two directors and that the remaining directors will be elected by the holders of common and preferred stock, voting together as a single class. Therefore, when Paradise stockholders become Genesis shareholders following the merger, each shareholder will be voting for a greater number of directors. In addition, as Genesis shareholders, they will have greater flexibility to change the number of directors (within the specified range) at any given election.


CLASSIFICATION OF BOARD OF DIRECTORS


     Delaware law permits classified boards and Nova Scotia law does not specifically address the issue. A classified board of directors is a board with some directors, but not necessarily all, elected on a rotating basis each year. The Genesis memorandum and articles of association provide that directors will be elected and retire in rotation. The Paradise certificate of incorporation does not provide for a classified board of directors. Directors are elected annually and may be removed by the stockholders. Therefore, when


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


Paradise stockholders become Genesis shareholders, they will change from the unclassified method to the classified method of election of directors. The ability of Paradise stockholders to change directors and change management will be substantially limited once they become Genesis shareholders.



A LONGER NOTICE PERIOD FOR SPECIAL MEETINGS OF THE BOARD OF DIRECTORS



     Under the Genesis memorandum and articles of association, meetings of the Genesis board of directors may be called at any time upon forty-eight hours prior notice, or without notice if all directors are present or those absent have signified their assent to such meeting or their consent to the business transacted at such meeting. The Paradise bylaws provide that meetings may be called on twenty-four hours notice. Therefore, when Paradise stockholders become Genesis shareholders following the merger, they will face a longer notice period requirement for special board meetings.


REMOVAL OF DIRECTORS


     The Genesis memorandum and articles of association provide that Genesis may, by special resolution of the shareholders, remove any director before the expiration of that director's term of office. Under the Companies Act (Nova Scotia), a special resolution requires a vote of three-fourths of shareholders entitled to vote, and confirmation by a majority of shareholders entitled to vote at a subsequent confirmatory meeting held not more than one month from the date of the first meeting. Alternatively, a resolution which has been unanimously passed by all of the shareholders of a company is deemed to be a special resolution. The Paradise bylaws provide that directors may be removed with the affirmative vote of the holders of a majority of the voting power. Under California law, no director may be removed without cause (unless the entire board of directors is removed, or the votes cast against the removal would be sufficient to elect the director in cumulative voting). Therefore, when Paradise stockholders become Genesis shareholders following the merger, they will be subject to a higher threshold number of votes required to remove a director.


TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS


     Nova Scotia Law does not specifically regulate loans to officers or employees. Nova Scotia Law does not restrict a company from giving guarantees or providing other financial assistance except where the shares of the company itself are being purchased, in which case financial assistance is restricted.



     The memorandum and articles of association of Genesis provide that a director is not disqualified by entering into contracts with Genesis, either as a vendor, purchaser, or otherwise, and that no contract or arrangement entered into by Genesis in which any director is in any way interested, can be voided. The memorandum and articles of association of Genesis also provide that a director is not liable to account for any profit realized by any such contract or arrangement by reason only of such director holding that office or of having a fiduciary relationship, provided the director makes a declaration or gives a general notice in accordance with the Companies Act (Nova Scotia). Nova Scotia law governing fiduciary duties owed by directors to the companies they serve may restrict the ability of a director to act in certain situations where a conflict of interest exists or may exist.


     The Companies Act (Nova Scotia) permits a director to vote notwithstanding a conflict of interest provided that such conflict is declared. The memorandum and articles of association of Genesis prohibit voting by an interested director but allow the shareholders to modify this restriction.

     Under Delaware law, any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. Furthermore, under Delaware law, contracts or

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

transactions between a corporation and either any of its directors or a second corporation of which a director is also a director, are not void or voidable if either:

     - The material facts as to the transaction and as to the director's interest are fully disclosed, and either the disinterested directors or a majority of the disinterested stockholders approve or ratify the transaction in good faith, or

     - The person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

     Therefore, Genesis is subject to rules governing transactions with its officers and directors that are substantially similar to the rules applicable to Paradise and its officers and directors.

LIMITATION OF LIABILITY OF DIRECTORS; INDEMNIFICATION

     The law of Nova Scotia requires directors and members of any committee designated by the board of directors to discharge their duties in good faith and with that degree of care and skill which ordinary prudent people of similar experience would exercise under similar circumstances. The Companies Act (Nova Scotia) does not restrict a company from indemnifying directors. In any proceeding against a director, if the director or person was negligent but has acted honestly and reasonably, the court may relieve the person from liability.


     The Genesis memorandum and articles of association also provide that no director or officer, in the absence of any dishonesty, will be liable for the acts or negligence of any other director.



     Under the memorandum and articles of association of Genesis, the directors of Genesis are authorized, without the approval or confirmation of Genesis shareholders, to cause Genesis to indemnify directors or other persons who have underwritten liabilities on behalf of Genesis. The directors are authorized to mortgage the property of Genesis as security for this indemnity.



     Under Delaware law, a company's indemnification of its directors may not eliminate or limit director monetary liability for:


     - Breaches of the director's duty of loyalty to the corporation or its stockholders,

     - Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

     - The payment of unlawful dividends or unlawful stock repurchases or redemptions, or

     - Transactions in which the director received an improper personal benefit.

     A Delaware Corporation may not limit a director's liability for violation of federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Delaware law generally permits indemnification of expenses, including attorneys' fees, incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in any derivative action in which such person is judged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, on the merits or otherwise.

     Expenses incurred by an officer or director in defending any action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. Delaware law does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy.

     Under currently applicable California law, the standards for indemnification vary from Delaware law. The Paradise certificate of incorporation contains provisions limiting a director's liability to the fullest extent permitted by Delaware and California law.

     Therefore, Genesis is subject to laws regarding the indemnification of directors and officers that are substantially similar to those applicable to Paradise. Paradise, however, may have a greater range of options to purchase directors and officers' insurance than Genesis.

DIVIDENDS AND REPURCHASES OF SHARES

     The Companies Act (Nova Scotia) does not address specifically the payment of ordinary dividends. It is generally recognized that Nova Scotia law permits the payment of dividends out of profits and in any case where payment would not impair the capital of the company declaring dividends. English authority, which is probably authoritative, interprets these provisions broadly. The memorandum and articles of association of Genesis permit the directors to declare such dividends as they deem proper out of the profits, retained earnings or contributed surplus of Genesis shares so long as such dividends are declared in accordance with the respective rights of holders of common shares and special shares as set forth in the memorandum and articles of association. The Companies Act (Nova Scotia) permits a company to purchase or otherwise acquire, its shares, subject to solvency tests and exceptions, only upon authorization of the shareholders of the company by special resolution.

     Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, if the amount of capital of the corporation following the declaration and payment of the dividend is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors may not declare and pay out a dividend from the corporation's net profits. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

     Under currently applicable California law (which applies to Paradise), dividends may be declared only out of retained earnings or if certain financial ratios will be satisfied after the dividend. Determination must be made in accordance with generally accepted accounting principles subject to certain adjustments.

     Therefore, both the Nova Scotia convention regarding payment of dividends and the Nova Scotia law regarding redemption of shares, are slightly more relaxed than the law applicable to Paradise regarding these matters.


DIFFERENT REQUIREMENTS FOR APPROVAL OF MATERIAL CORPORATE TRANSACTIONS


     Under the Companies Act (Nova Scotia), a statutory amalgamation requires approval of a three-quarters majority of the votes cast by the holders of shares entitled to vote, and if any class or series is entitled to vote as a class, the affirmative vote of two-thirds of the shares within each class or series entitled to vote separately. In addition, the amalgamation must be approved by the court before it becomes effective. The sale, lease, exchange or other disposition of all, or substantially all, the property and assets, of a Nova Scotia company, requires a special resolution.


     Subject to Delaware law, a merger, consolidation or sale of all or substantially all the assets of Paradise must be approved by its board of directors and a majority of the outstanding shares entitled to vote.

     Material corporate transactions require the approval of a larger proportion of shares for Genesis than for Paradise. In addition, Genesis is not required to obtain board approval for, and Paradise is not required to obtain court approval, prior to completing a material corporate transaction.


CLASS VOTING IN MATERIAL CORPORATE TRANSACTIONS


     The Companies Act (Nova Scotia) provides for class voting in order to approve material charter amendments, amalgamations, continuances out of Nova Scotia, and dispositions of substantially all of a company's assets, whether or not the shares otherwise carry the right to vote. Such matters will be deemed to be adopted by the shareholders when, in addition to any other action required to be taken by shareholders under the Companies Act (Nova Scotia), they are approved by the holders of each class and series by a majority of not less than two thirds of the votes cast with respect thereto. Subject to Delaware law, material amendments to Paradise's certificate of incorporation must be approved by a majority of the outstanding shares of each class of stock (without regard to limitations on voting rights), and any merger or sale of all or substantially all of its assets must be approved by the holders of a majority of its outstanding stock. However, the Paradise certificate of incorporation provides for a class vote for the preferred stock and currently applicable California law provides that common stock and preferred stockholders must each vote as a class. Therefore, class voting is required for both Genesis shareholders and Paradise stockholders in the approval of material corporate transactions.


BUSINESS COMBINATIONS/MERGER


     Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a business combination with an interested stockholder for three years following the date that such person or entity becomes an interested stockholder. Subject to this law, an interested stockholder is a person or entity who or which owns, individually or with or through other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only. The three-year moratorium imposed by Section 203 on business combinations does not apply if one or more of the following applies:


     - Prior to the date on which such stockholder becomes an interested stockholder, the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder,

     - Upon completion of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer, or

     - On or after the date such person or entity becomes an interested stockholder, the board of directors approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.


     Although a Delaware corporation may elect not to be subject to Section 203, Paradise has not made this election.



     Paradise believes that Section 203 will encourage any potential acquiror to negotiate with the Paradise board of directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Paradise in which all stockholders would not be treated equally. Stockholders should note, however, that the application of Section 203 to Paradise confers upon its board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Paradise's shares over the then-current market price. Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

     The Companies Act (Nova Scotia) does not restrict take-over bids or related party transactions. In Canada, take-over bids and related party transactions are addressed in provincial securities legislation and policies which may apply to any company having shareholders in Canada. These requirements do not apply where the number of shareholders resident in Canada is less than specified thresholds.



     A "take-over bid" occurs where an offer to acquire outstanding shares is made by a person who would hold more than 20% of the shares upon completion of the acquisition. Subject to the securities legislation of several Canadian provinces it is required that a take-over bid:



        - be made to all shareholders in the jurisdiction,



        - be accompanied by specified disclosure,



        - remain open for a minimum period of time, and



        - provide the same consideration to all shareholders.



     There are additional rules or policies in some provinces involving take-over bids by insiders or transactions between the company and a related party. Insiders and related parties include persons holding in excess of 10% of the shares of a company. Related party transactions and insider bids require enhanced information disclosure, approval of an independent committee of the board of directors of the company, formal valuation of the subject matter of the transaction and, in the case of a related party transaction, disinterested shareholder approval. A company may be exempt from these requirements if it is not a reporting public company in Canada.


APPRAISAL RIGHTS

     Generally, under the Companies Act (Nova Scotia) and Delaware law, a shareholder of a corporation participating in some major corporate transactions may be entitled to dissenters' rights or to appraisal rights in which the shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such shareholder would otherwise receive in the transaction.


     Dissenters' rights are available to the stockholders of Paradise with respect to the merger. These rights are discussed in the section of the proxy statement/prospectus entitled "Dissenters' Rights." Once Paradise stockholders have become Genesis shareholders, they will also have appraisal rights in any future major corporate transactions undertaken by Genesis.


INSPECTION OF STOCKHOLDER LIST

     The Companies Act (Nova Scotia) permits any person to examine a company's books and records for any proper purpose upon written demand stating the purpose of the examination accompanied by, in the case of a non-shareholder, the prescribed fee. Any shareholder or other person may require a copy of the share register on payment of a prescribed fee. Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting.


     Under currently applicable California law, a 5% stockholder has an absolute right to inspect and receive a copy of the stockholder list.



     Therefore, both Genesis shareholders and Paradise stockholders have similar rights with respect to the inspection of a shareholder list.


MEMORANDUM OF ASSOCIATION

     Under the Companies Act (Nova Scotia), no amendment may be made to a memorandum of association except as expressly permitted. Those provisions of a memorandum of association concerning capital may be altered by majority vote or special resolution, depending on the particular amendment proposed.


     A special resolution is required for amendments to:


        - effect a name change,

        - subdivide shares,

        - convert shares into preference shares redeemable or purchasable by the company,

        - provide for the issue of shares without any nominal or par value,

        - convert previously authorized unissued or issued shares with nominal or par value into the same number of shares without any nominal or par value, and

        - convert previously authorized unissued or issued shares without nominal or par value into the same or a different number of shares with nominal or par value.


     A resolution passed by majority vote is required for amendments to:


        - create new common shares,

        - consolidate and divide shares into shares of larger amount,

        - convert paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination,

        - exchange shares of one denomination for another, and

        - cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

     The provisions of a memorandum of association relating to the objects and powers of Genesis may be changed only by special resolution and court approval. In addition, under the Companies Act (Nova Scotia), the holders of outstanding shares of a class or series will ordinarily be entitled to vote as a class or series upon a proposed amendment, whether or not entitled to vote thereon by the provisions of the Genesis' Memorandum and Articles of Association. The provisions of a memorandum of association concerning the limited liability of members cannot be changed.

     Paradise does not have a memorandum of association. It does, however, have a similar legal document called the certificate of incorporation. Amendment of the certificate of incorporation also requires stockholder approval.

     Therefore, amendment of certain provisions of Genesis' memorandum of association and Paradise's certificate of incorporation requires shareholder approval.

BYLAWS


     Genesis has no bylaws. Under the Companies Act (Nova Scotia), the memorandum and articles of association may only be amended by special resolution of the shareholders. Some amendments also require class approval by the holders of outstanding shares of a class or series, whether or not such shares ordinarily carry the right to vote. Under Delaware law, the corporation's bylaws may be adopted, amended or repealed by the stockholders of the corporation. However, under Delaware law, a corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal the bylaws upon the directors, subject to the stockholders' right to do the same. The Paradise certificate provides that the board of directors has the right to adopt, amend, or repeal the bylaws. In summary, it would take proportionately fewer shares to amend the memorandum and articles of association of Genesis than bylaws of Paradise.

DISSOLUTION

     Under the Companies Act (Nova Scotia), the voluntary dissolution of a company requires approval by special resolution. The Genesis memorandum and articles of association do not contain a supermajority voting requirement. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simply majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions.

     Under the Paradise certificate of incorporation, the approval of the holders of a majority of the outstanding preferred stock is required to dissolve.


     In summary, it would take proportionately fewer shares to approve the dissolution of Genesis than that of Paradise.

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information for Genesis consists of the unaudited pro forma combined statements of operations for the years ended May 31, 1997 and 1998 and for the nine months ended February 28, 1998 and 1999 and the unaudited pro forma combined balance sheet as of February 28, 1999. These pro forma financial statements give effect to Genesis' intended acquisition of Paradise through a merger and exchange of shares. The business combination is expected to be accounted for as a pooling of interests combination.

     The unaudited pro forma combined statements of operations combine Genesis' historical results of operations with the historical results of operations of Paradise. Because Genesis and Paradise have different fiscal year ends, the pro forma results have been prepared by combining the following periods of operations of Genesis and Paradise:

----------------------------------------------------------------------------------------------------------------------
    PRO FORMA PERIOD OF OPERATIONS           GENESIS PERIOD OF OPERATIONS           PARADISE PERIOD OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------
 Year Ended May 31, 1997                 Year Ended May 31, 1997                 June 17, 1996 (inception) to May 31,
                                                                                 1997
----------------------------------------------------------------------------------------------------------------------
 Year Ended May 31, 1998                 Year Ended May 31, 1998                 Year Ended May 31, 1998
----------------------------------------------------------------------------------------------------------------------
 Nine Months Ended February 28, 1998     Nine Months Ended February 28, 1998     Nine Months Ended February 28, 1998
----------------------------------------------------------------------------------------------------------------------
 Nine Months Ended February 28, 1999     Nine Months Ended February 28, 1999     Nine Months Ended February 28, 1999
----------------------------------------------------------------------------------------------------------------------

     A pro forma combined statement of operations for the year ended May 31, 1996 has not been presented since Paradise commenced operations on June 17, 1996. The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on the dates indicated, and do not purport to indicate the results of future operations or financial condition.

     The unaudited pro forma combined financial statements should be read in conjunction with the related notes to the unaudited pro forma combined financial statements included in this document and the audited consolidated financial statements and notes of Genesis and Paradise, included elsewhere in this proxy statement/prospectus.

     In preparing the pro forma adjustments reflected in the accompanying notes to the unaudited pro forma combined financial statements, Genesis made estimates and assumptions that it believes are reasonable. The unaudited pro forma combined statements of operations do not include adjustments for any synergies, including cost savings or restructuring costs, which may occur or are expected to occur.

                         GENESIS MICROCHIP INCORPORATED

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               FEBRUARY 28, 1999
                           (IN THOUSANDS OF DOLLARS)

                                     ASSETS

                                                   GENESIS       PARADISE      PRO FORMA     PRO FORMA
                                                  HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED
                                                  ----------    ----------    -----------    ---------
Current assets:
  Cash and cash equivalents.....................   $ 36,096      $ 1,904        $    --      $ 38,000
  Accounts receivable trade, net................      7,261        1,616             --         8,877
  Investment tax credits receivable.............      1,504           --             --         1,504
  Inventory.....................................      7,482          455             --         7,937
  Other.........................................        990          280           (432)(b)       838
                                                   --------      -------        -------      --------
          Total current assets..................     53,333        4,255           (432)       57,156
Capital assets..................................      2,657        1,160             --         3,817
Deferred income taxes...........................      1,642           --             --         1,642
Other...........................................         80           --             --            80
                                                   --------      -------        -------      --------
          Total assets..........................   $ 57,712      $ 5,415        $  (432)     $ 62,695
                                                   ========      =======        =======      ========

                    LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

Current liabilities:
  Accounts payable..............................   $  2,040      $   730        $ 3,324(b)   $  6,094
  Accrued liabilities...........................      1,880          779             --         2,659
  Convertible notes payable.....................         --        1,027             --         1,027
  Current portion of loan payable...............        130          145             --           275
                                                   --------      -------        -------      --------
          Total current liabilities.............      4,050        2,681          3,324        10,055
Loan payable....................................        597          349             --           946
                                                   --------      -------        -------      --------
          Total liabilities.....................      4,647        3,030          3,324        11,001
                                                   --------      -------        -------      --------
Commitments and contingencies
Redeemable convertible preferred shares.........         --        6,669         (6,669)(a)        --

Shareholders' equity (net capital deficiency):
  Share capital:
     Common shares..............................     61,397           12          6,671(a)     68,080
     Preferred shares...........................         --            2             (2)(a)        --
     Additional paid in capital.................         --        1,293             --         1,293
  Cumulative other comprehensive income
     (loss).....................................        (94)          --             --           (94)
  Deferred compensation.........................       (113)        (311)            --          (424)
  Deficit.......................................     (8,125)      (5,280)        (3,756)(b)   (17,161)
                                                   --------      -------        -------      --------
          Total shareholders' equity (net
            capital deficiency).................     53,065       (4,284)         2,913        51,694
                                                   --------      -------        -------      --------
          Total liabilities and shareholders'
            equity..............................   $ 57,712      $ 5,415        $  (432)     $ 62,695
                                                   ========      =======        =======      ========

  See accompanying notes to unaudited pro forma combined financial statements.

                         GENESIS MICROCHIP INCORPORATED

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                       YEARS ENDED MAY 31, 1997 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       GENESIS               PARADISE             PRO FORMA
                                      HISTORICAL            HISTORICAL             COMBINED
                                  ------------------    ------------------    ------------------
                                   1997       1998       1997       1998       1997       1998
                                  -------    -------    -------    -------    -------    -------
Revenues:
  Products......................  $ 4,164    $14,941    $    --    $   241    $ 4,164    $15,182
  Design services and other.....      363        806         --         --        363        806
                                  -------    -------    -------    -------    -------    -------
          Total revenues........    4,527     15,747         --        241      4,527     15,988
Cost of revenues................    2,983      4,819         --         50      2,983      4,869
                                  -------    -------    -------    -------    -------    -------
Gross profit....................    1,544     10,928         --        191      1,544     11,119
Operating expenses:
  Research and development......    2,644      3,648        244      2,562      2,888      6,210
  Selling, general and
     administrative.............    4,245      4,842        588      1,295      4,833      6,137
                                  -------    -------    -------    -------    -------    -------
          Total operating
            expenses............    6,889      8,490        832      3,857      7,721     12,347
                                  -------    -------    -------    -------    -------    -------
Income (loss) from operations...   (5,345)     2,438       (832)    (3,666)    (6,177)    (1,228)
Interest income.................      147        675         37         98        184        773
                                  -------    -------    -------    -------    -------    -------
Income (loss) before income
  taxes.........................   (5,198)     3,113       (795)    (3,568)    (5,993)      (455)
Provision for income taxes......       --         --         --         --         --         --
                                  -------    -------    -------    -------    -------    -------
Net income (loss)...............  $(5,198)   $ 3,113    $  (795)   $(3,568)   $(5,993)   $  (455)
                                  =======    =======    =======    =======    =======    =======
Earnings (loss) per share:
  Basic.........................  $ (0.70)   $  0.33    $ (0.08)   $ (0.33)   $ (0.63)   $ (0.04)
  Diluted.......................  $ (0.70)   $  0.26    $ (0.08)   $ (0.33)   $ (0.63)   $ (0.04)
Weighted average number of
  common shares outstanding:
  Basic.........................    7,463      9,559     10,346     10,820      9,447     11,634
  Diluted.......................    7,463     12,204     10,346     10,820      9,447     11,634

  See accompanying notes to unaudited pro forma combined financial statements.

                         GENESIS MICROCHIP INCORPORATED

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED FEBRUARY 28, 1998 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      GENESIS               PARADISE             PRO FORMA
                                     HISTORICAL            HISTORICAL             COMBINED
                                 ------------------    ------------------    ------------------
                                  1998       1999       1998       1999       1998       1999
                                 -------    -------    -------    -------    -------    -------
Revenues:
  Products.....................  $ 9,440    $25,078    $    12    $ 6,618    $ 9,452    $31,696
  Design services and other....      766      1,363         --         --        766      1,363
                                 -------    -------    -------    -------    -------    -------
          Total revenues.......   10,206     26,441         12      6,618     10,218     33,059
Cost of revenues...............    2,936     10,654         --      1,648      2,936     12,302
                                 -------    -------    -------    -------    -------    -------
Gross profit...................    7,270     15,787         12      4,970      7,282     20,757
Operating expenses:
  Research and development.....    2,522      4,008      1,495      3,584      4,017      7,592
  Selling, general and
     administrative............    3,451      6,232        856      2,233      4,307      8,465
                                 -------    -------    -------    -------    -------    -------
          Total operating
            expenses               5,973     10,240      2,351      5,817      8,324     16,057
                                 -------    -------    -------    -------    -------    -------
Income (loss) from
  operations...................    1,297      5,547     (2,339)      (847)    (1,042)     4,700
Interest income (expense)......      188      1,409         71        (72)       116      1,337
                                 -------    -------    -------    -------    -------    -------
Income (loss) before income
  taxes........................    1,485      6,956     (2,268)      (919)      (926)     6,037
Provision for income taxes.....       --         --         --         --         --         --
                                 -------    -------    -------    -------    -------    -------
Net income (loss)..............  $ 1,485    $ 6,956    $(2,268)   $  (919)   $  (926)   $ 6,037
                                 =======    =======    =======    =======    =======    =======
Earnings (loss) per share:
  Basic........................  $  0.18    $  0.49    $ (0.21)   $ (0.08)   $ (0.09)   $  0.34
  Diluted......................  $  0.13    $  0.46    $ (0.21)   $ (0.08)   $ (0.09)   $  0.31
Weighted average number of
  common shares outstanding:
  Basic........................    8,168     14,131     10,964     11,833     10,271     17,984
  Diluted......................   11,367     15,040     10,964     11,833     10,271     19,239

  See accompanying notes to unaudited pro forma combined financial statements.

                         GENESIS MICROCHIP INCORPORATED

           UNAUDITED NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
 YEARS ENDED MAY 31, 1997 AND 1998 AND THE NINE MONTHS ENDED FEBRUARY 28, 1998
                                    AND 1999

1. BASIS OF PRESENTATION

     The unaudited pro forma financial statements give effect to Genesis' acquisition of Paradise through a merger and exchange of shares. Under the terms of the merger, a wholly owned subsidiary of Genesis will merge directly into Paradise in a tax-free reorganization. Genesis will exchange 4,500,000 Genesis common shares in exchange for all of the outstanding shares, options and warrants of Paradise. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on February 28, 1999. The unaudited pro forma combined statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented.

     The merger has been accounted for under the pooling of interests method. The pro forma financial statements have been prepared on the basis of assumptions described in the following notes. In the opinion of Genesis management, all adjustments necessary to present fairly such pro forma financial statements have been made based on the proposed terms and structure of the Paradise merger and presently available information.

     Prior to the combination, Paradise's fiscal year ended December 31. In recording the pooling of interests combination:

     - the unaudited pro forma combined statement of operations for the year ended May 31, 1997 combines the audited results of operations of Genesis for the year ended May 31, 1997 with the audited results of operations of Paradise from commencement of operations on June 17, 1996 to May 31, 1997,

     - the unaudited pro forma combined statement of operations for the year ended May 31, 1998 combines the audited results of operations of Genesis for the year ended May 31, 1998 with the unaudited results of operations of Paradise for the year ended May 31, 1998,

     - the unaudited pro forma combined statement of operations for the nine months ended February 28, 1998 combines the unaudited results of operations of Genesis for the nine months ended February 28, 1998 with the unaudited results of operations of Paradise for the nine months ended February 28, 1998, and

     - the unaudited pro forma combined statement of operations for the nine months ended February 28, 1999 combines the unaudited results of operations of Genesis for the nine months ended February 28, 1999 with the unaudited results of operations of Paradise for the nine months ended February 28, 1999.

     No adjustments have been made in these unaudited pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

2. PRO FORMA ADJUSTMENTS

     (a) To record the conversion of preferred shares of Paradise into common shares immediately prior to the combination.

     (b) Genesis and Paradise estimate that they will incur merger-related expenses, consisting primarily of investment bankers' fees, attorneys, accountants, financial printing and other related charges, as well as lease cancellation costs and costs associated with redundant assets, of approximately $3.8 million. This estimate is preliminary and is therefore subject to change. These non-recurring expenses will be charged to operations upon completion of the merger.

     The unaudited pro forma combined balance sheet gives effect to such expenses as if they had been incurred as of February 28, 1999, but the unaudited pro forma combined statements of operations do not give effect to such expenses.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of Genesis common shares in the merger and the Canadian federal income tax consequences of the merger will be passed upon for Genesis by Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, Canada. Certain legal matters in connection with the merger and the U.S. federal income tax consequences of the merger will be passed upon for Genesis by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the merger and the U.S. federal income tax consequences of the merger will be passed upon for Paradise by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Genesis at May 31, 1998 and May 31, 1997 and for each of the three years in the period ended May 31, 1998 appearing in this proxy statement/prospectus have been audited by KPMG LLP, independent chartered accountants, as set forth in their reports which are included herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Representatives of KPMG LLP are expected to be present at the Genesis special meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

     The consolidated financial statements of Paradise at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, and for the period from June 17, 1996 (inception) to December 31, 1996 appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Representatives of Ernst & Young LLP are not currently expected to be present at the Paradise special meeting.

                             SHAREHOLDER PROPOSALS

     Genesis is not aware of any additional matters which may be presented at its special meeting. As to any proposal that a shareholder of Genesis intends to present to shareholders without inclusion in this proxy statement/prospectus, the proxies named in the management's proxy will be entitled to exercise their discretionary authority on that proposal.

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, Genesis shareholders may present proper proposals for inclusion in Genesis' proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to Genesis in a timely manner. In order to be included for the 1999 annual meeting of shareholders, shareholder proposals must be received by Genesis no later than May 27, 1999, and must otherwise comply with the requirements of Rule 14a-8. As to any proposal that a shareholder intends to present without inclusion in Genesis' proxy statement for Genesis' 1999 annual meeting of shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless Genesis receives notice of the matter to be proposed not later than August 10, 1999. Even if proper notice is received on or prior to August 10, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to the proposed matter by advising shareholders of the proposal and how they intend to exercise their discretion to vote on the proposed matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

                         INDEX TO FINANCIAL STATEMENTS

GENESIS MICROCHIP INCORPORATED
Report of KPMG LLP, Chartered Accountants...................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Shareholders' Equity.............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
PARADISE ELECTRONICS, INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-21
Consolidated Balance Sheets.................................  F-22
Consolidated Statements of Operations.......................  F-23
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Net Capital Deficiency)...  F-24
Consolidated Statements of Cash Flows.......................  F-25
Notes to Consolidated Financial Statements..................  F-26

                                AUDITORS' REPORT

To the Board of Directors of Genesis Microchip Incorporated

     We have audited the consolidated balance sheets of Genesis Microchip Incorporated as at May 31, 1997 and 1998 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 1997 and 1998 and the results of operations and its cash flows for each of the years in the three year period ended May 31, 1998 in accordance with generally accepted accounting principles in the United States.


Toronto, Canada                           KPMG LLP

July 13, 1998 (except                     Chartered Accountants

as to note 13 which is
as of January 22, 1999)

                         GENESIS MICROCHIP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                     ASSETS

                                                                    MAY 31,
                                                              -------------------   FEBRUARY 28,
                                                                1997       1998         1999
                                                              --------   --------   ------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  3,687   $ 35,904     $ 36,096
  Accounts receivable trade, net of allowance for doubtful
    accounts of $75 in 1997 and $90 at May 31, 1998 and
    February 28, 1999.......................................       915      2,523        7,261
  Employee loan receivable..................................        72         69           --
  Investment tax credits receivable.........................     1,516      1,735        1,504
  Inventory.................................................     1,753      3,278        7,482
  Other.....................................................       158        135          990
                                                              --------   --------     --------
    Total current assets....................................     8,101     43,644       53,333
Capital assets(note 3)......................................     1,432      2,080        2,657
Deferred income taxes.......................................        --      1,642        1,642
Other.......................................................        80         80           80
                                                              --------   --------     --------
         Total assets.......................................  $  9,613   $ 47,446     $ 57,712
                                                              ========   ========     ========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    646   $  1,498     $  2,040
  Accrued liabilities.......................................       488      1,045        1,880
  Current portion of loan payable(note 5)...................        64         97          130
                                                              --------   --------     --------
    Total current liabilities...............................     1,198      2,640        4,050
Long-term liabilities:
  Loan payable(note 5)......................................       794        655          597
                                                              --------   --------     --------
    Total liabilities.......................................     1,992      3,295        4,647
                                                              --------   --------     --------
Shareholders' equity(note 6):
  Share capital:
    Special shares:
       Authorized -- 1,000,000,000 special shares
       Issued and outstanding -- nil shares at May 31, 1997
       and 1998 and February 28, 1999.......................        --         --           --
    Preference shares:
       Issued and outstanding -- 227,200 shares at May 31,
       1997 and nil shares at May 31, 1998 and February 28,
       1999.................................................     1,121         --           --
    Common shares:
       Authorized -- 1,000,000,000 common shares
       Issued and outstanding -- 7,498,834 shares at May 31,
       1997 and 13,808,132 shares at May 31, 1998 and
       14,439,249 at February 28, 1999......................    14,088     59,619       61,397
    Common share purchase warrants:
       Issued and outstanding -- 946,349 warrants at May 31,
       1997 and nil warrants at May 31, 1998 and February
       28, 1999.............................................         1         --           --
    Special and bonus warrants:
       Issued and outstanding -- 17,800,000 warrants at May
       31, 1997 and nil warrants at May 31, 1998 and
       February 28, 1999....................................    10,809         --           --
  Share purchase loans receivable...........................       (36)      (124)          --
  Cumulative other comprehensive income (loss)..............        46        (94)         (94)
  Deferred compensation.....................................      (214)      (169)        (113)
  Deficit...................................................   (18,194)   (15,081)      (8,125)
                                                              --------   --------     --------
    Total shareholders' equity..............................     7,621     44,151       53,065
                                                              --------   --------     --------
         Total liabilities and shareholders' equity.........  $  9,613   $ 47,446     $ 57,712
                                                              ========   ========     ========
Commitments and contingencies(note 11)
Subsequent event(note 13)

          See accompanying notes to consolidated financial statements.

                         GENESIS MICROCHIP INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                            NINE MONTHS ENDED
                                                  YEAR ENDED MAY 31,           FEBRUARY 28,
                                              ---------------------------   ------------------
                                               1996      1997      1998      1998       1999
                                              -------   -------   -------   -------   --------
                                                                               (UNAUDITED)
Revenues:
  Products..................................  $ 1,381   $ 4,164   $14,941   $ 9,440   $ 25,078
  Design services and other.................      143       363       806       766      1,363
                                              -------   -------   -------   -------   --------
          Total revenues....................    1,524     4,527    15,747    10,206     26,441
Cost of revenues............................      434     2,983     4,819     2,936     10,654
                                              -------   -------   -------   -------   --------
Gross profit................................    1,090     1,544    10,928     7,270     15,787
Operating expenses:
  Research and development (note 8).........    2,097     2,644     3,648     2,522      4,008
  Selling, general and administrative.......    2,665     4,245     4,842     3,451      6,232
                                              -------   -------   -------   -------   --------
          Total operating expenses..........    4,762     6,889     8,490     5,973     10,240
                                              -------   -------   -------   -------   --------
Income (loss) from operations...............   (3,672)   (5,345)    2,438     1,297      5,547
Interest income (expense)...................     (143)      147       675       188      1,409
                                              -------   -------   -------   -------   --------
Income (loss) before income taxes...........   (3,815)   (5,198)    3,113     1,485      6,956
Provision for income taxes..................       --        --        --        --         --
                                              -------   -------   -------   -------   --------
Net income (loss)...........................  $(3,815)  $(5,198)  $ 3,113   $ 1,485   $  6,956
                                              =======   =======   =======   =======   ========
Earnings (loss) per share:
  Basic.....................................  $ (0.63)  $ (0.70)  $  0.33   $  0.18   $   0.49
  Diluted...................................  $ (0.63)  $ (0.70)  $  0.26   $  0.13   $   0.46
Weighted average number of common shares
  outstanding (in thousands):
  Basic.....................................    6,071     7,463     9,559     8,168     14,131
  Diluted...................................    6,071     7,463    12,204    11,367     15,040

          See accompanying notes to consolidated financial statements.

                         GENESIS MICROCHIP INCORPORATED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                                                          COMMON SHARE         SPECIAL AND BONUS
                                           PREFERENCE SHARES       COMMON SHARES        PURCHASE WARRANTS           WARRANTS
                                           ------------------   --------------------   -------------------   ----------------------
                                            NUMBER    AMOUNT      NUMBER     AMOUNT      NUMBER     AMOUNT     NUMBER       AMOUNT
                                           --------   -------   ----------   -------   ----------   ------   -----------   --------
Balances, May 31, 1995...................   227,200   $ 1,121    5,375,066   $ 7,945    1,484,352    $  9             --   $     --
Loss.....................................        --        --           --        --           --      --             --         --
Issued...................................        --        --      929,299     3,400      533,369      --             --         --
Issued on exercise of warrants...........        --        --    1,071,172     1,576   (1,071,172)     (8)            --         --
Expired..................................        --        --           --        --         (200)     --             --         --
Issued on exercise of stock options......        --        --       34,297        37           --      --             --         --
Currency translation adjustment..........                               --        --           --                     --         --
Additional paid in capital related to
 stock options...........................        --        --           --       223           --      --             --         --
                                           --------   -------   ----------   -------   ----------    ----    -----------   --------
Balances, May 31, 1996...................   227,200     1,121    7,409,834    13,181      946,349       1             --         --
Loss.....................................        --        --           --        --           --      --             --         --
Issued for cash..........................        --        --        3,000        11           --      --     17,800,000     11,653
Issue costs..............................        --        --           --        --           --      --             --       (844)
Issued on exercise of stock options......        --        --       86,000        92           --      --             --         --
Currency translation adjustment..........        --        --           --        --           --      --             --         --
Additional paid in capital related to
 stock options...........................        --        --           --       514           --      --             --         --
Deferred compensation related to stock
 options.................................        --        --           --       290           --      --             --         --
Amortization of deferred compensation
 related to stock options................        --        --           --        --           --      --             --         --
                                           --------   -------   ----------   -------   ----------    ----    -----------   --------
Balances, May 31, 1997...................   227,200     1,121    7,498,834    14,088      946,349       1     17,800,000     10,809
Net income...............................        --        --           --        --           --      --             --         --
Issued...................................        --        --    3,119,488    35,210           --      --             --         --
Additional paid in capital related to
 shares issued...........................        --        --           --       214           --      --             --         --
Issued on exercise of warrants...........        --        --        2,000         4       (2,000)     --             --         --
Issued on exercise of stock options......        --        --      117,500       169           --      --             --         --
Issue costs..............................        --        --           --    (2,036)          --      --             --         --
Conversion of preference shares..........  (227,200)   (1,121)     227,200     1,121           --      --             --         --
Conversion of warrants...................        --        --    2,843,110    10,813     (944,349)     (1)   (17,800,000)   (10,809)
Currency translation adjustment..........        --        --           --        --           --      --             --         --
Deferred compensation related to stock
 options.................................        --        --           --        36           --      --             --         --
Amortization of deferred compensation
 related to stock options................        --        --           --        --           --      --             --         --
                                           --------   -------   ----------   -------   ----------    ----    -----------   --------
Balances, May 31, 1998...................        --        --   13,808,132    59,619           --      --             --         --
Net income (unaudited)...................                               --        --           --      --             --         --
Issued on exercise of stock options
 (unaudited).............................        --        --      631,117     1,778           --      --             --         --
Repayment of share purchase loans
 receivable (unaudited)..................        --        --           --        --           --      --             --         --
Amortization of deferred compensation
 related to stock options (unaudited)....        --        --           --        --           --      --             --         --
                                           --------   -------   ----------   -------   ----------    ----    -----------   --------
Balances, February 28, 1999
 (unaudited).............................        --   $    --   14,439,249   $61,397           --    $ --             --   $     --
                                           ========   =======   ==========   =======   ==========    ====    ===========   ========

                                             SHARE       CUMULATIVE
                                            PURCHASE        OTHER                                     TOTAL
                                             LOANS      COMPREHENSIVE     DEFERRED                SHAREHOLDERS'
                                           RECEIVABLE   INCOME (LOSS)   COMPENSATION   DEFICIT       EQUITY
                                           ----------   -------------   ------------   --------   -------------
Balances, May 31, 1995...................    $  --          $  53          $  --       $ (9,181)     $   (53)
Loss.....................................       --             --             --         (3,815)      (3,815)
Issued...................................       --             --             --             --        3,400
Issued on exercise of warrants...........       --             --             --             --        1,568
Expired..................................       --             --             --             --           --
Issued on exercise of stock options......       --             --             --             --           37
Currency translation adjustment..........       --            (38)            --             --          (38)
Additional paid in capital related to
 stock options...........................       --             --             --             --          223
                                             -----          -----          -----       --------      -------
Balances, May 31, 1996...................       --             15             --        (12,996)       1,322
Loss.....................................       --             --             --         (5,198)      (5,198)
Issued for cash..........................       --             --             --             --       11,664
Issue costs..............................       --             --             --             --         (844)
Issued on exercise of stock options......      (36)            --             --             --           56
Currency translation adjustment..........       --             31             --             --           31
Additional paid in capital related to
 stock options...........................       --             --             --             --          514
Deferred compensation related to stock
 options.................................       --             --           (290)            --           --
Amortization of deferred compensation
 related to stock options................       --             --             76             --           76
                                             -----          -----          -----       --------      -------
Balances, May 31, 1997...................      (36)            46           (214)       (18,194)       7,621
Net income...............................       --             --             --          3,113        3,113
Issued...................................       --             --             --             --       35,210
Additional paid in capital related to
 shares issued...........................       --             --             --             --          214
Issued on exercise of warrants...........       --             --             --             --            4
Issued on exercise of stock options......      (88)            --             --             --           81
Issue costs..............................       --             --             --             --       (2,036)
Conversion of preference shares..........       --             --             --             --           --
Conversion of warrants...................       --             --             --             --            3
Currency translation adjustment..........       --           (140)            --             --         (140)
Deferred compensation related to stock
 options.................................       --             --            (36)            --           --
Amortization of deferred compensation
 related to stock options................       --             --             81             --           81
                                             -----          -----          -----       --------      -------
Balances, May 31, 1998...................     (124)           (94)          (169)       (15,081)      44,151
Net income (unaudited)...................       --             --             --          6,956        6,956
Issued on exercise of stock options
 (unaudited).............................       --             --             --             --        1,778
Repayment of share purchase loans
 receivable (unaudited)..................      124             --             --             --          124
Amortization of deferred compensation
 related to stock options (unaudited)....       --             --             56             --           56
                                             -----          -----          -----       --------      -------
Balances, February 28, 1999
 (unaudited).............................    $  --          $ (94)         $(113)      $ (8,125)     $53,065
                                             =====          =====          =====       ========      =======

          See accompanying notes to consolidated financial statements.

                         GENESIS MICROCHIP INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                                                NINE MONTHS ENDED
                                                     YEAR ENDED MAY 31,           FEBRUARY 28,
                                                 ---------------------------    -----------------
                                                  1996      1997      1998       1998      1999
                                                 -------   -------   -------    -------   -------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $(3,815)  $(5,198)  $ 3,113    $ 1,485   $ 6,956
  Adjustments to reconcile net income (loss) to
     cash used in operating activities:
     Amortization..............................      434       510       670        449       696
     Non-cash compensation expense related to
       stock options and shares issued.........      223       590       295        276        56
     Inventory provision.......................       --     1,293        86        154        --
     Change in operating assets and
       liabilities:
       Accounts receivable trade...............     (334)     (403)   (1,628)    (1,608)   (4,748)
       Investment tax credits receivable.......     (243)     (407)     (301)        (8)      138
       Inventory...............................     (641)   (2,321)   (1,637)    (1,236)   (4,226)
       Other...................................     (177)       52        26       (102)     (787)
       Accounts payable........................      505       (51)      902        986       557
       Accrued liabilities.....................       50       191       623        421       888
                                                 -------   -------   -------    -------   -------
          Net cash from (used in) operating
            activities.........................   (3,998)   (5,744)    2,149        817      (470)
Cash flows from investing activities:
  Additions to capital assets..................     (303)     (979)   (1,388)      (762)   (1,272)
                                                 -------   -------   -------    -------   -------
          Cash used in investing activities....     (303)     (979)   (1,388)      (762)   (1,272)
Cash flows from financing activities:
  Proceeds from:
     Issue of common shares and common share
       purchase warrants, net of issue costs...    5,005       103    31,708     28,102     1,778
     Issue of special and bonus warrants, net
       of issue costs..........................       --    10,809        --         --        --
     Loan payable..............................       45       118        --         --        --
  Repayment of:
     Loan payable..............................       --       (64)      (62)        --        --
     Debentures payable........................       --    (1,275)       --         --        --
     Obligations under capital leases..........     (109)     (810)       --         --        --
  Repayment (issuance) of share purchase
     loans.....................................       --       (36)      (94)       (94)      119
                                                 -------   -------   -------    -------   -------
          Net cash from financing activities...    4,941     8,845    31,552     28,008     1,897
Effect of currency translation on cash
  balances.....................................       --        32       (96)      (126)       37
                                                 -------   -------   -------    -------   -------
Increase (decrease) in cash and cash
  equivalents..................................      640     2,154    32,217     27,937       192
Cash and cash equivalents, beginning of
  period.......................................      893     1,533     3,687      3,687    35,904
                                                 -------   -------   -------    -------   -------
Cash and cash equivalents, end of period.......  $ 1,533   $ 3,687   $35,904    $31,624   $36,096
                                                 =======   =======   =======    =======   =======
Supplemental cash flow information:
  Cash paid for interest.......................  $   207   $   181   $     5    $     1   $     1
  Cash paid for income taxes...................  $    --   $    --   $    --    $    --   $    56
Supplemental disclosure of non-cash investing
  and financing activities:
  Capital lease obligations incurred for
     purchase of property and equipment........  $   755   $    --   $    --    $    --   $    --
  Deferred compensation related to stock
     options...................................  $   223   $   804   $   250    $   250   $    --

          See accompanying notes to consolidated financial statements.

                         GENESIS MICROCHIP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

1. NATURE OF OPERATIONS

     Genesis Microchip Incorporated designs, develops and markets integrated circuits that manipulate and process digital video and graphic images.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     These consolidated financial statements include the accounts of Genesis and its wholly owned subsidiary, Genesis Microchip Corporation. All material inter-company transactions and balances have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

INVENTORY

     Inventory consists principally of finished goods and is stated at the lower of cost (first-in, first-out) or market.

CAPITAL ASSETS

     Capital assets are stated at cost. Amortization is recorded using the following methods and annual rates over the estimated useful lives of the assets:

Property and equipment                    20% to 30% declining balance
Computer software                         100% straight line
Leasehold improvements                    Straight line over the term of the lease
Patents                                   Straight line over the life of the patent

     Genesis regularly reviews the carrying values of its capital assets. If the carrying value of its capital assets exceeds the amount recoverable, a write-down is charged to the consolidated statement of operations.

REVENUE RECOGNITION

     Genesis recognizes revenue from product sales upon shipment. Product returns and allowances are estimated and provided for at the time of sale. To date, Genesis has not experienced any significant product returns. Design services revenues are recognized as Genesis performs engineering services for the customer or completes phases of the project defined by the applicable development agreement.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

CURRENCY TRANSLATION


     Effective June 1, 1998, the U.S. dollar became the functional currency of Genesis and of its wholly owned subsidiary as all of their revenues and a significant portion of their expenditures are denominated in U.S. dollars. This change resulted from the increased significance of U.S. dollar denominated revenues and expenditures in relation to Genesis' Canadian dollar denominated transactions. In addition, Genesis' financing is primarily denominated in U.S. dollars. Exchange gains and losses resulting from transactions denominated in currencies other than U.S. dollar are included in the results of operations for the period.


     Prior to June 1, 1998, the functional currency of Genesis and its subsidiary was the Canadian dollar. Accordingly, monetary assets and liabilities of Genesis and of its wholly owned subsidiary that were denominated in foreign currencies were translated into Canadian dollars at the exchange rate prevailing at the balance sheet date. Transactions included in operations were translated at the average rate for the period. Exchange gains and losses resulting from the translation of these amounts were reflected in the consolidated statement of operations in the period in which they occurred. As Genesis' reporting currency was the U.S. dollar, Genesis translated consolidated assets and liabilities denominated in Canadian dollars into U.S. dollars at the exchange rate prevailing at the balance sheet date, and the consolidated results of operations at the average rate for the period. Cumulative net translation adjustments were included as a separate component of shareholders' equity.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

INVESTMENT TAX CREDITS

     Genesis is entitled to Canadian federal and provincial investment tax credits which are earned as a percentage of eligible current and capital research and development expenditures incurred in each taxation year.

     Investment tax credits are accounted for as a reduction of the related expenditure for items of a current nature and a reduction of the related asset cost for items of a long-term nature, provided that Genesis has reasonable assurance that the tax credits will be realized.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments consist of cash and cash equivalents, accounts receivable trade, employee loan receivable, accounts payable, accrued liabilities and loan payable. Genesis determines the fair value of its financial instruments based on quoted market values or discounted cash flow analyses. Unless otherwise indicated, the fair values of financial assets and financial liabilities approximate their recorded amounts.

     Financial instruments that potentially subject Genesis to concentrations of credit risk consist primarily of cash equivalents and accounts receivable trade. Cash equivalents consist of deposits with or guaranteed by major commercial banks, the maturities of which are three months or less from the date of purchase. Genesis performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them. Allowances are maintained for potential credit losses consistent with the credit risk of specific customers, historical trends and other information, and have been within management's range of expectations.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings (loss) per share has been calculated by dividing the net income
(loss) for the period available to common shareholders by the weighted average number of common shares outstanding during that period. Basic earnings (loss) per share excludes the dilutive effect of potential common shares. Diluted earnings per share give effect to all potential common shares outstanding during the period. The weighted average number of diluted shares outstanding is calculated assuming that the proceeds from potential common shares are used to repurchase common shares at the average share price in the period.

STOCK-BASED COMPENSATION

     Genesis has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting of Stock Issued to Employees" and related interpretations, in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board, Statement No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, deferred compensation liability is recorded at the option grant date in an amount equal to the difference between the fair market value of a common share and the exercise price of the option. Compensation expense is recognized over the vesting period of the option. The issuance of shares for consideration that is less than the fair market value of the shares results in compensation expense equal to the excess of the fair market value of the shares over the value of the consideration received.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated financial statements at February 28, 1999 and for the nine months ended February 28, 1999 and 1998 are unaudited but include all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended February 28, 1999 are not necessarily indicative of results of the entire fiscal year or future periods.

COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"). This Statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Components of comprehensive income
(loss) include net income (loss) and all other nonowner changes in equity. Initial application of SFAS 130 is required for interim periods of fiscal years beginning after December 15, 1997; however, interim period disclosure is limited to reporting a total for comprehensive income. In accordance with SFAS 130, total comprehensive income (loss), is ($3,853,000) for the year ended May 31, 1996, ($5,167,000) for the year ended May 31, 1997, $2,973,000 for the year ended May 31, 1998, $1,345,000 for the nine months ended February 28, 1998 and $6,956,000 for the nine months ended February 28, 1999.

INCOME TAXES

     Under the asset and liability method of Statement of Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred tax assets and liabilities are recognized for the future tax

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires publicly held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. The impact of adopting SFAS 131, which is effective for Genesis' 1999 fiscal year, has not been determined.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The impact of adopting SFAS 133, which is effective for Genesis' 2001 fiscal year, has not been determined.

3. CAPITAL ASSETS

     Capital assets consist of the following (in thousands):

                                                           MAY 31,
                                                      ------------------    FEBRUARY 28,
                                                       1997       1998          1999
                                                      -------    -------    ------------
                                                                            (UNAUDITED)
Property and equipment..............................  $ 2,039    $ 2,623      $ 3,173
Computer software...................................      580      1,085        1,611
Leasehold improvements..............................       30         87          166
Patents.............................................      260        326          431
                                                      -------    -------      -------
                                                        2,909      4,121        5,381
Less accumulated amortization.......................   (1,477)    (2,041)      (2,724)
                                                      -------    -------      -------
                                                      $ 1,432    $ 2,080      $ 2,657
                                                      =======    =======      =======

4. BANK CREDIT FACILITY

     Genesis has a $3.5 million credit facility with the Royal Bank of Canada. The credit facility is subject to a borrowing formula, and may be drawn in either Canadian or U.S. dollars. It is secured by way of a general security agreement covering all of Genesis' assets, excluding intellectual property. The interest rate on the credit facility is at bank prime rate plus one-half of one percent, based on either Canadian or U.S. prime rates, as applicable. At May 31, 1997 and 1998 and February 28, 1999 there were no borrowings outstanding under this facility.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

5. LOAN PAYABLE

     The loan payable is non-interest bearing and is unsecured. It is payable in annual principal installments by fiscal year as follows (in thousands):

                                                            MAY 31, 1998   FEBRUARY 28, 1999
                                                            ------------   -----------------
                                                                              (UNAUDITED)
1999......................................................      $ 97             $  94
2000......................................................        97                94
2001......................................................        97                94
2002......................................................        97                94
2003......................................................        97                94
2004 and thereafter.......................................       267               257
                                                                ----             -----
                                                                 752               727
Less current portion......................................       (97)             (130)
                                                                ----             -----
                                                                $655             $ 597
                                                                ====             =====

     The fair value of the loan payable was $717,000 at May 31, 1997, $613,000 at May 31, 1998, and $611,000 at February 28, 1999, based on the present value of contractual future payments, discounted at the current market rate of interest available to Genesis for the same or similar debt instrument.

6. SHAREHOLDERS' EQUITY

     Genesis' share capital and earnings per share information for the fiscal years ended May 31, 1996 and May 31, 1997 has been restated to reflect the ten-for-one reverse split of Genesis' common shares effective November 14, 1997.

     On January 20, 1999, Genesis Microchip Inc. was continued as Genesis Microchip Incorporated in the province of Nova Scotia.

SPECIAL SHARES

     The board of directors of Genesis is authorized to issue up to 1,000,000,000 special shares from time to time in one or more series, to fix the number of special shares of such series and to determine the designation, rights (including voting rights, dividend rights, rights of retraction and rights of redemption), privileges, restrictions and conditions attaching to the shares of each such series, without further vote or action by the shareholders. No series of special shares may have a priority over any other series of special shares with respect to dividends or liquidation rights. The special shares may have voting rights superior to the common shares or other series of special shares and may rank senior to the common shares as to dividends and as to the distribution of assets in the event of liquidation, dissolution or winding-up of Genesis.

PREFERENCE SHARES

     In September 1997, all of the outstanding preference shares were converted into common shares on the basis of one common share for each preference share. On November 14, 1997, Genesis amended its articles of amalgamation to remove the authorized preference shares and to authorize a new class of common shares.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

CONVERSION OF SPECIAL AND BONUS WARRANTS

     The 17,800,000 special and bonus warrants were converted into a total of 2,136,000 common shares for no additional consideration upon Genesis' initial public offering effective February 23, 1998.

CONVERSION OF COMMON SHARE PURCHASE WARRANTS

     On November 1, 1997, all of the 944,349 outstanding common share purchase warrants were converted into 707,110 common shares for proceeds of $3,000. This conversion was made pursuant to an offer made by Genesis to the holders of each class of its common share purchase warrants. The offer was made in order to simplify the capital structure of Genesis prior to Genesis' initial public offering of common shares. Each class of warrant holder was provided with the option of either converting their common share purchase warrants into common shares at the specified exercise price for that class of warrant or of choosing to convert their common share purchase warrants into a specified lesser number of common shares without the payment of additional consideration. The exercise price offered to each class of warrant holder was determined by calculating the present value of the existing exercise price for each class of warrant with reference to the original expiry date of the warrant. This amount was also used to calculate the equivalent number of common shares to be offered on conversion where the warrant holder chose to select the cashless option offered by Genesis.

YORKTON SECURITIES INC. OPTIONS

     As a condition of the issuance of the special and bonus warrants in July 1996, Genesis granted Yorkton Securities Inc. an option to purchase 213,600 common shares at any time prior to July 31, 1998 at an exercise price of CDN $9.00 (U.S. $6.18) per share. On June 17, 1998, in lieu of purchasing the entire number of shares for cash, Yorkton chose a cashless exercise alternative, whereby it received 113,252 common shares for no additional cash consideration in complete settlement of the above option on that date.

SHARE PURCHASE LOANS RECEIVABLE

     In October 1996, Genesis loaned $107,000 to an executive officer of Genesis. In July 1997, Genesis loaned $94,000 to two executive officers of Genesis to assist these individuals in purchasing common shares of Genesis through the exercise of 70,000 options previously issued to them.

     The loans were repaid by the executive officers during the period ended February 28, 1999.

7. STOCK OPTION AND STOCK PURCHASE PLANS

1987 STOCK OPTION PLAN

     The 1987 Stock Option Plan (the "1987 Plan") was established for the benefit of full-time employees and directors of Genesis and consultants engaged by Genesis. Options granted under the 1987 Plan vest over periods of two to four years and expire from five to seven years from the dates of the grants, unless extended by the board of directors. As a result of the establishment of the 1997 Employee Stock Option Plan, no additional options will be granted under the 1987 Plan. Upon exercise, expiration or cancellation of all of the options granted under the 1987 Plan, this plan will be terminated. All options granted under the 1987 Plan are exercisable in Canadian dollars.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

1997 EMPLOYEE STOCK OPTION PLAN

     The 1997 Employee Stock Option Plan (the "1997 Employee Plan") provides for the granting to employees of incentive stock options, non-statutory stock options and stock purchase rights for up to 800,000 common shares. The exercise price of incentive stock options granted under the 1997 Employee Plan may not be less than 100% (110% in the case of any options granted to a person who holds more than 10% of the total combined voting power of all classes of shares of Genesis) of the fair market value of the common shares subject to the option on the date of the grant. The term of the options may not exceed 10 years (five years in the case of any options granted to a person who holds more than 10% of the total combined voting power of all classes of shares of Genesis) and generally vest over four years. As of February 28, 1999, there were 450,084 shares available for grant under the 1997 Employee Plan.

1997 NON-EMPLOYEE STOCK OPTION PLAN

     The 1997 Non-Employee Stock Option Plan (the "Non-Employee Plan") provides for the granting to non-employee directors and consultants of Genesis of up to 150,000 common shares. The exercise price of stock options granted under the Non-Employee Plan may not be less than 100% of the fair market value of the common shares subject to the option on the date of the grant. Options granted under the Non-Employee Plan have a term of up to ten years and generally vest over periods of up to two years. As of February 28, 1999, there were 65,000 shares available for grant under the 1997 Non-Employee Plan.

EMPLOYEE STOCK PURCHASE PLAN

     Genesis has established an employee stock purchase plan under which employees may authorize payroll deductions of up to 15% of their compensation (as defined in the plan) to purchase common shares at a price equal to 85% of the lower of the fair market values as of the beginning or the end of the offering period. As of February 28, 1999 there were 65,243 common shares available for issuance under this plan.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

     Details of stock option transactions are as follows:

                                                                                      WEIGHTED
                                                                 OPTION PRICE         AVERAGE
                                               NUMBER OF             PER           EXERCISE PRICE
                                                 SHARES             SHARE            PER SHARE
                                            ----------------   ----------------   ----------------
Balances, May 31, 1995                           619,050        $0.07 -  4.21          $ 2.39
  Issued..................................        65,500                 3.51            3.51
  Exercised...............................       (34,297)        0.07 -  3.51            1.08
  Canceled................................       (40,203)        3.51 -  4.21            4.00
                                               ---------
Balances, May 31, 1996....................       610,050         0.70 -  3.51            2.53
  Issued..................................       486,500         3.51 -  4.91            3.58
  Exercised...............................       (86,000)        0.70 -  3.51            1.07
  Canceled................................       (28,900)                3.51            3.51
                                               ---------
Balances, May 31, 1997....................       981,650         0.70 -  4.91            3.09
  Issued..................................       489,000         4.80 - 14.00            8.17
  Exercised...............................      (117,500)        0.70 -  3.43            1.45
  Canceled................................       (19,250)        3.43 -  4.80            3.86
                                               ---------
Balances, May 31, 1998....................     1,333,900         1.37 - 14.00            5.09
  Issued (unaudited)......................       650,300         6.75 - 31.50           10.86
  Exercised (unaudited)...................      (462,256)        1.37 - 16.69            3.50
  Canceled (unaudited)....................       (41,284)        3.31 - 13.88            6.52
                                               ---------
Balances, February 28, 1999 (unaudited)...     1,480,660         3.31 - 31.50            7.09
                                               =========

     There were 518,000 options at May 31, 1997, 659,000 options at May 31, 1998, and 437,000 options at February 28, 1999 that had vested and were exercisable, with a weighted average exercise price per share of $2.83 at May 31, 1997, $3.31 at May 31, 1998, and $4.79 at February 28, 1999. The weighted average remaining contractual life of the options outstanding at May 31, 1997 was 3.80 years, at May 31, 1998 was 5.06 years and as of February 28, 1999 was
7.15 years.

     During the fiscal years ended May 31, 1996 and May 31, 1997, Genesis extended the expiration dates of certain employee stock options issued under the 1987 Stock Option Plan. All other terms associated with the stock options remained unchanged. Under APB 25, the extension is treated as the issuance of new stock options requiring the fair market value of a common share at the date of the extension to be compared to the exercise price of the option in order to calculate any compensation expense. Compensation expense related to the extension of the expiration dates amounted to $223,000 for the year ended May 31, 1996 and $514,000 for the year ended May 31, 1997.

     Genesis recorded no deferred compensation for the year ended May 31, 1996, $290,000 for the year ended May 31, 1997, $36,000 for the year ended May 31, 1998, $36,000 for the nine months ended February 28, 1998 and nil for the nine months ended February 28, 1999. The amortization of deferred compensation is charged to operations and is amortized over the vesting period of the options. Amortization of deferred compensation was nil for the year ended May 31, 1996, $76,000 for the year ended May 31, 1997, $81,000 for the year ended May 31, 1998, $62,000 for the nine months ended February 28, 1998 and $56,000 for the nine months ended February 28, 1999.

     SFAS 123 requires the disclosure of pro forma net income and earnings per share had Genesis adopted the fair value method as of the beginning of its 1996 fiscal year. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

vesting restrictions, which significantly differ from Genesis' stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Genesis' calculations for fiscal 1998 were made using the Black-Scholes option pricing model using a dividend yield of 0% and the assumptions noted below in the table. In fiscal years 1997 and 1996, the fair value for each option grant was calculated using the minimum value method using a dividend yield of 0% and the assumptions noted below in the table. The minimum value method differs from other methods designed to estimate fair values, such as the Black-Scholes method, in that it does not consider the effect of expected volatility.

                                                          YEAR ENDED MAY 31,
                                                        ----------------------
                                                        1996    1997     1998
                                                        ----    ----    ------
Risk-free interest rates..............................   4%      4%          5%
Volatility............................................  --      --      0.8739
Expected life of option in years......................   4       4           5

     Had compensation expense been determined based on the fair value of the awards at the grant dates in accordance with the methodology prescribed in SFAS 123, Genesis' net income and earnings per share for fiscal 1998 would have decreased by approximately $219,000 or by $0.02 per share for both basic and diluted earnings per share. The net loss and net loss per share for Genesis' fiscal years ended May 31, 1997 and 1996 would have increased by approximately $74,000 or $0.01 per share for both basic and diluted earnings per share, and by approximately $46,000 or $0.01 per share for both basic and diluted earnings per share, respectively. The effects on pro forma disclosure of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosure in future years. Because SFAS 123 is applicable only to options granted subsequent to June 1, 1995, the pro forma effect will not be fully reflected until fiscal 1999.

     The weighted average fair values of options granted during fiscal 1996, 1997 and 1998 are $0.52, $0.56 and $5.85, respectively.

8. RESEARCH AND DEVELOPMENT

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                         YEAR ENDED MAY 31,        FEBRUARY 28,
                                                      ------------------------    ---------------
                                                       1996     1997     1998      1998     1999
                                                      ------   ------   ------    ------   ------
                                                                                    (UNAUDITED)
Gross research and development expenditures.........  $2,605   $3,351   $4,538    $3,171   $4,941
Less investment tax credits and government
  assistance........................................    (508)    (707)    (890)     (649)    (933)
                                                      ------   ------   ------    ------   ------
                                                      $2,097   $2,644   $3,648    $2,522   $4,008
                                                      ======   ======   ======    ======   ======

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

9. INCOME TAXES

     The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income (loss) before provision for income taxes. The sources and tax effects of the differences are as follows (in thousands):

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                       YEAR ENDED MAY 31,          FEBRUARY 28,
                                                   ---------------------------    ---------------
                                                    1996      1997      1998      1998     1999
                                                   -------   -------   -------    -----   -------
                                                                                    (UNAUDITED)
Basic rate applied to income (loss) before
  provision for income taxes.....................  $(1,701)  $(2,318)  $ 1,388    $ 664   $ 3,095
Adjustments resulting from:
     Provincial research and development
       deductions................................     (176)      (99)      (95)     (95)       --
     Federal research and development
       deductions................................       --        --        --       --      (600)
     Small business deduction....................       35        34       (22)     (22)       --
     Foreign tax and exchange rate differences...      108       194       473      143      (178)
     Utilization of tax loss carryforwards.......       --        --    (1,744)    (531)   (1,728)
     Other items.................................      110       200        --     (159)     (589)
                                                   -------   -------   -------    -----   -------
                                                    (1,624)   (1,989)       --       --        --
Unrecognized benefit of losses carried forward...    1,624     1,989        --       --        --
                                                   -------   -------   -------    -----   -------
                                                   $    --   $    --   $    --    $  --   $    --
                                                   =======   =======   =======    =====   =======

     Pretax loss from foreign operations was $1,015,000 in the year ended May 31, 1996, $1,832,000 in the year ended May 31, 1997 and $4,465,000 in the year ended May 31, 1998, $3,112,000 for the nine months ended February 28, 1998. Pretax income from foreign operations was $3,875,000 for the nine months ended February 28, 1999.

     Significant components of Genesis' deferred tax assets are as follows (in thousands):

                                                                   MAY 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Research and development expenses deferred for income tax
  purposes..................................................  $ 5,028    $ 1,708
Net operating loss carryforwards............................    1,915      1,806
Investment tax credit carryforwards.........................      268        388
Deferred interest charges...................................      262        796
Issue costs.................................................      300      1,868
Other.......................................................        3        193
                                                              -------    -------
Net deferred tax asset......................................    7,776      6,759
Less valuation allowance....................................   (7,776)    (5,117)
                                                              -------    -------
                                                              $    --    $ 1,642
                                                              =======    =======

     During the year ended May 31, 1997, the valuation allowance increased by approximately $2,242,000. During the year ended May 31, 1998, the valuation allowance decreased by approximately $2,659,000 primarily as a result of utilization of net operating losses.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income,

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

uncertainties related to the industry in which Genesis operates, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, Genesis will need to generate future taxable income of approximately $15,900,000 prior to the expiration of the net operating loss carryforwards in the years 2010 to 2013. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not Genesis will realize the benefits of these deductible differences, net of the existing valuation allowances.

10. EARNINGS PER SHARE

     The following table reconciles the numerators and denominators of the basic and diluted earnings per share computation as required by SFAS 128 (in thousands, except per share amounts):

                                                                                NINE MONTHS ENDED
                                                   YEAR ENDED MAY 31,             FEBRUARY 28,
                                               ---------------------------    ---------------------
                                                1996      1997      1998       1997        1998)
                                               -------   -------   -------    -------   -----------
                                                                                   (UNAUDITED)
Numerator for basic and diluted net income
  (loss) per share:
  Net income (loss)..........................  $(3,815)  $(5,198)  $ 3,113    $ 1,485     $ 6,956
                                               =======   =======   =======    =======     =======
Denominator for basic net income (loss) per
  share:
  Weighted average common shares.............    6,071     7,463     9,559      8,168      14,131
                                               =======   =======   =======    =======     =======
Basic net income (loss) per share............  $ (0.63)  $ (0.70)  $  0.33    $  0.18     $  0.49
                                               =======   =======   =======    =======     =======
Denominator for diluted net income (loss) per
  share:
  Weighted average common shares.............    6,071     7,463     9,559      8,168      14,131
  Stock options and warrants.................       --        --     2,645      3,199         909
                                               -------   -------   -------    -------     -------
Shares used in computing diluted net income
  (loss) per share...........................    6,071     7,463    12,204     11,367      15,040
                                               =======   =======   =======    =======     =======
Diluted net income (loss) per share..........  $ (0.63)  $ (0.70)  $  0.26    $  0.13     $  0.46
                                               =======   =======   =======    =======     =======

     Due to the net loss in the years ended May 31, 1996 and 1997, all potential common shares outstanding are considered anti-dilutive and are excluded from the calculation of diluted net income (loss) per share.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     Genesis leases premises in Markham, Ontario and Mountain View, California under operating leases that expire on May 31, 2009 and July 31, 2003, respectively. In addition, certain equipment is leased under non-cancellable operating leases expiring in various years through 2003. Future minimum lease payments by fiscal year are as follows (in thousands):

                                                                AMOUNT
                                                              -----------
                                                              (UNAUDITED)
1999........................................................    $  451
2000........................................................     1,103
2001........................................................     1,055
2002........................................................       980
2003........................................................       964
Thereafter..................................................     2,973
                                                                ------
                                                                $7,526
                                                                ======

SUPPLY AGREEMENTS

     Genesis has supply agreements with certain manufacturers for the supply of its semiconductor products. Through February 28, 1999, a sole source manufacturer produced each of Genesis' semiconductor products, with the majority of these products being supplied by a single company. Should that source of products cease to be available, management believes that this would have a material adverse effect on Genesis' business, financial condition and results of operations. Under the terms of the supply agreements, Genesis has no guarantees of minimum capacity from its suppliers and is not liable for minimum purchase commitments.

UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting Genesis, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12. SEGMENT INFORMATION

     Genesis operates in one industry segment, which is the design, development and marketing of integrated circuits that manipulate and process digital video and graphic images.

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

     Genesis sells its products internationally. The following table summarizes revenues by geographical region (in thousands):

                                                                    NINE MONTHS ENDED
                                         YEAR ENDED MAY 31,            FEBRUARY 28,
                                     ---------------------------    ------------------
                                      1996      1997      1998       1998       1999
                                     ------    ------    -------    -------    -------
                                                                       (UNAUDITED)
United States......................  $1,309    $3,293    $ 8,163    $ 5,227    $ 7,029
Japan and Asia.....................      36       443      6,620      4,237     17,975
Europe.............................      78       408        729        507      1,151
Canada.............................     101       383        235        235        286
                                     ------    ------    -------    -------    -------
                                     $1,524    $4,527    $15,747    $10,206    $26,441
                                     ======    ======    =======    =======    =======

     For the year ended May 31, 1996, two customers accounted for 16% and 14% of total revenues, respectively. For the year ended May 31, 1997, one customer accounted for 14% of total revenues. For the year ended May 31, 1998, two customers accounted for 24% and 23% of total revenues, respectively. For the nine months ended February 28, 1998, two customers each accounted for 25% of total revenues, and for the nine months ended February 28, 1999, two customers accounted for 20% and 10% of total revenues, respectively.

     At May 31, 1997, one customer represented 33% of total accounts receivable trade. At May 31, 1998, one customer represented 12% of total accounts receivable trade. At February 28, 1999, one customer represented 14% of total accounts receivable trade.

     Genesis conducts operations in the United States and Canada. Total revenues, income (loss) from operations and identifiable assets applicable to operations by geographic segment were as follows (in thousands):

                                                                    NINE MONTHS ENDED
                                        YEAR ENDED MAY 31,             FEBRUARY 28,
                                   -----------------------------    ------------------
                                    1996       1997       1998       1998       1999
                                   -------    -------    -------    -------    -------
                                                                       (UNAUDITED)
Total revenues:
  United States..................  $ 1,165    $ 3,100    $ 7,609    $ 4,940    $    --
  Canada.........................      359      1,427      8,138      5,266     26,441
                                   -------    -------    -------    -------    -------
          Total revenues.........  $ 1,524    $ 4,527    $15,747    $10,206    $26,441
                                   =======    =======    =======    =======    =======
Income (loss) from operations:
  United States..................  $  (886)   $(1,190)   $(2,893)   $(2,131)   $ 1,538
  Canada.........................   (2,786)    (4,155)     5,331      3,428      4,009
                                   -------    -------    -------    -------    -------
          Total income (loss)
            from operations......  $(3,672)   $(5,345)   $ 2,438    $ 1,297    $ 5,547
                                   =======    =======    =======    =======    =======

                                                                                FEBRUARY 28,
                                                MAY 31, 1997    MAY 31, 1998        1999
                                                ------------    ------------    ------------
                                                                                (UNAUDITED)
Identifiable assets:
  United States...............................     $  442         $ 1,584         $    80
  Canada......................................      9,171          45,862          57,632
                                                   ------         -------         -------
          Total assets........................     $9,613         $47,446         $57,712
                                                   ======         =======         =======

                         GENESIS MICROCHIP INCORPORATED

 (INFORMATION FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998 AND FEBRUARY 28, 1999
                                 IS UNAUDITED)

13. SUBSEQUENT EVENT

     On January 22, 1999, Genesis signed a definitive agreement to merge with Paradise Electronics, Inc. ("Paradise"). Under the terms of the merger, 4,500,000 common shares of Genesis will be exchanged for all of the outstanding shares, options and warrants of Paradise. The merger is expected to be accounted for as a pooling of interests at such time as it is completed.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Paradise Electronics, Inc.

     We have audited the accompanying consolidated balance sheets of Paradise Electronics, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for the years ended December 31, 1997 and 1998 and for the period from June 17, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paradise Electronics, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from June 17, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

San Jose, California
February 5, 1999

                           PARADISE ELECTRONICS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $ 4,523,415    $ 1,615,340
  Accounts receivable.......................................        1,075      1,231,576
  Inventory.................................................           --        543,636
  Prepaid expenses and other current assets.................       28,178         11,194
                                                              -----------    -----------
Total current assets........................................    4,552,668      3,401,746
Property and equipment, net.................................      715,009      1,057,860
Other assets................................................       18,516         18,516
                                                              -----------    -----------
Total assets................................................  $ 5,286,193    $ 4,478,122
                                                              ===========    ===========
             LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $   152,873    $ 1,038,203
  Accrued payroll, vacation, and related expenses...........       93,859         85,099
  Other accrued liabilities.................................       35,911        284,912
  Current portion of capital lease obligation...............       26,530             --
  Convertible notes payable.................................           --      1,014,118
  Current portion of lease line of credit...................           --        145,000
                                                              -----------    -----------
Total current liabilities...................................      309,173      2,567,332
Long-term portion of lease line of credit...................           --        372,773
                                                              -----------    -----------
Total liabilities...........................................      309,173      2,940,105
Commitments and contingencies
Series B redeemable convertible preferred stock, $0.001 par
  value, at amount paid in:
  Authorized shares -- 1,749,000
  Issued and outstanding shares -- 1,749,000 in 1997 and
  1998 Liquidation preference of $2,658,480 at December 31,
  1998......................................................    1,549,177      1,549,177
Series C redeemable convertible preferred stock, $0.001 par
  value, at amount paid in:
  Authorized shares -- 4,557,522
  Issued and outstanding shares -- 4,557,522 in 1997 and
  1998 Liquidation preference of $5,150,000 at December 31,
  1998......................................................    5,120,028      5,120,028
Stockholders' equity (net capital deficiency):
  Series A convertible preferred stock, $0.001 par value:
     Authorized shares -- 1,950,000
     Issued and outstanding shares -- 1,950,000 in 1997 and
     1998 Liquidation preference of $643,500 at December 31,
     1998...................................................        1,950          1,950
  Common stock, $0.001 par value:
     Authorized shares -- 30,000,000
     Issued and outstanding shares -- 11,016,255 in 1997 and
      11,728,755 in 1998....................................       11,016         11,729
  Additional paid-in capital................................      728,609      1,234,128
  Stockholder notes receivable..............................      (40,000)            --
  Deferred compensation.....................................           --       (330,026)
  Accumulated deficit.......................................   (2,393,760)    (6,048,969)
                                                              -----------    -----------
Total stockholders' equity (net capital deficiency).........   (1,692,185)    (5,131,188)
                                                              -----------    -----------
Total liabilities and stockholders' equity (net capital
  deficiency)...............................................  $ 5,286,193    $ 4,478,122
                                                              ===========    ===========

                            See accompanying notes.

                           PARADISE ELECTRONICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       PERIOD FROM
                                                      JUNE 17, 1996
                                                      (INCEPTION) TO     YEAR ENDED DECEMBER 31,
                                                       DECEMBER 31,     --------------------------
                                                           1996            1997           1998
                                                      --------------    -----------    -----------
Revenues............................................    $       --      $     2,100    $ 3,803,085
Cost of revenues....................................            --               --      1,047,771
                                                        ----------      -----------    -----------
Gross profit........................................            --            2,100      2,755,314
Operating expenses:
  Research and development..........................       264,900        1,310,687      3,946,027
  General and administrative........................        70,926          641,492      1,535,716
  Sales and marketing...............................         5,171          176,135        931,190
                                                        ----------      -----------    -----------
Total operating expenses............................       340,997        2,128,314      6,412,933
                                                        ----------      -----------    -----------
Operating loss......................................      (340,997)      (2,126,214)    (3,657,619)
Interest income.....................................        13,030           60,421        111,943
Interest expense....................................            --               --       (109,533)
                                                        ----------      -----------    -----------
Net loss............................................    $ (327,967)     $(2,065,793)   $(3,655,209)
                                                        ==========      ===========    ===========
Basic and diluted net loss per common share.........    $    (0.03)     $     (0.20)   $     (0.32)
Shares used in computing per share amounts..........     9,808,755       10,283,251     11,471,786

                            See accompanying notes.

                           PARADISE ELECTRONICS, INC.

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
               AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                   REDEEMABLE CONVERTIBLE PREFERRED STOCK
                               -----------------------------------------------                              SERIES A CONVERTIBLE
                                      SERIES B                 SERIES C                 LLC UNITS             PREFERRED STOCK
                               ----------------------   ----------------------   ------------------------   --------------------
                                SHARES       AMOUNT      SHARES       AMOUNT       UNITS        AMOUNT        SHARES     AMOUNT
                               ---------   ----------   ---------   ----------   ----------   -----------   ----------   -------
Issuance of Unit A of
 Paradise LLC's units at
 $1.00 per unit..............         --   $       --          --   $       --    1,600,000   $ 1,600,000          --    $   --
Issuance of Unit B of
 Paradise LLC's units at
 $0.1207 per unit............         --           --          --           --      119,444        14,464          --        --
Issuance of Unit B of
 Paradise LLC's units at
 $0.2054 per unit............         --           --          --           --      111,111        22,822          --        --
Issuance of Unit B of
 Paradise LLC's units at
 $0.90 per unit..............         --           --          --           --      327,780       295,002          --        --
Issuance of Unit C of
 Paradise LLC's units at
 $0.0125 per unit............         --           --          --           --    1,200,000        15,000          --        --
Issuance of Unit C of
 Paradise LLC's units at
 $0.1207 per unit............         --           --          --           --      860,000       103,802          --        --
Issuance of Unit C of
 Paradise LLC's units at
 $0.2054 per unit............         --           --          --           --      400,000        82,160          --        --
Net loss.....................         --           --          --           --           --            --          --        --
                               ---------   ----------   ---------   ----------   ----------   -----------   ---------    ------
Balance at December 31,
 1996........................         --           --          --           --    4,618,335     2,133,250          --        --
Incorporation of Paradise
 Electronics, Inc. ..........  1,749,000    1,549,177          --           --   (4,618,335)   (2,133,250)  1,950,000     1,950
Issuance of common stock to
 employee at $0.033 per share
 in exchange for stockholder
 note receivable.............         --           --          --           --           --            --          --        --
Issuance of Series C
 preferred stock of Paradise
 Electronics, Inc. at $1.13
 per share for cash, net of
 issuance costs of $29,971...         --           --   4,557,522    5,120,028           --            --          --        --
Exercise of common stock
 options at $0.033 per share
 for cash....................         --           --          --           --           --            --          --        --
Net loss.....................         --           --          --           --           --            --          --        --
                               ---------   ----------   ---------   ----------   ----------   -----------   ---------    ------
Balance at December 31,
 1997........................  1,749,000    1,549,177   4,557,522    5,120,028           --            --   1,950,000     1,950
 Repurchase of common stock
   at cost and cancellation
   of note...................         --           --          --           --           --            --          --        --
Deferred compensation
 relating to stock options...         --           --          --           --           --            --          --        --
Amortization of deferred
 compensation relating to
 stock options...............         --           --          --           --           --            --          --        --
Issuance of common stock
 warrants in conjunction with
 promissory note.............         --           --          --           --           --            --          --        --
Issuance of common stock to
 sales representatives and
 consultants at $0.0333......         --           --          --           --           --            --          --        --
Exercise of options for
 common stock at $0.0333 per
 share.......................         --           --          --           --           --            --          --        --
Exercise of options for
 common stock at $0.15.......         --           --          --           --           --            --          --        --
Net loss.....................         --           --          --           --           --            --          --        --
                               ---------   ----------   ---------   ----------   ----------   -----------   ---------    ------
Balance at December 31,
 1998........................  1,749,000   $1,549,177   4,557,522   $5,120,028           --   $        --   1,950,000    $1,950
                               =========   ==========   =========   ==========   ==========   ===========   =========    ======

                                                                                                                  TOTAL
                                                                                                              STOCKHOLDERS'

                                   COMMON STOCK       ADDITIONAL   STOCKHOLDER                                 EQUITY (NET
                               --------------------    PAID-IN        NOTES        DEFERRED     ACCUMULATED      CAPITAL
                                 SHARES     AMOUNT     CAPITAL     RECEIVABLE    COMPENSATION     DEFICIT      DEFICIENCY)
                               ----------   -------   ----------   -----------   ------------   -----------   -------------
Issuance of Unit A of
 Paradise LLC's units at
 $1.00 per unit..............          --   $    --           --    $     --     $        --    $        --    $ 1,600,000
Issuance of Unit B of
 Paradise LLC's units at
 $0.1207 per unit............          --        --           --          --              --             --         14,464
Issuance of Unit B of
 Paradise LLC's units at
 $0.2054 per unit............          --        --           --          --              --             --         22,822
Issuance of Unit B of
 Paradise LLC's units at
 $0.90 per unit..............          --        --           --          --              --             --        295,002
Issuance of Unit C of
 Paradise LLC's units at
 $0.0125 per unit............          --        --           --          --              --             --         15,000
Issuance of Unit C of
 Paradise LLC's units at
 $0.1207 per unit............          --        --           --          --              --             --        103,802
Issuance of Unit C of
 Paradise LLC's units at
 $0.2054 per unit............          --        --           --          --              --             --         82,160
Net loss.....................          --        --           --          --              --       (327,967)      (327,967)
                               ----------   -------   ----------    --------     -----------    -----------    -----------
Balance at December 31,
 1996........................          --        --           --          --              --       (327,967)     1,805,283
Incorporation of Paradise
 Electronics, Inc. ..........   9,808,755     9,809      689,566          --              --             --     (1,431,925)
Issuance of common stock to
 employee at $0.033 per share
 in exchange for stockholder
 note receivable.............   1,200,000     1,200       38,800     (40,000)             --             --             --
Issuance of Series C
 preferred stock of Paradise
 Electronics, Inc. at $1.13
 per share for cash, net of
 issuance costs of $29,971...          --        --           --          --              --             --             --
Exercise of common stock
 options at $0.033 per share
 for cash....................       7,500         7          243          --              --             --            250
Net loss.....................                                 --          --              --     (2,065,793)    (2,065,793)
                               ----------   -------   ----------    --------     -----------    -----------    -----------
Balance at December 31,
 1997........................  11,016,255    11,016      728,609     (40,000)             --     (2,393,760)    (1,692,185)
 Repurchase of common stock
   at cost and cancellation
   of note...................  (1,200,000)   (1,200)     (38,800)     40,000              --             --             --
Deferred compensation
 relating to stock options...          --        --      388,259          --        (388,259)            --             --
Amortization of deferred
 compensation relating to
 stock options...............          --        --           --          --          58,233             --         58,233
Issuance of common stock
 warrants in conjunction with
 promissory note.............          --        --       57,522          --              --             --         57,522
Issuance of common stock to
 sales representatives and
 consultants at $0.0333......     120,000       120        3,880          --              --             --          4,000
Exercise of options for
 common stock at $0.0333 per
 share.......................   1,477,500     1,478       47,723          --              --             --         49,201
Exercise of options for
 common stock at $0.15.......     315,000       315       46,935          --              --             --         47,250
Net loss.....................          --        --           --          --              --     (3,655,209)    (3,655,209)
                               ----------   -------   ----------    --------     -----------    -----------    -----------
Balance at December 31,
 1998........................  11,728,755   $11,729   $1,234,128    $     --     $  (330,026)   $(6,048,969)   $(5,131,188)
                               ==========   =======   ==========    ========     ===========    ===========    ===========

                            See accompanying notes.

                           PARADISE ELECTRONICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           PERIOD FROM
                                                          JUNE 17, 1996
                                                         (INCEPTION) TO
                                                          DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                              1996            1997          1998
                                                         ---------------   -----------   -----------
OPERATING ACTIVITIES
Net loss...............................................    $ (327,967)     $(2,065,793)  $(3,655,209)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Compensation related to issuance of common stock
       to consultants..................................            --               --         4,000
     Interest expense related to issuance of
       warrants........................................            --               --        57,522
     Depreciation and amortization.....................        41,646          171,680       310,096
     Amortization of deferred compensation.............            --               --        58,233
     Accounts receivable...............................           (80)            (995)   (1,230,501)
     Inventory.........................................            --               --      (543,636)
     Prepaid expenses and other current assets.........        (8,413)         (19,765)       16,984
     Other assets......................................       (12,280)          (6,236)           --
     Accounts payable..................................       114,971           37,902       885,330
     Accrued payroll, vacation, and related expenses...            --           93,859        (8,760)
     Other accrued liabilities.........................            --           35,911       249,001
                                                           ----------      -----------   -----------
Net cash used in operating activities..................      (192,123)      (1,753,437)   (3,856,940)
INVESTING ACTIVITIES
Acquisition of property, plant, and equipment..........      (387,545)        (503,454)     (652,948)
                                                           ----------      -----------   -----------
Net cash used in investing activities..................      (387,545)        (503,454)     (652,948)
FINANCING ACTIVITIES
Principal payments under capital leases................            --          (10,806)      (26,530)
Proceeds from issuance of LLC units....................     2,133,250               --            --
Proceeds from issuance of common and preferred stock...            --        5,237,530        96,452
Proceeds from the issuance of promissory notes.........            --               --     1,014,118
Proceeds from the line of credit.......................            --               --       517,773
                                                           ----------      -----------   -----------
Net cash provided by financing activities..............     2,133,250        5,226,724     1,601,813
                                                           ----------      -----------   -----------
Net increase (decrease) in cash........................     1,553,582        2,969,833    (2,908,075)
Cash and cash equivalents at beginning of period.......            --        1,553,582     4,523,415
                                                           ----------      -----------   -----------
Cash and cash equivalents at end of period.............    $1,533,582      $ 4,523,415   $ 1,615,340
                                                           ==========      ===========   ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH OPERATING ACTIVITIES
Interest expense.......................................     $       --      $        --   $   109,533
Issuance of common stock to consultants................     $       --      $        --   $     4,000
Issuance of warrants...................................     $       --      $        --   $    57,522
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Issuance of common stock for notes receivable..........     $       --      $    40,000   $        --
Repurchase of common stock via cancellation of notes
  receivable...........................................     $       --      $        --   $    40,000
Acquisition of property under capital leases...........     $       --      $    37,336   $        --
Deferred compensation..................................     $       --      $        --   $   388,259

                            See accompanying notes.

                           PARADISE ELECTRONICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

     Paradise Electronics LLC (LLC) was founded on June 17, 1996 (inception) in the state of California for the purpose of developing and marketing integrated circuits for the non-notebook flat panel display industry and conducts all of its business within one industry segment.

     On May 23, 1997, LLC and Accent, Inc. (a significant shareholder of LLC) entered into an exchange agreement pursuant to which the stockholders of LLC and Accent, Inc. agreed to exchange their equity interests for shares of Paradise Electronics, Inc. (the Company). Pursuant to this exchange, (i) LLC was dissolved and all assets and liabilities of LLC were transferred to the newly founded Paradise Electronics, Inc. and (ii) Accent, Inc. became a wholly owned subsidiary of Paradise Electronics, Inc. Prior to this reorganization, Accent, Inc. had assets consisting of cash and its investment in LLC and had no ongoing operations. The acquisition of Accent, Inc. by the Company was accounted for as a purchase of assets. The Company was incorporated in the state of Delaware.

Basis of Presentation

     Prior to fiscal 1998, the Company was in the development stage, primarily engaged in product development, product testing, and the establishment of strategic relationships with customers and suppliers. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Accent, Inc. All intercompany balances and transactions have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist principally of short-term money market funds and commercial paper. These instruments are short term in nature and bear minimal interest rate risk. The investments are stated at cost, which approximates fair value. To date, the Company has not experienced losses on these investments.

Inventory

     Inventories are stated at lower of cost or market value. Cost is determined by the first-in, first-out method.

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Work-in-process.............................................  $     --    $368,648
Finished goods..............................................        --     174,988
                                                              --------    --------
Total inventory.............................................  $     --    $543,636
                                                              ========    ========

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years.

                           PARADISE ELECTRONICS, INC.

                               DECEMBER 31, 1998

Revenue Recognition

     Revenue from product sales is recognized upon shipment to customers. To date, there have been no instances requiring the Company to provide for returns or allowances.

Concentration of Credit Risk, Significant Customers, and Export Sales

     The Company sells its products directly to customers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. To date, there have not been any uncollectible accounts receivable balances.

     In fiscal 1998, one customer accounted for 66% of net sales. Net sales to customers in Japan, Taiwan, Korea, and United States totaled 67%, 22%, 10%, and 1%, respectively.

Loss Per Common Share

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Under FAS 128, the basic and dilutive net loss per share amounts are computed using the weighted average number of shares of common stock outstanding, net of shares subject to repurchase. Potentially dilutive shares from stock options and the conversion of preferred stock are excluded from the computation as their effect is antidilutive.

Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 5, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized. As allowed by FAS 123, the Company plans to continue to account for its employee stock plan in accordance with the provisions of APB Opinion No. 25 and to adopt the "disclosure only" alternative described in FAS 123.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997          1998
                                                              ---------    ----------
Equipment and tools, hardware...............................  $ 486,656    $  739,119
Equipment and tools, software...............................    420,369       806,855
Furniture and office equipment..............................     21,310        35,309
                                                              ---------    ----------
                                                                928,335     1,581,283
Less accumulated depreciation...............................   (213,326)     (523,423)
                                                              ---------    ----------
                                                              $ 715,009    $1,057,860
                                                              =========    ==========

3. FINANCING

     The Company established an $800,000 lease line-of-credit agreement with the Silicon Valley Bank, dated November 13, 1997. This agreement allowed the Company to borrow at an interest rate of 8% per annum until November 13, 1998. Repayment of the borrowings begins at the earlier of: (i) six months after the drawdown document has been signed or (ii) when the drawdown amount equals or exceeds

                           PARADISE ELECTRONICS, INC.

                               DECEMBER 31, 1998

$400,000. The amounts borrowed are to be repaid over 48 months. Borrowings are secured by the Company's assets. At December 31, 1998, $517,773 was outstanding on the line-of-credit.

Notes Payable

     In October 1998, the Company entered into a $1,000,000 convertible note payable agreement with certain of its shareholders. If the Company raises no less than $2,000,000 of preferred stock by April 1999, then the outstanding principal balance and unpaid accrued interest will automatically convert in whole into such preferred stock. The conversion price will be equal to the price per share paid by the investors purchasing the preferred stock.

     If the above conversion does not occur, then the entire outstanding principal balance and all unpaid accrued interest will become due in April 1999. As of December 31, 1998, total principal and interest due are $1,000,000 and $14,118, respectively. Interest accrues at a rate of 8% per year.

Accounts Receivable Purchase Agreement

     In October 1998, the Company entered into an agreement with Silicon Valley Financial Services whereby the Company can sell its receivables for 80% of the face amount of each receivable up to $1,500,000. As of December 31, 1998, there were no purchased accounts receivable outstanding.

4. COMMITMENTS AND CONTINGENCIES

Commitments

     The Company leases its facilities under noncancelable operating lease arrangements. Additionally, during 1997, the Company leased certain property and equipment under capital leases. The Company had capitalized property and equipment totaling $37,336 with associated accumulated amortization of $1,245 at December 31, 1997. During 1998, the Company purchased the leased property and equipment.

     Future minimum lease payments under noncancelable operating leases consist of the following at December 31, 1998:

                                                              OPERATING LEASES
                                                              ----------------
Years ending December 31:
1999........................................................      $135,677
2000........................................................       108,453
2001........................................................        74,066
2002........................................................            --
2003........................................................            --
                                                                  --------
Total minimum lease payments................................      $318,196
                                                                  ========

     Total rent expense for the period from inception to December 31, 1996 was $15,984, and for the years ended in 1997 and 1998 was $74,480 and $138,257, respectively.

Contingencies

     In September 1998, a potential merger partner (the Plaintiff) of the Company filed an action against the Company claiming misappropriation of trade secrets, unfair business practices, trade libel, negligent misrepresentation, and breach of contract of three separate agreements stemming from a failed merger between the two companies. The action is currently in the discovery stage. Although certain losses may be incurred, an estimate cannot be made at this time. There can be no assurance that the Company would prevail in such litigation or that any damages payable by the Company in such litigation will not have a material adverse effect on the Company's business, financial condition, or results of operations.

                           PARADISE ELECTRONICS, INC.

                               DECEMBER 31, 1998

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Convertible Preferred Stock

     The holders of Series A preferred stock are entitled to cumulative, noncompounding dividends of $0.033 per share, per annum, when and if declared by the Board of Directors, or upon liquidation of the Company. As of December 31, 1998, there were no dividends paid or declared by the Company. The Series A stockholders are entitled to a liquidation preference of $0.33 per share plus all declared but unpaid dividends. As of December 31, 1998, the aggregate liquidation preference of the Series A preferred stock was $643,500. Each holder of Series A preferred stock is entitled to one vote for each share of common stock into which the shares of preferred stock held by such holders are then convertible.

Redeemable Convertible Preferred Stock

     The holders of Series B and C preferred stock are entitled to cumulative dividends of $0.152 and $0.113 per share, per annum for each share of Series B and C preferred stock, respectively, when and if declared by the Board of Directors, or upon liquidation of the Company. The Series B preferred stockholders are entitled to a liquidation preference of $1.52 per share. The Series C preferred stockholders are entitled to a liquidation preference of $1.13 per share. As of December 31, 1998, the aggregate liquidation preference of the Series B and C preferred stock was $2,658,480 and $5,150,000, respectively. Any remaining funds will be distributed entirely to the holders of common stock. Additionally, preferred stockholders have voting rights equal to the number of common shares that would be held upon conversion.

     The Series B and C stockholders may elect to redeem their shares of Series B and C preferred stock upon written request of the holders of at least 60% of Series B preferred stock and 75% of Series C preferred stock at any time after May 23, 2001 and December 31, 2001, respectively. The redemption amount for each share of Series B and C preferred stock will be $1.52 and $1.13, respectively.

Conversion of Preferred Stock

     The holders of Series A, B, and C preferred stock have the right, at the option of the holder, at any time, to convert their shares into common stock at the then applicable conversion rate, currently one-for-one, subject to adjustments for future dilution. Preferred stock automatically converts into common stock, at the then applicable conversion rate, upon a public offering of the Company's common stock at a per share price of not less than $3.39, subject to adjustments for future dilution, with aggregate proceeds in excess of $15,000,000.

Stock Option Plan

     The Company adopted the 1997 Stock Option Plan (the Plan) under which only employees may be granted Incentive Stock Options (ISOs), and employees, directors, and consultants are eligible for Nonstatutory Stock Options (NSOs) to purchase shares of the Company's common stock. The Plan permits ISOs and NSOs to be granted at an exercise price of not less than 100% and 85%, respectively, of the fair value on the date of grant as determined by the Board of Directors. Options that expire (generally ten years from the grant date) or are canceled are returned to the Plan. All options are exercisable immediately upon grant. However, common shares issued on exercise of options prior to vesting are subject to repurchase by the Company (at the Company's discretion) if the holder is no longer employed by the Company. Vesting provisions for options granted under the Plan are determined by the Board of Directors. Options generally vest 25% upon completion of one year and 1/48 per month thereafter. As of December 31, 1998, 535,423 shares were subject to repurchase.

     During 1998, the Board of Directors approved the increase of options available under the 1997 Plan by 3,200,000 shares.

                           PARADISE ELECTRONICS, INC.

                               DECEMBER 31, 1998

     A summary of activity under the option plan is as follows:

                                                      OPTIONS OUTSTANDING        WEIGHTED
                                      SHARES      ---------------------------    AVERAGE
                                    AVAILABLE       NUMBER          PRICE        EXERCISE
                                    FOR GRANT     OF SHARES       PER SHARE       PRICE
                                    ----------    ----------    -------------    --------
Authorized........................   3,000,000            --        $ --          $  --
Granted...........................  (2,426,000)    2,426,000    $0.03 - $0.15     $0.03
Exercised.........................          --        (7,500)       $0.03         $0.03
Canceled..........................          --            --        $ --          $  --
                                    ----------    ----------
Balance at December 31, 1997......     574,000     2,418,500    $0.03 - $0.15     $0.03
Authorized........................   3,200,000            --        $ --          $  --
Granted...........................  (2,545,000)    2,545,000    $0.15 - $0.50     $0.17
Exercised.........................          --    (1,792,500)   $0.03 - $0.15     $0.05
Canceled..........................     135,000      (135,000)       $0.03         $0.03
                                    ----------    ----------
Balance at December 31, 1998......   1,364,000     3,036,000    $0.03 - $0.50     $0.14
                                    ==========    ==========

     At December 31, 1998, options to purchase 404,608 shares of common stock were vested at prices ranging from $0.03 to $0.15.

     The following table summarizes information concerning currently outstanding and exercisable options:

                                            OUTSTANDING AND EXERCISABLE     WEIGHTED AVERAGE
                                           -----------------------------       REMAINING
                                            NUMBER      WEIGHTED AVERAGE    CONTRACTUAL LIFE
             EXERCISE PRICE                OF SHARES     EXERCISE PRICE        (IN YEARS)
             --------------                ---------    ----------------    ----------------
$0.03....................................    806,000         $0.03                8.64
$0.15....................................  2,090,000         $0.15                9.59
$0.50....................................    140,000         $0.50                9.92
                                           ---------
                                           3,036,000         $0.13                9.36
                                           =========

Valuation of Stock Options

     The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In fiscal 1997 and 1998, the fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                  1997        1998
                                                              ------------    ----
Risk-free interest rate.....................................      5.8%        6.0%
Expected life of option in years............................        4           4
Expected dividend yield.....................................       --          --

     Had compensation costs been determined based upon the fair value at the date of grant for awards under this plan, consistent with the methodology prescribed under FAS 123, the Company's fiscal 1997 and 1998 net loss would have been $2,069,530 and $3,756,333, respectively. Net loss per share for basic and diluted loss per share would have been $(0.20) and $(0.33), respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the option's vesting period. The

                           PARADISE ELECTRONICS, INC.

                               DECEMBER 31, 1998

effects on pro forma disclosure of applying FAS 123 are not likely to be representative of the effects on pro forma disclosure for future years.

     Pursuant to APB Opinion No. 25, for certain options granted during 1998, the Company recognized as deferred compensation expense the excess of the deemed fair value for financial reporting purposes of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. The total deferred compensation expense of $388,259 is being amortized over the vesting period of such options (generally four years).

Stock Warrants

     On October 27, 1998, in connection with the issuance of notes payable, the Company issued warrants to purchase up to 221,239 shares of common stock at $0.25 per share. The warrants are exercisable at any time and expire on October 27, 2003. The Company expensed the value of the warrant ($57,522) in 1998.

Shares Reserved

     Common stock reserved for future issuance at December 31, 1998 is as follows:

Stock Option Plan...........................................   4,400,000
Warrants....................................................     221,239
Conversion of outstanding preferred stock...................   8,256,522
                                                              ----------
Total common stock reserved for future issuance.............  12,877,761
                                                              ==========

6. INCOME TAXES

     As of December 31, 1998, the Company had federal and California net operating loss (NOL) carryforwards of approximately $7,000,000 each. Approximately $3,500,000 of such NOLs are subject to an annual limitation of $300,000 per year on subsequent utilization because of certain tax rules regarding changes in ownership. The federal NOLs begin expiring in 2008, if not previously utilized. The California NOLs begin expiring in 2000.

     As of December 31, 1998, the Company had net deferred tax assets of approximately $3,000,000. The net deferred tax assets have been fully offset by a valuation allowance. Deferred tax assets relate to net operating loss and credit carryforwards and temporary differences in the recognition of certain income and expense items.

7. EMPLOYEE BENEFIT PLAN

     The Company has a savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 15% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plan. For the periods ended December 31, 1997 and 1998, the Company made no matching contributions and incurred immaterial expenses related to the plan.

8. SUBSEQUENT EVENT

     On January 22, 1999, the Company signed a definitive merger agreement pursuant to which the Company would merge with Genesis Microchip Incorporated.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                        GENESIS MICROCHIP INCORPORATED,
                        RAINBOW ACQUISITION CORPORATION
                                      AND
                           PARADISE ELECTRONICS, INC.
                          DATED AS OF JANUARY 22, 1999

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I     THE MERGER..................................................   A-4
     1.1      The Merger..................................................   A-4
     1.2      Effective Time..............................................   A-5
     1.3      Effect of the Merger........................................   A-5
     1.4      Certificate of Incorporation; Bylaws........................   A-5
     1.5      Directors and Officers......................................   A-5
     1.6      Maximum Shares to Be Issued; Effect on Capital Stock........   A-5
     1.7      Dissenting Shares...........................................   A-7
     1.8      Surrender of Certificates...................................   A-8
     1.9      No Further Ownership Rights in Company Common Stock.........   A-9
     1.10     Lost, Stolen or Destroyed Certificates......................   A-9
     1.11     Tax and Accounting Consequences.............................   A-9
     1.12     Taking of Necessary Action; Further Action..................   A-9

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-9
     2.1      Organization of the Company.................................  A-10
     2.2      Company Capital Structure...................................  A-10
     2.3      Subsidiaries................................................  A-11
     2.4      Authority...................................................  A-11
     2.5      Company Financial Statements................................  A-11
     2.6      No Undisclosed Liabilities..................................  A-12
     2.7      No Changes..................................................  A-12
     2.8      Tax and Other Returns and Reports...........................  A-13
     2.9      Restrictions on Business Activities.........................  A-14
     2.10     Title to Properties; Absence of Liens and Encumbrances......  A-14
     2.11     Intellectual Property.......................................  A-15
     2.12     Agreements, Contracts and Commitments.......................  A-17
     2.13     Interested Party Transactions...............................  A-18
     2.14     Compliance with Laws........................................  A-18
     2.15     Litigation..................................................  A-18
     2.16     Insurance...................................................  A-19
     2.17     Minute Books................................................  A-19
     2.18     Environmental Matters.......................................  A-19
     2.19     Brokers' and Finders' Fees; Third Party Expenses............  A-20
     2.20     Employee Matters and Benefit Plans..........................  A-20
     2.21     Employees...................................................  A-23
     2.22     Governmental Authorizations and Licenses....................  A-23
     2.23     Pooling of Interests........................................  A-23
     2.24     Representations Complete....................................  A-23
     2.25     Statements; Proxy Statement/Prospectus......................  A-23
     2.26     Board Approval..............................................  A-23
     2.27     Complete Copies of Materials................................  A-23

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  A-24
     3.1      Organization, Standing and Power............................  A-24
     3.2      Authority...................................................  A-24
     3.3      Capital Structure...........................................  A-25
     3.4      SEC Documents; Parent Financial Statement...................  A-25
     3.5      No Material Adverse Change..................................  A-26

                                                                            PAGE
                                                                            ----
     3.6      Litigation..................................................  A-26
     3.7      Employee Matters and Benefit Plans..........................  A-27
     3.8      Employees...................................................  A-29
     3.9      Tax and Other Returns and Reports...........................  A-29
     3.10     Restrictions on Business Activities.........................  A-30
     3.11     Intellectual Property.......................................  A-30
     3.12     Nova Scotia Continuance.....................................  A-30
     3.13     Fairness Opinion............................................  A-30
     3.14     Pooling of Interests........................................  A-31
     3.15     Brokers' and Finders' Fees; Third Party Expenses............  A-31
     3.16     Disclosure..................................................  A-31
     3.17     Statements; Proxy Statement/Prospectus......................  A-31
     3.18     Board Approval..............................................  A-31
     3.19     Complete Copies of Materials................................  A-31
     3.20     Environmental Matters.......................................  A-31

ARTICLE IV    CONDUCT PRIOR TO THE EFFECTIVE TIME.........................  A-32
     4.1      Conduct of Business of the Company..........................  A-32
     4.2      Conduct of Business of Parent...............................  A-34
     4.3      No Solicitation.............................................  A-35

ARTICLE V     ADDITIONAL AGREEMENTS.......................................  A-37
     5.1      Proxy Statement/Prospectus; Registration Statement; Other     A-37
              Filings; Board Recommendations..............................
     5.2      Meetings of Stockholders....................................  A-38
     5.3      Additional Assurances.......................................  A-38
     5.4      Access to Information.......................................  A-38
     5.5      Public Disclosure...........................................  A-39
     5.6      Consents....................................................  A-39
     5.7      FIRPTA Compliance...........................................  A-39
     5.8      Commercially Reasonable Efforts.............................  A-39
     5.9      Notification of Certain Matters.............................  A-39
     5.10     Certain Benefit Plans.......................................  A-39
     5.11     Pooling Accounting..........................................  A-40
     5.12     Affiliate Agreements........................................  A-40
     5.13     Voting Agreements...........................................  A-40
     5.14     Additional Documents and Further Assurances.................  A-40
     5.15     Registration Statement on Form S-8..........................  A-40
     5.16     Nasdaq National Market Listing..............................  A-40
     5.17     Company's Auditors..........................................  A-40
     5.18     Non-Competition Agreements..................................  A-40
     5.19     Tax Matters.................................................  A-41
     5.20     SEC Reports.................................................  A-41

ARTICLE VI    CONDITIONS TO THE MERGER....................................  A-41
     6.1      Conditions to Obligations of Each Party to Effect the         A-41
              Merger......................................................
     6.2      Additional Conditions to Obligations of the Company.........  A-42
     6.3      Additional Conditions to the Obligations of Parent and        A-43
              Merger Sub..................................................

                                                                            PAGE
                                                                            ----
ARTICLE VII   ESCROW......................................................  A-44
     7.1      Escrow Period...............................................  A-44
     7.2      Escrow Arrangements.........................................  A-44

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...........................  A-51
     8.1      Termination.................................................  A-51
     8.2      Effect of Termination.......................................  A-52
     8.3      Fees and Expenses...........................................  A-52
     8.4      Amendment...................................................  A-53
     8.5      Extension; Waiver...........................................  A-53

ARTICLE IX    GENERAL PROVISIONS..........................................  A-54
     9.1      Survival of Representations, Warranties and Agreements......  A-54
     9.2      Notices.....................................................  A-54
     9.3      Interpretation..............................................  A-55
     9.4      Counterparts................................................  A-55
     9.5      Entire Agreement; Assignment................................  A-55
     9.6      Severability................................................  A-55
     9.7      Other Remedies..............................................  A-55
     9.8      Governing Law...............................................  A-55
     9.9      Arbitration.................................................  A-55
     9.10     Specific Performance........................................  A-56

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of January 22, 1999 by and among Genesis Microchip Incorporated, a Nova Scotia company ("PARENT"), Rainbow Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Paradise Electronics, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company (including all shares of Common Stock of the Company issued upon conversion of all Preferred Stock of the Company immediately prior to the closing of the Merger) ("COMPANY CAPITAL STOCK") shall be converted into the right to receive shares of voting Common Stock of Parent ("PARENT COMMON STOCK"), and all outstanding options to purchase shares of Common Stock of the Company shall be assumed by Parent.

     C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent and Merger Sub, and the release of such amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent, Merger Sub and the Company to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement in the form attached hereto as Exhibit A-1, ("COMPANY STOCKHOLDER VOTING AGREEMENT"), and certain stockholders of Parent are entering into a Voting Agreement in the form attached hereto as Exhibit A-2 (the "PARENT STOCKHOLDER VOTING AGREEMENT") and certain employees of the Company are entering into Non-Competition Agreements, each in the form attached as Exhibit B hereto (the "NON-COMPETITION AGREEMENTS").

     F. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) qualify for accounting treatment as a pooling of interests for the purposes of U.S. GAAP.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "MERGER CERTIFICATE"), in accordance with the relevant provisions of applicable law, the time of confirmation and acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME."

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation, Bylaws.

     (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article 1 of the Certificate of Incorporation of the Surviving Corporation shall read as follows: "The Name of the Corporation is Paradise Electronics, Inc."

     (b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock issued to Merger Sub and held by the Surviving Corporation for distribution upon exercise of any of the Company's options to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock shall be equal to the Aggregate Parent Share Number (as defined in Section 1.6(g)(iii)). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Effective Time pursuant to the exercise of options, warrants or other rights to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

     (a) Conversion of Company Common Stock. Each share of Common Stock of the Company (including all shares of Common Stock of the Company issued upon conversion of all Preferred Stock of the Company ("COMPANY PREFERRED STOCK") as required under the Company's Certificate of Incorporation, and upon exercise of all outstanding warrants (the "WARRANTS" immediately prior to the Closing) (collectively, the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent

Common Stock equal to the Exchange Ratio (as defined in Section 1.6(g)(v) below) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8. To the extent that shares of Company Common Stock and Company Preferred Stock were subject to vesting immediately prior to the Effective Time, such vesting provisions shall be applicable to the shares of Parent Common Stock received pursuant to this
Section 1.6(a). The right to receive shares of Parent Common Stock as of the Effective Time in the Merger will be by way of distribution of such shares from Merger Sub following the contribution by Parent to Merger Sub of shares of Parent Common Stock equal to the Aggregate Parent Share Number immediately prior to the Effective Time.

     (b) Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (c) Stock Options. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1997 Stock Option Plan (the "OPTION PLAN") or otherwise shall be assumed by Parent in accordance with the provisions described below.

          (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY OPTION") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable when permitted by such option for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest tenth of a cent.

          (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code, to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

          (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

     (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, shall evidence ownership of such shares of Common Stock of the Surviving Corporation.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock that occurs or has a record date after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

     (g) Definitions.

          (i) Aggregate Company Common Number. The "AGGREGATE COMPANY COMMON NUMBER" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock to be issued upon conversion of all Company Preferred Stock and following exercise of the Warrants).

          (ii) Aggregate Company Option Number. The "AGGREGATE COMPANY OPTION NUMBER" shall mean the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (vested and unvested), and other rights to acquire shares of Company Common Stock immediately prior to the Effective Time.

          (iii) Aggregate Parent Share Number. The "AGGREGATE PARENT SHARE NUMBER" shall be the four and one half million (4,500,000) shares of Parent Common Stock as adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock that occurs or has a record date after the date hereof and prior to the Effective Time.

          (iv) Escrow Amount. The "ESCROW AMOUNT" shall be a number of shares of Parent Common Stock obtained by multiplying (x) the Aggregate Company Common Number by (y) the Exchange Ratio by (z) 0.10.

          (v) Exchange Ratio. The "EXCHANGE RATIO" shall mean the quotient obtained, by dividing (x) the Aggregate Parent Share Number by (y) the sum of (A) the Aggregate Company Common Number, plus (B) the Aggregate Company Option Number.

     1.7  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law or the General Corporation Law of California ("CALIFORNIA LAW"), as the case may be, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law or California Law, as the case may be.

     (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who is otherwise entitled to exercise dissenters' rights under Delaware Law or California Law, as the case may be, shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for any fractional share as provided in Section 1.6(f), without interest thereon, upon surrender of the certificate representing such shares.

     (c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law, as the case may be (including without limitation instruments concerning appraisal or dissenters' rights), and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall designate Chase Mellon Shareholder Services, L.L.C. to act as exchange agent (the "EXCHANGE AGENT") in the Merger.

     (b) Parent to Provide Common Stock. As soon as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock, and (ii) cash for fractional shares in the amount described in Section 1.6(f); provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under
Section 1.6 by virtue of ownership of outstanding shares of Company Capital
Stock.

     (c) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund (defined in Section 7.2) on such holder's behalf pursuant to Article VII hereof), plus cash in lieu of fractional shares in accordance with Section 1.6(f), to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Notwithstanding the provisions of
Section 1.6(a), from the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends (subject to Section 1.8(d)), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and transferred upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued and transferred in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6.

     1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. No party to this Agreement shall take any action inconsistent with such treatment. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Taking of Necessary Action, Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in a document dated as of the date hereof to the representations, warranties or covenants in this Agreement which reasonably identifies the basis for an exception to a representation, warranty or covenant in this Agreement and which is delivered by the Company to Parent immediately prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULES"), the Company represents and warrants to Parent and Merger Sub as set forth below and as set forth in the Company Disclosure Schedules.

     2.1  Organization of the Company.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have or would reasonably be expected to have a Material Adverse Effect on the Company, as defined in Section 2.1(b) below.

     (b) When used in connection with the Company the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, financial condition or results of operations of the Company except for those changes, events and effects that are caused by (i) conditions affecting the San Francisco Bay Area, United States or the worldwide economy as a whole; or (ii) conditions affecting either the semiconductor, image manipulation, silicon wafer manufacturing industry, computer hardware or computer peripheral industry, in any such case as a whole; or (iii) any adverse effect primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger.

     (c) The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent. Schedule 2.1 lists the current directors and officers of the Company.

     2.2  Company Capital Structure.

     (a) The authorized capital stock of the Company consists of 30,000,000 shares of authorized Common Stock, of which 12,014,755 shares are issued and outstanding on the date of this Agreement, 1,950,000 shares of authorized Series A Preferred Stock ("SERIES A PREFERRED"), of which 1,950,000 shares are issued and outstanding on the date of this Agreement, 1,749,000 shares of authorized Series B Preferred Stock ("SERIES B PREFERRED"), of which 1,749,000 shares are issued and outstanding on the date of this Agreement and 4,557,522 shares of authorized Series C Preferred Stock ("SERIES C PREFERRED") of which 4,557,522 are issued and outstanding on the date of this Agreement. The number of shares of Company Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible is set forth in Schedule 2.2(a). On the date of this Agreement, the Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts as set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock have been issued in compliance with applicable federal and state securities laws.

     (b) The Company has reserved 6,200,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which on the date of this Agreement 3,000,000 shares are subject to outstanding, unexercised options, 1,114,000 shares remain available for future grant and 2,086,000 shares have been issued pursuant to the exercise of options issued under the Option Plan. The Company has reserved 221,239 shares of Common Stock for issuance upon exercise of the Warrants. The Company has reserved sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred. Schedule 2.2(b) sets forth for each outstanding Company Option or Warrant the name of the holder of such option or Warrant, the address of such holder on the records of the Company, the number of shares of Common Stock subject to such option or Warrant, the exercise price of such option or Warrant and the vesting schedule for such option or Warrant, and whether the exercisability of such option or Warrant will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except for the Company Options and Warrants described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, night, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. The holders of Company Capital Stock and Company Options and Warrants have been or will be properly given, or shall have properly waived, any required notice prior to the Merger, As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

     2.3  Subsidiaries.

     (a) The Company does not have, and has never had any subsidiaries or affiliated companies and does not otherwise own or control and has never otherwise owned any shares of capital stock or any interest in, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, The vote required of the Company's stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the completion of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except for any conflict that would not result in a Material Adverse effect on the Company. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the Company's execution and delivery of this Agreement or its completion of the transactions contemplated hereby, except (i) for the filing of the Merger Certificate with the Delaware Secretary of State, and (ii) for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, except for those for which the failure to obtain would not result in a Material Adverse Effect on the Company.

     2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's audited balance sheet as of December 31, 1997 and the related audited statements of operations, stockholders' equity and cash flows for the twelve (12) month period then ended and the footnotes thereto, as well as the Company's unaudited balance sheet as of December 31, 1998 (the "BALANCE SHEET") and the related unaudited statements of operations, stockholders' equity and cash flows for the twelve (12) month period then ended and the footnotes thereto (collectively, the "COMPANY FINANCIALS"). The Company Financials have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other except that the unaudited financials do not have any footnotes. The Company Financials present fairly, in all material respects, the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financials, to normal year-end adjustments which adjustments and cash flows will not be material in amount or significance.

     2.6 No Undisclosed Liabilities. The Company does not have any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, other than (i) liabilities reflected in the Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Company Disclosure Schedules, (iii) liabilities for future performance under contracts entered into by the Company or by which it or its assets or properties may be bound, and (iv) normal or recurring liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices.

     2.7 No Changes. From the date of the Balance Sheet to the date of this Agreement, there has not been, occurred or arisen any:

     (a) transaction by the Company except in the ordinary course of business as conducted on the date of the Balance Sheet consistent with past practices;

     (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

     (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $200,000;

     (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

     (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

     (g) revaluation by the Company of any of its assets;

     (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Company Capital Stock;

     (i) except in the ordinary course of business in connection with annual reviews, increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

     (j) sale, lease, license or other disposition of any of the assets or properties of the Company, or the creation of any security interest in such assets or properties except in the ordinary course of business consistent with past practices;

     (k) amendment or termination of any material contract, agreement, license or commitment to which the Company is a party or by which it is bound;

     (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, or creation of any security interest in any of the Company's assets or properties except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (m) waiver or release of any right or claim of the Company, including any writeoff or other compromise of any account receivable of the Company exceeding $25,000 individually or $100,000 in the aggregate;

     (n) commencement or notice or threat, or reasonable basis therefor, of any lawsuit or proceeding against or investigation of the Company or its affairs;

     (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, except for the grant of options exercisable for shares of Company common stock, and for issuance of shares of Company Common Stock in accordance with options granted under the Option Plan;

     (p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to the Company;

     (q) written notice of any claim or potential claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

     (r) event or condition of any character that has had or would be reasonably expected to have a Material Adverse Effect; or

     (s) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8  Tax and Other Returns and Reports.

     (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

          (i) The Company as of the Effective Time will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations within the time prescribed by applicable law.

          (ii) The Company as of the Effective Time: (A) will have paid or set up adequate reserves (which reserves were established in accordance with GAAP) for repayment of all Taxes it is required to pay or accrue for all periods through the Effective Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) There is no Tax deficiency proposed or assessed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

          (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, or its assets or operations.

          (vi) The Company has provided to Parent's accountants copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company's incorporation.

          (vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes and the Company has no knowledge of any basis for the assertion of any claims relative or attributable to Taxes, which if adversely determined, would result in any Lien on the assets of the Company.

          (viii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 162 or 404 of the Code.

          (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (xi) The Company is not a party to a tax sharing, tax indemnification or tax allocation agreement nor does the Company owe any amount under any such agreement.

          (xii) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions are accurately reflected on the Company's tax books and records, to the extent they are shown on such books and records.

          (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (xiv) No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

     2.9 Restrictions on Business Activities. Excluding any limitations expressed in the grant to the Company of any Intellectual Property and grants of exclusive territory in overseas distribution agreements, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting any business practice of, or the conduct of business by, the Company, any acquisition of property (tangible or intangible) by the Company, or the freedom of the Company to engage in any line of business or to compete with any other person. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10  Title to Properties; Absence of Liens and Encumbrances.

     (a) The Company does not own real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company (or event which with notice or lapse of time, or both, would constitute a default).

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)) and except for Liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) Schedule 2.10(c) lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition subject to normal wear and tear.

     2.11  Intellectual Property.

     (a) For the purposes of this Agreement, the following terms have the following definitions:

     "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues. divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (ix) any similar, corresponding or equivalent rights to any of the foregoing and (xi) all documentation related to any of the foregoing.

     "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that
(i) is owned by or (ii) exclusively licensed to the Company.

     "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign (i) patents, patent applications (including provisional applications); (ii) registered trademarks, or service marks applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state. government or other public or private legal authority.

     (b) Schedule 2.11(b) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and lists any adversarial proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

     (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property, is free and clear of any Liens. The Company
(i) is the exclusive owner and has the right to use exclusively all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the

Company and (ii) owns exclusively and has good title to all copyrighted works that are Company products (currently shipping and under development) or other works of authorship that the Company otherwise purports to own, other than non-exclusive licenses granted to customers.

     (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained valid ownership of, and is the exclusive owner of, all such Intellectual Property other than "shrink wrap" and other commercial end-user licenses. To the extent that the Company has acquired any Intellectual Property from a third party, to the extent necessary to preserve its rights therein, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant authorities.

     (e) Except for non-exclusive licenses in connection with the sale of its products, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any material Intellectual Property that is or was Company Intellectual Property, to any other person.

     (f) The Company owns or has a written license to all material Intellectual Property necessary to the conduct of its business as it currently is conducted, including, without limitation, products, technology or services currently under development and the design, development, manufacture, use, import and sale of the products, and technology of the Company.

     (g) Other than "shrink-wrap" and other commercial end-user licenses, the contracts, licenses and agreements listed in Schedule 2.11(g) include all contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property of any person other than the Company. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

     (h) There are no contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise ass or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company, except pursuant to agreements with customers and in distribution agreements entered into in the ordinary course of business consistent with past practice.

     (i) The operation of the business of the Company as it is currently conducted (including, without limitation, products or technology currently underdevelopment and the design, development, manufacture, use, import and sale of the products or technology of the Company) does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received written notice from any person claiming that such operation or any act, product or technology (including products or technology currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction or is owned by any person (nor is the Company aware of any basis therefor).

     (j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights of the transferors in such Intellectual Property

(including any right existing on the date of the assignment to seek past and future damages with respect to such Intellectual Property).

     (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement. or performance wider such agreement, including with respect to any payments to be made or received by the Company thereunder.

     (1) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

     (m) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each technical employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms and all current and former technical employees, consultants and contractors of the Company have executed such an agreement.

     (n) No Company Intellectual Property or product or technology of the Company is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property.

     (o) No (i) product, technology or publication of the Company or (ii) material published or distributed by the Company, constitutes obscene material or a defamatory statement.

     (p) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in the Parent or the Merger Sub granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, or will result in either the Parent or the Merger Sub being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

     (q) The Company has taken all reasonable steps to ensure that its products (including existing products and technology and products and technology currently under development) will accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"). All of the Company's products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

     2.12  Agreements, Contracts and Commitments.

     (a) As of the date of this Agreement, the Company does not have, is not a party to nor is it bound by:

          (i) any collective bargaining agreements,

          (ii) any agreements or arrangements that contain any severance pay,

          (iii) any employment or consulting agreement, contract or commitment (excluding "at will" employment relationships) with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment wider which any firm or other organization provides material services to the Company,

          (iv) any fidelity or surety bond or completion bond,

          (v) any lease of personal property having a value individually in excess of $100,000,

          (vi) any agreement of indemnification or guaranty,

          (vii) any agreement, contract or commitment relating to capital expenditures and involving payments in excess of $100,000,

          (viii) any agreement, contract or commitment relating to the disposition or acquisition by the Company of material assets or any interest in any business enterprise outside the ordinary course of the Company's business,

          (ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
     (viii) hereof, other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices,

          (x) any purchase order or contract for the purchase of raw materials involving $100,000 or more,

          (xi) any construction contracts,

          (xii) any distribution, joint marketing or development agreement,

          (xiii) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

          (xiv) any other agreement, contract or commitment that involves $100,000 or more or is not cancelable without penalty within sixty (60) days excluding orders for products received by the Company in the ordinary course of business; or

          (xv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person, excluding any limitations expressed in the grant to the Company of any Intellectual Property and grants of exclusive territory in overseas distribution agreements

     (b) The Company is not in material breach, violation or default under, or received notice that it is in breach, violation or default (except for notices relating to breaches, violations or defaults that have been cured or corrected in all respects) under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(b), (each such agreement, contract or commitment a "CONTRACT"). Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12(b), is not subject to any default thereunder by any party obligated to the Company pursuant thereto.

     2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had directly or indirectly, (i) an interest in any entity which furnishes or sells services or products that the Company furnishes or sells or proposes to furnish or sell, (ii) an interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11 (b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.

     2.14 Compliance with Laws. The Company is in compliance in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     2.15 Litigation. There is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such, nor, to the Company's knowledge, is there any reasonable basis therefor. Except as set forth in Schedule 2.15, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors in their respective capacities as such by or before any Governmental Entity, nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products or conduct its operations as presently or previously conducted.

     2.16 Insurance. The Company maintains valid and enforceable insurance policies and fidelity bonds regarding its assets, business, equipment, properties, operations, employees, of the Company, and such insurance policies and fidelity bonds, which are identified in Schedule 2.16, contain provisions which are reasonable and customary in the Company's industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.17 Minute Books. The minute books of the Company made available to counsel for Parent (a) are the only minute books of the Company, and (b) accurately reflect all meetings of directors (or committees thereof) and stockholders or actions by written consent of the board of directors or stockholders of the Company.

     2.18  Environmental Matters

     (a) Hazardous Materials. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased ("BUSINESS FACILITIES"). No Hazardous Materials (defined below) are present as a result of the actions or omissions which constitute a violation of law of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any Business Facilities, including the land and the improvements, ground water and surface water thereof which Hazardous Materials would give rise to a Material Adverse Effect,

     (b) Hazardous Material Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time which Hazardous Materials would give rise to a Material Adverse Effect, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIAL ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities as such Hazardous Material Activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities.

     (d) Offsite Hazardous Material Disposal. To the knowledge of the Company, no action, proceeding, liability or claim exists or is threatened against any disposal site or against the Company with respect to any transfer or release of Hazardous Materials relating to the business of the Company which could reasonably be expected to subject the Company to material liability.

     (e) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.

     (f) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company's possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Business Facilities.

     (g) Definition of "Hazardous Materials." As used herein, "HAZARDOUS MATERIALS" shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum products or any fraction thereof, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended. and the regulations promulgated pursuant to such laws.

     2.19 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.20  Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
     (o) of the Code and the regulations thereunder;

          (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iii) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of two (2) or more "Company Employees" (as defined below), or pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise, in respect of two
     (2) or more Company Employees (as defined below) contingent or otherwise;

          (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (v) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (vi) "COMPANY EMPLOYEE" shall mean any current, former, or retired employee, consultant, or director of the Company or any Affiliate;

          (vii) "EMPLOYEE AGREEMENT" shall refer to each management, employment, stock purchase, severance, separation, consulting, relocation, loan, repatriation, expatriation, visas, work permit or similar agreement, contract or arrangement between the Company or any Affiliate and any Company Employee;

          (viii) "IRS" shall mean the Internal Revenue Service;

          (ix) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan" as defined in Section 3(37) of ERISA; and

          (x) "PENSION PLAN" shall mean each Company Employee Plan which is an employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Schedule 2.20(b) lists each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

     (c) Documents. The Company has provided to Parent copies of (i) Company Employee Plans and each Employee Agreement including all amendments thereto;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (v) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (vii) all discrimination tests for each Company Employee Plan for the most recently completed plan year.

     (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, Parent or any of its Affiliates (other then ordinary administration expenses typically incurred in a termination event); (v) to the knowledge of the Company or any Affiliates, there are no inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) neither the Company nor any Affiliate is, to its knowledge, subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and (vii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received or applied for a favorable determination letter with respect to each such Company Employee Plan from the IRS, has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, or is a form of standardized prototype plan or which such a determination letter may not be sought.

     (e) Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan,

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either

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

individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent requited by statute.

     (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction.

          (i) The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, or related trust that will or may result in any payment (whether of severance pay or otherwise), vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) No payment or benefit which will or may be made by the Company or its Affiliates or by Parent or any of its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as a "parachute payment" within the meaning of
     Section 280G(b)(2) of the Code.

     (j) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or penalties in respect thereof; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

     (k) Labor. No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     (l) No Interference or Conflict. To the knowledge of the Company, no stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound (excluding, however, from this representation any agreements between any such officer, director, employee or consultant and Parent and/or any of its affiliates).

     2.21 Employees. To the Company's knowledge, no employee of the Company (i) is in material violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

     2.22 Governmental Authorizations and Licenses. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest therein (collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect.

     2.23 Pooling of Interests. To the Company's knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or stockholders has taken any action which would interfere with Parent's ability to account for the. Merger as a pooling of interests.

     2.24 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     2.25 Statements; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders and at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent which is contained in any of the foregoing documents.

     2.26 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined in its reasonable business judgment, that the Merger is fair from a financial point of view to, and in the best interests of the Company.

     2.27 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in a document dated as of the date hereof to the representations, warranties or covenants in this Agreement which reasonably identifies the basis for an exception to a representation, warranty or covenant in this Agreement and which is delivered by the Parent to the Company immediately prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULES"), the Parent and Merger Sub represent and warrant to the Company as set forth below and as set forth in the Parent Disclosure Schedules.

     For purposes of the representations and warranties given in Section 3.5 and following, any reference to Parent shall be deemed to include Parent's wholly-owned subsidiary, Genesis Microchip Corporation, a California corporation, as applicable.

     3.1  Organization, Standing and Power.

     (a) Parent is a company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each in which the failure to be so qualified would have a Material Adverse Effect or defined in Section 3.1(b) below.

     (b) When used in connection with Parent the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole except for those changes, events and effects that are caused by (i) conditions affecting the San Francisco Bay Area, United States or the worldwide economy as a whole; or (ii) conditions affecting either the semiconductor, image manipulation or silicon wafer manufacturing industry, computer hardware or computer peripheral industry, in any such case as a whole; or (iii) any adverse effect primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. A change in the market price of Parent Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to Parent.

     3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Parent and Merger Sub does not, and, as of the Effective Time, the completion of the transactions contemplated hereby will not, constitute a Conflict with (i) any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with Parent's or Merger Sub's execution and delivery of this Agreement or its completion of the transactions contemplated hereby, except (i) the filing of the Merger Certificate with the Delaware Secretary of State, or (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and

(iii) where the failure to obtain or make any such consent, waiver, authorization, filing, approval or registration would not have a Material Adverse Effect on Parent.

     3.3  Capital Structure.

     (a) The authorized stock of Parent consists of one billion (1,000,000,000) shares of Common Stock, no par value, of which 14,353,768 shares are issued and outstanding on January 19,1999

     (b) and one billion (1,000,000,000) shares of Preferred Stock, no par value, none of which are issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

     (c) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

     (d) The Parent has reserved shares of Common Stock for issuance to employees, directors and consultants pursuant to the Parent's Employee and Non-Employee Option Plans and Employee Stock Purchase Plan, of which on the date of this Agreement 1,563,925 shares are subject to outstanding, unexercised options, 587,027 shares remain available for future grant. Except for the options described in the immediately preceding sentence, there are no options, warrants, calls, rights, commitments or agreement of any character, written or oral, to which the Parent is a party or by which it is bound obligating the Parent to issue, deliver, sell, repurchase or redeem, or caused to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Parent or obligating the Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Parent. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Parent.

     3.4  SEC Documents; Parent Financial Statement.

     (a) Parent has furnished or made available to the Company true and complete copies of all reports, registration statements and definitive proxy statements filed by it with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") for all periods since and including February 23, 1998, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with Canadian GAAP with a reconciliation to United States GAAP, consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable rules and regulations of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments which are not expected to be material in amount). There has been no change in Parent accounting policies except as described in the notes to the Parent Financing Statements.

     (b) Parent does not have any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, other than (i) liabilities reflected in the Parent Balance Sheet (defined below), (ii) liabilities specifically described in this Agreement, or in the Parent Disclosure Schedules,
(iii) liabilities for future performance under contracts entered into by Parent or by which it or its assets or properties may be bound, and (iv) normal or recurring liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     3.5 No Material Adverse Change. Since the date of the balance sheet included in Parent's most recently filed report on Form 6-K (the "PARENT BALANCE SHEET") to the date of this Agreement, Parent has conducted its business in the ordinary course of business consistent with past practices and there has not occurred:

     (a) any material adverse change in the financial condition, liabilities, assets or business of Parent;

     (b) any amendment or change in the Memorandum and Articles of Association of Parent other than those changes effective upon the continuance of Parent, from an Ontario corporation to a Nova Scotia company;

     (c) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent;

     (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent;

     (e) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any capital stock of Parent or any split, combination or reclassification in respect of any shares of Parent Capital Stock, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Parent Capital Stock;

     (f) sale, lease, license or other disposition of any of the assets or properties of Parent, or the creation of any security interest in such assets or properties except in the ordinary course of business consistent with past practices;

     (g) loan by Parent to any person or entity, incurring by Parent of any indebtedness, guaranteeing by Parent of any indebtedness, issuance or sale of any debt securities of Parent or guaranteeing of any debt securities of others, or creation of any security interest in any of Parent's assets or properties except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (h) commencement or notice or threat, or reasonable basis therefor, of any lawsuit or proceeding against or investigation of Parent or its affairs; or

     (i) written notice of any claim or potential claim of ownership by a third party of Parent Intellectual Property Rights or of infringement by Parent of any third party's intellectual property rights;

     3.6 Litigation. Except as set forth in Schedule 3.6, there is no action, suit or proceeding of any nature pending or to Parent's knowledge threatened against Parent, its properties or any of its officers or directors, in their respective capacities as such, nor is there any reasonable basis therefor. Except as set forth in Schedule 3.6, there is no investigation pending or threatened against Parent, its properties or any of its officers or directors by or before any Governmental Entity, nor is there any reasonable basis therefor.
Schedule 3.6 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of Parent to manufacture, offer or sell any of its products or conduct its operations as presently or previously conducted.

     3.7  Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of "Parent Affiliate" set forth in Section 3.7(a)(i) (which definition shall apply only to this Section 3.7), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "PARENT AFFILIATE" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

          (ii) "PARENT EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Parent or any Parent Affiliate for the benefit of any two (2) "Employees" (as defined below), or pursuant to which Parent or any Parent Affiliate has or may have any material liability contingent or otherwise;

          (iii) "PARENT EMPLOYEE" shall mean any current, former, or retired employee, consultant, or director of Parent or any Parent Affiliate;

          (iv) "PARENT EMPLOYEE AGREEMENT" shall refer to each management, employment, stock purchase, severance, separation, consulting, relocation, loan, repatriation, expatriation, visas, work permit or similar agreement, contract or arrangement between Parent or any Parent Affiliate and any Parent Employee or consultant;

          (v) "PARENT PENSION PLAN" shall refer to each Parent Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Schedule 3.7(b) lists each Parent Employee Plan. Parent does not have any plan or commitment, whether legally binding or not, to establish any new Parent Employee Plan, to modify any Parent Employee Plan (except to the extent required by law or to conform any such Parent Employee Plan to the requirements of any applicable law, in each case as previous disclosed to the Company in writing, or as required by this Agreement), or to enter into any Parent Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. Parent has provided or made available to the Company (i) copies of each Parent Employee Plan including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Parent Employee Plan; (v) all IRS determination, opinion, notification and advisory letters and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Parent Employee Plan; and (vi) all communications material to any Parent Employee or Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Parent.

     (d) Parent Employee Plan Compliance. Parent has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Parent Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; and
(iv) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any Parent Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of Parent or any Parent Affiliates, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vi) neither Parent nor any Parent Affiliate is, to its knowledge, subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and (vii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Parent Employee Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination.

     (e) Pension Plans. Neither Parent nor any Parent Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has Parent or any Parent Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Parent Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Parent Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) that such Parent Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

     (h) COBRA. Neither Parent nor any Parent Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar Provisions of state law applicable to its Employees.

     (i) Effect of Transaction.

          (i) The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

          (ii) No payment or benefit which will or may be made by Parent or Parent Affiliates or by Parent or any Parent Affiliates with respect to any Parent Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as "parachute payments" within the meaning of Section 280G(b)(2) of the Code.

     (j) Employment Matters. Parent (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees or other persons who by virtue of their activities performed on behalf of Parent may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent

Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

     (k) Labor. No work stoppage or labor strike against Parent is pending or, to the best knowledge of Parent, threatened. Parent is not involved in or, to the knowledge of Parent, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Parent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to Parent. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent.

     (l) No Interference or Conflict. To the knowledge of Parent, no stockholder, officer, employee or consultant of Parent is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of Parent or that would interfere with Parent's business. Neither the execution nor delivery of this Agreement, nor the carrying on of Parent's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Parent's business as presently conducted or proposed to be conducted, will, to Parent's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound (excluding, however, from this representation any agreements between any such officer, director, employee or consultant and Parent and/or any of its Affiliates).

     3.8 Employees. To Parent's knowledge, no employee of Parent or any of its subsidiaries (i) is in material violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent because of the nature of the business conducted by Parent or to the use of trade secrets or proprietary information of others and (ii) has given notice to Parent, nor is Parent otherwise aware, that any employee intends to terminate his or her employment with Parent.

     3.9  Tax and Other Returns and Reports.

     (a) Tax Returns and Audits.

          (i) Parent as of the Effective Time will have prepared and timely filed all required returns ("RETURNS") relating to any and all Taxes concerning or attributable to Parent or its operations within the time prescribed by applicable law.

          (ii) Parent as of the Effective Time: (A) will have paid or set up adequate reserves (which reserves were established in accordance with GAAP) for repayment of all Taxes it is required to pay or accrue for all periods through the Effective Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) There is no Tax deficiency proposed or assessed in writing against Parent, nor has Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of Parent is currently in progress, nor has Parent been notified of any request for such an audit or other examination.

          (v) Parent does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Parent has no knowledge of any basis for the assertion of any such liability attributable to Parent, or its assets or operations.

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

     3.10 Restrictions on Business Activities. Excluding any limitations expressed in the grant to Parent of any Intellectual Property and grants of exclusive territory in overseas distribution agreements, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Parent is a party or otherwise binding upon Parent which has or reasonably could be expected to have the effect of prohibiting any business practice of, or the conduct of business by, Parent, any acquisition of property (tangible or intangible) by Parent, or the freedom of Parent to engage in any line of business or to compete with any other person. Without limiting the foregoing, Parent has not entered into any agreement under which Parent is restricted from selling, licensing or otherwise distributing any of its technology or products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     3.11  Intellectual Property.

     (a) For the purposes of this Agreement, the following terms have the following definitions:

     "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that
(i) is owned by or (ii) is exclusively licensed to Parent.

     (b) The operation of the business of Parent as it is currently conducted (including, without limitation, products or technology currently under development and the design, development, manufacture, use, import and sale of the products or technology of Parent) does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Parent has not received written notice from any person claiming that such operation or any act, product or technology (including products or technology currently under development) of Parent infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction or is owned by any person (nor is Parent aware of any basis therefor).

     (c) There are no contracts, licenses or agreements between Parent and any other person with respect to Parent Intellectual Property under which there is any dispute known to Parent regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Parent thereunder.

     (d) To the knowledge of Parent, no person is infringing or misappropriating any Parent Intellectual Property.

     (e) Parent has taken reasonable steps in accordance with normal industry practice to protect Parent's rights in confidential information and trade secrets of Parent or provided by any other person to Parent. Without limiting the foregoing, Parent has and enforces a policy requiring each technical employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in Parent's standard forms and all current and former technical employees, consultants and contractors of Parent have executed such an agreement.

     (f) No Parent Intellectual Property or product or technology of Parent is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Parent or may be reasonably expected to affect the validity, use or enforceability of such Parent Intellectual Property.

     3.12 Nova Scotia Continuance. Immediately prior to the date of this Agreement, Parent duly and validly continued as a company into the province of Nova Scotia from the province of Ontario, in compliance with applicable Nova Scotia and Ontario laws and in compliance with applicable United States securities laws.

     3.13 Fairness Opinion. Parent has received an oral opinion from NationsBanc Montgomery Securities LLC, to the effect that as of the date hereof the Exchange Ratio is fair to Parent from a financial point of view and has committed to promptly deliver to the Company a written confirmation of such opinion.

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

     3.14 Pooling of Interests. To Parent's knowledge, based on consultation with its independent accountants, neither Parent nor any of its directors, officers or stockholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

     3.15 Brokers' and Finders' Fees; Third Party Expenses. Parent has not incurred nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement on any transaction contemplated hereby.

     3.16 Disclosure. None of the representations or warranties made by Parent (as modified by the Parent Disclosure Schedules), nor any statement made in any schedule or certificate furnished by Parent pursuant to this Agreement, or furnished by Parent in or in connection with documents mailed or delivered to the stockholders of Parent in connection with soliciting their consent to this Agreement and the Merger or to the stockholders of the Company in connection with their approval of this Agreement and the Merger, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.17 Statements; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Parent's stockholders and the Company's stockholders, at the time of the Parent Stockholders' Meeting or the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and Nova Scotia Law. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company, Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     3.18 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined (i) in its reasonable business judgment, that the Merger is fair from a financial point of view to, and in the best interests of Parent, and (ii) to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock by virtue of the Merger.

     3.19 Complete Copies of Materials. Parent has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Company or its counsel.

     3.20  Environmental Matters.

     (a) Hazardous Materials. Parent has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that Parent has at any time owned, operated, occupied or leased ("BUSINESS FACILITIES"). No Hazardous Materials (defined below) are present as a result of the actions or omissions of Parent which constitute a violation of law, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any Business Facilities, including the land and the improvements, ground water and surface water thereof which Hazardous Materials could give rise to a Material Adverse Effect.

     (b) Hazardous Material Activities. Parent has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time which Hazardous Materials could give rise to a Material Adverse Effect, nor
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

has Parent disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIAL ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Parent currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's Hazardous Material Activities as such Hazardous Material Activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Parent has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities.

     (d) Offsite Hazardous Material Disposal. Parent has transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 2.18(d) of the Disclosure Schedule; and, to the knowledge of Parent, no action, proceeding, liability or claim exists or is threatened against any disposal site or against Parent with respect to any transfer or release of Hazardous Materials relating to the business of Parent to a Disposal Site which could reasonably be expected to subject the Business to liability.

     (e) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent.

     (f) Reports and Records. Parent has delivered to the Company or made available for inspection by the Company and its agents, representatives and employees all records in Parent's possession concerning the Hazardous Materials Activities of Parent relating to its business and all environmental audits and environmental assessments of any Business Facilities.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to use commercially reasonable efforts (except to the extent that Parent shall otherwise consent in writing, which consent will not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due (except for any of such which are in good faith being contested), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, which consent will not be unreasonably withheld:

     (a) Enter into any commitment, activity or transaction not in the ordinary course of business;

     (b) (i) Except for licenses of software to customers in the ordinary course of business and consistent with past practices, sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity,
(ii) other than Intellectual Property rights acquired under "shrink-wrap" and other commercial end-user licenses (in each case which is not included in the Company's products or technology including products and technology currently available or under development), buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to

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

the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

     (c) Transfer to any person or entity any rights to any Company Intellectual Property except for licenses of software to customers in the ordinary course of business and consistent with past practices;

     (d) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company except in the ordinary course of business and consistent with past practices;

     (e) Amend or otherwise modify (or agree to do so), except in the ordinary course of business consistent with past practice, or violate the terms of, any of the agreements set forth or described in the Company Disclosure Schedules;

     (f) Commence or settle any litigation or any dispute resolution process, except in connection with this Agreement;

     (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) any Company Capital Stock, or split, combine or reclassify any of the Company Capital Stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) other than the repurchase at cost of shares of employees upon termination of their employment with the Company;

     (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

     (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

     (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

     (k) Incur any indebtedness for borrowed money (except pursuant to any existing loan agreement) or guarantee any such indebtedness of any other party or issue or sell any debt securities of the Company or purchase or guarantee any debt securities of others or amend the terms of any outstanding loan agreement;

     (1) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except in the ordinary course of business and consistent with past practices;

     (m) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements or policies outstanding on the date hereof (all of which such agreements are disclosed on Schedule 2.20(b));

     (n) Adopt or amend any employee benefit plan, program, policy or arrangement (including without limitation any amendment which accelerates vesting under any such employee benefit plan, program, policy or arrangements, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant (except pursuant to any policy, plan, agreement or arrangement in effect on the date of this Agreement) or except in the ordinary course of Business in connection with annual reviews, or increase the salaries or wage rates of its employees;

     (o) Take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of Company capital stock, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests or any other action that could jeopardize the treatment of the Merger as a tax-free reorganization hereunder;

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

     (p) Pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $100,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business and consistent with past practices;

     (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material closing agreement in respect of taxes, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (r) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

     (s) Waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $100,000, in the aggregate;

     (t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

     (u) Alter, or enter into any commitment to alter, its equity interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any such interest on the date hereof; or

     (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (x) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated by this Agreement Parent agrees (except to the extent that the Company shall otherwise consent in writing) (i) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due (except for any of such which are being contested in good faith), and, to the extent consistent with such business, to use all commercially reasonable efforts to preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of its business. Except as expressly contemplated by this Agreement, Parent shall not, without the prior written consent of the Company:

     (a) Enter into any commitment activity or transaction not in the ordinary course of business.

     (b) Amend or otherwise modify (or agree to do so), except in the ordinary course of business consistent with past practice, or violate the terms of, any of the agreements set forth or described in Parent Disclosure Schedules;

     (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Parent Common Stock.

     (d) Cause or permit any amendments to its Memorandum and Articles of Association;

     (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent;

     (f) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

     (g) Incur any indebtedness or guarantee any such indebtedness of any other party or issue or sell any debt securities of the Company or guarantee any debt securities of others;

     (h) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except in the ordinary course of business and consistent with past practices;

     (i) Take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of Parent Common Stock, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests or any other action that could jeopardize the tax-free reorganization hereunder;

     (j) Revalue any of its assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable) other than in the ordinary course of business and consistent with past practice;

     (k) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

     (1) Grant any exclusive license of, sell or assign, any material Parent Intellectual Property; or

     (m) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (1) above, or any other action that would prevent Parent from performing or cause Parent not to perform its covenants hereunder,

     4.3  No Solicitation.

     (a) Restriction on Parent.

          (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group, or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Parent or any of its subsidiaries to, or afford any access to the properties, books or records of Parent or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group, in connection with any Acquisition Proposal with respect to Parent. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantially all the assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement); (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer); (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not subsequently become required to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Parent will immediately disclose to the Company and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent will (i) notify the Company as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify the Company of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 4.3(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group; provided, however, that nothing herein shall prohibit Parent's Board of Directors from taking and disclosing to Parent's stockholders a position with respect to a tender offer pursuant to Rules l4d-9 and 14e-2 promulgated under the Exchange Act.

          (ii) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Parent may, to the extent the Board of Directors of Parent determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (iii) below, furnish information to any person, entity or group after such person, entity or group has delivered to Parent, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Parent in its good faith reasonable judgment determines, (i) after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Parent from a financial point of view and (ii) after reasonable inquiry by Parent, that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (a "PARENT SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement in connection with a possible Acquisition Proposal, Parent may refer any third party to this Section 4.3 or make a copy of this Section 4.3 available to a third party. In the event Parent receives a Parent Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 4.3(a)) will prevent the Board of Directors of Parent from recommending such Parent Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Parent may withdraw, modify or refrain from making its recommendation set forth in
     Section 5.1(d), and, to the extent it does so, Parent may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.1(d); provided, however, that Parent shall not recommend to its stockholders a Parent Superior Proposal for a period of not less than 48 hours after the Company's receipt of a copy of such Parent Superior Proposal (or a description of the significant terms and conditions thereof, if such Parent Superior Proposal is not in writing); and provided further, that nothing contained in this Section shall limit Parent's obligation to hold and convene the Parent Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of Parent shall have been withdrawn, modified or not yet made).

          (iii) Notwithstanding anything to the contrary in this Section 4.3(a) Parent will not provide any non-public information to a third party unless:
     (x) Parent provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Non-Disclosure and Confidentiality Agreement entered into by and among Parent and the Company; and (y) such non-public information has been previously delivered to the Company.

     (b) Restrictions on the Company.

          (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford any access to the properties, books or records of the Company to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. The Company will immediately disclose to Parent and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 4.3(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

          (ii) Notwithstanding any other provision of this Agreement, prior to the Effective Time, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, (i) would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the Merger and (ii) after reasonable inquiry by the Company, that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (a "COMPANY SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement, in connection with a possible Acquisition Proposal, the Company may refer any third party to this Section 4.3 or make a copy of this Section 4.3 available to a third party. In the event the Company receives a Company Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 4.3(b)) will prevent the Board of Directors of the Company from recommending such Company Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation set forth in
     Section 5.1(c), and, to the extent it does so, the Company may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.1(c); provided, however, that the Company shall not recommend to its stockholders a Company Superior Proposal for a period of not less than 48 hours after Parent's receipt of a copy of such Company Superior Proposal (or a description of the significant terms and conditions thereof, if such Company Superior Proposal is not in writing); and provided further, that nothing contained in this Section shall limit the Company's obligation to hold and convene the Company Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made).

          (iii) Notwithstanding anything to the contrary in this paragraph (b), the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Non-Disclosure and Confidentiality Agreement entered into by and among Parent and the Company; and (y) such non-public information has been previously delivered to Parent.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

     (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare, and file with the SEC, the Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement.

     (b) Subject to the provisions of Section 4.3, the Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger. In addition, the Proxy Statement will include the recommendation of the Board of Directors of Parent in favor of the issuance of shares of Parent Common Stock by virtue of the Merger.

     5.2 Meetings of Stockholders. Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. The Company will consult with Parent and use all commercially reasonable efforts to hold the Company Stockholders' Meeting on the same day as the Parent Stockholders' Meeting. Promptly after the date hereof, Parent will take all action necessary in accordance with Nova Scotia Law and its Memorandum and Articles of Association to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within forty-five (45) days after the declaration of effectiveness of the Registration Statement for the purpose of voting upon the issuance of shares of Parent Common Stock by virtue of the Merger. Parent will consult with the Company and will use all commercially reasonable efforts to hold the Parent Stockholders' Meeting on the same day as the Company Stockholders' Meeting. For so long as the Board of Directors of the Company is required to make the recommendation set forth in Section 5.1, the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to approve the Merger. For so long as the Board of Directors of Parent is required to make the recommendations set forth in Section 5.1., Parent will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of shares of Parent Common Stock by virtue of the Merger.

     5.3 Additional Assurances. At the request of Parent, the Company shall use commercially reasonable efforts to cause the Company's stockholders to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws, California Law, Delaware Law and Nova Scotia Law.

     5.4 Access to Information. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the other may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other nonpublic information. No information or knowledge obtained in any investigation pursuant to this Section
5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

     5.5 Public Disclosure. Parent, Merger Sub and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market. If such law or listing agreement requires disclosure prior to such consultation, the entity issuing the press release or making the public statement will provide the press release or the public statement in writing to the other with as much advance notice as is practicable, and in any event at the same time as the press release or public statement is distributed to the media.

     5.6 Consents. Each party shall use, in respect of any contract to which it is a party, all reasonably commercial efforts to obtain all material consents, waivers and approvals of parties to any Contract as may be required in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time (all of such consents, waivers and approvals are set forth in Company Disclosure Schedules) so as to preserve all rights of and benefits to the Company and Parent thereunder.

     5.7 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.8 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to ensure that the closing conditions set forth in Article VI of the other party are satisfied, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that neither party shall be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates or the Company's subsidiary or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company and Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice,

     5.10 Certain Benefit Plans. Subject to compliance with pooling-of-interest accounting treatment of the Merger, as soon as practicable after the Effective Time Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company who become employees of Parent or the Surviving Corporation to participate in the benefit programs of Parent available to employees of Parent having similar positions and levels of responsibility on the terms and conditions provided in such plans.

     5.11 Pooling Accounting. Each of the Company and Parent shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of the Company and Parent shall use its best efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent and the Company to account for the business combination to be effected by the Merger as a pooling of interests.

     5.12 Affiliate Agreements. Schedule 5.12 of the Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, sets forth those persons who, in the Company's reasonable judgment, or in Parent's reasonable judgment, as the case may be, are "affiliates" of the Company, or Parent, as the case may be, within the meaning of Rule 145 (each such person an "AFFILIATE") promulgated under the Securities Act ("RULE 145"). Each of the Company and Parent shall provide the other such information and documents as shall be reasonably requested for purposes of reviewing such list. Each of Parent and the Company has delivered or shall cause to be delivered to Parent, as soon as practicable after the execution of this Agreement from each of their respective Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit C (for Affiliates of the Company) or Exhibit D (for Affiliates of the Parent). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.13 Voting Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each person listed on Schedule 5.13 of the Company Disclosure Schedules, an executed Company Stockholder Voting Agreement in the form attached hereto as Exhibit A-1 and Parent shall deliver to Company, concurrently with the execution of this Agreement, from each person listed on Schedule 5.13 of the Parent Disclosure Schedules, an executed Parent Stockholder Voting Agreement in the form attached hereto as Exhibit A.2.

     5.14 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the purposes of effecting the transactions contemplated by this Agreement.

     5.15 Registration Statement on Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as practicable after the Effective Time.

     5.16 Nasdaq National Market Listing. Parent shall authorize for listing on The Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.17 Company's Auditors. The Company will use all commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of audited financial statements (including pro forma financial statements if required) for the twelve (12) month period ended December 31, 1998 as required by Parent to comply with applicable SEC regulations, (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data, and (iii) the delivery of such representations from the Company's independent auditors as may be reasonably requested by Parent or its accountants in order for Parent's auditors to render the letter called for by
Section 6.3(i) hereof.

     5.18 Non-Competition Agreements. The Company shall deliver or use all commercially reasonable efforts to cause to be delivered to Parent an executed Non-Competition Agreement in substantially the form attached hereto as Exhibit B concurrently with the execution of this Agreement from each of the persons listed on Schedule 5.18.

     5.19 Tax Matters. Neither Parent nor the Company shall take any action which would cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     (a) At or prior to the filing of the Registration Statement, Parent, Merger Sub and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, P.C. and Cooley Godward LLP tax representation letters in form reasonably satisfactory to such counsel.

     (b) Following delivery of the tax representation letters pursuant to
Section 5.19(a), each of Parent and the Company shall use its best efforts to cause its respective counsel to deliver a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely upon the tax representation letters delivered pursuant to Section 5.19(a).

     (c) At or prior to the Closing, Parent, Merger Sub and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, P.C. arid Cooley Godward LLP tax representation letters in form reasonably satisfactory to such counsel.

     (d) Following delivery of the tax representation letters pursuant to
Section 5.19(c), each of Parent and the Company shall use its best efforts to cause its respective counsel to deliver the legal opinion contemplated by
Section 6.1(e).

     5.20 SEC Reports. Between the date of this Agreement and the Closing Date, Parent shall file all reports and other filings required to be filed by it under the 1934 Act and shall deliver to the Company, promptly after they become available, all registration statements, proxy statements, reports and other filings, and all amendments thereto, that Parent files with the SEC.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law and the Company's Certificate of Incorporation and Bylaws.

     (b) Parent Stockholder Approval. The issuance of Parent Common Stock in the Merger shall have been approved by the stockholders of Parent by the requisite vote in accordance with the rules of the Nasdaq National Market.

     (c) Government Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

     (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the completion of the Merger shall be in effect.

     (e) Tax Opinions. Parent and the Company shall each have received substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati and Cooley Godward LLP respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the other party renders such opinion to such party. In rendering such opinions, counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and the Company.

     (f) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance.

     (g) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

     (h) Pooling Letters. Immediately prior to the Closing, Parent shall have received a letter from KPMG LLP regarding such firm's concurrence with Parent management's conclusions as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 ("APB 16"), if consummated in accordance with this Agreement.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

     (c) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth an Schedule 6.2(c) except where the failure to obtain such consents would not result in a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

     (d) Legal Opinion. The Company shall have received a legal opinion from Stewart McKelvey Stirling Scales, Nova Scotia counsel to Parent, from Wilson Sonsini Goodrich & Rosati, Professional Corporation, United States counsel to Parent and from Weir & Foulds, Ontario counsel to Parent, in substantially the forms attached hereto as Exhibit E-1, Exhibit E-2 and Exhibit E-3, respectively, provided, however, that the opinions to be given by Nova Scotia counsel and Ontario counsel to Parent shall be in a form reasonably satisfactory to the Company and its counsel (which form may be different from those set forth in the Exhibits).

     (e) Material Adverse Effect. There shall not have occurred any event, effect or change that has or would reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

     (f) Parent Board of Directors. The Parent Board of Directors shall consist of seven (7) members and shall include as of the Effective Time, Alexander S. Lushtak and Lawrence G. Finch appointed for three (3) year terms ending on the date of the Third Annual General Meeting of Parent following their appointment, duly and validly appointed by Parent in accordance with applicable laws and Parent's Memorandum and Articles of Association.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions. any of which may be waived, in writing, exclusively by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (without regard to any updates to the Company Disclosure Schedules, unless otherwise agreed by Parent), except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches or inaccuracies of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

     (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c) (including without limitation any consents, waivers or approvals required under any contract or agreement to which the Company is a party or by which it is bound and which are necessary in connection with the Merger to transfer to the Surviving Corporation all rights of the Company thereunder) except where the failure to obtain such consents would not result in a Material Adverse Effect on the Company.

     (d) Legal Opinion. Parent shall have received a legal opinion from Cooley Godward LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit F.

     (e) Affiliate Agreements. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Parent an executed Affiliate Agreement which shall be in full force and effect.

     (f) Non-Competition Agreements. Each of the persons listed on Schedule 5.18 (the "REQUIRED EMPLOYEES") shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit B pursuant to
Section 5.18 herein. Each of the Required Employees shall be employees of the Company immediately prior to the Effective Time and the Non-Competition Agreements executed by the Required Employees shall have not been terminated or repudiated by the Required Employees, and all of such Non-Competition Agreements shall be in full force and effect.

     (g) Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time shall have resigned as directors of the Company effective immediately prior to the Effective Time.

     (h) Dissenters' Rights. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

     (i) Company Stockholder Approval. The Company shall have obtained at the Company Stockholder Meeting the affirmative approval of at least one share more than ninety percent (90%) of the outstanding voting capital stock of the Company in favor of the Merger.

     (j) Material Adverse Effect. There shall not have occurred any event, effect or change that has or would reasonably be expected to have a Material Adverse Effect on the Company.

                                  ARTICLE VII

                                     ESCROW

     7.1 Escrow Period. Subject to the following requirements, the Escrow Fund (as defined in Section 7.2(a) below) shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the first to occur of (a) the date of the first audit of financial statements reflecting any combined operations of Parent and the Company after the Effective Time, or (b) the date which is one (1) year following the Closing Date (from the Effective Time to such date of termination, the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary to satisfy any unsatisfied claims made pursuant to Section 7.2(d) concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate (as defined in Section 7.2(d) below) delivered to the Escrow Agent prior to termination of such Escrow Period; provided further that the Escrow Fund will terminate in full upon final and complete resolution of all disputed matters.

     7.2  Escrow Arrangements.

     (a) Escrow Fund. At the Effective Time, the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective
Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with an institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). No portion of the Escrow Amount shall be contributed in respect of any Company Options or Warrants. The Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, costs and expenses, including, with respect to claims asserted by third parties, reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Patent, its officers, directors, or affiliates (including the Surviving Corporation) as a result of any breach of a representation or warranty of the Company contained in Article II herein (as modified by the Company Disclosure Schedules, without giving effect to any update thereto), or any breach by the Company of any covenant contained herein; provided, however, that Parent may not receive any shares from the Escrow Fund unless and until (and then only to the extent that) such Losses exceed in the aggregate $500,000. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close.

     (b) Distribution upon Termination of Escrow Period. Upon termination of the Escrow Period, the Escrow Agent shall deliver to the stockholders of the Company that portion of the Escrow Fund that is not required to satisfy any claims made by Parent pursuant to Section 7.2(d) hereof. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund; provided, however, that if any of the shares in escrow are subject to a repurchase right in favor of the Company upon termination of services to the Company, then such shares shall not be distributed to the applicable Shareholder but in lieu thereof shall (to the extent not already repurchased in the event of prior termination of services) be delivered to the appropriate Escrow Agent who is authorized to hold such shares for the benefit of the Company in the event of a future termination of services to the Company. Any shares delivered out of the Escrow Fund to the stockholders of the Company Or the Securityholder Agent shall be irrevocably released from the Escrow Fund and no further claim under this
Article VII may be made by any person in respect thereof

     (c) Protection of Escrow Fund.

          (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent or the Company's stockholders and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

          (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any New Shares added to the Escrow Fund in respect of such shares of Parent Common Stock).

     (d) Claims Upon Escrow Fund.

          (i) If the Escrow Agent receives at any time on or before 5:00 p.m. Pacific Standard Time the last day of the Escrow Period a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses for which it is entitled to compensation under Section 7.2(a), and (B) specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(c) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to any such Losses incurred or accrued by Parent.

          (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
     Section 7.2(d)(i) hereof, each share of Parent Common Stock shall be valued at the closing price of Parent's Common Stock on The Nasdaq National Market, as reported in The Wall Street Journal on the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

          (iii) The Securityholder Agent shall be entitled to have his reasonable costs and expenses reimbursed from the Escrow Fund. Additionally, the Escrow Fund shall be used to pay the legal and other expenses of the Securityholder Agent in the event the Securityholder Agent assumes the defense of a claim or legal proceeding in accordance with
     Section 7.2(l) (a "THIRD PARTY DEFENSE"). The Escrow Agent may sell a number of shares otherwise deliverable to the stockholders of the Company equal in value as to such costs and expenses. The Securityholder Agent shall provide to the Escrow Agent a written request detailing the costs and expenses and the aggregate amount required and, subject to the provisions of this paragraph, the Escrow Agent shall immediately sell the shares and transfer the proceeds to the Securityholder Agent. For reimbursements not relating to a Third Party Defense, the sale of shares shall occur only from those otherwise distributable to the stockholders of the Company.

     (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any shares of Parent Common Stock pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the

Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     (f) Exclusive Remedy. Except for cases of actual common law fraud, the sole recourse and exclusive remedy of Parent, the Surviving Corporation, or any other person entitled to compensation under Section 7.2, against the Company, the Securityholder Agent and its stockholders after the Closing for the breach of any representations, warranties, covenants and agreements contained in this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement, or otherwise arising from the transactions contemplated hereby, shall be to assert a claim under the provisions of this Article VII and to recover Parent Common Stock from the Escrow Fund. The only legal action which may be asserted by Parent, the Surviving Corporation, or any other person entitled to assert a claim under Section 7.2, against the Securityholder Agent or the stockholders of the Company with respect to any matter which is the subject of this Agreement shall be a contract action to enforce this Agreement, and any recovery by any such person shall be limited as provided in this Article VII. Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort or strict liability may be maintained by Parent, the Surviving Corporation against the stockholders of the Company or the Securityholder Agent with respect to any matter that is the subject of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement, or otherwise arising from the transactions contemplated hereby.

     (g) Limitation of Liability. Neither Parent, the Surviving Corporation or any other person entitled to a remedy under Section 7.2, or employees or affiliates thereof will be compensated pursuant to this Article VII:

          (i) with respect to consequential damages, including, without limitation, consequential damages consisting of business interruption or lost profits, or with respect to punitive damages;

          (ii) with respect to any obligation, liability or matter to the extent reserves or accruals for such matter are reflected in the financial statements of Company;

          (iii) to the extent any obligation or liability or matter, including with respect to environmental remediation and clean-up, arises under any law or regulation or interpretations of any law or regulation that anise or are promulgated or announced after the Effective Time; or

          (iv) to the extent that insurance proceeds are recovered.

     (h) Civil Liability Under RICO. The parties hereby waive all rights to pursue civil remedies to which they may be entitled or may become entitled with respect to this Agreement and the transactions contemplated hereby against the other parties hereto under the Racketeer Influenced and Corrupt Organization Act of 1970, as amended, including specifically any rights to treble damages which may be available to them pursuant to 18 U.S.C. Section 1964(c).

     (i) Resolution of Conflicts, Arbitration.

          (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt for a period of twenty-one (21) days in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof

          (ii) If no such agreement can be reached after good faith negotiation during such twenty-one (21) day period, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Securityholder Agent shall agree on such arbitrator; provided that if Parent and the Securityholder Agent cannot agree on such arbitrator within seven (7) days after the expiration of the twenty-one (21) day period, either Parent or the Securityholder Agent can request that the Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator selected shall determine the dispute in accordance with Article VII of this Agreement, The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

          (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half ( 1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

     (j) Securityholder Agent of the Stockholders; Power of Attorney.

          (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Robert R. Tillman, shall be appointed as agent and attorney-in-fact (the "SECURITYHOLDER AGENT") for each stockholder of the Company (except such stockholders, if any, as shall have exercised their appraisal or dissenters' rights under Delaware Law or California Law, as the case may be), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company.

          (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent in good faith, absent gross negligence. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

     (k) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company, The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

     (1) Third-Party Claims.

          (i) In the event Parent becomes aware of a third party claim ("THIRD PARTY CLAIM") then Parent shall indicate in writing to Securityholder Agent (the "CLAIM NOTICE") whether it has elected (1) to tender to the Securityholder Agent the defense of such Third Party Claim through counsel of the Securityholder Agent's own choosing, or (2) to assume the defense of any such Third Party Claim through counsel of Parent's own choosing; provided, however, that Parent shall only be entitled to assume the defense of a Third Party Claim if such claim has been made by a customer and/or supplier of Parent or the Company and provided further that Parent shall not be entitled to settle such claim without the prior written consent of the Securityholder Agent, which consent shall not be unreasonably withheld.

          (ii) Securityholder Agent will have twenty (20) days following delivery of the Claim Notice to make such investigation of the Third Party Claim as he deems necessary or desirable. On or prior to the expiration of such 20-day period, Securityholder Agent will, by written notice to the Parent (a "RESPONSE NOTICE") if the defense of a Third Party Claim has been tendered to the Securityholder Agent pursuant to Section 7.2(l)(i), or if the Securityholder Agent is otherwise entitled to assume such defense, indicate whether Securityholder Agent will assume or decline the tendered defense.

          The failure of the Securityholder Agent to deliver to Parent a timely Response Notice in accordance with this Section 7.2(l)(ii) will be deemed an a decline to assume the tendered defense of a Third Party Claim, if such defense has been tendered.

          (iii) Defense by Securityholder Agent. If the defense of a Third Party Claim is tendered by Parent to Securityholder Agent pursuant to Section 7.2(l)(i) and is subsequently assumed by the Securityholder Agent, Parent will be entitled, at its own expense, to participate in such settlement or defense through counsel chosen by the Parent. If the Securityholder Agent assumes the defense of the Third Party Claim, he will take all steps reasonably necessary in the defense or settlement of the Third Party Claim and all Losses (other than Parent's expenses of participation in such defense or settlement) of Parent caused by or arising out of any settlement thereof or any judgment in connection therewith shall be compensated from the Escrow Fund to the extent thereof. Securityholder Agent may not, in the defense of any Third Party Claim he assumes, except with the written consent of the Parent, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to Parent by the third party of a full and final release from all liability in respect of such Third Party Claim, (ii) which will limit, restrict or otherwise affect the, right of the Parent to carry on or conduct business (then or in the future), or require any payment to be made by Parent or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which Parent carries on or conducts business

     (then or in the future) or (iii) under which the amount of settlement or judgment against the Parent exceeds the amount of the Escrow Fund (valued as set forth in this Article VII).

          (iv) Defense by Securityholder Agent. If Securityholder Agent does not assume the defense of a Third Party Claim within the 20-day period required by Section 7.2(l)(ii), or if Parent assumes the defense of any such Third Party Claim pursuant to Section 7.2(l)(i), then Parent may defend such Third Party Claim in such manner as it deems appropriate, in which case legal expenses of Parent's counsel and all other expenses incurred in such defense will be promptly paid by the Escrow Agent on behalf of the Company stockholders out of the Escrow Fund (unless liability for the Third Party Claim is disputed pursuant to Section 7.2(e)) as receipts, invoices or other reasonable evidence of such expenses are presented. In such case, subject to Section 7.2(l)(i) Parent (with the consent of Securityholder Agent, which will not unreasonably be withheld) may settle such Third Party Claim on such terms as it reasonably deems appropriate, and the Escrow Agent will promptly pay Parent for the Losses incurred as a result of such settlement for which Parent is entitled to be compensated (unless liability for the Third Party Claim is disputed pursuant to Section 7.2(e)). If no such settlement of such Third Party Claim is made, the Escrow Agent will promptly pay the Parent for the Losses arising out of any judgment rendered with respect to such Third Party Claim (unless liability for the Third Party Claim is disputed pursuant to Section 7.2(e)); provided, however, that if such judgment is appealable and the Parent notifies the Securityholder Agent of its intention not to appeal, the Securityholder Agent may prosecute such appeal, at its sole cost and expense, subject to the terms set forth in this Article VII. In connection with any settlement entered into by Parent and approved by Securityholder Agent, Parent shall grant to the Securityholder Agent an unconditional release of any further claims against the Escrow Fund in connection with the specific Losses to which such settlement relates, contingent upon release from the Escrow Fund of the amounts required by this Article VII (which amounts shall be specified in such release).

     (m) Escrow Agent's Duties.

          (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act taken, suffered, or permitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any of the parties hereto or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent deems may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

          (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment in form and substance acceptable to Parent and Securityholder Agent and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The predecessor escrow agent shall be discharged from any further duties and liability under this Agreement upon the execution by such successor of such agreement.

     (n) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

     (a) by mutual written consent of the Company and Parent;

     (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on June 30, 1999 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date but only so long as the other party is prepared to consummate the Merger immediately); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing completion of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make completion of the Merger illegal;

     (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

     (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within fifteen (15) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

     (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) such breach has not been cured within fifteen (15) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied;

     (f) By Parent or Merger Sub if an event, effect or change having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement;

     (g) By the Company if an event, effect or change having a Material Adverse Effect on Parent shall have occurred after the date of this Agreement;

     (h) By either the Company or Parent if the required approvals of the stockholders of the Company or the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 8.1(h) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement but only so long as that the other party is prepared to consummate the Merger immediately);

     (i) By Parent, if the Board of Directors of the Company recommends a Company Superior Proposal to the stockholders of the Company, or if the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

     (j) By the Company, if the Board of Directors of Parent recommends a Parent Superior Proposal to the stockholders of Parent, or if the Board of Directors of Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation in favor of approving the issuance of shares of Parent Common Stock by virtue of the Merger.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Articles VIII and IX (other than Section 9.1) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all printing fees and expenses in relation to the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto.

     (b) Company Payments.

          (i) If (x) the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, and at that time there shall not have occurred a Material Adverse Effect on Parent, (y) the Board of Directors of the Company recommends a Company Superior Proposal to the stockholders of the Company, or (z) the Company fails to hold the Company Stockholders Meeting as required by this Agreement by June 30, 1999, the Company shall pay to Parent an amount equal to $5,000,000 within one (1) business day following the earlier to occur of
     (A) termination of this Agreement pursuant to Section 8.1(b)(i) or 8.1(i) hereof and (B) a Company Negative Vote (as defined below).

          (ii) If no payment shall be required pursuant to clause 8.3(b)(i) above, and if (x) the vote of the stockholders of the Company approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "COMPANY NEGATIVE VOTE") and (y) prior to such Company Negative Vote there shall have occurred an Acquisition Proposal with respect to the Company which shall have been publicly disclosed and not withdrawn (a "COMPANY COMPETING PROPOSAL") and (z) (i) within twelve
     (12) months of such Company Negative Vote, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Company Competing Proposal an Acquisition Proposal with such party (or any such affiliate) with respect to the Company shall have been consummated or (ii) within six (6) months following such Company Negative Vote, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to the Company shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on Parent prior to the Company Negative Vote, the Company shall pay to Parent an amount equal to $5,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or
     (z)(ii) above.

     (c) Parent Payments.

          (i) If (x) the Board of Directors of Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation in favor of the approval of the issuance of shares of its capital stock in connection with the Merger, and at that time there shall not have occurred a Material Adverse Effect on the Company, (y) the Board of Directors of Parent recommends a Parent

     Superior Proposal to the stockholders of Parent or (z) Parent fails to hold the Parent Stockholders Meeting as required by this Agreement by June 30, 1999, Parent shall pay to the Company an amount equal to $5,000,000 within one business day following the earlier to occur of (A) termination of the Agreement pursuant to Section 8.1(b)(i) or 8.1(j) hereof and (B) a Parent Negative Vote (as defined below);

          (ii) If no payment shall be required pursuant to clause 8.3(c)(i) above, and if (x) the vote of the stockholders of Parent approving the issuance of shares of Parent Common Stock by virtue of the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "PARENT NEGATIVE VOTE") and (y) prior to such Parent Negative Vote there shall have occurred an Acquisition Proposal with respect to Parent which shall have been publicly disclosed and not withdrawn ("PARENT COMPETING PROPOSAL") and (z) (i) within twelve (12) months of such Parent Negative Vote, Parent shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Parent Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to Parent shall have been consummated or (ii) within six (6) months following such Parent Negative Vote, Parent shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to Parent shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on the Company prior to the Parent Negative Vote, Parent shall pay to the Company an amount equal to $5,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or (z)(ii) above.

     (d) Payment of the amounts described in Section 8.3(b) or (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

     8.4 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1  Survival of Representations, Warranties and Agreements.

     (a) All representations, warranties, covenants and agreements in this Agreement given or made by the Company or in any instrument delivered pursuant to this Agreement by the Company shall survive the completion of the Merger and shall (except to the extent that survival is necessary to resolve unsatisfied claims brought pursuant to Section 7.2(d)) terminate one (1) year after the Closing Date.

     (b) All representations, warranties, covenants and agreements in this Agreement given or made by Parent and/or Merger Sub shall terminate on the Closing Date.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

            Genesis Microchip Incorporated
            200 Town Center Blvd.
            Markham, Ontario L3R 8G5
            Canada
            Attention: Chief Operating Officer
            Telephone No.: (905) 470-2742
            Facsimile No.: (905) 470-2447

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Francis S. Currie, Esq.
            Telephone No.: (650) 493-9300
            Facsimile No.: (650) 493-6811

        (b) if to the Company, to:

            Paradise Electronics, Inc.
            1999 Concourse Drive
            San Jose, CA 95131
            United States
            Attention: Chief Executive Officer
            Telephone No.: (408) 325-8790
            Facsimile No.: (408) 325-8799

            with a copy to:

            Cooley Godward LLP
            Five Palo Alto Square, 4th Floor
            Palo Alto, CA 94306-2155
            United States
            Attention: Andrei M. Manoliu, Esq.
            Telephone No.: (650) 843-5000
            Facsimile No.: (650) 857-0663

        (c) if to the Securityholder Agent:

            Robert Tillman
            14 Sunshine Avenue
            Sausalito, CA 94965
            Telephone No.: (415) 332-9242
            Facsimile No.:  (415) 332-2639

     9.3 Interpretation. The words "include" "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 Counter parts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable Provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9 Arbitration. As to any disputes or controversies arising out of, relating to, or in connection with the Agreement not otherwise covered by the
Article VII hereof:

     (a) The parties shall attempt in good faith to agree upon the rights of the respective parties with respect to any dispute or controversy arising out of, relating to, or in connection with this Agreement or the interpretation, validity, construction, performance, breach or complete termination thereof.

     (b) If no such agreement can be reached after good faith negotiation, either of the parties may demand arbitration of the matter (except any such dispute or controversy related to Article VII or Section 2.11 or 2.15 of this Agreement) and the matter shall be settled by arbitration conducted by one arbitrator. Parent and the Company shall agree on the arbitrator; provided that if Parent and the Company cannot agree on one arbitrator, either Parent or the Company can request that the JAMS select the arbitrator. The arbitrator selected by the JAMS shall determine the dispute in accordance with Section 9.9. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be final, conclusive and binding upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

     (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of JAMS. For purposes of this
Section 9.9, in any arbitration hereunder, the non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

     9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholder Agent and the Escrow Agent (but only as to Articles VII and IX for Securityholder Agent and the Escrow Agent) and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

GENESIS MICROCHIP INCORPORATED                  PARADISE ELECTRONICS, INC.

By:                                             By:
--------------------------------------------    --------------------------------------------

Name:                                           Name:
--------------------------------------------    --------------------------------------------

Title:                                          Title:
--------------------------------------------    --------------------------------------------

RAINBOW ACQUISITION CORPORATION                 SECURITYHOLDER AGENT

By:                                             By:
--------------------------------------------    --------------------------------------------

Name:                                           Name:
--------------------------------------------    --------------------------------------------

Title:                                          Title:
--------------------------------------------    --------------------------------------------

ESCROW AGENT

By:
--------------------------------------------

Name:
--------------------------------------------

Title:
--------------------------------------------

                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

                                                                         ANNEX B

                                APPRAISAL RIGHTS
                        DELAWARE GENERAL CORPORATION LAW
                                  SECTION 262

                        DELAWARE GENERAL CORPORATION LAW

     262 Appraisal Rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation: the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the share of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of
(1)such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of
(1)such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of (1)such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw (1)such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after(1) such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determinating the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that (1)such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                               DISSENTERS' RIGHTS
                          CALIFORNIA CORPORATIONS CODE
                                   CHAPTER 13

                                   CHAPTER 13
                               DISSENTERS' RIGHTS

sec.1300 Right to Require Purchase -- "Dissenting Shares" and "Dissenting Shareholder" Defined.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec.1301. Demand for Purchase.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec.1302. Endorsement of Shares.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec.1303. Agreed Price -- Time for Payment.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec.1304. Dissenter's Action to Enforce Payment.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec.1305. Appraisers' Report -- Payment -- Costs.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

sec.1306. Dissenting Shareholder's Status as Creditor.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec.1307. Dividends Paid as Credit Against Payment.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec.1308. Continuing Rights and Privileges of Dissenting Shareholders.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec.1309. Termination of Dissenting Shareholder Status.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec.1310. Suspension of Proceedings for Payment Pending Litigation.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

sec.1311. Exempt Shares.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec.1312. Attacking Validity of Reorganization or Merger.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the completion of the transaction except upon 10 days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX D

                            GENESIS VOTING AGREEMENT

                      PARENT STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of January 22, 1999, by and among Genesis Microchip Incorporated, a Nova Scotia corporation ("PARENT"), Paradise Electronics, Inc., a Delaware corporation (the "COMPANY") and the undersigned stockholder (the "STOCKHOLDER") of Parent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Rainbow Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company have entered into that certain Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") of even date herewith, which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent, as set forth in the Reorganization Agreement.

     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), of such number of shares of the outstanding capital stock of Parent and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement (the "SHARES").

     C. In consideration of the execution of the Reorganization Agreement by the Company, the Stockholder agrees to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by the Stockholder hereafter and prior to the Expiration Date (as defined in Section 1 below), and agrees to vote the Shares and any other such shares of capital stock of the Company so as to facilitate completion of the Merger.

     NOW, THEREFORE, the parties agree as follows:

     1. New Shares. The Stockholder agrees that any shares of capital stock of Parent that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. For all purposes hereof, "EXPIRATION DATE" shall mean the earlier to occur of
(i) such date and time as the Merger shall become effective or (ii) the termination of the Reorganization Agreement in accordance with its terms.

     2. Agreement to Vote Shares. At every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, the Stockholder shall vote the Shares and any New Shares that are then outstanding and in respect of which the Stockholder has voting power: in favor of approval of the Reorganization Agreement and the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger, including, without limitation, approval of the issuance of shares of Parent Common Stock in connection with the Merger.

     3. Non-Solicitation Agreement. Except as is explicitly permitted under the Reorganization Agreement, the Stockholder agrees, prior to the Expiration Date, not to, directly or indirectly, take any of the following actions with any party other than the Company and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Parent (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in Parent, (b) provide information with respect to Parent to any person, other than the Company and its affiliates, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Parent (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in Parent, (c) enter into an agreement with any person, other than the Company and its affiliates, providing for the acquisition of Parent (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in Parent, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Parent (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in Parent by any person, other than by the Company and its affiliates. In addition to the foregoing, if the Stockholder receives prior to the Expiration Date any offer or proposal or request, directly or indirectly, relating to any of the above, unless Parent has already given such notice, the Stockholder shall immediately notify the Company thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

     4. [Intentionally Left Blank]

     5. Transferee of Shares and New Shares to be Bound by this Agreement.

     a. The Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any transfer, assignment, conveyance or other disposition of any Shares or New Shares or be effected unless each person to which any Shares or New Shares, or any interest in any of such shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement; and (b) agreed to hold such Shares and New Shares (or interest in such shares) subject to all of the terms and provisions of this Agreement; provided, however, that the exercise of options or warrants or the conversion of convertible securities shall not be considered prohibited dispositions hereunder so long as the securities so acquired continue to be Shares or New Shares subject to the terms of this Agreement.

          (a) Notwithstanding the foregoing provisions of this Agreement,
     Stockholder may transfer up to         Shares not later than thirty (30)
     days prior to the date of Closing of the Merger free from the restrictions of this Agreement and such Shares shall not be deemed to be Shares in the hands of the transferee(s) of such Shares.

     6. Representations, Warranties and Covenants of Stockholder. The Stockholder represents, warrants and covenants to the Company as follows: the
Stockholder: (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of capital stock of Parent other than the Shares, and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

     7. Additional Documents. The Stockholder and Parent hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

     8. Consent and Waiver. The Stockholder hereby gives any consents or waivers that are reasonably required for the completion of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

     9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     10. Legending of Shares. If so requested by the Company, Stockholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement. Stockholder agrees that he shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares, without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares.

     11. Miscellaneous.

     b. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

     (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Parent:         Genesis Microchip Incorporated
                                  200 Town Center Blvd.
                                  Markham, Ontario L3R 8G5
                                  Canada
                                  Attention: Chief Operating Officer
                                  Telephone No.: (905) 470-2742
                                  Facsimile No.: (905) 470-2447
            With a copy to:       Wilson Sonsini Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, California 94304
                                  Attn: Francis S. Currie, Esq.
                                  Telephone No.: (650) 493-9300
                                  Facsimile No.: (650) 493-6811
            If to Stockholder:    To the address for notice set forth on the last page
                                  hereof.
            If to The Company:    Paradise Electronics, Inc.
                                  1999 Concourse Drive
                                  San Jose, CA 95131
                                  United States
                                  Attention: Chief Executive Officer
                                  Telephone No.:(408) 325-8790
                                  Facsimile No.:(408) 325-8799
            With a copy to:       Cooley Godward LLP
                                  Five Palo Alto Square, 4th Floor
                                  Palo Alto, CA 94306-2155
                                  United States
                                  Attention: Andrei M. Manoliu, Esq.
                                  Telephone No.:(650) 843-5000
                                  Facsimile No.:(650) 857-0663

     (f) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the province of Nova Scotia, without giving effect to any choice or conflict of law provision or rule (whether of Nova Scotia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Nova Scotia.

     (g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                    *  *  *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

GENESIS MICROCHIP INCORPORATED

By:
    --------------------------------------------------
    Name:
    Title:

PARADISE ELECTRONICS, INC.

By:
    --------------------------------------------------
    Name:
    Title:

STOCKHOLDER

By:
    --------------------------------------------------
    Name:
    Title:

Stockholder's Address for Notice:
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
Shares beneficially owned:
                shares of Parent Common Stock

                     shares of Parent Common Stock issuable upon exercise of outstanding options and warrants

            [SIGNATURE PAGE TO PARENT STOCKHOLDER VOTING AGREEMENT]

                                                                         ANNEX E

                           PARADISE VOTING AGREEMENT

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (the "AGREEMENT") is made and entered
into as of January   , 1999, by and among Genesis Microchip Incorporated, a Nova
Scotia corporation ("PARENT"), Paradise Electronics, Inc., a Delaware corporation (the "COMPANY") and the undersigned stockholder (the "STOCKHOLDER") of the Company. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Genesis Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company have entered into that certain Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") of even date herewith, which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent, as set forth in the Reorganization Agreement.

     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement (the "SHARES").

     C. In consideration of the execution of the Reorganization Agreement by Parent, the Stockholder agrees to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by the Stockholder hereafter and prior to the Expiration Date (as defined in Section 1 below), and agrees to vote the Shares and any other such shares of capital stock of the Company so as to facilitate completion of the Merger and agrees to grant Parent an irrevocable proxy to vote the Shares and any other such shares of capital stock of the Company upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, the parties agree as follows:

     1. New Shares. The Stockholder agrees that any shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. For all purposes hereof, "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective or (ii) the termination of the Reorganization Agreement in accordance with its terms.

     2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Stockholder shall vote the Shares and any New Shares that are then outstanding and in respect of which the Stockholder has voting power: (a) in favor of approval of the Reorganized Agreement and the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger and (b) in favor of the conversion of the Preferred Stock of the Company (to the extent that the Stockholder is entitled to vote on such matters) into Common Stock of the Company immediately prior to the Effective Time.

     3. Non-Solicitation Agreement. Except as is explicitly permitted under the Reorganization Agreement, the Stockholder agrees, prior to the Expiration Date, not to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company, (b) provide information with respect to the Company to any person, other than Parent and its affiliates, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company, (c) enter into an agreement with any person, other than Parent and its affiliates, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company by any person, other than by Parent and its affiliates. In addition to the foregoing, if the Stockholder receives prior to the Expiration Date any offer or proposal or request, directly or indirectly, relating to any of the above, unless the Company has already given such notice, the Stockholder shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached as Exhibit A (the "PROXY"), which shall be irrevocable to the extent provided in
Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by the Stockholder set forth therein. Notwithstanding the proxy, the Stockholder may vote the Shares at any meeting or execute any consent consistent with the Stockholder's obligations hereunder, unless otherwise notified by Parent.

     5. Transferee of Shares and New Shares to be Bound by this Agreement. The Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any transfer, assignment, conveyance or their disposition of any Shares or New Shares or be affected unless each person to which any Shares or New Shares, or any interest in any of such shares, is or may be transferred shall have: (a) executed a counterpart of this Agrement and a proxy in the form attached as Exhibit A; and
(b) agreed to hold such Shares and New Shares (or interest in such shares) subject to all of the terms and provisions of this Agreement; provided, however, that the exercise of options or warrants of the conversion of convertible securities shall not be considered prohibited dispositions hereunder so long as the securities so required continue to be Share or New Shares subject to the terms of this Agreement and to the Proxy.

     6. Representations, Warranties and Covenants of Stockholder. The Stockholder represents, warrants and covenants to Parent as follows: the
Stockholder: (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of capital stock of the Company other than the Shares, and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     7. Additional Documents. The Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

     8. Consent and Waiver. The Stockholder hereby gives any consents or waivers that are reasonably required for the completion of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

     9. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     10. Legending of Shares. If so requested by Parent, Stockholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Stockholder agrees that he shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares, without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares.

     11. Miscellaneous.

          a. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          b. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties herein may be assigned by any of the parties without the prior written consent of the other parties.

          c. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

          d. Specific Performance; Injunctive Relief. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          e. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:       Genesis Microchip Incorporated
                    200 Town Center Blvd.
                    Markham, Ontario L3R 8G5
                    Canada
                    Attention: Chief Operating Officer
                    Telephone No.: (905) 470-2742
                    Facsimile No.:  (905) 470-2447
With a copy to:     Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California 94304
                    Attn: Francis S. Currie, Esq.
                    Telephone No.: (650) 493-9300
                    Facsimile No.:  (650) 493-6811
If to Stockholder:  To the address for notice set forth on the last page hereof.
If to The Company:  Paradise Electronics, Inc.
                    1999 Concourse Drive
                    San Jose, CA 95131
                    United States
                    Attention: Chief Executive Officer
                    Telephone No.: (408) 325-8790
                    Facsimile No.:  (408) 325-8799

matter) into Common Stock of the Company prior to the Effective Time. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided in clauses (a) and (b) above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by Section 212 of the Delaware General Corporation Law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January   , 1999.              Signature of Stockholder:_________________

                                      Print Name of Stockholder:
                                        Shares beneficially owned:
                                         shares of Company Common Stock
                                         shares of Company Series A
                                         Preferred Stock
                                         shares of Company Series B
                                         Preferred Stock
                                         shares of Company Series C
                                         Preferred Stock
                                         ______ shares of Company Common
                                         Stock
                                         issuable upon exercise of
                                         outstanding options
                                         and warrants

                                                                         ANNEX F

              OPINION OF NATIONSBANC MONTGOMERY SECURITIES L.L.C.

January 21, 1999

Board of Directors
Genesis Microchip Inc.
200 Town Center Blvd.
Markham, Ontario UR 8G5
Canada

Gentlemen:

     We understand that Genesis Microchip Inc., a Nova Scotia corporation ("Buyer"), Rainbow Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and Paradise Electronics, Inc., a Delaware corporation ("Seller" or the "Company"), propose to enter into an Agreement and Plan of Reorganization, a draft of which has been provided to us by management of Buyer dated January 20, 1999 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Buyer, we understand that each share of the Company Common Stock (all capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), will be converted into and exchangeable for the number of shares of the voting common stock of Buyer ("Buyer Common Stock") equal to an exchange ratio (the "Exchange Ratio") equal to the quotient obtained by dividing (a) the Aggregate Parent Share Number by (b) the sum of (i) the Aggregate Company Common Number and (ii) the Aggregate Company Option Number, subject to an escrow and certain adjustments, for stock splits, reorganizations or like changes with respect to the Company Common Stock. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Exchange Ratio is fair to Buyer from a financial point of view as of the date hereof. As you are aware, we were not retained to nor did we advise Buyer with respect to alternatives to the Merger or Buyer's underlying decision to proceed with or effect the Merger.

     In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to Seller, including the financial statements for calendar year 1998 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer Common Stock, and analyzed the capitalization of Seller, (iv) compared Seller from a financial point of view with certain other publicly traded semiconductor device companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations involving semiconductor device companies which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed Seller's and Buyer's relative contributions to the combined company under selected financial measures, based on their respective historical results and forecasts (or, in the case of the financial forecasts for Buyer, by our research analysts); (vii) considered

                                    Annex F-1
the valuation of Seller based on certain discounted cash flow analyses; (viii) reviewed certain pro forma effects of the Merger on Buyer, including the impact of the Merger on earnings per share estimates of Buyer provided by our research analysts; (ix) reviewed and discussed with, representatives of the management of Seller and Buyer certain information of a business and financial nature, including financial forecasts and related assumptions, regarding Seller and Buyer, furnished to us by them (or, in the case of the financial forecasts for Buyer, by our research analysts); (x) made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with Buyer's counsel; and (xi) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Buyer obtained by us from our research analysts and the financial forecasts for Seller provided by Seller's management and further developed by us with Seller's consent and assistance, upon their advice and with Your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. With your consent, we have further assumed for purposes of preparing our analyses that resolution of any litigation between Seller and Arithmos would not result in any material adverse effect on the value of the Company Common Stock or Seller. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Buyer as to all legal and financial reporting matters with respect to Buyer, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable Canadian, Canadian provincial, U.S. federal and U.S. state statutes, rules and -regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

     We have provided this fairness opinion letter to Buyer in connection with the Merger and will receive a fee for our services upon delivery of this letter to you. In the ordinary course of our, business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Buyer and performed various investment banking services for Buyer.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio is fair to Buyer from a financial point of view as of the date hereof.

     This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this. opinion addresses only the financial fairness of the Exchange Ratio to Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or effect the Merger or any other aspect of the Merger. This opinion may not be
                                    Annex F-2

Board of Directors
Genesis Microchip Inc.
January 21, 1999
Page Three

used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this, opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours

                                          /s/ NationsBanc Montgomery Securities,
                                          LLC
                                          --------------------------------------
                                          NATIONSBANC MONTGOMERY
                                          SECURITIES LLC

                                    Annex F-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Companies Act (Nova Scotia) does not restrict a company from indemnifying directors. Section 153 of the Companies Act (Nova Scotia) provides that if in any proceeding against a director for negligence or breach of trust it appears to the court hearing the case that the director or person is or may be liable for negligence or breach of trust, but has acted honestly and reasonably and ought fairly to be excused for the negligence or breach of trust, the court may relieve him, either wholly or partly, from his liability on such terms as the court may think proper.



     The Genesis articles of association provide that no director or officer, former director or officer, or person who acts or acted at Genesis's request, as a director or officer of Genesis, in the absence of any dishonesty on this person's part, shall be liable



     - for the acts, or defaults of any other director or other person, or



     - for any loss to Genesis through the deficiency of title to any property acquired for Genesis, or through the deficiency of any security in any of the funds of Genesis are invested, or



     - for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds are deposited, or



     - for any loss occasioned by error of judgment or oversight on the part of such person, or



     - for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person.



     The directors of Genesis are authorized, without approval or confirmation by Genesis shareholders, to cause Genesis to give indemnities to any director or other person who has undertaken any liability on behalf of Genesis and to mortgage or charge the property of Genesis as security for indemnities given to a director or other person.


     Genesis Microchip Incorporated maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

ITEM 21. EXHIBITS

     (a) Exhibits

    EXHIBIT
     NUMBER                             DESCRIPTION
    --------                            -----------
       2.1      Agreement and Plan of Reorganization, dated January 22, 1999
                (attached as Annex A to the proxy statement/prospectus
                included in this Registration Statement).
       3.1      Memorandum and Articles of Association of the Registrant.
      4.1(1)    Special Warrant Indenture between Genesis Microchip Inc. and
                Montreal Trust Company of Canada.
      4.2(1)    Bonus Warrant Indenture between Genesis Microchip Inc. and
                Montreal Trust Company of Canada.
      4.3(1)    Yorkton Securities Inc. Options to Purchase Common Shares of
                Genesis Microchip Inc.
      4.4(1)    Resolution of Board of Directors dated December 11, 1997
                amending the Yorkton Securities Inc. Option to Purchase
                Common Shares.
      4.5(1)    Shareholder Rights Plan Agreement.
       5.1      Opinion of Stewart McKelvey Stirling Scales with respect to the legality of the securities being issued.

    EXHIBIT
     NUMBER                             DESCRIPTION
    --------                            -----------
       8.1      Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                Professional Corporation dated April 23, 1999.
       8.2      Tax Opinion of Cooley Godward LLP, dated April 23, 1999.
     10.1(2)    Custom Sales Agreement between Genesis Microchip Inc. and
                International Business Machines Corporation dated March 9,
                1998.
     10.2(1)    1987 Stock Option Plan.
     10.3(1)    1997 Employee Stock Option Plan.
     10.4(1)    1997 Non-Employee Stock Option Plan.
     10.5(1)    1997 Employee Stock Purchase Plan.
     10.6(1)    401(k) Plan.
     10.7(1)    International Distributorship Agreement with Kanematsu
                Semiconductor Corporation dated May 10, 1993, amended
                effective as of January 1, 1996.
     10.8(1)    1993 Supply Agreement with In Focus Systems, Inc. dated
                September 20, 1996.
     10.9(1)    Half-Band Filter IC Royalty Agreement with Miranda
                Technologies Inc. dated September 23, 1993.
    10.10(1)    IC Royalty Agreement with NorthShore Laboratories, Inc.
                dated March 2, 1993.
    10.11(1)    Supplemental IC Royalty Agreement with NorthShore
                Laboratories dated September 1, 1994.
    10.12(1)    Supplemental IC Royalty Agreement No. 2 with NorthShore
                Laboratories, Inc. dated October 8, 1997.
    10.13(1)    Agreement for ASIC Design and Purchase of Products with IBM
                Microelectronics Essex Junction, Vermont dated November 19,
                1996.
    10.14(1)    Amendment 1 to the Agreement for ASIC Design and Purchase of
                Products with IBM, effective date January 1, 1997.
      10.15     United Semiconductor Corporation Wafer Foundry Procedures
                with Genesis Microchip Inc. dated January 19, 1999.
    10.16(1)    Loan Agreement with Royal Bank of Canada dated January 7,
                1997.
    10.17(1)    Loan Agreement with Royal Bank of Canada dated October 24,
                1997.
    10.18(1)    Pledge Agreement and Promissory Note of Paul M. Russo dated
                October 25, 1996.
    10.19(1)    Pledge Agreement and Promissory Note of Paul M. Russo dated
                July 25, 1997.
    10.20(1)    Pledge Agreement and Promissory Note of Lance Greggain dated
                July 25, 1997.
    10.21(1)    Lease Agreement between Markham Executive Centre Building
                No. 2 Limited and related parties and Genesis Microchip Inc.
                of 200 Town Centre Blvd., Suite 303, Markham, Ontario L3R
                8G5, commencing date April 1, 1997.
    10.22(1)    Lease Agreement between Markham Executive Building No. 2
                Limited and related parties and Genesis Microchip Inc. of
                200 Town Centre Blvd., 4th Floor, Markham, Ontario L3R 8G5,
                commencing date January 1, 1994.
    10.23(1)    Lease Agreement between The Landmark and Genesis Microchip
                Corporation for 2111 Landings Drive, Mountain View, CA 94043
                dated September 15, 1994.
    10.24(1)    Modification No. 1 to Genesis Microchip Corporation Landmark
                Lease Agreement dated September 15, 1994.
    10.25(1)    Modification No. 2 to Genesis Microchip Corporation Landmark
                Lease Agreement dated September 15, 1994, modifying the
                premises leased under the agreement to 2071 Landings Drive,
                Mountain View, CA.
      10.26     Lease Agreement between Kolter Properties Limited and
                Genesis Microchip Inc. dated January 28, 1999 for 165
                Commerce Valley Drive West, Markham, Ontario.
      10.27     Form of Stock Option Agreement Under the 1987 Stock Option
                Plan.
      10.28     Form of Stock Option Agreement Under the 1997 Employee Stock
                Option Plan.
      10.29     Form of Stock Option Agreement Under the 1997 Non-Employee
                Stock Option Plan.
      10.30     Form of Genesis Affiliate Agreement dated January 22, 1999, by and among the Registrant and affiliates of the
                Registrant.

    EXHIBIT
     NUMBER                             DESCRIPTION
    --------                            -----------
      10.31     Form of Paradise Affiliate Agreement dated January 22, 1999, by and among the Registrant, Paradise Electronics, Inc. and affiliates of Paradise Electronics, Inc.
      10.32     Form of Genesis Stockholder Voting Agreement dated January
                22, 1999 by and among the Registrant, Paradise Electronics,
                Inc. and affiliates of the Registrant.
      10.33     Form of Paradise Stockholder Voting Agreement dated January
                22, 1999 by and among the Registrant, Paradise Electronics,
                Inc. and affiliates of Paradise Electronics, Inc.
      10.34     Consulting Agreement dated January 21, 1999 between the
                Registrant and Ronald A. Rohrer.
      10.35     Consulting Agreement dated January 21, 1999 between the
                Registrant and William Welling.
      21.1      Subsidiaries of the Registrant.
      23.1      Consent of KPMG LLP dated April 23, 1999.
      23.2      Consent of Ernst & Young LLP dated April 22, 1999.
      23.3      Consent of NationsBanc Montgomery Securities LLC dated April
                23, 1999.
      23.4      Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation dated April 23, 1999. (included in Exhibit 8.1).
      23.5      Consent of Cooley Godward LLP dated April 23, 1999 (included in Exhibit 8.2).
      23.6      Consent of Stewart McKelvey Stirling Scales dated April 22,
                1999 (included in Exhibit 5.1)..............................
      24.1      Power of Attorney (included on signature page at page II-5).
      99.1      Registrant's Form of Proxy.
      99.2      Paradise Electronics, Inc. Form of Proxy.
      99.3      Consent to the use of name from Alexander S. Lushtak dated
                April 21, 1999
     99.4(3)    Consent to the use of name from Lawrence G. Finch dated
                               .


---------------

(1) Incorporated by reference to the Registration Statement (Registration Statement No. 333-8258) on Form F-1 declared effective on February 23, 1998.

(2) Incorporated by reference to the Registrant's Annual Report (SEC Document. 000-29592) on Form 20-F filed with the Securities and Exchange Commission on September 28, 1998.


(3) To be filed by amendment.


ITEM 22. UNDERTAKINGS

(a) (A) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (C) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Memorandum and Articles of Association, as amended of the Registrant and the Companies Act (Nova Scotia), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California on the 23rd day of April, 1999.


                                          GENESIS MICROCHIP INCORPORATED
                                          a Nova Scotia company

                                          By:       /s/ PAUL M. RUSSO
                                            ------------------------------------
                                                       Paul M. Russo
                                                   Chairman of the Board,
                                                Chief Executive Officer and
                                               Authorized U.S. Representative

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Paul M. Russo and
I. Eric Erdman, and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying, and conforming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                  /s/ PAUL M. RUSSO                    Chairman of the Board, Chief   April 23, 1999
-----------------------------------------------------      Executive Officer and
                    Paul M. Russo                             Authorized U.S.
                                                              Representative

                /s/ STEPHEN J. SOLARI                  President and Chief Operating  April 23, 1999
-----------------------------------------------------             Officer
                  Stephen J. Solari

                   /s/ PETER DAKIN                     Vice President, Manufacturing  April 23, 1999
-----------------------------------------------------           Operations
                     Peter Dakin

                 /s/ I. ERIC ERDMAN                     Vice President, Finance and   April 23, 1999
-----------------------------------------------------      Administration, Chief
                   I. Eric Erdman                          Financial Officer and
                                                                 Secretary

                 /s/ HAMID FARZANEH                      Vice President, Worldwide    April 23, 1999
-----------------------------------------------------              Sales
                   Hamid Farzaneh

                                                                 Director             April 23, 1999
-----------------------------------------------------
                  Brian S. Campbell

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                /s/ JAMES E. DONEGAN                             Director             April 23, 1999
-----------------------------------------------------
                  James E. Donegan

                /s/ GEORGE A. DUGUAY                             Director             April 23, 1999
-----------------------------------------------------
                  George A. Duguay

                /s/ A. DAVID FERGUSON                            Director             April 23, 1999
-----------------------------------------------------
                  A. David Ferguson

                /s/ RONALD A. ROHRER                             Director             April 23, 1999
-----------------------------------------------------
                  Ronald A. Rohrer

               /s/ WILLIAM H. WELLING                            Director             April 23, 1999
-----------------------------------------------------
                 William H. Welling

                                 EXHIBIT INDEX


                                                                            SEQUENTIALLY
  EXHIBIT                                                                     NUMBERED
  NUMBER                           DOCUMENT DESCRIPTION                         PAGE
  -------                          --------------------                     ------------
     2.1       Agreement and Plan of Reorganization, dated January 22, 1999
               (attached as Annex A to the proxy statement/prospectus
               included in this Registration Statement)....................
     3.1       Memorandum and Articles of Association of the Registrant....
     4.1(1)    Special Warrant Indenture between Genesis Microchip Inc. and
               Montreal Trust Company of Canada............................
     4.2(1)    Bonus Warrant Indenture between Genesis Microchip Inc. and
               Montreal Trust Company of Canada............................
     4.3(1)    Yorkton Securities Inc. Options to Purchase Common Shares of
               Genesis Microchip Inc. .....................................
     4.4(1)    Resolution of Board of Directors dated December 11, 1997
               amending the Yorkton Securities Inc. Option to Purchase
               Common Shares...............................................
     4.5(1)    Shareholder Rights Plan Agreement...........................
     5.1       Opinion of Stewart McKelvey Stirling Scales with respect to the legality of the securities being issued.................
     8.1       Tax Opinion of Wilson Sonsini Goodrich & Rosati,
               Professional Corporation dated April 23, 1999...............
     8.2       Tax Opinion of Cooley Godward LLP, dated April 23, 1999.....
    10.1(2)    Custom Sales Agreement between Genesis Microchip Inc. and
               International Business Machines Corporation dated March 9,
               1998........................................................
    10.2(1)    1987 Stock Option Plan......................................
    10.3(1)    1997 Employee Stock Option Plan.............................
    10.4(1)    1997 Non-Employee Stock Option Plan.........................
    10.5(1)    1997 Employee Stock Purchase Plan...........................
    10.6(1)    401(k) Plan.................................................
    10.7(1)    International Distributorship Agreement with Kanematsu
               Semiconductor Corporation dated May 10, 1993, amended
               effective as of January 1, 1996.............................
    10.8(1)    1993 Supply Agreement with In Focus Systems, Inc. dated
               September 20, 1996..........................................
    10.9(1)    Half-Band Filter IC Royalty Agreement with Miranda
               Technologies Inc. dated September 23, 1993..................
    10.10(1)   IC Royalty Agreement with NorthShore Laboratories, Inc.
               dated March 2, 1993.........................................
    10.11(1)   Supplemental IC Royalty Agreement with NorthShore
               Laboratories dated September 1, 1994........................
    10.12(1)   Supplemental IC Royalty Agreement No. 2 with NorthShore
               Laboratories, Inc. dated October 8, 1997....................
    10.13(1)   Agreement for ASIC Design and Purchase of Products with IBM
               Microelectronics Essex Junction, Vermont dated November 19,
               1996........................................................
    10.14(1)   Amendment 1 to the Agreement for ASIC Design and Purchase of
               Products with IBM, effective date January 1, 1997...........
    10.15      United Semiconductor Corporation Wafer Foundry Procedures
               with Genesis Microchip Inc. dated January 19, 1999..........
    10.16(1)   Loan Agreement with Royal Bank of Canada dated January 7,
               1997........................................................
    10.17(1)   Loan Agreement with Royal Bank of Canada dated October 24,
               1997........................................................
    10.18(1)   Pledge Agreement and Promissory Note of Paul M. Russo dated
               October 25, 1996............................................
    10.19(1)   Pledge Agreement and Promissory Note of Paul M. Russo dated
               July 25, 1997...............................................
    10.20(1)   Pledge Agreement and Promissory Note of Lance Greggain dated
               July 25, 1997...............................................
    10.21(1)   Lease Agreement between Markham Executive Centre Building
               No. 2 Limited and related parties and Genesis Microchip Inc.
               of 200 Town Centre Blvd., Suite 303, Markham, Ontario L3R
               8G5, commencing date April 1, 1997..........................

                                                                            SEQUENTIALLY
  EXHIBIT                                                                     NUMBERED
  NUMBER                           DOCUMENT DESCRIPTION                         PAGE
  -------                          --------------------                     ------------
    10.22(1)   Lease Agreement between Markham Executive Building No. 2
               Limited and related parties and Genesis Microchip Inc. of
               200 Town Centre Blvd., 4th Floor, Markham, Ontario L3R 8G5,
               commencing date January 1, 1994.............................
    10.23(1)   Lease Agreement between The Landmark and Genesis Microchip
               Corporation for 2111 Landings Drive, Mountain View, CA 94043
               dated September 15, 1994....................................
    10.24(1)   Modification No. 1 to Genesis Microchip Corporation Landmark
               Lease Agreement dated September 15, 1994....................
    10.25(1)   Modification No. 2 to Genesis Microchip Corporation Landmark
               Lease Agreement dated September 15, 1994, modifying the
               premises leased under the agreement to 2071 Landings Drive,
               Mountain View, CA...........................................
    10.26      Lease Agreement between Kolter Properties Limited and
               Genesis Microchip Inc. dated January 28, 1999 for 165
               Commerce Valley Drive West, Markham, Ontario................
    10.27      Form of Stock Option Agreement Under the 1987 Stock Option
               Plan........................................................
    10.28      Form of Stock Option Agreement Under the 1997 Employee Stock
               Option Plan.................................................
    10.29      Form of Stock Option Agreement Under the 1997 Non-Employee
               Stock Option Plan...........................................
    10.30      Form of Genesis Affiliate Agreement dated January 22, 1999, by and among the Registrant and affiliates of the
               Registrant..................................................
    10.31      Form of Paradise Affiliate Agreement dated January 22, 1999, by and among the Registrant, Paradise Electronics, Inc. and affiliates of Paradise Electronics, Inc. ...................
    10.32      Form of Genesis Stockholder Voting Agreement dated January
               22, 1999 by and among the Registrant, Paradise Electronics,
               Inc. and affiliates of the Registrant.......................
    10.33      Form of Paradise Stockholder Voting Agreement dated January
               22, 1999 by and among the Registrant, Paradise Electronics,
               Inc. and affiliates of Paradise Electronics, Inc. ..........
    10.34      Consulting Agreement dated January 21, 1999 between the
               Registrant and Ronald A. Rohrer.............................
    10.35      Consulting Agreement dated January 21, 1999 between the
               Registrant and William Welling..............................
    21.1       Subsidiaries of the Registrant..............................
    23.1       Consent of KPMG LLP dated April 23, 1999.
    23.2       Consent of Ernst & Young LLP dated April 22, 1999.
    23.3       Consent of NationsBanc Montgomery Securities LLC dated April
               23, 1999.
    23.4       Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation dated April 23, 1999. (included in Exhibit 8.1).
    23.5       Consent of Cooley Godward LLP dated April 23, 1999 (included in Exhibit 8.2).
    23.6       Consent of Stewart McKelvey Stirling Scales dated April 22,
               1999 (included in Exhibit 5.1)..............................
    24.1       Power of Attorney (included on signature page at page
               II-5).......................................................
    99.1       Registrant's Form of Proxy..................................
    99.2       Paradise Electronics, Inc. Form of Proxy....................
    99.3       Consent to the use of name from Alexander S. Lushtak dated
               April 21, 1999..............................................
  99.4(3)      Consent to the use of name from Lawrence G. Finch dated  ...


---------------

(1) Incorporated by reference to the Registration Statement (Registration Statement No. 333-8258) on Form F-1 declared effective on February 23, 1998.

(2) Incorporated by reference to the Registrant's Annual Report (SEC Document No. 000-29592) on Form 20-F filed with the Securities and Exchange Commission on September 28, 1998.


(3) To be filed by amendment.